                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement                  [ ]   Confidential, For Use of the Commission Only
                                                            (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under Rule 14a-12

                         CABLEVISION SYSTEMS CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                       N/A

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       Title of each class of securities to which transaction applies:
                                                                         --------------------------------------------------

       (a)  Aggregate number of securities to which transaction applies:
                                                                         --------------------------------------------------

       (b)         Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                    (set forth the amount on which the filing fee is calculated and state how it was determined):
                                                                                                                 ----------

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[ ]    Fee paid previously with preliminary materials:
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[ ]    Check box if any part of the fee is offset as provided by Exchange Act
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

                         CABLEVISION SYSTEMS CORPORATION
                               1111 Stewart Avenue
                            Bethpage, New York 11714

                                                                    [DATE], 2000
Dear Stockholder:

       Our board of directors has approved an amendment to our amended and restated certificate of incorporation that would allow us to create a series of Cablevision common stock to be called Rainbow Media Group tracking stock. We intend the Rainbow Media Group tracking stock to reflect the separate economic performance of the businesses and interests of the Rainbow Media Group, which are currently part, but not all, of our Rainbow Media Holdings subsidiary, such as:

   - our interest in our five nationally distributed entertainment programming networks,

   - our interest in our six regional Fox Sports Net networks outside of the New York metropolitan area,

   -   our interest in National Sports Partners, which owns and distributes Fox
       Sports Net,

   - our interest in a regional sports news business, which produces the Regional Sports Report, a regional complement to Fox Sports Net's
       National Sports Report,

   - our interest in National Advertising Partners, which provides advertising representation services to all of the Fox Sports Net networks,

   - Rainbow Network Communications, a full service network programming origination and distribution company, and

   - Sterling Digital, a company designed to develop new niche audience programming.

       Our existing common stock, which will be redesignated as our Cablevision
NY Group common stock, is intended to reflect the separate economic performance of our other assets. These assets are concentrated primarily in the New York metropolitan area and we refer to these assets as the Cablevision NY Group. The
Cablevision NY Group includes all of our businesses other than those included in the Rainbow Media Group, such as:

   - our cable television business, including our residential telephone and high-speed modem businesses,

   - the commercial telephone and internet operations of our subsidiary, Cablevision Lightpath, Inc.,

   - our New York metropolitan area sports and entertainment business, including Madison Square Garden, the professional sports teams we own, Radio City Music Hall, MSG Network and Fox Sports Net New York,

   -   the electronics retail operations of our subsidiary, Cablevision
       Electronics Investments, Inc., doing business as The WIZ,

   -   our motion picture theater business, doing business as Clearview Cinemas,

   - our MetroChannels and our regional news businesses, doing business as News 12 Networks, in the New York metropolitan area,

   -   our advertising sales representation business,

   - our equity interests in @Home Corporation, a provider of multimedia internet services,

   - the shares of common stock of Adelphia Communications Corporation, Charter Communications, Inc. and AT&T Corp. that we will own following completion of certain pending transactions,

   -   our interest in certain direct broadcast satellite assets, and

   -   our interests in certain wireless personal communications services.

       YOU SHOULD NOTE THAT THE RAINBOW MEDIA GROUP INCLUDES ONLY PART OF THE
ASSETS IN OUR RAINBOW MEDIA HOLDINGS SUBSIDIARY - A NUMBER OF SIGNIFICANT
RAINBOW MEDIA HOLDINGS' ASSETS, INCLUDING OUR NEW YORK METROPOLITAN AREA SPORTS
AND ENTERTAINMENT BUSINESS, ARE NOT PART OF THE RAINBOW MEDIA GROUP.

       Before we can proceed with the creation of Rainbow Media Group tracking stock, however, (1) the holders of our existing Class A common stock, (2) the holders of our existing Class B common stock and (3) the holders of our existing
Class A common stock and Class B common stock, voting together, must vote in favor of the amendment to our amended and restated certificate of incorporation.
We have called a special meeting of stockholders to be held at [TIME], New York time, on [DATE], 2000, at our principal executive offices, 1111 Stewart Avenue, Bethpage, New York 11714 so you can vote on:

   - a proposal to amend our amended and restated certificate of incorporation to authorize the creation and distribution of the Rainbow Media Group tracking stock and redesignate our existing common stock as Cablevision
       NY Group common stock, and

   - a proposal to amend our existing stock option plan to accommodate the tracking stock.

       After the charter amendment is approved at the special meeting, we expect to make a pro rata distribution of Rainbow Media Group Class A tracking stock to holders of our outstanding Class A common stock, which will have been redesignated Cablevision NY Group Class A common stock, and of Rainbow Media
Group Class B tracking stock to holders of our outstanding Class B common stock, which will have been redesignated Cablevision NY Group Class B common stock. We intend this distribution to represent 100% of the equity value of Cablevision attributable to the Rainbow Media Group.

       This document describes the special meeting, the proposed amendments to our charter and stock option plan, and related matters. I URGE YOU TO READ THIS
ENTIRE DOCUMENT CAREFULLY.

       In addition, we have attached for your convenience, in "Q and A" format, a summary of certain questions you may have about the creation of the tracking stock and our answers to those questions. Thank you for your cooperation and continued support and interest in Cablevision.

Sincerely,


Charles F. Dolan
Chairman

                                       2



                              QUESTIONS AND ANSWERS
                                    ABOUT THE
                             TRACKING STOCK PROPOSAL

Q:     WHY AM I RECEIVING THIS DOCUMENT? WHAT IS THE TRACKING STOCK PROPOSAL?

A: We are sending you this document in connection with a special meeting to be held at [TIME], New York time, on [DATE], 2000 at our principal executive offices, 1111 Stewart Avenue, Bethpage, New York 11714. At the special meeting you will be asked to consider a proposal (the "TRACKING STOCK PROPOSAL") designed to allow the board of directors to change our existing common stock into two series of our common stock, one of which is intended to reflect the separate economic performance of the assets to be included in the Rainbow Media Group and the other of which is intended to reflect the separate economic performance of our other assets, concentrated primarily in the New York metropolitan area, which we refer to as the Cablevision NY Group. When we refer to the tracking stock proposal, we are referring to the two separate proposals that will be voted on at the special meeting:

              - a proposal to amend our amended and restated certificate of incorporation to authorize the creation and distribution of the Rainbow Media Group tracking stock as a series of our common stock and redesignate our existing common stock as Cablevision NY Group common stock, and

              - a proposal to amend our existing stock option plan to accommodate the tracking stock.

              Specifically, the tracking stock proposal would allow us to amend our charter to:

              - increase the number of authorized shares of common stock from 570 million to 1.88 billion, of which:

                            - 800 million would be Cablevision NY Group Class A common stock,

                            - 320 million would be Cablevision NY Group Class B common stock,

                            - 600 million would be Rainbow Media Group Class A tracking stock, and

                            - 160 million would be Rainbow Media Group Class B tracking stock,

              - authorize the board of directors to change the terms of our existing Class A common stock and Class B common stock to:

                            - redesignate our Class A common stock into Cablevision NY Group Class A common stock, and

                            - redesignate our Class B common stock into Cablevision NY Group Class B common stock,

              - create and authorize the board of directors to issue shares of:

                            - Rainbow Media Group Class A tracking stock, and

                            -      Rainbow Media Group Class B tracking stock,

              - define the assets and liabilities to be attributed to each of the Cablevision NY Group and the Rainbow Media Group,

              - provide for the other terms relating to each Group and class of common stock, and

              - permit and authorize the board of directors to distribute Rainbow Media Group Class A tracking stock in respect of our existing Class A common stock, which will have been redesignated Cablevision NY Group Class A common stock, and Rainbow Media Group Class B tracking stock in respect of our existing Class B common stock, which will have been redesignated Cablevision NY Group Class B common stock.

Q:     WHAT IS THE RAINBOW MEDIA GROUP? WHAT IS THE CABLEVISION NY GROUP?

A: The term "Rainbow Media Group" does not represent a separately incorporated entity but means those businesses, assets and liabilities of Cablevision that are currently part, but not all, of our 74%-owned Rainbow Media Holdings subsidiary and that will initially include:

              - our interest in our five nationally distributed entertainment programming networks,

              - our interest in our six regional Fox Sports Net networks outside of the New York metropolitan area,

              - our interest in National Sports Partners, which owns and distributes Fox Sports Net,

              - our interest in a regional sports news business, which produces the Regional Sports Report, a regional complement to Fox Sports Net's National Sports Report,

              - our interest in National Advertising Partners, which provides advertising representation services to all of the Fox Sports Net networks,

              - Rainbow Network Communications, a full service network programming origination and distribution company, and

              - Sterling Digital, a company designed to develop new niche audience programming.

YOU SHOULD NOTE THAT THE RAINBOW MEDIA GROUP INCLUDES ONLY PART OF THE ASSETS IN OUR RAINBOW MEDIA HOLDINGS SUBSIDIARY - A NUMBER OF SIGNIFICANT RAINBOW MEDIA HOLDINGS' ASSETS, INCLUDING OUR NEW YORK METROPOLITAN AREA SPORTS AND ENTERTAINMENT BUSINESS, ARE NOT PART OF THE RAINBOW MEDIA GROUP.

The term "Cablevision NY Group" does not represent a separately incorporated entity but means those businesses, assets and liabilities of Cablevision that are concentrated primarily in the New York metropolitan area and will initially include, without limitation:

              - our cable television business, including our residential telephone and high-speed modem businesses,

              - the commercial telephone and internet operations of our subsidiary, Cablevision Lightpath, Inc.,

              - our New York metropolitan area sports and entertainment business, including Madison Square Garden, the professional sports teams we own, Radio City Music Hall, MSG Network and Fox Sports Net New York,

              - the electronics retail operations of our subsidiary, Cablevision Electronics Investments, Inc., doing business as The WIZ,

              - our motion picture theater business, doing business as Clearview Cinemas,

              - our MetroChannels and our regional news businesses, doing business as News 12 Networks, in the New York metropolitan area,

              -      our advertising sales representation business,

              - our equity interests in @Home Corporation, a provider of multimedia internet services,

              - the common stock of Adelphia Communications Corporation, Charter Communications, Inc. and AT&T Corp. that we will own following completion of pending transactions,

              - our interest in certain direct broadcast satellite assets, and

              - our interests in certain wireless personal communications services.

Q: WILL THE RAINBOW MEDIA GROUP TRACKING STOCK TRACK ALL OF THE BUSINESSES AND ASSETS OF RAINBOW MEDIA?

A: No, the Rainbow Media Group tracking stock will track only certain businesses and assets of Rainbow Media Holdings. Among the significant assets of Rainbow Media Holdings that will not be tracked by the Rainbow Media Group tracking stock are our New York metropolitan area sports and entertainment business, including Madison Square Garden, the professional sports teams we own, Radio City Music Hall, MSG Network and Fox Sports Net New York, our MetroChannels and our regional news businesses, doing business as News 12 Networks, in the New York metropolitan area and our interest in certain direct broadcast satellite assets. In addition, a subsidiary of NBC will continue to own 26% of the equity securities of Rainbow Media Holdings following the tracking stock distribution and will have the right to convert their interest into up to 34% of the Rainbow Media Group tracking stock over time.

Q: WHY DOESN'T RAINBOW MEDIA GROUP TRACKING STOCK TRACK ALL OF THE ASSETS OF RAINBOW MEDIA HOLDINGS?

A: The Board of Directors has determined that certain of the businesses and assets of Rainbow Media Holdings are so integrally related to our metropolitan New York cable and other operations that it would be more appropriate to treat those businesses and assets as part of the Cablevision NY Group and to have those businesses and assets tracked by the Cablevision NY Group common stock.

Q:     WHAT IS "TRACKING STOCK"?

A: "Tracking stock", which people sometimes call "alphabet stock", "letter stock" or "targeted stock", is a type of common stock that the issuing company intends to reflect or "track" the performance of a particular business rather than the performance of the company as a whole. As mentioned above, we propose creating a new series of tracking stock, which is intended to reflect the separate economic performance of the assets to be included in the Rainbow Media Group, and to redesignate our existing common stock as Cablevision NY Group common stock, which is intended to reflect the separate economic performance of our remaining assets, which we refer to as the Cablevision NY Group.

       We can't assure you that the market values of Cablevision NY Group common stock and Rainbow Media Group tracking stock will in fact reflect the performance of the Cablevision NY Group and the Rainbow Media Group as we intend. Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will continue to be common stockholders of Cablevision and, as such, will be subject to all risks associated with an investment in Cablevision and all of our businesses, assets and liabilities.

Q:     WHAT WILL HAPPEN TO MY SHARES OF CABLEVISION COMMON STOCK?

A: When we file the charter amendment, that filing will automatically redesignate each of your existing shares of Class A common stock into Cablevision NY Group Class A common stock and each of your existing shares of Class B common stock into Cablevision NY Group Class B common stock. Because this redesignation is automatic, you do not need to send in your stock certificates or make any notations reflecting the change. After we file the charter amendment and until we distribute shares of Rainbow Media Group tracking stock, your shares of Cablevision NY Group common stock will continue to reflect an interest in all of the assets and businesses of Cablevision. Following the distribution of shares of Rainbow Media Group tracking stock, we intend that your shares of Cablevision NY Group common stock will reflect the economic performance of the assets and businesses of Cablevision, other than the assets and businesses of the Rainbow Media Group reflected in distributed shares of Rainbow Media Group tracking stock.

Q:     HOW WILL YOU ISSUE RAINBOW MEDIA GROUP TRACKING STOCK?

A: The charter amendment being considered at the special meeting will not restrict in any way our right to distribute Rainbow Media Group tracking stock, which could, for example, be (1) sold for cash in a public offering, (2) issued in connection with an acquisition, (3) distributed to our existing stockholders, or (4) offered to our existing stockholders in exchange for some or all of their existing common stock. Also, the proposed charter amendment will not require us to ever distribute all, or any portion of, Rainbow Media Group tracking stock. In that event, your redesignated Cablevision NY Group common stock would continue to reflect an interest in Rainbow Media Group tracking stock, which will then be held by Cablevision as an inter-group interest. However, our board of directors currently intends that, after the charter amendment is approved at the special meeting, a pro rata distribution will be made to holders of our common stock as follows:

              - one share of Rainbow Media Group Class A tracking stock for each two shares of our outstanding Class A common stock, which will have been redesignated as Cablevision NY Group Class A common stock, and

              - one share of Rainbow Media Group Class B tracking stock for each two shares of our outstanding Class B common stock, which will have been redesignated as Cablevision NY Group Class B common stock.

       We intend this distribution to represent 100% of the equity value of Cablevision attributable to the Rainbow Media Group.

Q: WHEN WILL YOU IMPLEMENT THE TRACKING STOCK PROPOSAL? WHEN WILL YOU REDESIGNATE THE EXISTING CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK?

A: We currently expect to file the charter amendment implementing the tracking stock proposal and redesignating our existing Class A common stock into Cablevision NY Group Class A common stock and redesignating our existing Class B common stock into Cablevision NY Group Class B common stock as soon as practicable after the special meeting. If the tracking stock proposal is not approved, we will not file the charter amendment and no shares of tracking stock will be authorized or issued. The board of directors has the right to abandon the tracking stock proposal at any time, even if it is approved by our stockholders.

Q: HOW WILL NBC'S INTEREST IN RAINBOW MEDIA HOLDINGS BE AFFECTED BY THE TRACKING STOCK DISTRIBUTION?

A: NBC-Rainbow Holding, Inc., a subsidiary of National Broadcasting Company, Inc., currently owns 26% of the common stock of our subsidiary, Rainbow Media Holdings. Immediately after the tracking stock distribution, NBC-Rainbow Holding will continue to hold stock directly in Rainbow Media Holdings. Rainbow Media Holdings will own assets that are part of the Rainbow Media Group as well as assets that are part of the Cablevision NY Group. Thus, the Rainbow Media Group tracking stock will not initially represent 100% of Rainbow Media Holdings' economic interest in the Rainbow Media Group's businesses. However, we have agreed with NBC as follows:

              - At or prior to the distribution of Rainbow Media Group tracking stock, we will effect a recapitalization of Rainbow Media Holdings and create a new class of Rainbow Media Holdings preferred stock to be held by us that will be entitled to receive any and all dividends and distributions on, and will carry a liquidation preference with respect to, certain assets of Rainbow Media Holdings that are included in the Cablevision NY Group.

              - NBC-Rainbow Holding will have the right to exchange the Rainbow Media Holdings Class A common stock held by it, representing 26% of the outstanding equity securities of Rainbow Media Holdings, for 34% of the Rainbow Media Group Class A tracking stock over a period of nine years, ending on December 31, 2009. If not already exchanged, all shares of Rainbow Media Holdings common stock held by NBC-Rainbow Holding will be exchanged for Rainbow Media Group Class A tracking stock on the earlier of December 31, 2009 or the occurrence of certain Rainbow Media Holdings or Cablevision capital transactions. As a result, on or prior to December 31, 2009, NBC will have exchanged all of its direct interests in Rainbow Media Holdings for approximately 44.7 million shares of Rainbow Media Group Class A tracking stock.

Q:     WHY ARE YOU DOING THIS?

A:     Primarily for the following reasons:

              - The proposed amendment will permit the market to review separate information about the Rainbow Media Group and the Cablevision NY Group and separately value the Rainbow Media Group and the Cablevision NY Group. This should encourage investors and analysts to focus more attention on the Rainbow Media Group and result in greater market recognition of the value of the Rainbow Media Group.

              - The proposed amendment will provide us with greater flexibility to raise capital and respond to strategic opportunities, including acquisitions, because it will allow us to issue either Cablevision NY Group common stock or Rainbow Media Group tracking stock as appropriate under the circumstances.

              - The proposed amendment could allow us to monetize some of the value of the Rainbow Media Group while preserving the financial, operational, strategic and other benefits of being a single consolidated entity.

              - The proposed amendment will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

              - The proposed amendment will allow us to create more effective management incentive and retention programs for the Rainbow Media Group and the Cablevision NY Group because it will allow us to issue stock-based compensation tied to Rainbow Media Group tracking stock and stock-based compensation tied to Cablevision NY Group common stock.

Q: WILL CABLEVISION NY GROUP COMMON STOCK BE LISTED ON THE NYSE? HOW ABOUT RAINBOW MEDIA GROUP TRACKING STOCK?

A: When we redesignate our Class A common stock as Cablevision NY Group Class A common stock, it will continue to trade on the NYSE under the symbol "CVC". We currently intend to apply for listing of Rainbow Media Group Class A tracking stock on the NYSE under the symbol "RMG".

Q:     WHAT VOTING RIGHTS WILL I HAVE?

A: Each share of Cablevision NY Group Class A common stock will have one vote per share and each share of Cablevision NY Group Class B common stock will have 10 votes per share. Each share of Rainbow Media Group Class A tracking stock will have 1/2 of a vote per share and each share of Rainbow Media Group Class B tracking stock will have 5 votes per share.

       Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will vote together unless a separate class vote is required by our charter or applicable law. We will keep our existing charter provisions allowing the holders of our Class A common stock to elect 25% of the board of directors and allowing the holders of our Class B common stock to elect 75% of the board of directors. Under the amended charter, the holders of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock will vote together as a separate class to elect 25% of the board of directors, and the holders of Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock will vote together as a separate class to elect the remaining 75% of the board of directors.

Q: WHY DOES THE BOARD OF DIRECTORS INTEND TO DISTRIBUTE RAINBOW MEDIA GROUP CLASS B TRACKING STOCK, WHICH HAS A HIGHER VOTE PER SHARE THAN THE RAINBOW MEDIA GROUP CLASS A TRACKING STOCK, TO HOLDERS OF CABLEVISION'S CLASS B COMMON STOCK?

A: The Board of Directors believes that the tracking stock proposal and a distribution of the Rainbow Media Group tracking stock is in the best interests of Cablevision's stockholders. The Board of Directors believes that the tracking stock proposal should be structured in a manner which does not alter the relative voting rights of the holders of existing Class A common stock and Class B common stock. In addition, the tracking stock proposal cannot be adopted without the favorable votes of holders of not less than 66 2/3% of the outstanding shares of our existing Class B common stock. Certain holders of our existing Class B common stock have indicated informally that their support would not exist if the tracking stock proposal and the subsequent distribution would have the effect of diminishing the relative voting power of the Class B common stockholders.

Q: WILL THE TRACKING STOCK PROPOSAL RESULT IN A SPIN-OFF OF RAINBOW MEDIA HOLDINGS?

A: No. The tracking stock proposal will not result in a distribution or spin-off of any assets or liabilities of Cablevision or its subsidiaries, including Rainbow Media Holdings.

Q: WHY ARE YOU ISSUING A TRACKING STOCK INSTEAD OF SPINNING OFF THE RAINBOW MEDIA GROUP?

A: The tracking stock proposal is intended to separate the economic performance of the Cablevision NY Group and the Rainbow Media Group into two classes of stockholders while continuing to provide us with the advantages of doing business under common ownership. We will continue to benefit from synergies of the two Groups, including strategic and financial synergies, that would not necessarily be available if the Cablevision NY Group and the Rainbow Media Group were not under common control.

Q: HOW WILL THE TRACKING STOCK PROPOSAL AFFECT THE FUTURE FINANCIAL STATEMENT PRESENTATION OF CABLEVISION?

A: For purposes of preparing the financial statements of the Cablevision NY Group, the Rainbow Media Group and Cablevision included in the accompanying proxy statement, we have allocated all of our consolidated assets, liabilities, revenues, expenses and cash flow between the Cablevision NY Group and the Rainbow Media Group. After we issue the tracking stock, we will present separate financial statements for the Cablevision NY Group and the Rainbow Media Group, as well as CSC Holdings' and our consolidated financial statements. Presentation of the separate financial statements of the Cablevision NY Group and the Rainbow Media Group will provide current and potential investors in each Group with financial information regarding the Cablevision NY Group and the Rainbow Media Group. Cablevision, however, will retain all beneficial ownership and control of both the Cablevision NY Group's and the Rainbow Media Group's assets and operations and you will be subject to the risks associated with an investment in Cablevision as a whole.

Q:     HOW WILL THIS AFFECT THE MANAGEMENT OF CABLEVISION?

A: No changes in management are currently planned as a result of the tracking stock proposal.

Q:     WHAT ARE THE TAX CONSEQUENCES OF THE TRACKING STOCK PROPOSAL?

A: Provided that recent legislative proposals regarding tracking stock do not apply to the issuance and intended distribution of the Rainbow Media Group tracking stock, we believe that neither you nor Cablevision will recognize any income, gain or loss for federal income tax purposes as a result of the redesignation of our existing common stock into Cablevision NY Group common stock or the intended distribution of Rainbow Media Group tracking stock to holders of re-designated Cablevision NY Group common stock. The legislative proposals would, if enacted in their current form, apply to tracking stock issued or distributed on or after the date of enactment by Congress. There are no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions. THUS, YOU SHOULD CONSULT A TAX ADVISOR.

Q:     DO YOU INTEND TO PAY DIVIDENDS?

A: We have never paid cash dividends on our common stock. We do not currently expect to pay any dividends on any series or class of our common stock for the foreseeable future.

Q:     WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A: We will hold the special meeting at [TIME], New York time, on [DATE], 2000, at our principal executive offices, 1111 Stewart Avenue, Bethpage, New York 11714.

Q:     WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A: The board of directors has carefully considered and unanimously approved the tracking stock proposal described in this document and recommends that you vote "FOR" it.

Q:     WHAT VOTE IS REQUIRED TO APPROVE THE TRACKING STOCK PROPOSAL?

A:     The proposal to amend our charter requires:

       - the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a class,

       - the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting together as a class, and

       - the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Class B common stock, voting together as a class.

       CLASS B COMMON STOCKHOLDERS OWNING IN EXCESS OF 66 2/3% OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK HAVE AGREED THAT THEY WILL VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND OUR CHARTER.

       The proposal to amend our stock option plan requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a class. CABLEVISION STOCKHOLDERS HAVING A

       MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND CERTAIN OF OUR STOCK OPTION PLAN. ACCORDINGLY, APPROVAL OF THIS PROPOSAL IS ASSURED.

Q: WILL THE AMENDMENT TO CABLEVISION'S CHARTER GIVE RISE TO ANY APPRAISAL RIGHTS UNDER DELAWARE LAW?

A:     No.

Q:     WHAT DO I DO IF I HAVE ADDITIONAL QUESTIONS?

A: If you have any questions prior to the special meeting or if you would like copies of any document we refer to or that we incorporate by reference in this document, please call Investor Relations at (516) 803-2300.

Q:     HOW DOES THE DOLAN FAMILY INTEND TO VOTE?

A: Our chairman, Charles F. Dolan, who, as of March 1, 2000, owned less than 1% of the Class A common stock, 53.6% of the Class B common stock and 44.1% of the total voting power of both classes of common stock, has indicated that he and certain trusts for the benefit of members of his family, which, as of March 1, 2000, owned less than 1% of the Class A common stock, 34.4% of the Class B common stock and 26.4% of the total voting power of both classes of common stock, will vote for these proposals. In addition, Charles F. Dolan, James L. Dolan, our president and chief executive officer, Thomas C. Dolan and Patrick C. Dolan all voted in favor of the tracking stock proposal in their capacity as directors.

  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CABLEVISION SYSTEMS CORPORATION
                           TO BE HELD ON [DATE], 2000

Time:
      --------------------------------

Date:
      ---------------------------------

Place: Cablevision Systems Corporation
       Corporate Headquarters
       1111 Stewart Avenue
       Bethpage, New York

Purpose:

              - To approve and adopt an amendment to our amended and restated certificate of incorporation to authorize the creation of a series of Cablevision common stock to be called Rainbow Media Group tracking stock, which is intended to reflect the separate economic performance of the businesses and interests of the Rainbow Media Group, and to redesignate our existing common stock as Cablevision NY Group common stock, which is intended to reflect the separate economic performance of our remaining assets concentrated primarily in the New York metropolitan area, which we refer to as the Cablevision NY Group, and to amend other provisions of our amended and restated certificate of incorporation so that it reads in its entirety as set forth in Annex II to the accompanying proxy statement.

              - To approve amendments to our existing stock option plan to accommodate the tracking stock so that it reads in its entirety as set forth in Annex III to the accompanying proxy statement.

              - To transact such other business as may properly come before the annual meeting or any adjournment or postponement.

                     We refer to the proposal to amend our charter and the proposal to amend our stock option plan as the "TRACKING STOCK PROPOSAL".

                     We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read it in its entirety before voting.

                     Only stockholders of record on [DATE], 2000 may vote at the special meeting.

                     The board of directors has carefully considered and unanimously approved each of the proposals described above and recommends that you vote "FOR" each one.

                     YOUR VOTE IS IMPORTANT. We urge you to vote as soon as possible by telephone, internet or mail.

                                         By order of the board of directors,



                                         Robert S. Lemle

                                         Executive Vice President,
                                         General Counsel and Secretary

Bethpage, New York
[DATE], 2000

                                 PROXY STATEMENT

                                -----------------

                         CABLEVISION SYSTEMS CORPORATION

                                ----------------

                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON [DATE], 2000

                                ----------------

              The board of directors of Cablevision Systems Corporation is furnishing this proxy statement in connection with a special meeting of stockholders to be held at [TIME], New York time, on [DATE], 2000 at our principal executive offices, 1111 Stewart Avenue, Bethpage, New York 11714. At this special meeting we will ask you to consider and approve the tracking stock proposal described in this document.

              The tracking stock proposal is designed to allow the board of directors to change our existing common stock into two series of common stock, one of which is intended to reflect the separate economic performance of the businesses and interests of the Rainbow Media Group and the other of which is intended to reflect the separate economic performance of our remaining assets, which we refer to as the Cablevision NY Group. When we refer to our tracking stock proposal, we are referring to the two separate proposals that will be voted on at the special meeting:

              - a proposal to amend our amended and restated certificate of incorporation to authorize the creation and distribution of Rainbow Media Group tracking stock and to redesignate our existing common stock as Cablevision NY Group common stock, and

              - a proposal to amend our existing stock option plan to accommodate the tracking stock.

              The board of directors has carefully considered and unanimously approved each of the proposals described above and recommends that you vote "FOR" each.

              Because the special meeting is being held for the sole purpose of voting on the tracking stock proposal, there will not be any presentations by officers of Cablevision at the special meeting. Officers of Cablevision will be available at the special meeting to answer stockholder questions regarding the tracking stock proposal before the vote.

         Our chairman, Charles F. Dolan, who, as of March 1, 2000, owned less than 1% of the Class A common stock, 53.6% of the Class B common stock and 44.1% of the total voting power of both classes of common stock, has indicated that he and certain trusts for the benefit of members of his family, which, as of March 1, 2000, owned less than 1% of the Class A common stock, 34.4% of the Class B common stock and 26.4% of the total voting power of both classes of common stock, will vote for these proposals. In addition, Charles F. Dolan, James L. Dolan, our president and chief executive officer, Thomas C. Dolan, and Patrick
C. Dolan all voted in favor of the tracking stock proposal in their capacity as directors.

              See "Risk Factors" beginning on page 28 for certain information relating to an evaluation of the tracking stock proposal.

              The date of this proxy statement is [DATE], 2000. We are first sending this proxy statement to stockholders on or about that date.

                                TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................................................................4


PROXY STATEMENT SUMMARY.......................................................................................................5

   GENERAL....................................................................................................................5

   TRACKING STOCK.............................................................................................................5

   CABLEVISION, THE RAINBOW MEDIA GROUP AND THE CABLEVISION NY GROUP..........................................................5

   CABLEVISION SYSTEMS CORPORATION SELECTED FINANCIAL AND STATISTICAL DATA...................................................13

   THE RAINBOW MEDIA GROUP SELECTED FINANCIAL AND STATISTICAL DATA...........................................................14

   THE CABLEVISION NY GROUP SELECTED FINANCIAL AND STATISTICAL DATA..........................................................16

   THE SPECIAL MEETING.......................................................................................................18

   PROPOSAL 1--AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION...........................................19

   PROPOSAL 2--AMENDMENTS TO OUR STOCK OPTION PLAN...........................................................................26


RISK FACTORS.................................................................................................................27

   RISK FACTORS RELATING TO THE TRACKING STOCK PROPOSAL......................................................................27

   RISKS RELATING TO CABLEVISION SYSTEMS CORPORATION.........................................................................34

   RISK FACTORS RELATING TO THE RAINBOW MEDIA GROUP..........................................................................39


THE SPECIAL MEETING..........................................................................................................43


PROPOSAL 1--AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION..............................................47

   GENERAL...................................................................................................................47

   NO INTER-GROUP INTEREST OF THE CABLEVISION NY GROUP IN THE RAINBOW MEDIA GROUP............................................49

   NBC'S CURRENT INTEREST IN RAINBOW MEDIA HOLDINGS..........................................................................49

   OPTIONS...................................................................................................................50

   RECOMMENDATION OF THE BOARD OF DIRECTORS..................................................................................51

   BACKGROUND AND REASONS FOR THE TRACKING STOCK PROPOSAL....................................................................51

   DIVIDEND POLICY...........................................................................................................53

   CERTAIN INTER-GROUP RELATIONSHIPS.........................................................................................53

   TRACKING STOCK POLICY STATEMENT...........................................................................................54

   LIQUIDITY AND CAPITAL RESOURCES...........................................................................................58

   LIQUIDITY AND CAPITAL RESOURCES - CABLEVISION NY GROUP....................................................................58

   LIQUIDITY AND CAPITAL RESOURCES - RAINBOW MEDIA GROUP.....................................................................60

   DESCRIPTION OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK...................................61

   LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS; ANTI-TAKEOVER CONSIDERATIONS...........................................78

   CERTAIN PROVISIONS OF DELAWARE LAW........................................................................................78

   NO APPRAISAL RIGHTS....................................................................................................... 78

   FINANCIAL ADVISORS........................................................................................................ 78

   STOCK TRANSFER AGENT AND REGISTRAR........................................................................................ 79

   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................................................................. 79


PROPOSAL 2--AMENDMENTS TO OUR STOCK OPTION PLAN.............................................................................. 81

   GENERAL................................................................................................................... 81

   DESCRIPTION OF OUR STOCK OPTION PLAN...................................................................................... 81


EXECUTIVE COMPENSATION....................................................................................................... 84

   SUMMARY COMPENSATION TABLE................................................................................................ 84

   OPTION GRANTS IN 1999..................................................................................................... 85

   AGGREGATED OPTION/SAR EXERCISES IN 1999 AND FISCAL YEAR-END OPTION/SAR VALUES............................................. 85

   LONG-TERM INCENTIVE PLANS AWARDS IN 1999.................................................................................. 86

   DEFINED BENEFIT PENSION PLAN.............................................................................................. 86

   EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS..................................................... 86

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION............................................................... 87

   CONFLICTS OF INTEREST..................................................................................................... 88

   OUR EXECUTIVE OFFICERS.................................................................................................... 88


STOCK OWNERSHIP TABLE........................................................................................................ 91


AVAILABLE INFORMATION........................................................................................................ 95


WHERE YOU CAN FIND MORE INFORMATION.......................................................................................... 95


ADDITIONAL INFORMATION ABOUT CABLEVISION..................................................................................... 96

INDEX OF CERTAIN DEFINED TERMS.............................................................................................. I-1

PROPOSAL 1--OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.......................................................... II-1

PROPOSAL 2--OUR AMENDED AND RESTATED STOCK OPTION PLAN CABLEVISION SYSTEMS
         CORPORATION THIRD AMENDED AND RESTATED EMPLOYEE STOCK PLAN....................................................... III-1

CABLEVISION SYSTEMS CORPORATION CONSOLIDATED FINANCIAL STATEMENTS.......................................................... IV-1

THE RAINBOW MEDIA GROUP..................................................................................................... V-1

     CONSOLIDATED FINANCIAL STATEMENTS...................................................................................... V-2

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................V-30

     DESCRIPTION OF BUSINESS................................................................................................V-36

THE CABLEVISION NY GROUP................................................................................................... VI-1

     CONSOLIDATED FINANCIAL STATEMENTS..................................................................................... VI-2

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................VI-50

     DESCRIPTION OF BUSINESS...............................................................................................VI-64

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF STOCKHOLDERS -
         CLASS A COMMON STOCK.............................................................................................VII-1

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF STOCKHOLDERS -
         CLASS B COMMON STOCK............................................................................................VIII-1



                            -------------------------



                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

       This document contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you that these forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause these differences to occur include, but are not limited to:

         -   the level of our revenues                                  -   new competitors entering our franchise areas

         -   subscriber demand, competition, the cost                   -   other risks and uncertainties inherent in the
             of programming and industry conditions                         cable television business, the programming
                                                                            and entertainment businesses and our other
         -   the regulatory environment in which we                         businesses
             operate

                                                                        -   financial community and rating agency
         -   the level of our capital expenditures and                      perceptions of our business, operations,
             whether our expenses continue to increase                      financial condition and the industry in which
             or increase at a rate faster than expected                     we operate

         -   pending and future acquisitions and                        -   the factors described in CSC Holdings, Inc.'s
             dispositions of assets                                         most recent registration statement on Form
                                                                            S-3, including the section entitled "Risk
         -   whether any pending uncompleted                                Factors" contained therein.
             transactions are completed on the terms
             and at the times set forth, if at all

We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors", other cautionary statements appearing in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each of Cablevision, the Cablevision NY Group and the Rainbow Media Group and elsewhere in this document and our Form 10-K for the year ended December 31, 1999, including the statements under "2000 Outlook" therein. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

                             PROXY STATEMENT SUMMARY

       This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the proposals on which you are being asked to vote, you should read this entire document carefully, as well as the additional documents to which we refer you.

                                     GENERAL

       We are asking you to vote on the tracking stock proposal, which is designed to allow us to change our existing common stock into two series of our common stock, one of which is intended to reflect the separate economic performance of the businesses and interests of the Rainbow Media Group and the other of which is intended to reflect the separate economic performance of our other assets that are concentrated primarily in the New York metropolitan area, and which we refer to as the Cablevision NY Group.

                                 TRACKING STOCK

       Tracking stock represents a separate series of common stock of a company that is intended to track the economic performance of a specific business instead of the overall economic performance of the company. Because it tracks a specific business, tracking stock has many economic similarities to stock of a subsidiary of the parent corporation. There are, however, a number of important differences between tracking stock and subsidiary stock. In particular, holders of tracking stock have no direct claim to the businesses' stock or assets and are not represented by a separate board of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation. Accordingly, tracking stock should not be considered equivalent to stock of a subsidiary which conducts the tracked business.

       Rainbow Media Group tracking stock and Cablevision NY Group common stock will have dividend and liquidation rights and redemption and exchange terms, modeled after other publicly traded tracking stocks, that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. Our goal in creating these separate securities is to enable the market to treat each security as if it represented an ownership interest in a separate corporation and to react to the business performance and transactions of each Group as if it were stock in a separate corporation.

       Holders of Rainbow Media Group stock and Cablevision NY Group stock will continue to be common stockholders of Cablevision, and, as such, will be subject to all risks associated with an investment in Cablevision and all of our businesses, assets and liabilities.

       CABLEVISION, THE RAINBOW MEDIA GROUP AND THE CABLEVISION NY GROUP

CABLEVISION SYSTEMS CORPORATION

       Cablevision is one of the largest operators of cable television systems in the United States, with approximately 3,504,000 subscribers in seven states as of March 31, 2000, based on the number of subscribers in systems that we own and manage. Our cable television systems are currently concentrated principally in and around three major metropolitan areas -- New York City, Boston, and Cleveland. See our December 31, 1999 Form 10-K and our March 31, 2000 Form 10-Q for a description of the agreements that we have entered into to sell our Boston area cable television systems to AT&T Corp. and our Cleveland cable television systems to Adelphia Corporation.

       Rainbow Media Holdings, Inc. is our majority-owned programming and entertainment subsidiary. Rainbow Media Holdings has been a leader in the innovation in cable programming for more than 20 years. Rainbow Media Holdings created and manages some of the country's most-watched and recognized national entertainment networks, including American Movie Classics, Bravo, The Independent Film Channel, Romance Classics and MuchMusic USA.

       Rainbow Media Holdings also has a 20-year history in regional sports programming. Rainbow Media Holdings' regional sports networks telecast in top regional markets in the United States, including New York, New England, Ohio, Chicago, Florida and the San Francisco Bay area. In 1997, Rainbow Media Holdings partnered with Fox Entertainment to create Fox Sports Net, which delivers regional sporting events and news on a national platform.

       YOU SHOULD NOTE THAT THE RAINBOW MEDIA GROUP INCLUDES ONLY PART OF THE ASSETS IN OUR RAINBOW MEDIA HOLDINGS SUBSIDIARY - A NUMBER OF SIGNIFICANT RAINBOW MEDIA HOLDINGS' ASSETS, INCLUDING OUR NEW YORK METROPOLITAN AREA SPORTS AND ENTERTAINMENT BUSINESS, ARE NOT PART OF THE RAINBOW MEDIA GROUP.

       Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714. Our telephone number is (516) 803-2300.

THE RAINBOW MEDIA GROUP TRACKING STOCK

       We have developed and own or manage high quality niche programming assets. We believe these assets position us well to capitalize on the increased demand for quality content resulting from the continued growth in video distribution services, the introduction of digital and interactive television, the increasing penetration of broadband consumer internet access technologies, and the introduction and adoption of wireless internet access devices.

WE HAVE A STRONG PORTFOLIO OF NATIONAL ENTERTAINMENT NETWORKS

       The Rainbow Media Group will include both highly and lesser penetrated national entertainment networks:

       - AMC is one of the top basic cable services in the United States, based on its audience reach of approximately 73 million subscribers as of March 31, 2000. AMC features classic, uninterrupted American films and original programming including series, specials and mini-documentaries.

       - Bravo was the first network for the performing arts, providing programming which includes musical, dance and theatrical performances, original programming and films, and served 54 million basic subscribers as of March 31, 2000.

       - The Independent Film Channel was the first network dedicated to independent films and related features and programming, and served 36 million basic subscribers as of March 31, 2000.

       - Romance Classics is a 24-hour per day entertainment network targeting women, and served 31 million basic subscribers as of March 31, 2000.

       - MuchMusic USA is a 24-hour all-music entertainment network and served 18 million basic subscribers as of March 31, 2000.

WE OWN INTERESTS IN AND MANAGE SEVERAL LEADING REGIONAL SPORTS NETWORKS

       The Rainbow Media Group manages six regional sports networks that served an aggregate 18 million basic subscribers as of March 31, 2000. The regional sports networks have the rights to telecast live games of 21 teams in the National Basketball Association, the National Hockey League and Major League Baseball. Because of their home team programming, we believe that regional sports networks have strong local appeal in their respective markets, resulting in higher advertising revenue and attractive subscriber fees from cable and satellite distributors. These networks are complemented by our interest in National Sports Partners, which distributes Fox Sports Net, which provides national programming for distribution by our regional sports networks and others under the Fox Sports Net name to over 76 million basic subscribers nationwide as of March 31, 2000.

OUR BRANDS ARE RECOGNIZABLE

       Our recognizable brands and programming resources have historically enabled us to expand our network offerings through the development of new specialized niche networks. For example, Romance Classics was formed in 1997, utilizing AMC's infrastructure and relationships to create a new channel targeting the female audience, and The Independent Film Channel was formed in 1994 as a specialized offshoot of Bravo. We believe the continued roll-out of set-top boxes and the increased channel capacity offered by digital technology will provide opportunities for additional networks created in the same manner to be successful.

       In addition, we anticipate that the proliferation of consumer high speed internet access technologies and wireless internet access devices will result in a significant increase in demand for broadband content. By providing our brands to multiple platforms, we believe we will be able to develop new revenue streams as well as to increase our brand exposure. For example, AMC's multiple platforms currently include:

       -      AMC Networks;

       -      AMC Magazine;

       - www.amctv.com, AMC's web site which includes original broadband Internet programming;

       - AMC's American Pop!, the first digital entertainment network to offer unified content during the American Pop!-branded block on AMC and the broadband network and Internet site, www.ampop.com.

OUR NICHE AND REGIONAL PROGRAMMING ALLOW THE RAINBOW MEDIA GROUP TO PROVIDE TARGETED ADVERTISING

         We believe that the Rainbow Media Group's specialized niche and regional programming provide a significant opportunity for advertisers to reach highly geographically or demographically concentrated consumers across both television and the internet. In 1999, advertising revenue represented approximately 22% of the Rainbow Media Group's net revenue. We believe we will be able to maximize revenue by providing advertisers a choice of general audience and/or targeted marketing through networks such as Bravo, Romance Classics and IFC.

OUR PROGRAMMING AND DEVELOPMENT EXPERIENCE PROVIDES THE RAINBOW MEDIA GROUP WITH GROWTH OPPORTUNITIES

       We believe our programming and development experience and historical successes in managing and growing new channels will enable us to create new brands and networks targeted towards further specialized viewing audiences.

RISK FACTORS

       Investing in our common stock, the Rainbow Media Group tracking stock or the Cablevision NY Group common stock involves significant risks. We refer you to "Risk Factors--Risks Relating to Cablevision Systems Corporation," and "Risk Factors--Risks Relating to the Rainbow Media Group" for a discussion of certain material risks.

                            ------------------------

       The following chart sets forth the existing ownership and structure of Rainbow Media Holdings.





                                              ---------------------------------------

                                                 Cablevision Systems Corporation
                                              ---------------------------------------

                                                                      100%

                                              ---------------------------------------

                                                         CSC Holdings, Inc.

                                              ---------------------------------------

                                                                      74%


-----------------------------------------     ---------------------------------------         ------------------------

                                                        Rainbow Media
          Various Subsidiaries                          Holdings, Inc.                                  NBC
          --------------------                                                           26%

  Cable Television Business
  Commercial Telephone                       ---------------------------------------         ------------------------
  Cable Modem Business
  Residential Telephone
  Retail Electronics
  Theatres                                 -------------------       --------------------
  PCS License Interests                         Various                    Various
  Equity Interest in @ Home                   subsidiaries:              subsidiaries:
                                              ------------               ------------
                                             Madison Square                National
-----------------------------------------        Garden                  Programming
                                             Metro Channels            Regional Sports
                                            News 12 Networks             Partnerships
                                           -------------------       --------------------

       The following chart shows the ownership of Rainbow Media Holdings and all of its businesses and interests and the designation of those businesses and interests between the Cablevision NY Group and the Rainbow Media Group following the creation of the Rainbow Media Group tracking stock. Entities within the Rainbow Media Group are in gray boxes.


                                        ---------------------------------


                                          Rainbow Media Holdings, Inc.

                 CABLEVISION NY GROUP                                                RAINBOW MEDIA GROUP
                                        ---------------------------------




-------------------                      -------------------------------                    -----------------------
                                          Regional Programming Partners
      News 12                                     60% (40% Fox)                                  Rainbow Media
  Networks (100%)                                                                                Group (100%)

--------------------                     -------------------------------                    -----------------------

--------------------
     Cable TV                                                                               --------------------------
 Advertising Sales             -----------------------        -----------------------
      (100%)                                                                                   National Networks
--------------------              Madison Square                Fox Sports Net:                       (100%)
                                  Garden (100%)                 - Florida (100%)               - AMC
--------------------              - MSG                         - Ohio (100%)                  - Bravo
                                  - Radio City                  - Cincinnati (100%)            - IFC
  Interest in DBS                 - Professional Sports         - Chicago (50%)                - Romance
  50%  (50% Loral)                  Teams                       - Pacific (50%)                - MuchMusic USA
                                  - MSG Network                 - New England (50%)
--------------------              - Fox Sports Net NY                                       --------------------------

                               -----------------------        -----------------------
                                                                                            --------------------------

                                                                                               Rainbow Network
                               -----------------------                                          Communications
                                                                                                   (100%)
                                   Metro Channels                                           --------------------------
                                      (100%)
                                                                                            --------------------------
                               -----------------------
                                                                                               Sterling Digital
                                                                                                   (100%)

                               -----------------------                                      --------------------------

                                     NY Magazine
                                  Partnership (50%)

                               -----------------------

FINANCIAL STATEMENT PRESENTATION

       For purposes of preparing the financial statements of the Rainbow Media Group and the Cablevision NY Group included in this proxy statement in Annexes V and VI, we have allocated all of our consolidated assets, liabilities, revenues, expenses and cash flow between the Cablevision NY Group and the Rainbow Media Group. We have also recorded all intercompany transactions between the Rainbow Media Group and the Cablevision NY Group. Because these transactions are eliminated in preparing our consolidated financial statements, the sum of certain income statement and balance sheet categories of the Rainbow Media Group and the Cablevision NY Group exceed our consolidated total. After we issue the tracking stock, we will present separate financial statements for the Cablevision NY Group and the Rainbow Media Group, as well as CSC Holdings' and our consolidated financial statements. Presentation of the separate financial statements of the Cablevision NY Group and the Rainbow Media Group will provide current and potential investors in each series of stock with financial information regarding the Cablevision NY Group and the Rainbow Media Group. Cablevision, however, will retain all beneficial ownership and control of both the Cablevision NY Group's and the Rainbow Media Group's assets and operations and you will be subject to the risks associated with an investment in Cablevision as a whole. In this document, we sometimes refer to each of the Cablevision NY Group and the Rainbow Media Group as a "GROUP". We briefly describe the Rainbow Media Group and the Cablevision NY Group below.

ARRANGEMENTS WITH NBC

       NBC-Rainbow Holding, Inc., a subsidiary of National Broadcasting Company, owns 26% of the common stock of Rainbow Media Holdings and therefore has a 26% interest in all of Rainbow Media Holdings' businesses and interests, including the businesses and interests to be included in the Rainbow Media Group. We own the remaining 74% of Rainbow Media Holdings.

       In connection with the implementation of the tracking stock proposal and the distribution of the Rainbow Media Group tracking stock, NBC-Rainbow Holding will exchange its 26% interest in Rainbow Media Holdings common stock over a period of up to 9 years for a 34% interest in Rainbow Media Group tracking stock, based on primary shares distributed in the initial tracking stock distribution. This exchange will occur on a deferred basis in the following steps:

       - First, at or prior to the time of the tracking stock distribution, we will effect a recapitalization of Rainbow Media Holdings and create a new class of Rainbow Media Holdings preferred stock to be held by us that will be entitled to receive any and all dividends and distributions on, and will carry a liquidation preference with respect to, the Cablevision NY Group businesses and interests included in Rainbow Media Holdings. NBC-Rainbow Holding will have the right to exchange the series of Rainbow Media Holdings Class A common stock held by it, representing 26% of the outstanding equity securities of Rainbow Media Holdings, for 34% of the Rainbow Media Group Class A tracking stock.

       - Second, we have agreed with NBC-Rainbow Holding that we will exchange each share of Rainbow Media Holdings common stock held by it for approximately 16,868 shares of Rainbow Media Group Class A tracking stock, for an aggregate of approximately 44.7 million shares. NBC-Rainbow Holding can elect to make this exchange, in whole or in part, at its election, each calendar quarter prior to December 31, 2009, and any shares not exchanged prior to December 31, 2009 will be exchanged then.

       - NBC-Rainbow Holding has agreed not to transfer any shares of Rainbow Media Group tracking stock received upon an exchange for Rainbow Media Holdings common stock (other than to other wholly-owned subsidiaries of NBC) during the 12-month period commencing on the date of the initial tracking stock distribution. After such 12-month period has elapsed, NBC-Rainbow Holding will be entitled to transfer any shares of Rainbow Media Group tracking stock; provided that:

              - any transferee of more than 10% of NBC-Rainbow Holding's "original block" that intends to hold those shares for investment will be required to execute an agreement to be bound by the provisions of a stockholders agreement between Cablevision and NBC,

              - any person that by virtue of a transfer from NBC-Rainbow Holding would own shares totaling more than 50% of NBC-Rainbow Holding's "original block" that intends to hold those shares for investment will be required to execute an agreement to be bound by the provisions of the stockholders agreement between Cablevision and NBC,

              - NBC-Rainbow Holding will afford Cablevision a right of first refusal prior to transferring more than 10% of NBC-Rainbow Holding's "original block" to a person intending to hold those shares for investment,

       - NBC-Rainbow Holding will have ten demand registration rights, five of which may be used for underwritten public offerings of shares of its Rainbow Media Group Class A tracking stock and five of which may be used in order to consummate sale or hedging transactions with respect to shares of its Rainbow Media Group Class A tracking stock. We will not be obligated to effect more than one demand registration for NBC-Rainbow Holding during any calendar year.

       These agreements permit NBC to exchange into the tracking stock over time, but ensure the economics of such transfer to us and our stockholders are as if the exchange occurred at the time of the tracking stock distribution to our common stockholders.

THE RAINBOW MEDIA GROUP

       The chart on page 8 of this proxy statement highlights each of the businesses and interests attributed to the Rainbow Media Group. The following chart sets forth each of the Rainbow Media Group's programming businesses and subscriber information as of March 31, 2000 (except as noted):

                                                                                                                NUMBER OF
                   PROGRAMMING                                           YEAR OF     AFFILIATED BASIC            VIEWING
                   BUSINESSES                       % OWNERSHIP(1)       LAUNCH       SUBSCRIBERS(2)           SUBSCRIBERS(3)
                   ----------                         -----------        ------       -----------              -----------
NATIONAL ENTERTAINMENT
PROGRAMMING NETWORKS:

American Movie Classics (classic film                    100%            1984            72,587,000             67,023,000
       channel featuring classic, unedited and
       uncolorized American films produced
       between the 1930s and 1980s and a
       diverse blend of original series,
       documentaries and interstitials)

Bravo (a national cable network for the                  100%            1980            54,047,000             40,102,000
       performing arts featuring films and
       performing arts programming as well
       as original programs on the arts)

The Independent Film Channel (the first                  100%            1994            36,326,000             11,515,000
       network dedicated to independent films
       and related features and programming)

Romance Classics (a 24-hour entertainment                100%            1997            31,360,000             19,369,000
       service for women featuring recent hit
       movies and world premiere films, original
       biographies of inspiring women and
       lifestyle programs)

MuchMusic USA (a 24-hour all music entertainment         100%            1994            17,975,000             11,566,000
       programming network featuring musical
       series and concerts as well as music videos)


                                                                                                                NUMBER OF
                   PROGRAMMING                                           YEAR OF     AFFILIATED BASIC            VIEWING
                   BUSINESSES                       % OWNERSHIP(1)       LAUNCH       SUBSCRIBERS(2)           SUBSCRIBERS(3)
                   ----------                         -----------        ------       -----------              -----------
REGIONAL SPORTS NETWORKS:

Fox Sports Net Ohio/Cincinnati (regional                  60%            1989             4,342,000              4,069,000
       sports network in Ohio featuring
       Cleveland Indians, Cincinnati Reds,
       Cleveland Cavaliers and Columbus Blue
       Jackets (NHL))

Fox Sports Net New England (regional sports               30%            1981             3,854,000              3,364,000
       network in New England featuring
       Boston Celtics)

Fox Sports Net Chicago (regional sports network           30%            1984             3,518,000              3,310,000
       in Chicago area featuring Chicago Cubs,
       Chicago White Sox, Chicago Bulls and
       Chicago Blackhawks)

Fox Sports Net Bay Area (regional sports network          30%            1990             3,310,000              3,018,000
       in Northern California featuring Oakland
       Athletics, San Francisco Giants, Golden State
       Warriors, Sacramento Kings and San Jose Sharks)

Fox Sports Net Florida (regional sports network in         60%           1987             3,255,000              3,072,000
       Florida featuring Florida Marlins, Florida
       Panthers and Tampa Bay Devil Rays)

NATIONAL SPORTS NETWORKS:

Fox Sports Net (national network that complements all      50%           1997            76,100,000             69,100,000
       22 regional sports networks operating under the
       Fox Sports Net name with a synchronized schedule
       of national programming)

-------------------

1 % Ownership represents the ownership of the Rainbow Media Group as if NBC-Rainbow Holding had exchanged all of its Rainbow Media Holdings common stock for Rainbow Media Group Class A tracking stock as described under "Arrangements with NBC" above as of March 31, 2000. All percentages are as of March 31, 2000, except MuchMusic USA, which is as of May 31, 2000.

2 The number of affiliated basic subscribers is the total of the number of subscribers covered or served by distributors' systems that offer the referenced programming network.

3 The number of viewing subscribers is the sum of subscribers to distributors' systems that receive the referenced programming network.

       The Rainbow Media Group is more fully described under "Annex V -- The Rainbow Media Group -- Description of Business".

THE CABLEVISION NY GROUP

       We intend Cablevision NY Group common stock to reflect the separate economic performance of our assets other than those included in the Rainbow Media Group, concentrated primarily in the New York metropolitan area, which we refer to as the Cablevision NY Group. A number of these businesses and interests are part of out Rainbow Media Holdings subsidiary. The Cablevision NY Group will initially consist primarily of:

       - our cable television business, including our residential telephone and high-speed modem businesses,

       - the commercial telephone and internet operations of our subsidiary, Cablevision Lightpath, Inc.,

       - our New York metropolitan area sports and entertainment business, including Madison Square Garden, the professional sports teams we own, Radio City Music Hall, MSG Network and Fox Sports Net New York,

       - the electronics retail operations of our subsidiary, Cablevision Electronics Investments, Inc., doing business as The WIZ,

       -      our motion picture theater business, doing business as Clearview
              Cinemas,

       - our MetroChannels and our regional news businesses, doing business as News 12 Networks, in the New York metropolitan area,

       -      our advertising sales representation business,

       - our equity interests in @Home Corporation, a provider of multimedia internet services,

       - the shares of common stock of Adelphia Communications Corporation, Charter Communications, Inc. and AT&T Corp., which we will own following completion of pending transactions described in Annex VI--"The Cablevision NY Group--Description of Business",

       -      our interest in certain direct broadcast satellite assets, and

       - our interests in certain wireless personal communications services.

       The Cablevision NY Group is described more fully under "Annex VI -- The Cablevision NY Group -- Description of Business".

                         CABLEVISION SYSTEMS CORPORATION
                     SELECTED FINANCIAL AND STATISTICAL DATA

       The operating and balance sheet data included in the following selected financial data have been derived from the consolidated financial statements of Cablevision Systems Corporation. Acquisitions made were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for assets previously owned by Charles F. Dolan or affiliates of Charles F. Dolan which were recorded at historical cost. Acquisitions are reflected in operating, balance sheet and statistical data from the time of acquisition. The selected financial data presented below should be read in conjunction with the consolidated financial statements of Cablevision Systems Corporation and the notes thereto included in Annex IV.

                                                                       CABLEVISION SYSTEMS CORPORATION
                                          ------------------------------------------------------------------------------------------
                                           Three Months Ended March 31,                        Years Ended December 31,
                                          -------------------------------        ---------------------------------------------------
                                                2000              1999               1999                1998                 1997
                                                ----              ----               ----                ----                 ----
                                                                   (Dollars in thousands, except per share data)
                                                     (Unaudited)
OPERATING DATA:
Net revenues............................     $1,048,224          $ 933,708         $3,942,985        $3,265,143          $1,949,358
Operating expenses:
   Technical and operating..............        440,028            401,881          1,535,423         1,268,786             853,800
   Retail electronics cost of sales.....        112,453             98,092            484,760           367,102                   -
   Selling, general and
     administrative.....................        202,660            335,329          1,203,119           906,465             514,574
   Depreciation and amortization........        233,352            205,453            893,797           734,107             499,809
                                          ---------------    -------------      --------------      -------------    ---------------
Operating profit (loss).................         59,731           (107,047)          (174,114)          (11,317)             81,175
Other income (expense):.................
   Interest expense, net................       (130,778)          (106,413)          (465,740)         (402,374)           (363,208)
   Equity in net loss of affiliates,
     net................................         (2,316)            (3,395)           (19,234)          (37,368)            (27,165)
   Gain on sale of programming
     interests and cable assets, net....              -                  -                  -           170,912             372,053
   Gain on redemption of subsidiary
     preferred stock....................              -                  -                  -                 -             181,738
   Write off of deferred interest
     and financing costs................              -                  -             (4,425)          (23,482)            (24,547)
   Provision for preferential
     payment to related party...........              -                  -                  -              (980)            (10,083)
   Minority interests...................        (41,395)           (17,619)          (120,524)         (124,677)           (209,461)
   Miscellaneous, net...................           (737)            (4,173)           (16,570)          (19,218)            (12,606)
                                          ---------------    -------------      --------------      -------------    ---------------
Net loss................................     $ (115,495)         $(238,647)        $ (800,607)       $ (448,504)         $  (12,104)
                                          ===============    =============      ==============      =============    ===============
Basic and diluted net loss per
common share............................     $    (0.67)         $   (1.57)        $     (5.12)      $    (3.16)         $    (0.12)
                                          ===============    =============      ==============      =============    ===============
Average number of basic and diluted
common shares outstanding (in
thousands)..............................        173,351            151,625            156,503           142,016              99,608
                                          ===============    =============      ==============      =============    ===============
Cash dividends declared per common
share...................................     $        -          $       -         $        -        $        -          $        -
                                          ===============    =============      ==============      =============    ===============

                                           ---------------------------------------------------------------------------------------
                                                                       CABLEVISION SYSTEMS CORPORATION
                                           ----------------------------------------------------------------------------------------
                                                     March 31,                                   December 31,
                                           -------------------------------     ----------------------------------------------------
                                               2000              1999              1999              1998              1997
                                               ----              ----              ----              ----              ----
                                                                           (Dollars in thousands)
                                                    (Unaudited)
BALANCE SHEET DATA:
Total assets.......................         $7,275,082        $7,021,956         $7,130,308       $7,061,062       $5,614,788
Total debt.........................          6,462,393         5,543,847          6,094,701        5,357,608        4,694,062
Minority interests.................            605,321           693,806            592,583          719,007          821,782
Preferred stock of CSC Holdings...           1,444,210         1,615,178          1,404,511        1,579,670        1,456,549
Stockholders' deficiency...........         (3,178,135)       (2,848,708)        (3,067,083)      (2,611,685)      (2,711,514)

                             THE RAINBOW MEDIA GROUP
                     SELECTED FINANCIAL AND STATISTICAL DATA

       The operating and balance sheet data included in the following selected financial data have been derived from the combined financial statements of the Rainbow Media Group. Acquisitions made by companies within the Rainbow Media Group were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value. Acquisitions are reflected in operating, balance sheet and statistical data from the time of acquisition. The selected financial data presented below should be read in conjunction with the combined financial statements of the Rainbow Media Group and the notes thereto included in Annex V of this proxy statement.

                                                ---------------------------------------------------------------------------------
                                                                                   RAINBOW MEDIA GROUP
                                                ---------------------------------------------------------------------------------
                                                   Three Months Ended March 31,                    Years Ended December 31,
                                                ---------------------------------        ----------------------------------------
                                                      2000              1999               1999             1998        1997
                                                      ----              ----               ----             ----        ----
                                                                                  (Dollars in thousands)
                                                             (Unaudited)
OPERATING DATA:
Net revenues................................         $110,460           $80,695           $361,756         $283,546     $230,556
Operating expenses:
    Technical and operating.................           42,775            34,960            146,378          123,804      104,776
    Selling, general and administrative.....           32,895            39,310            152,416          120,307       88,465
    Depreciation and amortization...........            9,720             9,768             39,902           34,424       33,015
                                                -----------------    ------------        ------------   -------------  ----------
Operating profit (loss).....................           25,070            (3,343)            23,060            5,011        4,300
Other income (expense):
    Interest expense, net...................          (11,201)           (7,196)           (32,948)         (32,101)     (32,048)
    Equity in net income (loss) of
      affiliates, net.......................           (1,787)              352             (7,674)         (13,402)      (6,374)
    Gain on sale of programming interests...                -                 -                  -           17,648      158,428
    Miscellaneous, net......................             (588)              (23)            (1,715)             597         (235)
                                                -----------------    ------------        ------------   -------------  ----------
Net income (loss)...........................          $11,494          $(10,210)          $(19,277)        $(22,247)    $124,071
                                                =================    ============        ============   =============  ==========

                                                                                   RAINBOW MEDIA GROUP
                                                ---------------------------------------------------------------------------------
                                                            March 31,                                    December 31,
                                                ---------------------------------     -------------------------------------------
                                                      2000            1999                  1999             1998             1997
                                                      ----            ----                  ----             ----             ----
                                                                                 (Dollars in thousands)
                                                           (Unaudited)
BALANCE SHEET DATA:
Total assets......................................   $ 808,744       $ 576,312            $ 649,496      $ 565,116        $ 458,777
Total debt........................................     562,949         324,974              395,390        299,782          413,610
Deficit investment in affiliates..................       3,496           5,640                2,966         12,683           12,126
Group deficiency..................................    (181,896)       (183,117)            (237,754)      (178,752)        (170,230)

                             THE RAINBOW MEDIA GROUP

                                                                   Three Months Ended March 31,
                                                                   ----------------------------                  Pro Forma
                                                   2000                  2000                 1999                Percent
                                                  Actual            Pro Forma (1)         Pro Forma (1)            Change
                                                  ------            ---------             ---------                ------
         NET REVENUES
                                                                                  (Dollars in Thousands)
                                                                                      (Unaudited)
AMC......................................      $  47,222            $  47,222             $  43,159                     9.4%
Bravo....................................         22,443               22,443                16,148                    39.0%
IFC......................................          6,489                6,489                 3,443                    88.5%
Consolidated Regional Sports(2)..........         22,722               22,722                20,325                    11.8%
Developing/Other(3)......................         15,448               17,942                16,011                    12.1%
Eliminations.............................         (3,864)              (3,864)               (4,203)                    8.1%
                                               ---------            ---------             ---------
    TOTAL RAINBOW MEDIA GROUP............      $ 110,460            $ 112,954             $  94,883                    19.0%
                                               =========            =========             =========
OPERATING CASH FLOW

AMC......................................         23,149               23,149                19,204                    20.5%
Bravo....................................          7,023                7,023                 4,803                    46.2%
IFC......................................          1,772                1,772                  (848)                   --
Consolidated Regional Sports(2)..........          4,442                4,442                 2,768                    60.5%
Developing/Other(3)......................         (4,701)              (5,006)               (7,189)                   30.4%
                                               ---------            ---------             ---------
    SUB-TOTAL............................         31,685               31,380                18,738                    67.5%
                                               =========            =========             =========

Stock plan income attributed to
    Rainbow Media Group..................          3,154                   --                    --                    --
Year 2000 Remediation....................            (49)                 (49)                 (119)                   58.8%
                                             ---------------       ------------          ------------
    TOTAL RAINBOW MEDIA GROUP............         34,790               31,331                18,619                    68.3%
                                             ===============       ============          ============

-----------------------------------------

       (1) The pro forma net revenues and operating cash flows give effect to the acquisition of SportsChannel Florida and MuchMusic USA in 2000 as if the acquisitions had occurred on January 1, 1999. Pro forma operating cash flows represent operating profit before depreciation and amortization and exclude the effect of stock plan income or expense attributed to the group.

       (2)    Includes Fox Sports Net Ohio/Cincinnati and Fox Sports Net
              Florida.

       (3) Includes principally Romance Classics, Bravo Latin America, MuchMusic USA, Rainbow Network Communications and other developing businesses.

                            THE CABLEVISION NY GROUP
                     SELECTED FINANCIAL AND STATISTICAL DATA

              The operating and balance sheet data included in the following selected financial data have been derived from the combined financial statements of the Cablevision NY Group. Acquisitions were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for assets previously owned by Charles F. Dolan or affiliates of Charles F. Dolan which were recorded at historical cost. Acquisitions are reflected in operating, balance sheet and statistical data from the time of acquisition. The selected financial data presented below should be read in conjunction with the combined financial statements of the Cablevision NY Group and the notes thereto included in Annex VI of this proxy statement.

                                            ----------------------------------------------------------------------------
                                                                       Cablevision NY Group
                                            ----------------------------------------------------------------------------
                                            Three Months Ended March 31,              Years Ended December 31,
                                            ------------------------------    ------------------------------------------
                                                2000            1999           1999            1998           1997
                                                ----            ----           ----            ----           ----
                                                                      (Dollars in thousands)

                                                    (Unaudited)
OPERATING DATA:
Net revenues...............................    $942,986       $858,310      $3,601,727     $2,998,734      $1,736,752
Operating expenses:
     Technical and operating...............     402,475        372,218       1,409,543      1,162,119         766,974
     Retail electronics cost of sales......     112,453         98,092         484,760        367,102               -
     Selling, general and administrative...     169,765        296,019       1,050,703        786,158         426,109
     Depreciation and amortization.........     223,632        195,685         853,895        699,683         466,794
                                              ---------      ---------       ---------      ---------        --------
Operating profit (loss)....................      34,661       (103,704)       (197,174)       (16,328)         76,875
Other income (expense):
     Interest expense, net.................    (119,577)       (99,217)       (432,792)      (370,273)       (331,160)
     Equity in net loss of affiliates......        (529)        (3,747)        (11,560)       (23,966)        (20,791)
     Gain on sale of programming
        interests and cable assets, net....           -              -               -        153,264         213,625
     Gain on redemption of subsidiary
        preferred stock....................           -              -               -              -         181,738
     Write off of deferred interest and
        financing costs....................           -              -          (3,012)       (23,482)        (24,547)
     Provision for preferential payment
        to related party...................           -              -               -           (980)        (10,083)
     Miscellaneous, net....................        (149)        (4,150)        (16,268)       (19,815)        (12,371)
                                              ----------     ----------      ----------     ----------       ---------
Net income (loss) before dividend
   requirements............................     (85,594)      (210,818)       (660,806)      (301,580)         73,286
Dividend requirements applicable to
   preferred stock.........................     (39,703)       (42,843)       (170,087)      (161,872)       (148,767)
                                              ----------     ----------      ----------     ----------       ---------

Net loss...................................   $(125,297)     $(253,661)      $(830,893)     $(463,452)       $(75,481)
                                              ==========     ==========      ==========     ==========       =========

                                                                 CABLEVISION NY GROUP
                                    -------------------------------------------------------------------------------
                                             March 31,                                December 31,
                                    -----------------------------     ---------------------------------------------
                                           2000           1999           1999            1998           1997
                                           ----           ----           ----            ----           ----
                                                                (Dollars in thousands)
BALANCE SHEET DATA:                         (unaudited)
Total assets...................        $6,586,327     $6,570,884     $6,629,312      $6,637,073     $5,191,278
Total debt.....................         5,899,444      5,218,873      5,699,311       5,057,826      4,280,452
Redeemable preferred stock.....         1,444,210      1,291,847      1,404,511       1,256,339      1,123,808
Group deficiency...............        (2,390,918)    (1,648,454)    (2,236,746)     (1,390,595)    (1,386,761)

                                                                 CABLEVISION NY GROUP
                                    -------------------------------------------------------------------------------
                                             March 31,                                December 31,
                                    -----------------------------     ---------------------------------------------
                                        2000           1999            1999           1998             1997
                                        ----           ----            ----           ----             ----
STATISTICAL DATA:
Homes passed by cable..............     5,216,000      5,130,000      5,200,000       5,115,000      4,398,000
Basic service subscribers..........     3,504,000      3,438,000      3,492,000       3,412,000      2,844,000
Basic service subscribers as a
    percentage of homes passed.....          67.2%          67.0%          67.2%           66.7%          64.7%
Number of premium television
    units (1)......................     7,600,000      7,230,000      7,715,000       6,754,000      4,471,000
Average number of premium units
    per basic subscriber at period
    end (1)........................           2.2            2.1            2.2             2.0            1.6
Average monthly revenue per basis
    subscriber (2).................        $46.36         $43.88         $44.38          $42.56         $38.53

-----------------------

(1) Restated for 1997 and 1998 to conform to 1999's definition and reflects in 1997 the operations of certain cable television systems which had relatively lower premium unit penetration and were sold by December 1998.

(2) Based on recurring service revenues divided by average subscribers for the month of March or December, as applicable.

                               THE SPECIAL MEETING

TIME, DATE AND PLACE                      [TIME], New York time, on [DATE],
                                          2000, at our principal executive
                                          offices, 1111 Stewart Avenue,
                                          Bethpage, New York 11714.

RECORD DATE                               [DATE], 2000.

PURPOSE                                   At the special meeting, you will be
                                          asked to consider the tracking stock
                                          proposal designed to allow the board
                                          of directors to change our existing
                                          common stock into two series of common
                                          stock, one of which is intended to
                                          reflect the separate economic
                                          performance of the assets to be
                                          included in the Rainbow Media Group
                                          and the other of which is intended to
                                          reflect the separate economic
                                          performance of our remaining assets
                                          that are concentrated primarily in the
                                          New York metropolitan area, which we
                                          refer to as the Cablevision NY Group.
                                          When we refer to our tracking stock
                                          proposal, we are referring to the two
                                          separate proposals described below
                                          that will be voted on at the special
                                          meeting.

PROPOSALS TO BE CONSIDERED                VOTE REQUIRED FOR APPROVAL

-     Proposal 1--Amendments to Our       The proposal to amend our charter
      Amended and Restated Certificate    requires the affirmative vote of
      of Incorporation                    holders of a majority of the
                                          outstanding shares of Class A common
                                          stock, voting together as a class, the
                                          affirmative vote of holders of at
                                          least 66 2/3% of the outstanding
                                          shares of Class B common shares,
                                          voting together as a class, and the
                                          affirmative vote of holders of a
                                          majority of the outstanding shares of
                                          Class A common stock and Class B
                                          common stock, voting together as a
                                          class. CLASS B COMMON STOCKHOLDERS
                                          OWNING IN EXCESS OF 66 2/3% OF THE
                                          OUTSTANDING SHARES OF CLASS B COMMON
                                          STOCK HAVE AGREED THAT THEY WILL VOTE
                                          "FOR" APPROVAL OF THE PROPOSAL TO
                                          AMEND OUR CHARTER.


-     Proposal 2--Amendments to Our       The proposal to amend our stock option
      Stock Option Plan                   plan requires the affirmative vote of
                                          holders of a majority of the
                                          outstanding shares of Class A common
                                          stock and Class B common stock, voting
                                          together as a class. CABLEVISION
                                          STOCKHOLDERS HAVING A MAJORITY OF
                                          CABLEVISION'S VOTING POWER HAVE AGREED
                                          THAT THEY WILL VOTE "FOR" APPROVAL OF
                                          THE PROPOSAL TO AMEND OUR STOCK OPTION
                                          PLAN. ACCORDINGLY, APPROVAL OF THIS
                                          PROPOSAL IS ASSURED.

APPRAISAL RIGHTS                          You will not have appraisal rights in
                                          connection with the tracking stock
                                          proposal.

QUESTIONS                                 If you have any questions prior to
                                          the special meeting, please call
                                          Investor Relations at (516) 803-2300.

-------------------------------------------------------------------------------
THE CABLEVISION BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THESE PROPOSALS AND RECOMMENDS THAT YOU VOTE "FOR" THEM.
-------------------------------------------------------------------------------

 PROPOSAL 1--AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

GENERAL

       We are asking you to consider and approve certain amendments to our amended and restated certificate of incorporation which would, among other things, permit us to implement the tracking stock proposal which is designed to allow the board of directors to change our existing common stock into two series of common stock, one of which is intended to reflect the separate economic performance of the assets to be included in the Rainbow Media Group and the other of which is intended to reflect the separate economic performance of our remaining assets that are concentrated primarily in the New York metropolitan area, which we refer to as the Cablevision NY Group. Specifically, the tracking stock proposal would alter the terms of our existing Class A common stock and Class B common stock to:

       - increase the number of authorized shares of common stock from 570 million to 1.88 billion, of which:

              - 800 million would be Cablevision NY Group Class A common stock,

              - 320 million would be Cablevision NY Group Class B common stock,

              - 600 million would be Rainbow Media Group Class A tracking stock, and

              - 160 million would be Rainbow Media Group Class B tracking stock,

       - authorize the board of directors to change the terms of our existing Class A common stock and Class B common stock to:

              - redesignate our Class A common stock into Cablevision NY Group Class A common stock, and

              - redesignate our Class B common stock into Cablevision NY Group Class B common stock,

       -      create and authorize the board of directors to issue shares of:

              -      Rainbow Media Group Class A tracking stock, and

              -      Rainbow Media Group Class B tracking stock,

       - define the assets and liabilities to be attributed to each of the Cablevision NY Group and the Rainbow Media Group,

       - provide for the other terms relating to each Group and class of common stock, and

       - permit and authorize the board of directors to distribute Rainbow Media Group Class A tracking stock in respect of our existing Class A common stock, which will have been redesignated Cablevision NY Group Class A common stock, and Rainbow Media Group Class B tracking stock in respect of our existing Class B common stock, which will have been redesignated Cablevision NY Group Class B common stock.

Capitalized terms used in the following description of the tracking stock proposal and not otherwise defined have the meanings given to them elsewhere in this document. See Annex I - Index of Certain Defined Terms.

       If the tracking stock proposal is approved by stockholders, we intend to file with the Delaware Secretary of State a certificate of amendment to our amended and restated certificate of incorporation in the form set forth in Annex II to this document. We currently expect that the filing will be made as soon as practicable after the special meeting. In this document, we refer to our amended and restated certificate of incorporation as we propose to amend it to reflect the tracking stock proposal as our "AMENDED CHARTER". The board of directors may abandon the tracking stock proposal in whole, but not in part, without further action by the stockholders, at any time prior to the filing of the amended charter. If the tracking stock proposal is not approved, we will not file the amended charter and no shares of tracking stock will be authorized or issued.

NO INTER-GROUP INTEREST

       The number of shares of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock to be issued pursuant to the distribution is intended to represent 100% of our common stockholders' equity value attributable to Rainbow Media Holdings' interest in the assets and businesses included in the Rainbow Media Group. Accordingly, the Cablevision NY Group will not have an inter-group interest in the Rainbow Media Group.

OPTIONS

       The amendment to our stock option plan contemplated by Proposal 2 would increase the number of shares of our common stock available for issuance under our stock option plan by 19.2 million shares of Class A stock, any or all of which may be Cablevision NY Group Class A common stock or Rainbow Media Group Class A tracking stock.

       Options to purchase shares of our existing Class A common stock that are outstanding under our existing stock option plan immediately prior to the tracking stock distribution (the "ADJUSTABLE OPTIONS") will be adjusted upon completion of the distribution so that each holder of such an option, in substitution therefor and cancellation thereof, will have two new options:

       - one for the purchase of the number of shares of Cablevision NY Group Class A common stock that would have been issuable upon exercise of Adjustable Options immediately prior to the tracking stock distribution (whether or not such options are, in fact, then exercisable), and

       - one for the purchase of a number of shares of Rainbow Media Class A tracking stock equal to 50% (rounded up or down to the nearest whole number with 1/2 rounded up) of the number of shares of our existing Class A common stock that would have been issuable upon exercise of such Adjustable Options immediately prior to the tracking stock distribution (whether or not such options are, in fact, exercisable).

       The exercise price for each resulting Cablevision NY Group common stock option and each Rainbow Media Group tracking stock option will be calculated by multiplying the exercise price of the existing Adjustable Option by a fraction,

       - the numerator of which is the average of the high and low prices of the Class A stock of the applicable series underlying the option on the first date that the stock is traded, regular way, on the NYSE, following the tracking stock distribution; and

       - the denominator of which is the sum of the average of the high and low prices of both series of Class A stock on the first date that the stock is traded, regular way, on the NYSE, following the tracking stock distribution.

       The other terms of each of such options at the time of issuance will be the same as the terms of the Adjustable Options that they replace, including the vesting schedule.

REASONS FOR THE TRACKING STOCK PROPOSAL

       We believe the tracking stock proposal is in the best interests of Cablevision stockholders primarily for the following reasons:

       - The proposal will permit the market to review separate information about the Rainbow Media Group and the Cablevision NY Group and separately value Rainbow Media Group tracking stock and Cablevision NY Group common stock. This should encourage investors and analysts to focus more attention on the Rainbow Media Group and result in greater market recognition of the value of the Rainbow Media Group.

       - The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities, including acquisitions, because it will allow us to issue either Cablevision NY Group common stock or the Rainbow Media Group tracking stock as appropriate under the circumstances.

       - The proposal could enable us to monetize some of the value of the Rainbow Media Group while preserving the financial, operational, strategic and other benefits of being a single consolidated entity.

       - The proposal will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

       - The proposal will allow us to create more effective management incentive and retention programs for the Rainbow Media Group and the Cablevision NY Group because it will allow us to issue stock-based compensation tied to the Rainbow Media Group tracking stock and stock-based compensation tied to Cablevision NY Group common stock.

       If you vote "FOR" proposal 1 at the special meeting, you may be forfeiting your right to challenge the tracking stock proposal in the future.

SUMMARY DESCRIPTION OF THE TRACKING STOCK PROPOSAL

       The following chart summarizes certain selected terms of Cablevision NY Group common stock and Rainbow Media Group tracking stock under our amended charter by comparing the terms of our existing common stock to the proposed terms of Cablevision NY Group common stock and Rainbow Media Group tracking stock. This summary is not complete and should be read together with the more detailed discussion set forth under "Description of Cablevision NY Group Common Stock and Rainbow Media Group tracking stock" and the text of the charter amendment set forth in Annex II.


                                               Existing Common Stock
                                        -----------------------------------
BASIC INVESTMENT CHARACTERISTICS:       Our existing common stock reflects
                                        the performance of all of our
                                        businesses.

                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
BASIC INVESTMENT CHARACTERISTICS:        CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------
                                        We intend Cablevision NY Group          We intend Rainbow Media Group
                                        common stock to reflect the             tracking stock to reflect the
                                        separate economic performance of        separate economic performance of
                                        the assets to be included in the        the assets to be included in the
                                        Cablevision NY Group. The               Rainbow Media Group. The Rainbow
                                        Cablevision NY Group will initially     Media Group will initially consist
                                        consist primarily of:                   primarily of:

                                        - our cable television business,        - our interest in five
                                          including our residential               nationally-distributed
                                          telephone and high-speed modem          entertainment programming
                                          businesses,                             networks,

                                        - the commercial telephone and          - our interest in six regional Fox
                                          internet operations of our              Sports Net networks outside of
                                          subsidiary, Cablevision                 the New York area,
                                          Lightpath, Inc.,
                                                                                - our interest in National Sports
                                        - our MSG sports and entertainment        Partners, which owns and
                                          business, including Madison             distributes Fox Sports Net,
                                          Square Garden, the professional
                                          sports teams we own, Radio City       - our interest in a regional sports
                                          Music Hall, MSG Network and Fox         news business, which produces the
                                          Sports Net New York,                    Regional Sports Report, a
                                                                                  regional complement to Fox Sports
                                        - the electronics retail operations       Net's National Sports Report,
                                          of our subsidiary, Cablevision
                                          Electronics Investments, Inc.,        - our interest in National
                                          doing business as The WIZ,              Advertising Partners, which
                                                                                  provides advertising
                                        - our motion picture theater              representation services to all of
                                          business, doing business as             the Fox Sports Net networks,
                                          Clearview Cinemas,
                                                                                - Rainbow Network Communications, a
                                        - our MetroChannels and our               full service network programming
                                          regional news business in the New       origination and distribution
                                          York Metropolitan area,                 company, and

                                        - our advertising sales                 - Sterling Digital, a company
                                          representation business,                designed to develop new niche
                                                                                  audience programming.
                                        - our equity interests in @Home
                                          Corporation, a provider of            We cannot assure you that the
                                          multimedia internet services,         market value of Rainbow Media Group
                                                                                tracking stock will in fact reflect
                                        - the common stock of Adelphia          the performance of the Rainbow
                                          Communications Corporation and        Media Group as we intend. Holders
                                          AT&T Corporation and Charter          of Rainbow Media Group tracking
                                          Communications, Inc. that we will     stock
                                          own following completion of
                                          certain pending transactions,

                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
BASIC INVESTMENT CHARACTERISTICS:        CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
          (continued)                   -----------------------------------     ----------------------------------
                                        - our interest in certain direct        will continue to be holders
                                          broadcast satellite assets, and       of Cablevision and, as such, will
                                                                                be subject to all risks associated
                                        - our interests in certain wireless     with an investment in Cablevision
                                          personal communications services.     and all of our businesses, assets
                                                                                and liabilities. In addition, we
                                        We cannot assure you that the           could determine to pursue future
                                        market value of Cablevision NY          business opportunities through one
                                        Group common stock will in fact         Group instead of the other Group,
                                        reflect the performance of the          or jointly through both Groups.
                                        Cablevision NY Group as we intend.
                                        Holders of Cablevision NY Group
                                        common stock will continue to be
                                        holders of Cablevision and, as
                                        such, will be subject to all risks
                                        associated with an investment in
                                        Cablevision and all of our
                                        businesses, assets and liabilities.
                                        In addition, we could determine to
                                        pursue future business
                                        opportunities through one Group
                                        instead of the other Group, or
                                        jointly through both Groups.

                                               Existing Common Stock
                                        -----------------------------------

AUTHORIZED CAPITAL STOCK:               We are currently authorized to
                                        issue up to 570 million shares,
                                        consisting of 400 million shares of
                                        Class A common stock, 160 million
                                        shares of Class B common stock and
                                        10 million shares of preferred
                                        stock.


                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------

                                        The tracking stock proposal will        The tracking stock proposal will
                                        authorize us to increase the number     authorize us to increase the number
                                        of authorized shares of common          of authorized shares of common
                                        stock from 570 million to 1.88          stock from 570 million to 1.88
                                        billion, of which 800 million would     billion, of which 600 million would
                                        be Cablevision NY Group Class A         be Rainbow Media Group Class A
                                        common stock and 320 million would      tracking stock and 160 million
                                        be Cablevision NY Group Class B         would be Rainbow Media Group Class
                                        common stock.                           B tracking stock.

                                        It would also authorize the board of directors to issue common stock in two series, Cablevision NY Group common stock and Rainbow Media Group tracking stock, with two classes within each series, Class A common stock and Class B common stock.

                                               Existing Common Stock
                                        -----------------------------------


DIVIDENDS AND SECURITIES                We have never paid cash dividends
DISTRIBUTIONS:                          on our common stock and do not
                                        currently intend to pay cash
                                        dividends on any series or class of
                                        our common stock in the foreseeable
                                        future.

                                        Cablevision is a holding company
                                        with no operating assets.
                                        Accordingly, our ability to pay
                                        dividends is dependent upon the
                                        receipt of dividends from our
                                        subsidiaries. Although certain loan
                                        agreements and other debt
                                        instruments to which certain of our
                                        subsidiaries are parties currently
                                        limit the payment of dividends, we
                                        are otherwise permitted to pay
                                        dividends out of the assets of
                                        Cablevision legally available for
                                        the payment of dividends under
                                        Delaware law.

                                        If dividends are paid on our
                                        existing common stock, holders of
                                        our existing Class A common stock
                                        and Class B common stock are
                                        entitled to receive dividends, and
                                        other distributions in cash, stock
                                        or property, equally on a per share
                                        basis, except that stock dividends
                                        with respect to Class A common
                                        stock may be paid with shares of
                                        Class A common stock and stock
                                        dividends with respect to Class B
                                        common stock may be paid with
                                        shares of Class B common stock. If
                                        dividends are paid with respect to
                                        any outstanding share of our
                                        existing Class A common stock and
                                        Class B common stock, then the same
                                        dividend must be paid with respect
                                        to each share of Class A common
                                        stock and Class B common stock.




                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------

DIVIDENDS AND SECURITIES                We have never paid cash dividends       We have never paid cash dividends
DISTRIBUTIONS:                          on our common stock and do not          on our common stock and do not
(continued)                             currently intend to pay cash            currently intend to pay cash
                                        dividends on any series or class of     dividends on any series or class of
                                        our common stock, including             our common stock, including Rainbow
                                        Cablevision NY Group common stock,      Media Group tracking stock, in the
                                        in the foreseeable future.              foreseeable future.

                                        Cablevision is a holding company        Cablevision is a holding company
                                        with no operating assets.               with no operating assets.
                                        Accordingly, our ability to pay         Accordingly, our ability to pay
                                        dividends is dependent upon the         dividends is dependent upon the
                                        receipt of dividends from our           receipt of dividends from our
                                        subsidiaries. Although certain loan     subsidiaries. Although certain loan
                                        agreements to which certain of our      agreements to which certain of our
                                        subsidiaries are parties currently      subsidiaries are parties currently
                                        limit the payment of dividends, we      limit the payment of dividends, we
                                        will otherwise be permitted to pay      will otherwise be permitted to pay
                                        dividends on Cablevision NY Group       dividends on Rainbow Media Group
                                        common stock out of the assets of       tracking stock out of the assets of
                                        Cablevision legally available for       Cablevision legally available for
                                        the payment of dividends under          the payment of dividends under
                                        Delaware law; however, the total of     Delaware law; however, the total of
                                        the amounts paid as dividends on        the amounts paid as dividends on
                                        Cablevision NY Group common stock       the Rainbow Media Group tracking
                                        cannot be more than the Available       stock cannot be more than the
                                        Dividend Amount for the                 Available Dividend Amount for the
                                        Cablevision NY Group. The Available     Rainbow Media Group. The Available
                                        Dividend Amount for the Cablevision     Dividend Amount for the Rainbow
                                        NY Group is based on the amount         Media Group is based on the
                                        that would be legally available for     amount that would be legally
                                        the payment of dividends under          available for the payment of
                                        Delaware law if the Cablevision NY      dividends under Delaware law if the
                                        Group were a separate Delaware          Rainbow Media Group were a separate
                                        corporation.                            Delaware corporation.

                                        If dividends are paid on our            If dividends are paid on our
                                        Cablevision NY Group common stock,      Rainbow Media Group tracking stock,
                                        holders of our Cablevision NY Group     holders of our Rainbow Media Group
                                        Class A common stock and                Class A tracking stock and Rainbow
                                        Cablevision NY Group Class B common     Media Group Class B tracking stock
                                        stock are entitled to receive           are entitled to receive dividends,
                                        dividends, and other distributions      and other distributions in cash,
                                        in cash, stock or property, equally     stock or property, equally on a per
                                        on a per share basis, except that       share basis, except that stock
                                        stock dividends with respect to         dividends with respect to Rainbow
                                        Cablevision NY Group Class A common     Media Group Class A tracking stock
                                        stock are paid only with shares of      are paid only with shares of
                                        Cablevision NY Group Class A common     Rainbow Media Group Class A
                                        stock and stock dividends with          tracking stock and stock dividends
                                        respect to Cablevision NY Group         with respect to Rainbow Media Group
                                        Class B common stock are paid only      Class B tracking stock are paid
                                        with shares of Cablevision NY Group     only with shares of Rainbow Media
                                        Class B common stock. If dividends      Group Class B tracking stock. If
                                        are paid with respect to any            dividends are paid with respect to
                                        outstanding share of our                any outstanding share of our
                                        Cablevision NY Group Class A common     Rainbow Media Group Class A
                                        stock or Cablevision NY Group Class     tracking stock or Rainbow Media
                                        B common stock, then the same           Group Class B tracking stock, then
                                        dividend must be paid with respect      the same dividend must be paid with
                                        to each share of Cablevision NY         respect to each share of Rainbow
                                        Group Class A common stock and          Media Group Class A tracking stock
                                        Cablevision NY Group Class B common     and Rainbow Media Group Class B
                                        stock.                                  tracking stock.


                                        Subject to the above, dividends may be declared and paid on Cablevision NY Group common stock and/or Rainbow Media Group tracking stock in equal or unequal amounts, notwithstanding the relationship among the Cablevision NY Group
                                        Available Dividend Amount and the Rainbow Media Group Available Dividend Amount,
                                        the respective amounts of prior dividends paid on, or liquidation rights of
                                        (i.e., amounts stockholders would receive if Cablevision were liquidated),
                                        Cablevision NY Group common stock or Rainbow Media Group tracking stock or any other factor.

                                        Any decision to pay dividends in the future will depend on our financial condition, results of operations and business requirements as a whole. In making a determination as to the allocation of any future dividends between Cablevision
                                        NY Group common stock and Rainbow Media Group tracking stock, the board of directors expects to consider, among other factors, the relative financial condition, results of operations, and business requirements of the respective
                                        Groups.

                                              Existing Common Stock
                                        ----------------------------------
CONVERSION AT OPTION OF HOLDER:         Each share of Class B common stock
                                        of Cablevision is convertible, at
                                        the option of the holder thereof,
                                        into one share of Class A common
                                        stock of Cablevision. Shares of
                                        Class A common stock of Cablevision
                                        are not convertible into Class B
                                        common stock of Cablevision.


                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------

CONVERSION AT OPTION OF HOLDER:         Each share of Class B common stock of a Group will be convertible, at the option of the holder thereof, into one share of Class A common stock of the same Group.
                                        Shares of Class A common stock will not be convertible into shares of Class B common stock.

                                               Existing Common Stock
                                        -----------------------------------
CONVERSION AT OPTION OF                 None.
CABLEVISION:


                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------
CONVERSION AT OPTION OF                 We may, in the sole discretion of the board of directors, elect at any time
CABLEVISION:                            following the first anniversary of the tracking stock distribution to convert all of the outstanding shares of Rainbow Media Group tracking stock into shares of Cablevision NY Group common stock at a 10% premium.

                                        In such a case, shares of Rainbow Media Group Class A tracking stock would be converted into shares of Cablevision NY Group Class A common stock and shares of
                                        Rainbow Media Group Class B tracking stock would be converted into shares of
                                        Cablevision NY Group Class B common stock.

                                        If a "Tax Event" occurs at any time, we may decide to require a conversion of all of the outstanding shares of Rainbow Media Group tracking stock into shares of Cablevision NY Group common stock; however, holders of the Rainbow Media
                                        Group tracking stock will not receive any premium in that conversion.

                                               Existing Common Stock
                                        -----------------------------------
MANDATORY DIVIDEND, REDEMPTION AND      None.
CONVERSION RIGHTS ON DISPOSITION OF
ASSETS:

                                                               TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------
MANDATORY DIVIDEND, REDEMPTION AND      None.                                   If we dispose of all or
CONVERSION RIGHTS ON DISPOSITION OF                                             substantially all of the assets of
ASSETS:                                                                         the Rainbow Media Group (i.e., 80%
                                                                                or more on a current market basis)
                                                                                and the disposition is not an
                                                                                exempt disposition, as defined, we
                                                                                would be required to choose one of
                                                                                the following three alternatives:

                                                                                - pay a dividend to holders of
                                                                                  Rainbow Media Group tracking
                                                                                  stock in an amount equal to the
                                                                                  Net Proceeds of such disposition,

                                                                                - redeem from holders of Rainbow
                                                                                  Media Group tracking stock, for
                                                                                  an amount equal to the Net
                                                                                  Proceeds of such disposition,
                                                                                  outstanding shares of Rainbow
                                                                                  Media Group tracking stock, or

                                                                                - issue Cablevision NY Group common
                                                                                  stock in exchange for outstanding
                                                                                  Rainbow Media Group tracking
                                                                                  stock at a 10% premium (based on
                                                                                  the average market value of
                                                                                  Rainbow Media Group Class A
                                                                                  tracking stock as compared to the
                                                                                  average market value of
                                                                                  Cablevision NY Group Class A
                                                                                  common stock over a specified
                                                                                  20-trading day period prior to
                                                                                  the exchange).

                                                                                For purposes of such exchange,
                                                                                Cablevision NY Group Class A common
                                                                                stock will only be exchanged for
                                                                                Rainbow Media Group Class A
                                                                                tracking stock and Cablevision NY
                                                                                Group Class B common stock will
                                                                                only be exchanged for Rainbow Media
                                                                                Group Class B tracking stock.

                                               Existing Common Stock
                                        -----------------------------------
OPTIONAL EXCHANGE FOR STOCK OF A        None.
SUBSIDIARY:

                                                                  TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------


OPTIONAL EXCHANGE FOR STOCK OF A        None.                                   We will have the right at any time
SUBSIDIARY:                                                                     to transfer all of the assets and
                                                                                liabilities of the Rainbow Media
                                                                                Group to a qualifying subsidiary
                                                                                and deliver all of the stock of
                                                                                that subsidiary in exchange for all
                                                                                of the outstanding Rainbow Media Group
                                                                                tracking stock.

                                               Existing Common Stock
                                        -----------------------------------
VOTING RIGHTS:                          Our existing Class A common stock
                                        is entitled to one vote per share
                                        and our existing Class B common
                                        stock is entitled to 10 votes per
                                        share, voting as a class, except to
                                        the extent separate class or series
                                        votes are required by law or our
                                        existing charter.

                                        Our existing charter allows the
                                        holders of our Class A common stock
                                        to elect 25% of the board of
                                        directors and the holders of our
                                        Class B common stock to elect 75%
                                        of the board of directors.

                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------

VOTING RIGHTS:                          Each share of Cablevision NY Group      Each share of Rainbow Media Group
                                        Class A common stock will have one      Class A tracking stock will have
                                        vote per share. Each share of           1/2 of a vote per share. Each share
                                        Cablevision NY Group Class B common     of Rainbow Media Group Class B
                                        stock will have 10 votes per share.     tracking stock will have 5 votes
                                        Holders of Cablevision NY Group         per share. Holders of Rainbow Media
                                        common stock will vote together         Group tracking stock will vote
                                        with holders of Rainbow Media Group     together with holders of
                                        tracking stock unless a separate        Cablevision NY Group common stock
                                        class vote is required by our           unless a separate class vote is
                                        charter or applicable law.              required by our charter or
                                                                                applicable law.

                                        Under our amended charter, the holders of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock will vote together as a separate class to elect 25% of the board of directors and the holders of
                                        Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock will vote together as a separate class to elect the remaining
                                        75% of the board of directors.

                                               Existing Common Stock
                                        -----------------------------------
INTER-GROUP INTEREST:                   None.

                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------
INTER-GROUP INTEREST:                   We currently intend to make a pro rata distribution of all of the Rainbow Media
                                        Group tracking stock. Accordingly, Cablevision NY Group will not have any inter-Group interest in the Rainbow Media Group.

                                               Existing Common Stock
                                        -----------------------------------
LIQUIDATION:                            Upon any winding up, liquidation or
                                        dissolution of Cablevision, holders of
                                        existing common stock are entitled to
                                        receive the net assets of Cablevision,
                                        if any, remaining for distribution to
                                        stockholders (after payment or provision
                                        for all liabilities of Cablevision and
                                        payment of the liquidation preference
                                        payable to any holders of our preferred
                                        stock).

                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------
LIQUIDATION:                            Upon any winding up, liquidation or dissolution of Cablevision, holders of
                                        Cablevision NY Group common stock and Rainbow Media Group tracking stock will be entitled to receive the net assets of Cablevision, if any, remaining for distribution to stockholders (after payment or provision for all liabilities of
                                        Cablevision and payment of the liquidation preference payable to any holders of our preferred stock). Amounts due upon liquidation in respect of shares of
                                        Cablevision NY Group common stock and shares of Rainbow Media Group tracking stock will be distributed pro rata in accordance with the average market value of Cablevision NY Group common stock and the average market value of Rainbow
                                        Media Group tracking stock over a specified 20-trading day period prior to the liquidation.

                                        Of the amounts distributed in respect of shares of Cablevision NY Group common stock and shares of Rainbow Media Group tracking stock, holders of Class A common stock and Class B common stock will be treated equally.





                                               Existing Common Stock
                                        -----------------------------------
STOCK EXCHANGE LISTINGS:                Our existing Class A common stock
                                        is listed on the NYSE under the
                                        symbol "CVC".

                                                                TRACKING STOCK PROPOSAL
                                        --------------------------------------------------------------------------
                                         CABLEVISION NY GROUP COMMON STOCK      RAINBOW MEDIA GROUP TRACKING STOCK
                                        -----------------------------------     ----------------------------------
STOCK EXCHANGE LISTINGS:                Cablevision NY Group Class A common     We currently intend to apply for
                                        stock will be listed on the NYSE        listing of Rainbow Media Group
                                        under the symbol "CVC".                 Class A tracking stock on the NYSE
                                                                                under the symbol "RMG".

NO APPRAISAL RIGHTS

         You will not have appraisal rights in connection with the tracking stock proposal.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         We believe that neither you nor Cablevision will recognize any income, gain or loss for federal income tax purposes as a result of the redesignation of our existing common stock into Cablevision NY Group common stock or the creation of Rainbow Media Group tracking stock. There are, however, no court decisions bearing directly on similar transactions and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of such transactions. THUS, YOU SHOULD CONSULT A TAX ADVISOR. For a more detailed description of possible federal income tax consequences, see "Proposal 1--Amendments to Our Amended and Restated Certificate of Incorporation--Certain Federal Income Tax Considerations".


                 PROPOSAL 2--AMENDMENTS TO OUR STOCK OPTION PLAN

       At the special meeting, we will also ask you to consider and approve a proposal to amend our Amended and Restated 1996 Employee Stock Plan to reflect the redesignation of our existing Class A common stock into Cablevision NY Group Class A common stock, and the distribution of Rainbow Media Group Class A tracking stock in respect of our existing Class A common stock.

       The amendments also increase the number of shares available for issuance under our stock option plan by 19.2 million shares of Class A stock, any or all of which may be Cablevision NY Group common stock or Rainbow Media Group tracking stock. Further, the amendments increase the total number of awards a participant may be granted over the term of our stock option plan to 4.0 million shares of Class A stock, any or all of which may be Cablevision NY Group shares or Rainbow Media Group shares.

       Finally, the amendments to our stock option plan make certain technical changes to reflect amendments to Rule 16b-3 of the Securities Exchange Act of 1934. The text of our stock option plan, as so amended is set forth in Annex III hereto. For a more detailed description of the proposals to amend the stock option plan, see "Proposal 2--Amendments to Our Stock Option Plan".

       CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND OUR STOCK OPTION PLAN. ACCORDINGLY, APPROVAL OF THIS PROPOSAL IS ASSURED.

                                  RISK FACTORS

-------------------------------------------------------------------------------

You should carefully consider the risk factors described below, as well as the other information included in this document, before you decide how to vote on the proposals.

-------------------------------------------------------------------------------

              RISK FACTORS RELATING TO THE TRACKING STOCK PROPOSAL

HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK WILL BE COMMON STOCKHOLDERS OF CABLEVISION AND WILL, THEREFORE, BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN CABLEVISION AS A WHOLE.

       Even though we have allocated (for financial reporting purposes) all of our consolidated assets, liabilities, revenue, expenses and cash flow between the Cablevision NY Group and the Rainbow Media Group in order to prepare their respective financial statements, the tracking stock proposal will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Further, holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will not have any legal rights related to specific assets of either the Cablevision NY Group or the Rainbow Media Group and, in any liquidation, will receive a share of the net assets of Cablevision based on the relative trading prices of Cablevision NY Group common stock and Rainbow Media Group tracking stock rather than on any assessment of their respective actual values. Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will continue to be common stockholders of Cablevision and, as such, will be subject to all risks associated with an investment in Cablevision and all of our businesses, assets and liabilities. For example, if the cash flow of either the Cablevision NY Group or the Rainbow Media Group is insufficient to satisfy any debt owed by that Group or any inter-Group loans, both the Cablevision NY Group and the Rainbow Media Group would be adversely affected.

IF CABLEVISION RUNS INTO FINANCIAL DIFFICULTY, THE VALUE OF EITHER THE CABLEVISION NY GROUP'S OR THE RAINBOW MEDIA GROUP'S STOCK MAY SUFFER FOR REASONS HAVING NOTHING TO DO WITH THE PROSPECTS FOR THAT GROUP.

       Financial results of either the Cablevision NY Group or the Rainbow Media Group will affect Cablevision's consolidated results of operations, financial position and borrowing costs. This could affect the results of operations, financial position or borrowing costs of the other Group or the market price of shares issued with respect to the other Group. Because Cablevision NY Group common stock and Rainbow Media Group tracking stock are series of stock of Cablevision, investors may attribute negative results for one Group to the other Group and the stock of one Group may decline if there are perceived negative results relating to the other Group's business.

       In addition, any dividends or distributions on, or repurchases of, either series of common stock, will reduce the assets of Cablevision legally available for dividends on both series of common stock. Accordingly, you should read the financial information for each Group together with the financial information for the other Group and for Cablevision.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

       Cablevision is a holding company with no operating assets. Accordingly, our ability to pay dividends is dependent upon the receipt of dividends from our subsidiaries. Various loan agreements and debt instruments to which our subsidiaries are parties currently limit the payment of dividends, and, in any event, we do not expect to pay any dividends for the foreseeable future on either series of common stock.

WE MAY NOT PAY DIVIDENDS EQUALLY ON CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK.

       Although as stated above we do not intend to pay dividends in the foreseeable future, we have the right to pay dividends on Cablevision NY Group common stock or Rainbow Media Group tracking stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

       - the financial performance of either the Cablevision NY Group or the Rainbow Media Group,

       -      the amount of assets available for dividends on either series,

       -      the amount of prior dividends declared on either series, or

       -      any other factor.

In addition, any dividends or distributions on, or repurchases of, either series of common stock, will reduce the assets of Cablevision legally available for dividends on both that series and the other series.

HAVING TWO SERIES OF COMMON STOCK COULD CREATE CONFLICTS OF INTEREST AND THE CABLEVISION BOARD OF DIRECTORS MAY MAKE DECISIONS THAT ADVERSELY AFFECT HOLDERS OF RAINBOW MEDIA GROUP TRACKING STOCK AND/OR CABLEVISION NY GROUP COMMON STOCK.

       Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. In addition, due to the extensive relationships between the Cablevision NY Group and the Rainbow Media Group, there may be inherent conflicts of interests between the two Groups. Officers and directors of Cablevision owe fiduciary duties to both classes of stockholders. The fiduciary duties owed by such officers and directors are to Cablevision as a whole, and decisions deemed to be in the best interests of Cablevision may not be in the best interest of a Group when considered on its own. Examples include:

       - our decisions as to the business relationships between the Cablevision NY Group and the Rainbow Media Group and the terms of those relationships, including payments from one Group to the other,

       - our decisions as to how to allocate consideration to be received in connection with a merger involving Cablevision between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock,

       - our decisions as to whether and to what extent the two Groups compete with each other and how corporate opportunities are allocated between the two Groups,

       - our decisions as to whether and how to make transfers of funds from one Group to the other and, more generally, our decisions as to other operational and financial matters that could be considered detrimental to one Group or the other,

       - our decisions as to whether and when to exchange Rainbow Media Group tracking stock for Cablevision NY Group common stock,

       - our decisions as to whether and when to approve dispositions of assets of either the Cablevision NY Group or the Rainbow Media Group, and

       - our decisions as to whether to pay dividends on Cablevision NY Group common stock and/or Rainbow Media Group tracking stock.

       In addition, if directors own disproportionate interests (in percentage or value terms) in Cablevision NY Group common stock and Rainbow Media Group tracking stock, that disparity could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the different Groups.

       Other than certain contractual arrangements described herein under "Proposal 1--Amendments to our Amended and Restated Certificate of Incorporation--Certain Inter-Group Relationships," we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock. Rather than develop additional specific procedures in advance, the board of directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to (a) obtain information regarding the divergence (or potential divergence) of interests, (b) determine under what circumstances to seek the assistance of outside advisers, (c) determine whether a committee of the board of directors should be appointed to address the matter, and (d) assess which available alternative is in the best interests of Cablevision and its stockholders.

       The board of directors believes the advantage of retaining flexibility in determining how to fulfill its responsibilities in such circumstances as they may arise outweighs any perceived advantages from adopting additional specific procedures in advance.

PRINCIPLES OF DELAWARE LAW MAY PROTECT DECISIONS OF THE BOARD OF DIRECTORS THAT HAVE A DISPARATE IMPACT UPON HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND HOLDERS OF RAINBOW MEDIA GROUP TRACKING STOCK.

       Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of Cablevision's stockholders, including the holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock. Having two series of common stock, however, could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series.

       Principles of Delaware law established in cases involving differing treatment of two classes of common stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the business judgment rule. Under the principles of Delaware law referred to in the preceding sentence and the "business judgment rule", you may not be able to challenge decisions that have a disparate impact upon holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock if the board of directors:

       - is disinterested and adequately informed with respect to such decisions and

       - acts in good faith and in the honest belief that it is acting in the best interests of all of Cablevision's stockholders.

       If, for example, the board of directors were to make a decision which it in good faith believed to be in the best interest of Cablevision as a whole, and such decision had a positive impact on Cablevision NY Group common stock and a negative impact on Rainbow Media Group tracking stock, holders of Rainbow Media Group tracking stock may not be able to challenge the board of directors' decision.

THE BOARD OF DIRECTORS MAY MAKE OPERATIONAL AND FINANCIAL DECISIONS AFFECTING THE CABLEVISION NY GROUP AND THE RAINBOW MEDIA GROUP DIFFERENTLY.

         The board of directors, in its sole discretion, will make operational and financial decisions and implement policies that affect the businesses of the Cablevision NY Group and the Rainbow Media Group differently. Examples include:

       - transfers of funds between the Cablevision NY Group and the Rainbow Media Group,

       - the manner of accounting for transfers between the Cablevision NY Group and the Rainbow Media Group,

       -      amount of funds for capital expenditures,

       - other transactions between the Cablevision NY Group and the Rainbow Media Group,

       - the allocation of tax liabilities and other tax-related items between the Cablevision NY Group and the Rainbow Media Group,

       -      the allocation of financing opportunities in public markets, and

       -      the allocation of business opportunities, resources and personnel.

Decisions of the board of directors may favor either the Cablevision NY Group or the Rainbow Media Group at the expense of the other. For example, the decision to provide funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies.

THE BOARD OF DIRECTORS HAS SOLE DISCRETION TO ADMINISTER OUR TREASURY ACTIVITIES AND THIS DISCRETION MAY INCREASE THE RISK TO A HOLDER OF CABLEVISION NY GROUP COMMON STOCK OR RAINBOW MEDIA GROUP TRACKING STOCK AS COMPARED TO OUR EXISTING COMMON STOCK.

       Under "Proposal 1--Amendments to Our Amended and Restated Certificate of Incorporation--Certain Inter-Group Relationships--Treasury Activities," we set forth our intent with respect to treasury activities, including certain capital transactions between the Rainbow Media Group and the Cablevision NY Group. It is within the board's sole discretion to change, eliminate or add to the activities described and such changes may affect one Group and the common stockholders of that Group adversely. For example, cash proceeds from the issuance of securities by one Group may be loaned to or invested in entities in the other Group. This discretion makes it riskier to be a holder of Cablevision NY Group common stock or Rainbow Media Group tracking stock than a holder of our existing common stock.

       In the event that the Cablevision board determines in its business judgment that it is appropriate for the Cablevision NY Group to provide funding to the Rainbow Media Group or for the Rainbow Media Group to provide funding to the Cablevision NY Group, the board will also determine whether such a cash transfer should be treated as a revolving credit advance, long term loan, preferred stock or other type of investment. Factors the board may consider in this determination may include:

       -      the current and projected capital structure of each Group,

       -      the relative levels of internally generated funds of each Group,

       -      the financing needs and objectives of the recipient Group,

       -      the investment objectives of the transferring Group,

       - the availability, cost and timing associated with alternative financing sources, and

       -      prevailing interest rates and general economic conditions.

       The determination of the board of directors as to how to account for a cash transfer will affect the amount of interest expense and interest income and stockholders' equity as reflected in the financial statements of the Cablevision NY Group and the Rainbow Media Group.

       If either the Cablevision NY Group or the Rainbow Media Group is unable to repay advances or loans owed to the other Group, both Groups would be adversely affected. Also, if either Cablevision NY Group or the Rainbow Media Group extends an advance or loan to the other Group at an interest rate below the lending Group's cost of funds or opportunity cost, the lending Group's results would be adversely affected to the extent of the difference.

STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER INVOLVING CABLEVISION AMONG HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND HOLDERS OF RAINBOW MEDIA GROUP TRACKING STOCK.

       Our amended charter will not contain any provisions governing how consideration received in connection with a merger or consolidation involving Cablevision is to be allocated between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock. Neither holders of Cablevision NY Group common stock nor holders of Rainbow Media Group tracking stock will have a separate class vote in any merger or consolidation as long as we divide the type and amount of consideration between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock in a manner the board of directors determines, in its sole discretion, to be fair. In any such merger or consolidation, the different ways the board of directors may divide the consideration might have materially different results. As a result, the consideration to be received by holders of Cablevision NY Group common stock or Rainbow Media Group tracking stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

WE MAY DISPOSE OF ASSETS OF EITHER THE CABLEVISION NY GROUP OR THE RAINBOW MEDIA GROUP WITHOUT YOUR APPROVAL.

       Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Cablevision. As long as the assets attributed to either the Cablevision NY Group or the Rainbow Media Group represent less than substantially all of Cablevision's assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stockholder approval. Based on the initial composition of the Rainbow Media Group, a sale of all of the Rainbow Media Group would not be considered a sale of substantially all the assets of Cablevision.

       If we dispose of all or substantially all of the assets of the Rainbow Media Group (defined for this purpose as 80% of the Rainbow Media Group's assets by fair market value), we would be required, if the disposition is not an exempt disposition under the terms of our amended charter, to choose one of the following three alternatives:

       -      declare and pay a dividend on Rainbow Media Group tracking stock,

       -      redeem shares of Rainbow Media Group tracking stock, or

       - exchange shares of Cablevision NY Group common stock for outstanding shares of Rainbow Media Group tracking stock at a 10% premium.

       Consequently, holders of Rainbow Media Group tracking stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of the Rainbow Media Group. In addition, if we elect to complete an exchange in connection with the disposition, such exchange could be completed at a time when Rainbow Media Group tracking stock may be considered to be undervalued.

       The terms of our amended charter do not include a similar requirement for the Cablevision NY Group.

       The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Cablevision NY Group common stock or Rainbow Media Group tracking stock.

HOLDERS OF RAINBOW MEDIA GROUP TRACKING STOCK WILL VOTE TOGETHER WITH HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND WILL HAVE LIMITED SEPARATE VOTING RIGHTS.

       Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will vote together as a single class, except in certain limited circumstances provided under our amended charter and under the Delaware General Corporation Law, such as amendments to our amended charter adversely affecting one class. Each share of Cablevision NY Group common stock will have two times the voting power of a share of Rainbow Media Group tracking stock of the same class. When holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock.

       The issuance of common stock of one series, like any issuance of common stock, would dilute the voting rights and equity interest of holders of common stock of each other series.

THE COST OF MAINTAINING SEPARATE GROUPS WILL EXCEED THE COSTS ASSOCIATED WITH OPERATING CABLEVISION AS A SINGLE ENTITY.

       The costs associated with implementing the tracking stock proposal and the ongoing costs of separate Groups will exceed the costs associated with operating Cablevision as it currently exists. In particular, the issuance of Rainbow Media Group tracking stock will result in a complex capital structure and additional financial reporting requirements with respect to each Group. The increased financial reporting requirements will result in additional personnel costs, higher audit costs, increased stockholder communications costs and additional public relations costs.

WE CANNOT PREDICT HOW THE DISTRIBUTION OF TRACKING STOCK WILL AFFECT THE MARKET PRICE OF CABLEVISION NY GROUP COMMON STOCK AND THE MARKET PRICE OF RAINBOW MEDIA GROUP TRACKING STOCK MAY BE VOLATILE.

       Because there has been no prior market for Cablevision NY Group common stock or Rainbow Media Group tracking stock, we cannot predict the prices at which Cablevision NY Group common stock or Rainbow Media Group tracking stock will trade after the tracking stock proposal is implemented and we cannot assure you that the combined market prices of two shares of Cablevision NY Group common stock and one share of Rainbow Media Group tracking stock will equal or exceed the market price of two shares of our existing common stock. If an active market does develop, we cannot assure you that it will be maintained. The trading price of either series of stock may fluctuate significantly.

       Certain terms of Cablevision NY Group common stock and Rainbow Media Group tracking stock may adversely affect the trading price of Cablevision NY Group common stock or Rainbow Media Group tracking stock. These terms include the right of the board of directors to exchange shares of Rainbow Media Group tracking stock for shares of Cablevision NY Group common stock and the discretion of the board of directors to make various determinations regarding inter-Group relationships or enter into transactions between the Groups.

THE MARKET PRICE OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK MAY NOT REFLECT THE PERFORMANCE OF THE CABLEVISION NY GROUP AND THE RAINBOW MEDIA GROUP AS WE INTEND.

       We cannot assure you that the market price of Cablevision NY Group common stock and Rainbow Media Group tracking stock will in fact reflect the performance of the Cablevision NY Group and the Rainbow Media Group as we intend. Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will continue to be common stockholders of Cablevision and, as such, will be subject to all risks associated with an investment in Cablevision and all of our businesses, assets and liabilities.

THE VALUES OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK MAY DECLINE DUE TO FURTHER ISSUANCES OF CABLEVISION NY GROUP COMMON STOCK OR RAINBOW MEDIA GROUP TRACKING STOCK.

       Our amended charter will allow the board of directors, in its sole discretion, to issue authorized but unissued shares of common stock. The board of directors may issue Cablevision NY Group common stock or Rainbow Media Group tracking stock to, among other things:

       -      raise capital,

       -      provide compensation or benefits to employees,

       -      pay stock dividends, or

       -      acquire companies or businesses.

         Under the Delaware General Corporation Law, the board of directors would not need your approval for these issuances. The board of directors does not intend to seek your approval for any such issuances unless:

       - stock exchange regulations or other applicable law require approval or

       -      the board of directors in its discretion deems it advisable.

THERE ARE MANY FACTORS WHICH MAY INHIBIT OR PREVENT ACQUISITION BIDS FOR THE CABLEVISION NY GROUP OR THE RAINBOW MEDIA GROUP.

       Our chairman, Charles F. Dolan, as of March 1, 2000, owned less than 1% of the Class A common stock, 53.6% of the Class B common stock and 44.1% of the total voting power of both classes of common stock. In addition, certain trusts for the benefit of members of his family, as of March 1, 2000, owned less than 1% of the Class A common stock, 34.4% of the Class B common stock and 26.4% of the total voting power of both classes of common stock. The Dolan family is therefore able to prevent or cause a change of control of Cablevision and no person interested in acquiring Cablevision, the Cablevision NY Group or the Rainbow Media Group will be able to do so without obtaining the consent of the Dolan family.

       If the Cablevision NY Group and the Rainbow Media Group were separate companies, any person interested in acquiring either the Cablevision NY Group or the Rainbow Media Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Cablevision NY Group common stock and the Rainbow Media Group tracking stock to reflect the separate economic performance of the Cablevision NY Group and the Rainbow Media Group, respectively, a person interested in acquiring only one Group without negotiation with Cablevision's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cablevision.

       The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cablevision by delaying or preventing such a change in control.

       If the tracking stock proposal is implemented, as of March 31, 2000, there would have been approximately 1,152 million shares of Cablevision Class A common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Cablevision by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cablevision.

       In addition, certain provisions of our amended charter and by-laws, and certain provisions of Delaware law, may inhibit changes of control not approved by the board of directors. For additional anti-takeover constraints, see "Proposal 1--Amendments to Our Amended and Restated Certificate of Incorporation--Certain Provisions of Delaware Law".

THE BOARD OF DIRECTORS HAS SOLE DISCRETION TO CONVERT RAINBOW MEDIA GROUP TRACKING STOCK INTO CABLEVISION NY GROUP COMMON STOCK.

       The proposed amendment to our charter will permit the board of directors, in its sole discretion, to convert all of the outstanding shares of Rainbow Media Group tracking stock into shares of Cablevision NY Group common stock at any time after the first anniversary of the tracking stock distribution on the terms described under "Proposal 1--Amendments to Our Amended and Restated Certificate of Incorporation--Description of Cablevision NY Group Common Stock and Rainbow Media Group tracking stock--Conversion and Redemption". We cannot predict the impact on the market prices of Rainbow Media Group tracking stock or Cablevision NY Group common stock of the board of directors' ability to effect any such conversion or the effect, if any, that the exercise by Cablevision of this conversion right would have on the market price of Rainbow Media Group tracking stock or Cablevision NY Group common stock prevailing at such time.

WE MAY NOT COMPLETE ANY OF THE PROPOSED TRANSACTIONS.

       This document describes our current plans for the tracking stock proposal and the distributions. These transactions are subject to various conditions and uncertainties, and we cannot assure you that these transactions will be completed at all or on the terms we describe in this document.

REGISTRATION RIGHTS WE HAVE GRANTED COVERING A PORTION OF OUR SHARES WILL APPLY TO SHARES OF BOTH GROUPS; WE HAVE GRANTED REGISTRATION RIGHTS TO NBC-RAINBOW HOLDING IN CONNECTION WITH THE TRACKING STOCK IT WILL RECEIVE FROM US.

       As we describe below under "Risk Factors--Risks Relating to Cablevision Systems Corporation--We have granted registration rights to cover a portion of our shares," we have granted registration rights covering a significant number of shares of our existing Class A common stock. These registration rights will be applicable to the Cablevision NY Group Class A common stock and, in certain cases, will be applicable to the Rainbow Media Group Class A tracking stock. In addition, we have granted NBC-Rainbow Holding registration rights with respect to the 44.7 million shares of Rainbow Media Group Class A tracking stock it is entitled to receive upon exchange of its Rainbow Media Holdings common stock. Sales of a substantial number of shares of our Class A stock or Class B stock of either Group could adversely affect the market price of the Class A stock of either or both Groups and could impair our ability to raise capital through an offering of our equity securities.

THE FEDERAL INCOME TAX CONSIDERATIONS OF THE TRACKING STOCK PROPOSAL ARE UNCERTAIN.

       We believe that neither you nor Cablevision will recognize any income, gain or loss for federal income tax purposes as a result of the redesignation of existing Class A common stock into Cablevision NY Group Class A common stock, the redesignation of existing Class B common stock into Cablevision NY Group Class B common stock or the intended distribution of the Rainbow Media Group tracking stock to holders of the Cablevision NY Group common stock. On the redesignation of the existing common stock as Cablevision NY Group common stock, your basis and holding period in your existing common stock would be transferred to your Cablevision NY Group common stock. On the distribution of the Rainbow Media Group tracking stock, the Rainbow Media Group tracking stock received would have the same holding period as your Cablevision NY Group common stock and your basis in your Cablevision NY Group common stock would be allocated between your Cablevision NY

Group common stock and the Rainbow Media Group tracking stock received in the distribution in proportion to their relative fair market values on the distribution date. There are, however, no court decisions bearing directly on similar transactions.

       Legislative proposals made by the Clinton Administration in February 1999 would, if enacted, impose a corporate-level tax on the issuance of stock similar to the Rainbow Media Group tracking stock and permit the Treasury Department to treat tracking stock as an interest in other than stock, thereby making such tracking stock ineligible for the tax-free treatment available under the Internal Revenue Code in certain transactions. The Clinton Administration's fiscal year 2001 budget proposal issued in February 2000 would, if enacted, treat the receipt of tracking stock in a distribution made by a corporation with respect to its stock or in an exchange for other stock of the issuing corporation as the receipt of property other than stock of the issuing corporation. If the distribution of the Rainbow Media Group tracking stock were treated as a distribution of property other than Cablevision stock, the distribution would, to the extent of the value of the Rainbow Media Group tracking stock distributed, be treated first as a taxable dividend to the extent of Cablevision's current or accumulated earnings and profits, then as a distribution in reduction of the stockholder's basis to the extent thereof and thereafter as gain on a deemed disposition of the shares on which the distribution was made. The February 2000 proposals give the Treasury Department the authority to treat tracking stock as non-stock or stock of an entity other than the issuer, as appropriate. As proposed by the Clinton Administration, these provisions would be effective for tracking stock issued on or after the date of enactment by Congress and thus such proposals will likely not affect the initial issuance and intended distribution of Rainbow Media Group tracking stock. Tax legislation enacted by Congress subsequent to the Clinton Administration proposals has not included any provision corresponding to the proposals. However, the Company cannot predict whether the Clinton Administration proposals will be enacted by Congress and, if enacted, whether they will be in the form, and with the effective date, proposed.

       If either of the Clinton Administration's proposals regarding tracking stock were to be enacted, it would affect subsequent issuances of Rainbow Media Group tracking stock and we might decide to exercise our right to convert all of the outstanding shares of Rainbow Media Group tracking stock into Cablevision NY Group common stock without being required to pay any premium.

         You should consult your own tax advisor as to the particular tax consequences of the tracking stock proposal under federal, state, local or foreign law. See "Proposal 1--Amendments to Our Amended and Restated Certificate of Incorporation--Certain Federal Income Tax Considerations."

                RISKS RELATING TO CABLEVISION SYSTEMS CORPORATION

WE HAVE SUBSTANTIAL INDEBTEDNESS AND WE ARE HIGHLY LEVERAGED AS A RESULT.

       We have incurred, and we will continue to incur in the future, substantial amounts of indebtedness to finance operations, expand cable operations and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred, and we will continue to incur, indebtedness in order to offer new services like high speed internet access, digital video service and residential telephone service to present and potential customers. In addition, we have borrowed, and we will continue to borrow, money from time to time to refinance existing indebtedness and redeem our mandatorily redeemable preferred stock. At March 31, 2000, our consolidated debt plus the amount of our two series of mandatorily redeemable preferred stock issued by our subsidiary, CSC Holdings, Inc., totaled $7.9 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 2000 Form 10-Q, which provide more detailed information about our indebtedness and CSC Holdings' mandatorily redeemable preferred stock.

       Because of our substantial indebtedness and CSC Holdings' mandatorily redeemable preferred stock, we are highly leveraged. This means that our payments on our borrowings and our mandatorily redeemable preferred stock are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses, in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness and preferred stock will not.

OUR FINANCIAL STATEMENTS REFLECT NET LOSSES AND A STOCKHOLDER'S DEFICIENCY.

            We have reported recent net losses applicable to our common stockholders as follows:

FOR THE THREE MONTHS ENDED:
March 31, 2000...........................................         $115.5 million

FOR THE YEAR ENDED:
December 31, 1999........................................         $800.6 million
December 31, 1998........................................         $448.5 million
December 31, 1997........................................         $ 12.1 million

       Net losses are calculated by subtracting (1) operating expenses, including depreciation and amortization, (2) interest expense, (3) preferred stock dividends of CSC Holdings, (4) other income and expenses, and (5) net profit or loss from affiliate operations from gross revenues.

The net losses described above primarily reflect our high interest expense, preferred stock dividends of CSC Holdings and depreciation and amortization charges, which we expect to continue. As a result of these net losses, at March 31, 2000, we had a stockholder's deficiency of $3.2 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 2000 Form 10-Q, which provide more detailed information about these net losses.

       We expect our net losses to continue and to remain substantial for the foreseeable future because:

       - interest expense, preferred stock dividends and depreciation and amortization charges relating to our existing indebtedness and preferred stock and completed acquisitions and capital expenditures will remain high for the foreseeable future,

       - we expect that future indebtedness incurred to fund pending and future acquisitions and the development of our existing and new businesses, including, but not limited to, capital expenditures and additional investments in our cable television plant and programming operations, will result in significant additional charges to gross revenues, and

       - we expect expenses and depreciation relating to each new service we offer to be particularly high in relation to the amount of revenues the new service will generate in its first years of operations, resulting in significant net losses each time we begin offering a new service or supporting a new business we acquire.

WE WILL NEED SIGNIFICANT ADDITIONAL BORROWINGS, AND WE HAVE COMMITTED TO SIGNIFICANT FUTURE CAPITAL EXPENDITURES AND OTHER CAPITAL COMMITMENTS.

       Our business is very capital-intensive. Operating, maintaining and upgrading our cable television plant require significant amounts of cash payments to third parties. In addition, we have incurred significant expenses to start up and operate new businesses, like high speed internet access, digital video service and residential telephone service and to roll out the non-Long Island based commercial telephone businesses. We expect these expenses to continue or grow as we continue to introduce these and possibly other new services to our cable television customers.

       We also incur significant start-up costs in funding new cable programming services before they have positive cash flow, typically during their start-up and development. Our acquisition and development of other businesses, like electronics retailing and movie theaters, also result in significant expenditures. We also pay a significant amount of interest in respect of our outstanding indebtedness, and significant amounts of cash will be required to repay our existing indebtedness and redeem CSC Holdings' mandatorily redeemable preferred stock.

       We will not be able to generate sufficient cash internally to finance these projects, to repay our indebtedness at maturity and redeem CSC Holdings' mandatorily redeemable preferred stock at the mandatory redemption date. Because we will be unable to generate sufficient cash internally for these purposes, we will have to do one of the following:

       - raise additional capital, through debt or equity issuances or both,

       -      cancel or scale back current and future spending programs, or

       -      sell assets.

However, you should not assume that we will be able to raise any required additional capital if we are unable to pursue our current and future spending programs and we may not be able to compete effectively as a result.

       Some of our subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. For example, rights agreements with sports teams under which we carry games on our programming networks almost always involve multi-year contracts that are difficult and expensive to terminate. The acquisition and development activities of some of our subsidiaries, like the acquisition of entertainment businesses and the acquisition and development of entertainment facilities, will also result in significant expenditures.

       Accordingly, if we are forced to cancel or scale back current and future spending programs as described above, our choice of which spending programs to cancel or scale back may be limited.

A SIGNIFICANT AMOUNT OF OUR BOOK VALUE CONSISTS OF INTANGIBLE ASSETS.

       At March 31, 2000, we reported $7.3 billion of consolidated total assets, of which $2.8 billion were intangible. Intangible assets include assets like franchises from city and county governments to operate cable television systems, affiliation agreements, amounts representing the cost of some acquired assets in excess of their fair value and some deferred costs associated with past financings, acquisitions and other transactions.

       You should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our March 31, 2000 Form 10-Q, which provide more detailed information about these intangible assets.

WE MAY NOT BE ABLE TO COMPLETE OUR PENDING TRANSACTIONS.

       We have announced and may continue to announce a number of transactions, some of which are or may be significant to our business. Because of the conditions required to be fulfilled before we can complete these transactions, we cannot assure you that any of our announced transactions will be completed on the terms or schedule we announce, or that any of them will be completed at all. Our pending transactions are generally disclosed in our Form 10-K and our March 31, 2000 Form 10-Q. We urge you to read carefully the description of our pending transactions contained therein, particularly the conditions required to be fulfilled in order to complete these transactions.

WE ARE CONTROLLED BY THE DOLAN FAMILY.

       Our chairman, Charles F. Dolan, as of March 1, 2000, owned less than 1% of the Class A common stock, 53.6% of the Class B common stock and 44.1% of the total voting power of both classes of common stock. In addition, certain trusts for the benefit of members of his family, as of March 1, 2000, owned less than 1% of the Class A common stock, 34.4% of the Class B common stock and 26.4% of the total voting power of both classes of common stock. The Dolan family is therefore able to prevent or cause a change of control of Cablevision and no person interested in acquiring Cablevision, the Cablevision NY Group or the Rainbow Media Group will be able to do so without obtaining the consent of the Dolan family. We also discuss this factor under "Risk Factors--Risk Factors Relating to the Tracking Stock Proposal--There are many factors which may inhibit or prevent acquisition bids for the Cablevision NY Group or the Rainbow Media Group".

       As a result of Dolan's stock ownership and the stock ownership of his family members, Mr. Dolan has the power to elect all the directors of Cablevision subject to election by holders of the Class B stock. In addition, Dolan family members may control stockholder decisions on matters in which holders of the Cablevision common stock vote together as a class. These matters include the amendment of some provisions of Cablevision's certificate of incorporation and the approval of fundamental corporate transactions, including mergers. Because the tracking stock distribution is a pro rata distribution, the tracking stock distribution will not alter the control rights of Mr. Dolan and his family members.

       In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B stock, voting separately as a class, is required to approve:

       - the authorization or issuance of any additional shares of Class B stock and

       - any amendment, alteration or repeal of any of the provisions of Cablevision's certificate of incorporation that adversely affects the powers, preferences or rights of the Class B stock,

Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership of the Class B stock.

SIGNIFICANT RESTRICTIVE COVENANTS IN OUR FINANCING AGREEMENTS LIMIT OUR FLEXIBILITY.

       Our credit agreement and some of our debt instruments contain various financial and operating covenants which, among other things, require the maintenance of some financial ratios and restrict the relevant borrower's ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default which would permit the parties who have lent money under our credit agreement and such other debt instruments to:

       - restrict our ability to borrow undrawn funds under our credit agreement and

       - require the immediate repayment of the borrowings under our credit agreement and such other debt instruments.

REGULATORY RISKS ARE INHERENT AND SUBSTANTIAL IN OUR BUSINESSES.

       GENERAL. The FCC and state and local governments extensively regulate the rates we may charge our customers for video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming business, our telephone business and possibly in the future, our high speed internet access business. Any action by the FCC, the states of New York, New Jersey, Connecticut, Massachusetts or Ohio or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material financial effect on us.

       For example, in 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 CABLE ACT"), which was a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the FCC ordered reductions in cable television rates based on the 1992 Cable Act. Congress subsequently enacted the Telecommunications Act of 1996, which relaxes the regulation of higher tier cable television rates. This higher tier rate regulation relaxation went into effect on March 31, 1999. The regulation by local governments of basic cable rates will continue in most communities in which we operate.

       RECENT FCC AND CONGRESSIONAL ISSUES MAY AFFECT OUR BUSINESSES. The FCC recently redefined its national 30% limit on the number of households that any cable company can serve to apply to all multichannel video households, not just cable households. The outcome of this court proceeding could affect us because of AT&T's investment in Cablevision through its acquisition of TCI. This issue recently has been given greater visibility at the FCC and in Congress as a result of AT&T's acquisition of MediaOne Group.

       Some parties have proposed statutory and regulatory requirements that would force cable systems to provide carriage to third-party internet access providers. The FCC thus far has rejected these requests, but legislation has been introduced that would effectively require that this access be provided. We cannot predict at this time whether or to what extent this legislation might be successful or whether the FCC might reevaluate its initial conclusion not to impose such regulation. The U.S. Court of Appeals for the 9th Circuit, in which we do not operate, has recently invalidated a local franchising authority's requirement that the cable system in that community provide access to all third-party internet access providers. Local franchising authorities in several other states in which we do not operate have subsequently imposed similar access requirements, and the judicial invalidity of one of these is on appeal to another federal circuit court. Some local franchising authorities where we operate might attempt to impose a similar requirement on us, depending upon the outcome of this litigation.

       OUR CURRENT FRANCHISES ARE GENERALLY NON-EXCLUSIVE, AND OUR FRANCHISORS NEED NOT RENEW OUR FRANCHISES. Our cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non-renewal or termination under some circumstances.

       In some cases, franchises have not been renewed at expiration, and we operate under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. In the case of one of our franchises in Ohio with 9,000 subscribers as of March 31, 2000, we are operating on a temporary extension without a license while we appeal the denial of the franchise renewal in federal court in accordance with the provisions of the Cable Communications Policy Act of 1984.

WE ARE EXPOSED TO A SIGNIFICANT AND CREDIBLE RISK OF COMPETITION.

       GENERAL. Cable operators compete with a variety of television programming distribution systems, including:

       -      broadcast television stations,

       -      direct broadcasting satellite systems,

       -      multichannel multipoint distribution services,

       -      satellite master antenna systems and

       -      private home dish earth stations.

For example, two direct broadcasting satellite systems are now operational in the U.S. Companies with substantial resources like Hughes Electronics Corp. have invested in some of these systems. Cable systems also compete with the entities that make videotaped movies and programs available for home rental.

       The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems", a wired video delivery system similar to a cable television system that may not require a local cable franchise. RCN, an open video system operator that teams with electric utilities, is currently operating systems in Boston and parts of New York City that compete with us. Additional video competition to cable systems is possible from new wireless local multipoint distribution services authorized by the FCC, for which spectrum was recently auctioned by the FCC.

       The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator, like our subsidiary Rainbow Media Holdings, Inc., from:

       - unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and

       - unreasonably refusing to sell service to any multichannel video programming distributor.

       COMPETITION FROM TELEPHONE COMPANIES. The Cable Communications Policy Act of 1984 barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repealed this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to some regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in some small markets under some circumstances. Telephone companies, like Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut, have obtained or applied for local franchises to construct and operate cable television systems in several communities in which we currently hold cable franchises, and in some locations have begun offering service in competition with us.

WE HAVE NOT PAID DIVIDENDS, AND WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

       Cablevision has never declared or paid dividends on any of its common stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, some debt instruments to which we are a party contain covenants which effectively prohibit the payment of such dividends.

WE HAVE GRANTED REGISTRATION RIGHTS COVERING A PORTION OF OUR SHARES.

       On March 31, 2000, 130,258,082 shares of Class A common stock were outstanding. Cablevision has granted to each of Charles F. Dolan, some Dolan family interests, the Dolan Family Foundation, John Tatta, a director of Cablevision, and some Tatta family interests registration rights with respect to 2,723,025 shares of Class A common stock held by them on such date, as well as with respect to 43,126,836 shares of Class A common stock issuable upon conversion of shares of Class B common stock. These registration rights will also apply to our Class A and Class B common stock following its redesignation as Cablevision NY Group Class A and Class B common stock and to shares of Rainbow Media Group Class A and Class B common stock issued in respect of those shares in the tracking stock distribution. The direct or indirect subsidiaries of AT&T Corp. holding Class A common stock have some registration rights with respect to such shares of Class A common stock and we have granted a third party certain registration rights for shares of our Class A stock that the third party may dispose of when settling up to $100 million of obligations that we may create under a forward swap contract facility that is described in our Form 10-K under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financial Instruments." Sales of a substantial number of shares of Class A stock or Class B stock of either Group could adversely affect the market price of the Class A stock of either or both Groups and could impair our future ability to raise capital through an offering of our equity securities.

                RISK FACTORS RELATING TO THE RAINBOW MEDIA GROUP

THE RAINBOW MEDIA GROUP HAS A HISTORY OF NET LOSSES AND WE CANNOT ASSURE YOU THAT IT WILL REPORT NET INCOME IN THE FUTURE.

       The Rainbow Media Group has historically sustained net losses. It sustained net losses of $22.2 million in 1998 and $19.3 million in 1999.

       A number of the Rainbow Media Group's programming operations have a limited operating history and are expected to continue to generate significant net losses for the next several years. The Rainbow Media Group also intends to develop new programming networks that may also generate significant operating losses and we cannot assure you that it will report net income in the future. For more information regarding these net losses, see "The Rainbow Media Group--Selected Historical Combined Financial and Other Data" herein and "The Rainbow Media Group--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Rainbow Media Group--Consolidated Financial Statements" included in Annex IV of this proxy statement.

THE RAINBOW MEDIA GROUP WILL REQUIRE SIGNIFICANT ADDITIONAL FUNDING FOR INVESTMENTS IN NEW PROGRAMMING CONTENT AND SERVICES.

       The Rainbow Media Group will require significant additional funding for investments in new programming content and services. This funding may be provided by internally generated funds, from bank credit facilities, equity capital, public debt securities, or a combination thereof; however, no assurances as to the Rainbow Media Group's ability to raise the necessary funding can be provided.

NEW DISTRIBUTION TECHNOLOGIES MAY FUNDAMENTALLY CHANGE THE WAY THE RAINBOW MEDIA GROUP DISTRIBUTES ITS CHANNELS AND COULD SIGNIFICANTLY DECREASE ITS REVENUES.

       The advent of digital technology is likely to accelerate the convergence of broadcast, telecommunications, internet and other media and could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which the Rainbow Media Group's business relies, including lower retail rates for video services. The Rainbow Media Group's plans for the launch of new programming networks rely on the strength of digital penetration. These changes will fundamentally affect the scale, source and volatility of the Rainbow Media Group's revenue streams, cost structures and profitability, and may require the Rainbow Media Group to significantly change its operations. There is a risk that the Rainbow Media Group's business and prospects will be harmed by these changes and that the Rainbow Media Group will not identify or adapt to them as quickly as its competitors do.

THE RAINBOW MEDIA GROUP'S SUCCESS DEPENDS UPON THE AVAILABILITY OF PROGRAMMING THAT IS ADEQUATE IN QUANTITY AND QUALITY.

       The Rainbow Media Group's success depends upon the availability of programming that is adequate in quantity and quality. In particular, the national entertainment networks depend upon the availability of films and music in their niche markets and the regional sports networks depend upon the availability of local sports programming, especially professional sports programming.

       The national entertainment networks are parties to film rights agreements giving the networks the right to carry certain films during certain window periods. The regional sports networks are parties to sports rights agreements giving the networks the right to carry all or a portion of the games of local professional sports teams. These rights agreements expire at varying times, may be terminated by the other party if we are not in compliance with the terms of the agreement, and, in the case of all sports rights agreements, are subject to league rules and regulations.

       We cannot assure you that Rainbow Media Group will ultimately be successful in negotiating renewals of its rights agreements or in negotiating adequate substitute rights agreements in the event that its rights agreements expire or are terminated.

THE RAINBOW MEDIA GROUP IS COMMITTED TO MAKE SUBSTANTIAL PAYMENTS OVER EXTENDED PERIODS OF TIME UNDER NUMEROUS CONTRACTS RELATING TO THE ACQUISITION OF PROGRAMMING.

       The Rainbow Media Group has entered into numerous contracts relating to the acquisition of programming, including rights agreements with film companies and professional and other sports teams. These contracts typically require substantial payments over extended periods of time. For more information regarding these commitments, see Note 10 to the Rainbow Media Group Consolidated Financial Statements, "The Rainbow Media Group--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Rainbow Media Group--Description of Business--Programming Operations."

THE RAINBOW MEDIA GROUP'S SUCCESS DEPENDS UPON THE EXISTENCE OF AGREEMENTS WITH A LIMITED NUMBER OF DISTRIBUTORS FOR ITS PROGRAMMING.

       The Rainbow Media Group's success depends upon the existence of agreements between its programming networks and distributors. Existing affiliation agreements of the Rainbow Media Group's programming networks expire at various dates and, as described below, some are due to expire at the end of 2000 or are not evidenced by executed agreements. The loss of any of those significant distributors could potentially severely impact its business and results of operations. In addition, in some cases, if a distributor is acquired, the affiliation agreement of the acquiring distributor will govern following the acquisition. In those circumstances, the acquisition of a distributor that is party to one or more affiliation agreements with the Rainbow Media Group on terms that are not as favorable to us could adversely impact our business and results of operations.

SOME OF AMC'S AND BRAVO'S AFFILIATION AGREEMENTS WILL EXPIRE IN 2000 AND WE CANNOT ASSURE YOU THAT THEY WILL BE RENEWED.

       Affiliation agreements covering 25% of AMC's basic subscribers and 32% of Bravo's basic subscribers expire by the end of 2000. Failure to renew these AMC and Bravo affiliation agreements would have a material adverse effect on the businesses of AMC and Bravo and on the Rainbow Media Group. In addition, we can not assure you that, even if these affiliation agreements are renewed, that the renewal rates will equal or exceed the rates that are currently being charged. In addition, certain parties have the right to terminate their affiliation agreements prior to the expiration of their term under certain circumstances.

CERTAIN AFFILIATION ARRANGEMENTS ARE NOT EVIDENCED BY EXECUTED AGREEMENTS AND COULD BE TERMINATED BY THE DISTRIBUTOR AT ANY TIME.

       Certain affiliation arrangements that we are party to are not evidenced by written agreements. We cannot assure you that the Rainbow Media Group will ultimately be successful in negotiating definitive documentation of such affiliation arrangements or that the counterparties will continue to carry our networks under these arrangements at the rates currently being paid under these arrangements. Loss of affiliation arrangements with these parties could have a material adverse effect on the business of the Rainbow Media Group.

IF THE RAINBOW MEDIA GROUP'S PROGRAMMING DECLINES IN POPULARITY, ITS ADVERTISING REVENUES COULD FALL AND ITS CONTRACTS WITH ITS DISTRIBUTORS MAY NOT BE RENEWED.

       The success of the Rainbow Media Group's programming depends partly upon unpredictable and volatile factors beyond its control, such as:

       -      viewer preferences,

       -      the strength of the advertising market,

       -      competing programming, and

       -      the availability of other entertainment activities.

       A shift in viewer preferences could cause the Rainbow Media Group's programming to decline in popularity, which could cause a decline in advertising fee revenues and could jeopardize renewal of its contracts with distributors. The Rainbow Media Group may not be able to anticipate and react effectively to shifts in tastes and interests in its markets. A decline in available advertising expenditures by advertisers could also cause a decline in fee revenues regardless of a change in viewer preferences. In addition, the Rainbow Media Group's competitors may have more flexible programming arrangements, as well as greater volumes of production, distribution and capital resources, and may be able to react more quickly to shifts in tastes and interests. We cannot assure you that the Rainbow Media Group will be able to maintain the success of any of its current programming, or generate sufficient demand and market acceptance for its new programming.

THE RAINBOW MEDIA GROUP FACES INTENSE COMPETITION FOR SOURCING AND DISTRIBUTING PROGRAMMING.

       The business of sourcing and distributing programming for cable television and other video service distributors is highly competitive, and most existing channel capacity is in use. The Rainbow Media Group directly competes with other programming networks for distribution.

       The markets in which the Rainbow Media Group operates are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on the Rainbow Media Group's business.

       For a further description of the competitive factors affecting the Rainbow Media Group, see "The Rainbow Media Group--Description of
Business--Competition" in Annex V hereto.

THE RAINBOW MEDIA GROUP'S COMPETITORS FOR SOURCING OF PROGRAMMING MAY HAVE A COMPETITIVE ADVANTAGE OVER THE RAINBOW MEDIA GROUP.

       Many of the Rainbow Media Group's competitors are owned, operated or financed by companies larger than Cablevision and it. In addition, some of the programming networks that compete with the Rainbow Media Group are affiliated with cable television operators, as is the Rainbow Media Group. Such direct affiliations with distributors may give such programming networks a competitive advantage in obtaining distribution on affiliated cable television operations.

       In addition, some of the programming networks that compete with the Rainbow Media Group are affiliated with broadcast networks. Such affiliation with broadcast networks may give such programming networks a competitive advantage in obtaining distribution if the broadcast networks require cable television operators to carry their affiliated programming networks in connection with granting retransmission consent.

       Some of the programming networks that compete with the Rainbow Media Group in the sourcing of programming also own sports teams or independent film libraries. These interests give such competitors an advantage over the Rainbow Media Group in obtaining access to such affiliated programming sources.

THE RAINBOW MEDIA GROUP COMPETES WITH OTHER COMPANIES IN THE ENTERTAINMENT INDUSTRY.

       The Rainbow Media Group also competes, in varying degrees, with other leisure-time activities such as broadcast television, the internet, radio, online services, print media, personal computers, motion picture theaters, video cassettes, sporting events and other alternative sources of entertainment and information for total entertainment dollars in the marketplace.

       When distribution is obtained, the programming offered by the Rainbow Media Group competes, in varying degrees, for viewers and advertisers with programming networks, broadcast television, pay-per-view, video-on-demand, and other content offered on cable television and other programming distribution methods. On other mediums, the Rainbow Media Group competes with other content and services available to the consumer through online services. We cannot assure you that the Rainbow Media Group will be able to compete effectively.

       If the Rainbow Media Group is unable to compete effectively with large diversified entertainment companies that have substantially greater resources than it has, its operating margins and market share could be reduced, and the growth of its business inhibited.

THE RAINBOW MEDIA GROUP'S RELATIONSHIP WITH THE CABLEVISION NY GROUP COULD CREATE CONFLICTS OF INTEREST.

       The Cablevision NY Group and the Rainbow Media Group have differing interests in the pricing for the services that the Rainbow Media Group delivers to the Cablevision NY Group. The Cablevision NY Group's affiliation agreements with the Rainbow Media Group are generally favorable to the Cablevision NY Group, reflecting the Cablevision NY Group's support of the Rainbow Media Group's development of programming services. For a discussion of these and other relationships between the Rainbow Media Group and the Cablevision NY Group, see "Proposal 1--Amendments to our Amended and Restated Certificate of Incorporation--Certain Inter-Group Relationships."

THE RAINBOW MEDIA GROUP'S BUSINESS IS LIMITED INDIRECTLY BY REGULATORY CONSTRAINTS.

       Although the Rainbow Media Group's programming business is not directly regulated by the Federal Communications Commission under the Communications Act of 1934, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, the business of the Rainbow Media Group will be affected.

       The regulation of cable television services and satellite carriers is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated. We cannot assure you that the Rainbow Media Group's business will not be adversely affected by future legislation, new regulation or deregulation.

THE RAINBOW MEDIA GROUP WILL INCUR SIGNIFICANT FUNDING REQUIREMENTS IN ORDER TO INTRODUCE NEW SERVICES AND ADAPT TO TECHNOLOGICAL CHANGE.

       The cable and satellite television industry has been, and is likely to continue to be, subject to:

       - frequent introductions of new services and alternative technologies, including new technologies for providing video services, and

       - rapid and significant technological change, including continuing developments in technology which do not presently have widely accepted standards.

       The Rainbow Media Group's future success will depend, in part, on its ability to anticipate and adapt to technological changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. The introduction of new services may require the Rainbow Media Group to have significant funding requirements. In addition, the Rainbow Media Group expects that new technologies will emerge that may be superior to, or may not be compatible with, some of its current technologies. These technologies may impose significant funding requirements on the Rainbow Media Group in order for it to implement its strategy and remain competitive.

                               THE SPECIAL MEETING

TIME, PLACE AND MATTERS TO BE VOTED ON

       Cablevision is giving you this document to solicit proxies for the special meeting of stockholders to be held on [DATE], at [TIME] New York time, at our principal executive offices, 1111 Stewart Avenue, Bethpage, New York 11714 and at any adjournments or postponements. We solicit proxies to give all stockholders on the record date an opportunity to vote on matters that will come before the special meeting. This procedure is necessary because our stockholders live in different states and abroad and may not be able to attend the special meeting.

       At the special meeting, you will be asked to consider and vote on:

       - a proposal to amend our amended and restated charter to authorize the creation of the Rainbow Media Group tracking stock and to redesignate our existing common stock as Cablevision NY Group common stock so that it reads in its entirety as set forth in Annex II,

       - a proposal to amend our existing stock option plan to accommodate the tracking stock so that it reads in its entirety as set forth in Annex III, and

       - any other business related to these proposals that may properly come before the special meeting.


       In this proxy statement we refer to the proposal described above to amend our charter and the proposal described above to amend our stock option plan as the "TRACKING STOCK PROPOSAL."

--------------------------------------------------------------------------------
If you vote "FOR" the tracking stock proposal at the annual meeting, you may be forfeiting your right to challenge the tracking stock proposal in the future.
--------------------------------------------------------------------------------

RECOMMENDATIONS TO STOCKHOLDERS

       Cablevision's board of directors has unanimously approved, and recommends that Cablevision stockholders vote "FOR" approval of:

       - the amendments described above to our amended and restated charter, and

       -      the amendments described above to our stock option plan.

VOTING

    WHO MAY VOTE

       Holders of our Class A common stock and Class B common stock, as recorded in our stock register on [DATE], may vote at the special meeting.

       A total of [NUMBER] Class A common shares and [NUMBER] Class B common shares can vote at the special meeting.

    VOTES YOU HAVE

       At the special meeting:

       - holders of Class A common stock will have one vote per share for each Class A common share that our records show they owned at the close of business on [DATE], 2000, and

       - holders of Class B Common stock will have 10 votes per share for each Class B common share that our records show they owned at the close of business on [DATE], 2000.

    HOW TO VOTE

       You may vote in person at the special meeting. You may also vote by telephone, over the internet or using a proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

    VOTES NEEDED

       We will hold the special meeting if holders of a majority of the outstanding Cablevision common shares entitled to vote either attend the special meeting in person or sign and return their proxy cards. For this purpose, we will include you as attending the special meeting even if you abstain from voting. If you do not attend the special meeting in person or by proxy or if you abstain from voting, the effect will be the same as if you voted against both the approval of the tracking stock proposal and the amendments to the stock option plan.

       The proposal to amend our charter requires:

       - the affirmative vote of holders of the majority of the shares of Class A and Class B common stock, voting together as a single class

       - the affirmative vote of holders of a majority of the outstanding Class A common shares, voting together as a class, and

       - the affirmative vote of holders of at least 66 2/3% of the outstanding Class B common shares, voting together as a class.

       CLASS B COMMON STOCKHOLDERS OWNING IN EXCESS OF 66 2/3% OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK HAVE AGREED THAT THEY WILL VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND OUR CHARTER.

       The proposal to amend our stock option plan requires the affirmative vote of holders of the majority of the shares of Class A and Class B common stock, voting together as a single class. CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND OUR STOCK OPTION PLAN. ACCORDINGLY, APPROVAL OF THIS PROPOSAL IS ASSURED.

    VOTES BY DIRECTORS AND EXECUTIVE OFFICERS

       Cablevision's directors and executive officers are entitled to vote the following number of Cablevision common shares at the special meeting:

       - [NUMBER] Class A common shares, or about [NUMBER]% of the Class A common shares entitled to vote.

       - [NUMBER] Class B common shares, or about [NUMBER]% of the Class B common shares entitled to vote.

       The directors and executive officers have indicated that they intend to vote their Cablevision common shares in favor of approval of the charter amendment and the amendments to our stock option plan.

       Our chairman, Charles F. Dolan, who, as of March 1, 2000, owned less than 1% of the Class A common stock, 53.6% of the Class B common stock and 44.1% of the total voting power of both classes of common stock, has indicated that he and certain trusts for the benefit of members of his family, which, as of March 1, 2000, owned less than 1% of the Class A common stock, 34.4% of the Class B common stock and 26.4% of the total voting power of both classes of common stock, will vote for these proposals. In addition, Charles F. Dolan, James L. Dolan, our president and chief executive officer, Thomas C. Dolan, and Patrick
C. Dolan all voted in favor of the tracking stock proposal in their capacity as directors.

PROXIES

    HOW PROXIES WORK

       A form of proxy for use at the special meeting has been included with each copy of this document mailed to Cablevision stockholders. Unless subsequently revoked, Cablevision common shares represented by a proxy submitted as described below and received at or before the special meeting will be voted in accordance with the instructions of the proxy.

       YOUR VOTE IS IMPORTANT. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. To submit a written proxy by mail, you should complete, sign, date and mail the proxy card in accordance with the instructions on the card. If a proxy card is signed and returned without indicating any voting instructions, the Cablevision common shares represented by the proxy will be voted "FOR" the approval of the tracking stock proposal and "FOR" the amendments to our stock option plan.

       If a broker, who is the record holder of certain shares, indicates on a form of proxy that it does not have discretionary authority to vote such shares on any proposal, or if shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to such proposal, these non-voted shares will be counted for quorum purposes but will have the same effect as a negative vote on the proposed tracking stock proposal and no effect on the proposed amendments to our stock option plan.

    SOLICITATION

       In addition to this mailing, Cablevision employees may solicit proxies personally, electronically or by telephone. Cablevision pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instruction.

    REVOKING A PROXY

       You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying the Company's Secretary in writing. Unless you decide to vote your shares in person, you should revoke your prior proxy card in the same way you initially submitted it, that is, by telephone, internet or mail.

    QUORUM

       In order to carry on the business of the special meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the special meeting, either by proxy or in person.

    CONFIDENTIAL VOTING

       Independent inspectors count the votes. Your individual vote is kept confidential (including those delivered by telephone or internet) from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

    OTHER MATTERS TO BE VOTED ON AT THE SPECIAL MEETING

       Your board of directors is not currently aware of any business to be acted on at the special meeting other than what we have described in this document. If, however, other matters are properly brought before the special meeting, the persons you choose as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise on your proxy.

       One of the other matters that could come before the special meeting is a proposal to adjourn or postpone the meeting. Sometimes this proposal is made for the purpose of soliciting additional proxies. The persons you choose as proxies will have discretion to vote on adjournment of the special meeting. Shares represented by proxies voting against the proposals, however, will be voted against a proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

    RECOMMENDATION OF THE BOARD OF DIRECTORS

       THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THESE PROPOSALS AND RECOMMENDS THAT YOU VOTE "FOR" THEM.

PROPOSAL 1--AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

       The description of the material terms of the tracking stock proposal set forth below is not complete. We qualify this description by reference to the form of proposed charter amendment, which is attached as Appendix II to this document. We urge all stockholders to read it in its entirety.

GENERAL

       At the special meeting, we will ask you to consider and approve certain amendments to our amended and restated certificate of incorporation which would, among other things, permit us to implement the tracking stock proposal which is designed to allow the board of directors to change our existing common stock into two series of common stock, one of which is intended to reflect the separate economic performance of the assets to be included in the Rainbow Media Group and the other of which is intended to reflect the separate economic performance of our remaining assets that are concentrated primarily in the New York metropolitan area, which we refer to as our Cablevision NY Group. Specifically, the tracking stock proposal would alter the terms of the series of our existing Class A common stock and Class B common stock to:

       - increase the number of authorized shares of common stock from 570 million to 1.88 billion, of which:

              - 800 million would be Cablevision NY Group Class A common stock,

              - 320 million would be Cablevision NY Group Class B common stock,

              - 600 million would be Rainbow Media Group Class A tracking stock, and

              - 160 million would be Rainbow Media Group Class B tracking stock,

       - authorize the board of directors to change the terms of our existing Class A common stock and Class B common stock to:

              - redesignate our Class A common stock into Cablevision NY Group Class A common stock, and

              - redesignate our Class B common stock into Cablevision NY Group Class B common stock,

       -      create and authorize the board of directors to issue shares of:

              -      Rainbow Media Group Class A tracking stock, and

              -      Rainbow Media Group Class B tracking stock,

       - define the assets and liabilities to be attributed to each of the Cablevision NY Group and the Rainbow Media Group,

       - provide for the other terms relating to each Group and class of common stock, and

       - permit and authorize the board of directors to distribute Rainbow Media Group Class A tracking stock in respect of our existing Class A common stock, which will have been redesignated Cablevision NY Group Class A common stock, and Rainbow Media Group Class B tracking stock in respect of our existing Class B common stock, which will have been redesignated Cablevision NY Group Class B common stock.

       We intend Rainbow Media Group tracking stock to reflect the separate economic performance of the certain of assets and businesses currently included in our Rainbow Media Holdings subsidiary and to be included in the Rainbow Media Group, which initially includes:

       - our interest in our five nationally distributed entertainment programming networks,

       - our interest in our six regional Fox Sports Net networks outside of the New York metropolitan area,

       - our interest in National Sports Partners, which owns and distributes Fox Sports Net,

       - our interest in a regional sports news business, which produces the Regional Sports Report, a regional complement to Fox Sports Net's National Sports Report,

       - our interest in National Advertising Partners, which provides advertising representation services to all of the Fox Sports Net networks,

       - Rainbow Network Communications, a full service network programming origination and distribution company, and

       - Sterling Digital, a company designed to develop new niche audience programming.

       We intend our Cablevision NY Group common stock to reflect the separate economic performance of the assets other than those to be included in the Rainbow Media Group that are concentrated primarily in the New York metropolitan area, initially including:

       - our cable television business, including our residential telephone and high-speed modem business,

       - the commercial telephone and internet operations of our subsidiary, Cablevision Lightpath, Inc.,

       - our New York metropolitan area sports and entertainment business, including Madison Square Garden, the professional sports team we own, Radio City Music Hall, MSG Network and Fox Sports Net New York,

       - the electronics retail operations of our subsidiary, Cablevision Electronics Investments, Inc., doing business as The WIZ,

       -      our motion picture theater business, doing business as Clearview
              Cinemas,

       - our MetroChannels and our regional news businesses, doing business as News 12 Networks, in the New York metropolitan area,

       -      our advertising sales representation business,

       - our equity interests in @Home Corporation, a provider of multimedia internet services,

       - the common stock of Adelphia Communications Corporation, Charter Communications, Inc. and AT&T Corp. that we will own following completion of pending transactions described in Annex VI--"The Cablevision NY Group--Description of Business",

       -      our interest in certain direct broadcast satellite assets, and

       - our interests in certain wireless personal communications services.

       YOU SHOULD NOTE THAT THE RAINBOW MEDIA GROUP INCLUDES ONLY PART OF THE ASSETS IN OUR RAINBOW MEDIA HOLDINGS SUBSIDIARY - A NUMBER OF SIGNIFICANT RAINBOW MEDIA HOLDINGS' ASSETS, INCLUDING OUR NEW YORK METROPOLITAN AREA SPORTS AND ENTERTAINMENT BUSINESS, ARE NOT PART OF THE RAINBOW MEDIA GROUP.

       If the tracking stock proposal is approved by stockholders, we intend to file the certificate of amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State as soon as practicable after the special meeting. The board of directors may abandon the tracking stock proposal in whole, but not in part, without further action by the stockholders, at any time prior to the filing. If the tracking stock proposal is not approved, we will not file the amended charter and no shares of tracking stock will be authorized or issued.

NO INTER-GROUP INTEREST OF THE CABLEVISION NY GROUP IN THE RAINBOW MEDIA GROUP

       The number of shares of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock that would be issued pursuant to the distribution would be intended initially to represent 100% of our common stockholders' equity value attributable to Rainbow Media Holdings' interest in the assets and businesses included in the Rainbow Media Group, which will initially represent 66% of Rainbow Media Holdings' interest in those assets and businesses. Accordingly, there will be no Inter-Group Interest of the Cablevision NY Group in the Rainbow Media Group.

NBC'S CURRENT INTEREST IN RAINBOW MEDIA HOLDINGS

       NBC-Rainbow Holding, Inc., a subsidiary of National Broadcasting Company, owns 26% of the common stock of Rainbow Media Holdings and therefore has a 26% interest in all of Rainbow Media Holdings' businesses and interests, including the businesses and interests to be included in the Rainbow Media Group. We own the remaining 74% of Rainbow Media Holdings.

       In connection with the implementation of the tracking stock proposal and the distribution of the Rainbow Media Group tracking stock, NBC-Rainbow Holding will exchange its 26% interest in Rainbow Media Holdings common stock over a period of up to 9 years for a 34% interest in the Rainbow Media Group tracking stock, based on primary shares distributed in the initial tracking stock distribution. This exchange will occur on a deferred basis in the following steps:

       - First, at or prior to the time of the tracking stock distribution, we will effect a recapitalization of Rainbow Media Holdings and create a new class of Rainbow Media Holdings preferred stock to be held by us that will be entitled to receive any and all dividends and distributions on, and will carry a liquidation preference with respect to, the Cablevision NY Group businesses and interests included in Rainbow Media Holdings. The series of Rainbow Media Holdings Class A common stock held by NBC-Rainbow, representing 26% of the outstanding equity securities of Rainbow Media Holdings, will have the right to be exchanged for 34% of the Rainbow Media Group Class A tracking stock.

       - Second, the shares of Rainbow Media Holdings common stock held by NBC-Rainbow Holding will be exchangeable, from time to time on any business day during the last calendar month of each calendar quarter prior to December 31, 2009, for Rainbow Media Group Class A tracking stock based on a ratio of 16,868 shares of Rainbow Media Group tracking stock for each share of Rainbow Media Holdings common stock held by NBC-Rainbow Holding, for an aggregate of approximately 44.7 million shares. If not already exchanged, all shares of Rainbow Media Holdings common stock held by NBC-Rainbow Holding will be exchanged for Rainbow Media Group Class A tracking stock on the earlier of December 31, 2009 or the occurrence of certain Rainbow Media Holdings or Cablevision capital transactions.

       - If at any time we exercise our option to convert the Rainbow Media Group tracking stock into shares of Cablevision common stock, the right of NBC-Rainbow Holding to exchange Rainbow Media Holdings common stock for Rainbow Media Group tracking stock will become, automatically and without any action by us or NBC-Rainbow Holding, the right to exchange such Rainbow Media Holdings common stock for the series or class of Cablevision common stock issued in the conversion by Cablevision such that, following the exchange in full by NBC-Rainbow Holding, NBC-Rainbow Holding would own the same number of shares of Cablevision common stock it would have owned had the exchange by NBC-Rainbow Holding been completed immediately preceding the conversion of Rainbow Media Group tracking stock into shares of Cablevision common stock.

       -      Cablevision and NBC have also agreed that:

              - on all matters submitted to a vote of Cablevision stockholders, other than the election of directors, NBC-Rainbow Holding will vote all its shares of Cablevision common stock (including Rainbow Media Group Class A tracking stock) in the same proportion as the holders of Cablevision Class A stock, other than NBC, AT&T Corp. and their respective affiliates,

              - NBC-Rainbow Holding will not transfer any shares of Rainbow Media Holdings common stock without Cablevision's consent,

              - NBC-Rainbow Holding will not transfer (other than to a wholly-owned subsidiary of NBC) any shares of Cablevision common stock received upon an exchange for Rainbow Media Holdings common stock during the 12-month period commencing on the date of the initial distribution of Rainbow Media Group tracking stock to the existing stockholders of Cablevision,

              - after such 12-month period has elapsed, NBC-Rainbow Holding will be entitled to transfer shares of Rainbow Media Group tracking stock in accordance with applicable securities laws restrictions; provided that:

                     - any transferee of more than 10% of NBC-Rainbow Holding's "original block" that intends to hold those shares for investment will be required to execute an agreement to be bound by the provisions of the stockholders agreement between Cablevision and NBC,

                     - any person that by virtue of a transfer of shares from NBC-Rainbow Holding would own shares totalling more than 50% of NBC-Rainbow Holding's "original block" that intends to hold those shares for investment will be required to execute an agreement to be bound by the provisions of the stockholders agreement between Cablevision and NBC, and

                     - Cablevision will have a right of first refusal prior to any transfer by NBC-Rainbow Holding of more than 10% of its "original block" to a person intending to hold those shares for investment at the price established by NBC-Rainbow Holding and the proposed transferee.

              - NBC-Rainbow Holding will have ten demand registration rights, five of which may be used for underwritten public offerings of its Rainbow Media Group Class A tracking stock and five of which may be used in order to consummate sale or hedging transactions with respect to its Rainbow Media Group Class A tracking stock. We will not be obligated to effect more than one demand registration for NBC-Rainbow Holding during any calendar year.

       These agreements permit NBC to exchange into the tracking stock over time, but ensure the economics of the exchange to Cablevision and its stockholders are as if the exchange occurred at the time of the tracking stock distribution to our common stockholders.

OPTIONS

       The amendment to our stock option plan contemplated by Proposal 2 would increase the number of shares of our common stock available for issuance under our stock option plan by 19.2 million shares of Class A stock, any or all of which may be Cablevision NY Group Class A common stock or Rainbow Media Group Class A tracking stock.

       Options to purchase shares of our existing Class A common stock that are outstanding under our existing stock option plan immediately prior to the tracking stock distribution (the "ADJUSTABLE OPTIONS") will be adjusted upon completion of the distribution so that each holder of such an option, in substitution therefor and cancellation thereof, will have two new options:

              - one for the purchase of the number of shares of Cablevision NY Group Class A common stock that would have been issuable upon exercise of Adjustable Options immediately prior to the tracking stock distribution (whether or not such options are, in fact, then exercisable), and

              - one for the purchase of a number of shares of Rainbow Media Class A tracking stock equal to 50% (rounded up or down to the nearest whole number with 1/2 rounded up) of the number of shares of our existing Class A common stock that would have been issuable upon exercise of such Adjustable Options immediately prior to the tracking stock distribution (whether or not such options are, in fact, exercisable).

       The exercise price for each resulting Cablevision NY Group common stock option and each Rainbow Media Group tracking stock option will be calculated by multiplying the exercise price of the existing Adjustable Option by a fraction,

              - the numerator of which is the average of the high and low prices of the Class A stock of the applicable series underlying the option on the first date that the stock is traded, regular way, on the NYSE, following the tracking stock distribution; and

              - the denominator of which is the sum of the average of the high and low prices of both series of Class A stock on the first date that the stock is traded, regular way, on the NYSE, following the tracking stock distribution.

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


       The other terms of each of such options at the time of issuance will be the same as the terms of the Adjustable Options that they replace, including the vesting schedule.

       The board of directors will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The board of directors will have the authority to do so without your approval (except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed).

       In determining whether awards under our stock option plan in respect of Cablevision NY Group Class A common stock, Rainbow Media Group Class A common stock, or a combination thereof, are to be made to specific employees, it is anticipated that the Compensation Committee will consider, among other things, the identity of the Group to which the employee in question provides services. It is also anticipated, however, that the Compensation Committee will consider that employees should be rewarded based on the success of Cablevision as a whole and that a policy of granting awards solely in respect of the common stock relating to the Group for which the employee provides services may be counterproductive to our overall success. In addition, because of the complementary nature of the business of the Cablevision NY Group and the Rainbow Media Group, it is anticipated that services performed in respect of one Group would have at least an indirect effect upon the business of the other Group. Therefore it is anticipated that the Compensation Committee could decide that in order to provide the maximum incentive to employees regarding the overall success of the Company, it may be appropriate to grant awards consisting of securities in respect of both Groups to employees consisting of stock options on, or stock appreciation rights respecting, both Cablevision NY Group Class A common stock and Rainbow Media Group Class A common stock, with the allocation between the two at the Compensation Committee's discretion.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       On [DATE], 2000, the board of directors carefully considered the tracking stock proposal, determined the tracking stock proposal to be in the best interests of Cablevision and its stockholders, unanimously approved it and resolved to recommend that you vote "FOR" it.

BACKGROUND AND REASONS FOR THE TRACKING STOCK PROPOSAL

       We continually review each of our businesses and Cablevision as a whole to determine the best way to realize its inherent value. As a result of the review process, we evaluated various restructuring alternatives, including a "tracking stock" intended to reflect the separate economic performance of the Rainbow Media Group. Upon management's recommendation and after extensive consultation with our financial and legal advisors, the board of directors determined that the issuance of tracking stock would be in the best interests of Cablevision because, among other things, issuances of tracking stock, unlike the issuance of direct stock, are expected to preserve certain favorable financial, operational, strategic and other benefits of being a single consolidated entity.

    POSITIVE ASPECTS OF THE TRACKING STOCK PROPOSAL

       In arriving at its determination and recommendation, the board of directors, with the assistance of its financial and legal advisors, considered, among other things, the following:

       POSSIBLE INCREASE IN RECOGNITION OF THE VALUE OF THE RAINBOW MEDIA GROUP. We believe the creation of a Rainbow Media Group tracking stock will permit the market to review separate information about the Rainbow Media Group and the Cablevision NY Group and separately value the Rainbow Media Group and the Cablevision NY Group. This should encourage investors and analysts to focus more attention on the Rainbow Media Group and result in greater market recognition of the value of the Rainbow Media Group.

       GREATER FINANCIAL FLEXIBILITY. We believe the creation of a Rainbow Media Group tracking stock will provide greater flexibility to raise capital and respond to strategic opportunities (including acquisitions) because it will allow us to issue either Cablevision NY Group common stock or Rainbow Media Group tracking stock as appropriate under the circumstances.

       ADVANTAGES OF DOING BUSINESS UNDER COMMON OWNERSHIP. The tracking stock proposal could enable us to monetize some of the value of the Rainbow Media Group while preserving the financial, operational, strategic and other benefits of being a single consolidated entity.

    INCREASED STOCKHOLDER CHOICE. A corporation typically uses tracking stocks in situations where the corporation has two or more businesses that have distinctly different investor profiles. We believe the creation of a Rainbow Media Group tracking stock will allow investors to invest in either or both series of common stock, depending on their particular investment objectives.

    MANAGEMENT INCENTIVES. We believe the creation of a Rainbow Media Group tracking stock will permit the creation of more effective management incentive and retention programs. In particular, it will allow us to issue stock-based compensation and other incentive awards to employees of each Group that are tied more directly to the performance of that Group.

    IMPLEMENTATION OF TRACKING STOCK PROPOSAL NOT TAXABLE. In addition to the considerations described above, the board of directors considered the expectation that the implementation of the tracking stock proposal will not be taxable for U.S. federal income tax purposes to us or to our stockholders.

    POSSIBLE NEGATIVE ASPECTS OF TRACKING STOCK PROPOSAL

       The board of directors also evaluated the potential negative aspects of the tracking stock proposal, including the following:

       - the tracking stock proposal will expand the board of directors' responsibility to oversee the interests of two series of common stockholders which may conflict at times,

       - the potential diverging or conflicting interests between the holders of Cablevision NY Group common stock and the holders of Rainbow Media Group tracking stock and the issues that the board of directors may face in resolving any conflicts,

       - the tracking stock proposal will result in a complex capital structure with two series of common stock which creates additional reporting requirements with respect to each Group,

       - the costs associated with implementing the tracking stock proposal may be significant and the ongoing cost of operating separate Groups will exceed the costs associated with operating Cablevision as it currently exists,

       - the use of a tracking stock in connection with a future acquisition by Cablevision could have various adverse effects, such as the possible inability or increased difficulty of receiving a ruling from the Internal Revenue Service for an acquisition designed to be tax-free, and

       - the fact that the Clinton Administration's budget proposals that were released in February 1999 included a provision that would, if enacted in its proposed form, require recognition of gain by an issuer upon its issuance of tracking stock and would authorize the Treasury to treat tracking stock as nonstock or stock of another entity (if this provision were enacted following the designation of the tracking stock, Cablevision might decide to unwind the tracking stock designation), and

       - the fact that the Clinton Administration's budget proposals that were released in February 2000 included a provision that would, if enacted in its proposed form, treat the receipt of tracking stock in a distribution made by a corporation with respect to its stock or in an exchange for other stock in the issuing corporation as the receipt of property other than stock of the issuing corporation and would authorize the Treasury to treat tracking stock as nonstock or stock of another entity (if this provision were enacted following the designation of the tracking stocks, Cablevision might decide to unwind the tracking stock designation).

       The board of directors determined that the positive aspects of the tracking stock proposal outweighed the negative aspects and concluded that the tracking stock proposal is in the best interests of Cablevision and its stockholders. In light of the number and variety of factors that the board of directors considered, the board of directors believes it is not practicable to assign relative weights to the factors discussed above, and accordingly, the board of directors did not do so.

       The tracking stock proposal will authorize the board of directors to distribute Rainbow Media Group tracking stock in such manner as the board of directors shall determine. The board of directors currently intends to distribute Rainbow Media Group Class B tracking stock (which has a higher vote per share that the Rainbow Media Group Class A tracking stock) to holders of our Class B common stock (which will have been redesignated as "Cablevision NY Group Class B common stock") and Rainbow Media Group class A tracking stock to holders of our Class A common stock (which will have been redesignated as "Cablevision NY Group Class A common stock"). The board of directors believes that the tracking stock proposal is in the best interests of our stockholders and that the proposal and the anticipated distribution of the Rainbow Media Group tracking stock should be structured in a manner which does not alter the relative voting rights of the holders of existing Class A common stock and Class B common stock. In addition, the tracking stock proposal cannot be adopted without the favorable vote of holders of not less than 66 2/3% of the outstanding shares of Class B common stock and certain holders of Class B Common Stock indicated informally that their support would not exist if the tracking stock proposal and the subsequent distribution would have the effect of diminishing the relative voting power of the Class B common stockholders.

DIVIDEND POLICY

We have never paid dividends on our common stock and we currently intend to retain all of our earnings to finance our operations, repay our indebtedness and fund future growth. We do not expect to pay dividends on Cablevision NY Group common stock or Rainbow Media Group tracking stock for the foreseeable future. For a further description of dividends in respect of the Cablevision NY Group common stock and the Rainbow Media Group tracking stock, see "Description of Cablevision NY Group Common Stock and Rainbow Media Group tracking stock - Dividends".

CERTAIN INTER-GROUP RELATIONSHIPS

    TREASURY ACTIVITIES

       Historically, we have managed the financial activities, including the issuance, repayment and repurchase of short-term and long-term debt, the disbursement of funds, the investment of surplus cash and the issuance and repurchase of common and preferred stock for Rainbow Media Holdings and its subsidiaries separate from the activities of CSC Holdings and its other subsidiaries.

       Within each of these groups, separate credit facilities have been established where possible based on the underlying assets and creditworthiness of individual entities. Within Rainbow Media Holdings, separate credit facilities currently exist for Rainbow Media Holdings, American Movie Classics and Madison Square Garden. In addition, Rainbow Media Holdings entities' cash requirements have been met from time to time with cash contributions from strategic equity partners, such as Fox, and from time to time, excess cash from certain entities has been lent or distributed to other Rainbow Media Holdings entities with a funding requirement. Further, certain expenses, in particular stock plan expense and certain interest charges attributed to the Rainbow Media Group, have been paid for by the Cablevision NY Group with no reimbursement. These charges have been recorded in the financial statements of each Group as capital contributions.

       It is our intent to further separate the financing arrangements between the tracked and non-tracked assets within Rainbow Media Holdings after the issuance of the Rainbow Media Group tracking stock, such that the Rainbow Media Holdings' entities which are part of the Rainbow Media Group tracking stock will secure funding arrangements independent from the Cablevision NY Group, including the Rainbow Media Holdings businesses that are part of the Cablevision NY Group. The primary source of the Rainbow Media Group financing is expected to be provided by a bank credit facility, which Cablevision is currently in discussions to establish. The Cablevision NY Group common stock will continue to rely on separately established financing arrangements independent from the Rainbow Media Group, including, in the case of the assets within Rainbow Media Holdings that are part of the Cablevision NY Group, the Madison Square Garden credit facility. In addition, it is our intent that any charges paid by the Cablevision NY Group which are attributable or allocated to the Rainbow Media Group will be reimbursed by the Rainbow Media Group, and that any charges paid by the Rainbow Media Group which may be attributable to the Cablevision NY Group will be reimbursed by the Cablevision NY Group.

       Although the board of directors may, in its sole discretion, determine that the Groups' funding requirements should no longer be separated, it is our current intent to:

       - allocate each future issuance or incurrence of debt or preferred stock (and the proceeds thereof) to the Group to which the obligor or issuer belongs (for example, borrowings by Bravo under the proposed Rainbow Media Group bank credit facility would be allocated to Bravo and to the Rainbow Media Group and borrowings by Madison Square Garden under its credit facility would be allocated to Madison Square Garden, which is part of the Cablevision NY Group); and

       - attribute each future issuance of Cablevision NY Group common stock (and the proceeds thereof) to the Cablevision NY Group and each future issuance of Rainbow Media Group tracking stock (and the proceeds thereof) to the Rainbow Media Group. It is also Cablevision's current intention that dividends on and repurchases of Cablevision NY Group common stock will be charged against the Cablevision NY Group and dividends on and repurchases of Rainbow Media Group tracking stock will be charged against the Rainbow Media Group.

       In the event that the Cablevision board determines in its business judgment that it is appropriate for the Cablevision NY Group to provide funding to the Rainbow Media Group or for the Rainbow Media Group to provide funding to the Cablevision NY Group, the board will also determine whether such a cash transfer should be treated as a revolving credit advance, long term loan or other type of investment. Factors the board may consider in this determination may include:

       -      the current and projected capital structure of each Group,
       -      the relative levels of internally generated funds of each Group,
       -      the financing needs and objectives of the recipient Group,
       -      the investment objectives of the transferring Group,
       - the availability, cost and timing associated with alternative financing sources, and
       -      prevailing interest rates and general economic conditions.

       Any cash transfers that may occur and be accounted for as a revolving credit advance, long-term loan or preferred stock contribution will bear interest or accrue dividends and have other terms and conditions determined by the board of directors to be reflective of interest or dividend rates, terms and conditions that generally reflect the prevailing market terms.

TRACKING STOCK POLICY STATEMENT

       In connection with the creation and issuance of our Rainbow Media Group tracking stock, our board of directors will, effective upon the issuance of our Rainbow Media Group tracking stock, adopt our tracking stock policy statement, which we initially intend to follow, but which we may change at any time and from time to time in the sole discretion of our board of directors, as described below under "Amendment and Modification to our Tracking Stock Policy Statement". This section sets forth our initial tracking stock policy statement.

       GENERAL POLICY

       Our board of directors has determined that, except as described in this tracking stock policy statement, all material matters in which holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock may have divergent interests will be generally resolved in a manner that is in the best interests of Cablevision and all of its shareholders after giving fair consideration to the potentially divergent interests and other relevant interests of the holders of the separate classes and series of our common stock. As described in this tracking stock policy statement, this general policy will be carried out in a manner that continues to recognize the unique value that the businesses and interests forming the Rainbow Media Group and the businesses and interests forming the Cablevision NY Group have historically generated for each other. As a result, in furtherance of this tracking stock policy statement, the Rainbow Media Group and the Cablevision NY Group may enter into inter-Group commercial transactions that are not on an arm's-length basis and are different than the commercial transactions that either Group would have entered into with an unaffiliated third party.

       RELATIONSHIP BETWEEN THE CABLEVISION NY GROUP AND THE RAINBOW MEDIA GROUP

       GENERAL. Under this tracking stock policy statement, we will seek to manage the Cablevision NY Group and the Rainbow Media Group in a manner designed to maximize the operations, assets and value of the entire company. In that process, we will continue to recognize the unique value that the businesses and interests forming the Rainbow Media Group and the businesses and interests forming the Cablevision NY Group have historically generated for each other.

       We believe that Rainbow Media Holdings should continue to be a leader in the innovation of cable programming and that we should foster that innovation by continuing to provide the businesses that will comprise the Rainbow Media Group with an outlet for such cable programming on our cable television systems, which will be part of the Cablevision NY Group. For example, in carrying out this belief historically, especially when the Cablevision NY Group has become the initial outlet for new programming from the businesses of the Rainbow Media Group, the Cablevision NY Group has given Rainbow Media Group networks preferential roll-out timing on its cable television systems, has not historically received launch support or marketing support payments from the Rainbow Media Group and has not received periods where networks are provided to all subscribers without charge, or "free subscriber months", from Rainbow Media Group networks. On the other hand, the Cablevision NY Group has used a great deal of discretion in positioning and repositioning the Rainbow Media Group networks on its cable television systems and rates under the affiliation agreements between the national entertainment networks of the Rainbow Media Group and the businesses that will comprise the Cablevision NY Group reflect the Cablevision NY Group's support of Rainbow Media Group's development of programming services. This relationship is one that we intend to continue under this tracking stock policy statement.

       CONTRACTUAL AGREEMENTS BETWEEN THE GROUPS. In connection with the issuance of the Rainbow Media Group tracking stock, we will enter into and/or continue a number of agreements between members of the Cablevision NY Group and members of the Rainbow Media Group. Except as noted in this tracking stock policy statement, these agreements will continue arrangements that have existed historically, either pursuant to written agreements or course of dealing. Except as provided in this tracking stock policy statement, consistent with past practice, these arrangements may or may not be on arm's-length terms, and may or may not be provided to unaffiliated third parties on the same terms as such arrangements are provided pursuant to the terms of this tracking stock policy statement, if at all. Although we intend to carry out the arrangements on the terms described below, under this tracking stock policy statement, our board of directors may modify, suspend or cancel these agreements in its sole discretion. These agreements are as follows:

       - Each of the national networks existing on the date of the issuance of the Rainbow Media Group tracking stock (AMC, Bravo, IFC, Romance Classics, MuchMusic) will continue to be carried on the Cablevision NY Group cable television systems carrying those services on the date of the tracking stock distribution under affiliation agreements. As noted above, the terms of carriage have historically been favorable to the Cablevision NY Group reflecting the Cablevision NY Group's support of Rainbow Media Group's development of programming services. The affiliation agreements, which have terms of between 3 and 5 years, also provide for automatic renewal on the same terms as the initial agreements. These affiliation agreements result in both the recognition of revenue for the Rainbow Media Group and expense for the Cablevision NY Group.

       - The Cablevision NY Group has historically provided and, through a services agreement, will continue to provide general management and other corporate services, including executive, treasury, controller, legal, audit, accounting, tax, advertising sales, employee resources and benefits, purchasing, billing and collections, voice and data services, information services, transportation, facilities, insurance, research and strategic marketing, security services, and such future services as the parties may agree, to the Rainbow Media Group. The Rainbow Media Group reimburses the Cablevision NY Group for costs and expenses incurred by the Cablevision NY Group in connection with providing these services. The services agreement also provides that the Rainbow Media Group will from time to time provide services to the Cablevision NY Group, including, without limitation, uplink services, in each case, on such terms and conditions as the parties may reasonably determine. The services agreement is automatically renewed every five years unless either party elects to terminate it except that if there is a breach by either party or either party is bankrupt, the agreement is immediately terminable at the option of the other party. Amounts paid by the Rainbow Media Group represent an expense to that Group and revenue to the Cablevision NY Group and vice versa.

       - Cablevision and AMC are parties to a consulting agreement. Cablevision will continue the consulting agreement with AMC and Romance Classics. The consulting agreement will apply to those businesses and to any future businesses owned by AMC and Romance Classics and will require the reimbursement of the costs and expenses incurred by the Cablevision NY Group in connection with the consulting agreement and payment of an annual fee equal to 3.5% of the gross revenues of the respective businesses for the applicable year. The consulting agreement is automatically renewed every five years unless the Cablevision NY Group elects to terminate it, except that if there is a breach by any party or any party is bankrupt, the agreement is immediately terminable at the option of the other party. Amounts paid by the Rainbow Media Group represent an expense to that Group and offsets the expense of the Cablevision NY Group.

       In addition, subsidiaries of the Cablevision NY Group are parties to various agreements with third parties under which the rights and obligations of the Cablevision NY Group and the Rainbow Media Group have been allocated between the Groups. Under these agreements, we have historically allocated the rights and obligations, including the right to receive payments, between the members of the Cablevision NY Group and the Rainbow Media Group and that allocation is reflected in the financial statements of the two Groups presented herein. Under the tracking stock policy statement, the historic allocation in place on the date of the tracking stock distribution would continue to govern existing agreements unless modified by our board of directors, and allocations under new agreements would be determined in accordance with the general guidelines of the tracking stock policy statement.

       OTHER RELATIONSHIPS BETWEEN THE GROUPS. The relationships between the two Groups that are not included in the agreements described above will be governed by this tracking stock policy statement.

       These relationships could include any or all of the following:

       - carriage of existing Rainbow Media Group networks by Cablevision NY Group cable television systems where such services are not carried on the date of the tracking stock distribution;

       - carriage of new Rainbow Media Group networks by Cablevision NY Group cable television systems;

       - provision of promotion opportunities for Rainbow Media Group networks on set-top boxes in Cablevision NY Group cable television systems;

       - featuring broadband content and future digital services of Rainbow Media Group networks on Cablevision NY Group's high speed internet service;

       - launch fees and tenant fees payable from the Rainbow Media Group to the Cablevision NY Group in connection with the carriage of existing or new services, the integration of available interactive features into existing programming, and featuring broadband content for internet distribution;

       - free subscriber months for Cablevision NY Group subscribers in connection with the carriage of existing or new services, the integration of available interactive features into existing programming and featuring broadband content for internet distribution;

       - cash or in-kind marketing support, in-market promotional support and advertising availability for the Cablevision NY Group in connection with the carriage of existing or new services, the integration of available interactive features into existing programming and featuring broadband content for internet distribution; and

       - revenue sharing provisions in connection with the carriage of existing or new services, the integration of available interactive features into existing programming and featuring broadband content for internet distribution.

       Examples of situations in which these relationships could be implemented and the commitments to be made in implementing the initial tracking stock policy statement are discussed more fully below:

       CARRIAGE OF NEW RAINBOW MEDIA GROUP SERVICES. The Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, provide digital distribution of new networks created by the Rainbow Media Group, on the Cablevision NY Group's owned or managed cable television systems reasonably requested by the Rainbow Media Group. The Cablevision NY Group will use reasonable efforts to position any such networks at such level as the Rainbow Media Group may reasonably request; provided that the Rainbow Media Group acknowledges the Cablevision NY Group's right to package or price any such networks to its customers in its sole discretion, subject to any contractual limitations pertaining to the Rainbow Media Group. The terms and conditions applicable to the carriage of such networks may, upon the reasonable request of the Cablevision NY Group, include launch fees, free subscriber months, cash or in-kind marketing support, in-market promotional support, advertising availability and revenue sharing provisions in exchange for such commitment.

       INTEGRATION OF INTERACTIVE FEATURES INTO EXISTING RAINBOW MEDIA GROUP PROGRAMMING BY THE CABLEVISION NY GROUP. To the extent it is technically feasible to do so, and to the extent the Rainbow Media Group has all necessary rights to do so, the Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, integrate available interactive features into any of the programming described herein, including, without limitation, offering all or parts of such programming on a video-on-demand basis and enabling interactive marketing or e-commerce opportunities. The terms and conditions applicable to the provision of such opportunities may, upon the reasonable request of the Cablevision NY Group, include launch fees, tenant fees, free subscriber months, cash or in-kind marketing support, in-market promotional support, advertising availability and revenue sharing provisions in exchange for such commitment.

       PROMOTION OF RAINBOW MEDIA GROUP NETWORKS ON CABLEVISION NY GROUP SYSTEMS. The Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, provide each Rainbow Media Group network with placement on any channel guide or program selection mechanism included in its digital set-top offering. The Cablevision NY Group will use reasonable efforts to position any such content at the level as the Rainbow Media Group may reasonably request; provided that the Rainbow Media Group acknowledges the Cablevision NY Group's right to package or price any such content to its customers in its sole discretion, subject to any contractual limitations pertaining to the Rainbow Media Group.

       FEATURING RAINBOW MEDIA GROUP NETWORKS ON THE CABLEVISION NY GROUP'S HIGH-SPEED INTERNET SERVICE. The Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, feature any broadband content created by the Rainbow Media Group for internet distribution, on its Optimum On-Line high-speed internet service or on any successor to such service. The Cablevision NY Group will use reasonable efforts to position any such content at such level as the Rainbow Media Group may reasonably request; provided that the Rainbow Media Group acknowledges the Cablevision NY Group's right to package or price any such content to its customers in its sole discretion, subject to any contractual limitations pertaining to the Rainbow Media Group. The terms and conditions applicable to the carriage of such broadband content may, upon the reasonable request of the Cablevision NY Group, include launch fees, free subscriber months, cash or in-kind marketing support, in-market promotional support, advertising availability and revenue sharing provisions in exchange for such commitment.

       In accordance with this tracking stock policy, these relationships may or may not be on an arm's-length basis, may or may not be consistent with past practice, and may or may not be consistently applied to all situations in the future. In addition, these opportunities may or may not be made available to third parties and similar arrangements may or may not be available from third parties.

    TAXES

       Cablevision cannot currently file federal income tax returns that reflect the operations of both the Cablevision NY Group and the Rainbow Media Group on a consolidated return basis, as a significant portion of the operating assets of the Rainbow Media Group are held directly or indirectly by Rainbow Media Holdings, which is not, given the current ownership of Rainbow Media Holdings' stock, includible as a member of Cablevision's consolidated return group for federal income tax purposes. To the extent that federal and state income taxes are determined on a basis that includes operations or assets of both the Cablevision NY Group and the Rainbow Media Group, such taxes will be allocated to each Group, and reflected in their respective financial statements, in accordance with Cablevision's tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, will be allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Under the policy, the amount of taxes payable or refundable, which are allocated to the Rainbow Media Group in circumstances where consolidated federal or state income tax returns are filed, will generally be comparable to those that would have resulted if the Groups had filed separate tax returns. Accordingly, the Rainbow Media Group will only realize the benefits of its tax attributes when it generates sufficient taxable income to utilize such attributes.

       AMENDMENT AND MODIFICATION TO OUR TRACKING STOCK POLICY STATEMENT

       Our board of directors may modify, suspend or rescind the policies set forth in this tracking stock policy statement, including any resolution implementing the provisions of this policy statement. Our board of directors may also adopt additional or other policies or make exceptions with respect to the application of the policies described in this tracking stock policy statement in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties to Cablevision and all of our shareholders.

LIQUIDITY AND CAPITAL RESOURCES

       We do not have any operations independent of our subsidiaries. In addition, we have no borrowings and do not have any securities outstanding other than our Class A common stock and Class B common stock, and, after issuance of the proposed Rainbow Media Group tracking stock, Cablevision NY Group Class A common stock, Cablevision NY Group Class B common stock, Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock, on which we do not intend to pay any dividends in the foreseeable future. Accordingly, we do not have cash needs independent of the needs of our subsidiaries.

       The following table presents selected historical results of operations and other financial information related to the captioned groups or entities as of and for the year ended December 31, 1999.


                                                                       Revenues                     AOCF*
                                                                       --------                     -----
                                                                              (dollars in thousands)
CABLEVISION NY GROUP:
     Restricted Group**..................................             $ 2,080,554                 $ 916,107
     New Media***........................................                  70,754                       126
     Rainbow NY Group....................................                 877,990                   102,744
     Retail Electronics..................................                 603,294                   (37,934)
     Other (including eliminations)......................                 (30,865)                  (51,996)
                                                                      -------------               -----------
         CABLEVISION NY GROUP............................             $ 3,601,727                 $ 929,047
                                                                      =============               ===========

 RAINBOW MEDIA GROUP.....................................             $   361,756                 $  87,902
                                                                      =============               ===========



                                                                Interest Expense          Capital Expenditures
                                                                ----------------          --------------------
                                                                         (dollars in thousands)
CABLEVISION NY GROUP:
     Restricted Group**..................................          $   404,696                $     643,526
     New Media***........................................                  115                       89,003
     Rainbow NY Group....................................               23,495                       78,625
     Retail Electronics..................................               10,192                       35,106
     Other (including eliminations)......................               (1,010)                      12,263
                                                                   -------------              --------------
         CABLEVISION NY GROUP............................          $   437,488                $     858,523
                                                                   =============              ==============

 RAINBOW MEDIA GROUP.....................................          $    33,061                $      12,643
                                                                   =============              ==============

---------------------------

* Defined as operating income (loss) before depreciation and amortization and excluding incentive stock plan expense of $255,789 and the costs of Year 2000 remediation of $41,477.

**     Includes systems held for sale.

*** Consists of developmental operations, including those of systems held for sale.

LIQUIDITY AND CAPITAL RESOURCES - CABLEVISION NY GROUP

    2000 OUTLOOK

       For 2000, we forecasted capital investment of between $800 and $850 million in our cable, Long Island commercial telephone and New Media businesses. This capital includes investments for digital video services in anticipation of a pilot rollout of Sony digital boxes in the fourth quarter of this year, cable modem services, as we double the number of homes marketed for such services, and the development of commercial telephone services outside Long Island. In addition, for 2000, we forecasted capital investments aggregating between $205 and $245 for the Rainbow Media Holdings' subsidiaries included in the Cablevision NY Group, which we call the Rainbow NY Group, retail electronics, theatres and corporate activities. Our non-New York metropolitan area systems held for sale in Massachusetts, Ohio and Michigan are anticipated to have capital requirements of between $200 million and $250 million, covering primarily plant rebuild and developmental activities.

       Funding for the Cablevision NY Group's ongoing capital investment and operational requirements is generally provided through separate financial arrangements made available to the Restricted Group, Madison Square Garden and the WIZ. Debt and redeemable preferred stock attributable to Cablevision NY Group, as of March 31, 2000, are outlined in the table below.

                                                                  Restricted            Other
                                                                    Group              Entities            Total
                                                                    -----              --------            -----
                                                                              (dollars in thousands)
Senior Debt:
      Restricted Group senior debt....................             $1,666,948                 -         $1,666,948
      MSG senior debt.................................                      -          $380,000            380,000
      Retail Electronics senior debt..................                      -            75,569             75,569
      Other senior debt and capital leases............                      -            35,627             35,627
      Senior notes and debentures.....................              2,692,754                 -          2,692,754
      Subordinated notes and debentures...............              1,048,546                 -          1,048,546
                                                                    ---------         ---------          ---------
                                                                    5,408,248           491,196          5,899,444
                                                                    ---------         ---------          ---------

Redeemable preferred stock of CSC Holdings............              1,444,210                 -          1,444,210
                                                                    ---------         ---------          ---------

Total debt and redeemable preferred stock.............             $6,852,458          $491,196         $7,343,654
                                                                   ==========         =========         ==========

    RESTRICTED GROUP

       The Cablevision NY Group's Restricted Group consists of CSC Holdings Inc. and its cable operations in and around the greater New York City metropolitan area, in and around the greater Cleveland, Ohio metropolitan area, in and around the Boston, Massachusetts metropolitan area, and in Kalamazoo, Michigan, as well as the commercial telephone operations of Cablevision Lightpath, Inc. on Long Island, New York. At March 31, 2000, the Restricted Group encompassed approximately 3,504,126 cable television subscribers, including approximately 716,735 subscribers in its Ohio, Massachusetts and Michigan systems. During 1999 and early 2000, as described in our Form 10-K and our March 31, 2000 Form 10-Q, we announced the sale of our cable systems in Ohio, Massachusetts and Michigan. Cablevision NY Group expects to apply the proceeds received, which may include proceeds from the monetization of common stock received in such transactions, toward the reduction of outstanding debt. The consummation of each of these transactions is subject to the receipt of franchise transfer and other required approvals.

       The Restricted Group's plant upgrade, combined with additional amounts required for the start up and operation of new businesses such as high speed internet access, digital video services, the expansion of residential telephone services and the roll out of non-Long Island based commercial telephone business (collectively, "NEW MEDIA"), as well as additional investments or acquisitions, including potential investments in the Rainbow NY Group programming entities other than MSG, will require significant additional funding. The Restricted Group expects to obtain the requisite funds through internally generated cash, amounts available under existing credit facilities, proceeds from asset sales and/or additional capital markets issuances.

       As of July 10, 2000, the Restricted Group had in total $2.2 billion in reducing revolving credit facilities, consisting of a $1.2 billion facility available to Cablevision MFR Inc. and certain of our New Jersey subsidiaries and a $1.0 billion facility available to CSC Holdings, Inc. and other Restricted Group subsidiaries. Both facilities mature in March 2007 and begin to reduce in June 2001. As of July 10, 2000, the Restricted Group had total drawings under these credit facilities of $1.9 billion and letters of credit of $39 million. Unrestricted and undrawn funds available to the Restricted Group amounted to approximately $278 million as of July 10, 2000.

                                                          -------------------------------------------------------------------
                                                                                  As of July 10, 2000
                                                                                     (in thousands)
                                                                                     --------------
                                                          -------------------------------------------------------------------

                                                                  CSC Holdings              MFR                Total
                                                                  ------------              ---                -----
  Total facility..................................                 $1,000,000           $1,200,000          $2,200,000

  Outstanding debt................................                    847,000            1,036,000           1,883,000

  Outstanding letters of credit...................                     39,000                   --              39,000
                                                                   ----------           ----------          ----------

     Availability.................................                 $  114,000           $  164,000          $  278,000
                                                                   ==========           ==========          ==========

       The Restricted Group's credit facilities contain certain financial covenants that may limit its ability to utilize all of the undrawn funds available thereunder, including covenants requiring the Restricted Group to maintain certain financial ratios and restricting the permitted uses of borrowed funds.

       To provide additional availability until such time as the sale of our Ohio, Massachusetts and Michigan cable systems close, CSC Holdings has obtained an additional $450 million bank credit facility. This facility will be repaid with cash proceeds received from the sales or upon monetization of any stock received in such sales and matures in July 2001 and contains terms and conditions similar to those of the Restricted Group's existing bank credit facilities.

       As of July 10, 2000, CSC Holdings had entered into interest exchange
(swap) agreements with several of its banks covering a notional principal amount of $300 million. Swaps in the aggregate of $250 million require CSC Holdings to pay a floating rate of interest by CSC Holdings and mature in August 2000.

       In November 1999, CSC Holdings entered into an interest rate cap agreement with American Movie Classics, a Rainbow Media Group entity, in a notional principal amount of $105 million. The agreement caps AMC's floating interest costs paid on the basis of LIBOR at 7.0% through May 2001 and at 7.5% from May 2001 through May 2002 in exchange for a cash payment made to CSC Holdings.

    MADISON SQUARE GARDEN

       MSG has a $500 million revolving credit facility maturing on December 31, 2004. As of July 10, 2000, outstanding debt under this facility was $380 million. In addition, MSG had outstanding letters of credit of $13.1 million, resulting in unrestricted and undrawn funds available amounting to $106.9 million. The MSG credit facility contains certain financial covenants that may limit its ability to utilize all of the undrawn funds available thereunder, including covenants requiring MSG to maintain certain financial ratios. We believe that for MSG, internally generated funds, together with funds available under its existing credit agreement will be sufficient to meet its projected funding requirements for the next twelve months, including requirements of certain of Rainbow NY Group's programming-related entities.

       Garden Programming LLC, an unrestricted subsidiary of MSG, has a $20 million term loan maturing on July 11, 2002. Garden Programming LLC has in turn made a $40 million loan to an unrelated entity, maturing on November 1, 2011.

    RETAIL ELECTRONICS

       Cablevision Electronics has a $130 million stand alone credit facility. Under the terms of the credit facility, the total amount of borrowing available to Cablevision Electronics is subject to an availability calculation based on a percentage of eligible inventory. On July 10, 2000, usage under the credit facility was $91.6 million, with $0.1 million available thereunder based on the level of inventory as of that date. As of July 10, 2000, CSC Holdings' total cash investment in Cablevision Electronics, including equity and intercompany loans, totaled $240.4 million. Cablevision Electronics has also received financial support from CSC Holdings of approximately $40.3 million through July 10, 2000 in the form of letters of credit, guarantees, and intercompany receivables. We believe that Cablevision Electronics will require additional financial support from CSC Holdings in respect of planned increases in inventory, capital expenditures, and other operating requirements and that funds available under Cablevision Electronics' credit agreement, together with this additional financial support, will be sufficient to meet its projected funding requirements for the next twelve months.

CCG Holdings

CCG Holdings, Inc., which owns our motion picture theater assets, currently has a $15 million revolving credit bank facility maturing on June 30, 2003. As of July 10, 2000, $12.0 million was outstanding under this bank facility. The Company believes that for CCG Holdings, Inc., internally generated funds, together with funds available under the existing credit agreement or from CSC Holdings, Inc. will be sufficient to meet its projected funding requirements for the next twelve months.

LIQUIDITY AND CAPITAL RESOURCES - RAINBOW MEDIA GROUP

    2000 OUTLOOK

       For 2000, we projected that the Rainbow Media Group would have capital investment requirements of approximately $20 to $30 million, primarily to upgrade the Rainbow Networks Communications technology and for other production equipment. In addition, the Rainbow Media Group has committed to make available up to $150 million to fund expenses and investments of Sterling Digital.

    RAINBOW MEDIA

       Financing for the Rainbow Media Group entities has historically been provided by a combination of bank credit facilities, intercompany borrowings, and, from time to time, by equity contributions from partners. Currently, Rainbow Media Holdings and American Movie Classics each have bank credit facilities. Borrowings under the Rainbow Media Holdings credit facility have been used primarily to support businesses of the Rainbow Media Group and, to a considerably lesser extent certain Rainbow NY Group entities. All outstanding debt of Rainbow Media Holdings is being attributed to the Rainbow Media Group.

       It is our intent to replace the outstanding debt of American Movie Classics and Rainbow Media Holdings with up to a $1 billion bank credit facility based on the cash flows of American Movie Classics, Bravo and the Independent Film Channel. The facility would provide availability to fund cash requirements of all of the Rainbow Media Group, including those of Sterling Digital as discussed above. We are currently in discussions with banks to establish such a facility; however, no assurances can be given that we will be able to obtain the new credit facility on acceptable terms and conditions or at all.

       The Rainbow Media Group's potential future investments in new programming content and services, such as new digital channels, will require significant funding. We may obtain this funding through internally generated funds,our proposed credit facility, through equity capital, through public debt securities, or a combination thereof. However, no such assurances can be given that such funding will be obtained on satisfactory terms and conditions, or at all.

       As of July 10, 2000, Rainbow Media Holdings' credit facility consisted of a $300 million non-amortizing revolving credit facility maturing on December 31, 2000, of which $79.5 million was restricted to provide for repayment of a like amount of intercompany borrowings from Regional Programming Partners. Direct borrowings as of July 10, 2000 amounted to $196 million, leaving a balance of $24.5 million available as of that date.

       American Movie Classics, a wholly-owned subsidiary of Rainbow Media Holdings and part of the Rainbow Media Group, has a $425 million credit facility consisting of a $200 million reducing revolving credit facility and a $225 million amortizing term loan, both of which will mature on March 31, 2006. The amount of the available commitment will not begin to be reduced until June 2004. As of July 10, 2000, American Movie Classics had outstanding borrowings of $360 million and unrestricted funds available of $65 million.

       Both the Rainbow Media Holdings' and American Movie Classics credit facilities contain certain financial covenants that may limit the ability to utilize all of the undrawn funds available, including covenants requiring that certain financial covenants be maintained.

       In November 1999, CSC Holdings entered into an interest rate cap agreement with American Movie Classics in a notional principal amount of $105 million. The agreement caps AMC's floating interest costs paid on the basis of LIBOR at 7.0% through May 2001 and at 7.5% from May 2001 through May 2002 in exchange for a cash payment made to CSC Holdings.

DESCRIPTION OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK

--------------------------------------------------------------------------------
THE FOLLOWING DESCRIPTION IS NOT COMPLETE AND SHOULD BE READ WITH ANNEX II TO THIS DOCUMENT, WHICH CONTAINS THE FULL TEXT OF THE AMENDED CHARTER THAT WILL BE FILED PURSUANT TO THE TRACKING STOCK PROPOSAL.
--------------------------------------------------------------------------------

    GENERAL

       Our current amended and restated certificate of incorporation (which we call the "CURRENT CHARTER") authorizes us to issue 570 million shares, consisting of 400 million shares of Class A common stock, par value $.01 per share (our existing "CLASS A COMMON STOCK"), 160 million shares of Class B common stock, par value $.01 per share (our existing "CLASS B COMMON STOCK"), and 50 million shares of preferred stock, par value $.01 per share (our "PREFERRED STOCK"). Only our preferred stock is currently issuable in series by the board of directors. As of March 31, 2000, we had approximately 130.3 million shares of Class A common stock, 43.1 million shares of Class B common stock and no shares of preferred stock issued and outstanding.

       In order to implement the tracking stock proposal, we would file the certificate of amendment which would amend our current charter. The amended charter would alter the terms of the series of our existing Class A common stock and Class B common stock to:

       - increase the number of authorized shares of common stock from 570 million to 1.88 billion, of which:

              - 800 million would be Cablevision NY Group Class A common stock,

              - 320 million would be Cablevision NY Group Class B common stock,

              - 600 million would be Rainbow Media Group Class A tracking stock, and

              - 160 million would be Rainbow Media Group Class B tracking stock,

       - authorize the board of directors to change the terms of our existing Class A common stock and Class B common stock to:

              - redesignate our Class A common stock into Cablevision NY Group Class A common stock, and

              - redesignate our Class B common stock into Cablevision NY Group Class B common stock,

       -      create and authorize the board of directors to issue shares of:

              -      Rainbow Media Group Class A tracking stock, and

              -      Rainbow Media Group Class B tracking stock,

       - define the assets and liabilities to be attributed to each of the Cablevision NY Group and the Rainbow Media Group,

       - provide for the other terms relating to each Group and class of common stock, and

       - permit and authorize the board of directors to distribute Rainbow Media Group Class A tracking stock in respect of our existing Class A common stock, which will have been redesignated Cablevision NY Group Class A common stock, and Rainbow Media Group Class B tracking stock in respect of our existing Class B common stock, which will have been redesignated Cablevision NY Group Class B common stock.

       Cablevision NY Group common stock and Rainbow Media Group tracking stock will have dividend and liquidation rights and redemption and exchange terms that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. Our goal in creating these separate securities is to enable the market to treat each security as if it represented an ownership interest in a separate corporation and to react to the business performance and transactions of each Group as if it were stock in a separate corporation. We have allocated, for financial accounting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between the Cablevision NY Group and the Rainbow Media Group. In the future, we will publish financial statements of the Cablevision NY Group and the Rainbow Media Group together with the consolidated financial statements of Cablevision and CSC Holdings.

       "RAINBOW MEDIA GROUP" means:

       - our interest in our five nationally distributed entertainment programming networks,

       - our interest in our six regional Fox Sports Net networks outside of the New York metropolitan area,

       -      our interest in National Sports Partners,

       -      our interest in Regional Sports News, LLC,

       -      our interest in National Advertising Partners,

       -      Rainbow Network Communications,

       -      Sterling Digital,

       - all other businesses, assets and liabilities of Cablevision and its subsidiaries that the board of directors has by resolution, as of the Effective Date, allocated to the Rainbow Media Group,

       - any businesses, assets or liabilities, developed, acquired or incurred after the Effective Date in the ordinary course of business by our businesses or the businesses of any of our subsidiaries that have been allocated to the Rainbow Media Group unless our board of directors has by resolution allocated such businesses, assets or liabilities to the Cablevision NY Group,

       - any businesses, assets or liabilities, developed, acquired or incurred by Cablevision or any of its subsidiaries after the Effective Date that the board of directors has allocated to the Rainbow Media Group or that Cablevision otherwise allocates to the Rainbow Media Group from time to time in the sole discretion of the board of directors, and

       - the rights and obligations of the Rainbow Media Group under any inter-Group debt deemed to be owed to or by the Rainbow Media Group (as such rights and obligations are determined from time to time in the sole discretion of the board of directors);

provided that Cablevision may re-allocate businesses, assets or liabilities from one Group to the other Group in return for such consideration by that other Group as may be determined in the sole discretion of the board of directors from time to time.

       "CABLEVISION NY GROUP" means (a) all of the businesses, assets and liabilities of Cablevision and its subsidiaries, other than the businesses, assets and liabilities that are part of the Rainbow Media Group, and (b) the rights and obligations of the Cablevision NY Group under any inter-Group debt deemed to be owed to or by the Cablevision NY Group (as such rights and obligations are defined from time to time by the board of directors in its sole discretion); provided that Cablevision may re-allocate businesses, assets or liabilities from one Group to the other Group in return for such consideration by that other Group as may be determined in the sole discretion of the board of directors from time to time.

       The board of directors will have the authority to increase or decrease from time to time the total number of shares comprising any series of common stock. The board of directors, however, could not increase the number of shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock of such series. Likewise, the board of directors could not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

       We may from time to time, by action of the board of directors:

       - offer shares of Cablevision NY Group common stock or Rainbow Media Group tracking stock for cash in one or more public offerings,

       - issue shares of Cablevision NY Group common stock or Rainbow Media Group tracking stock as consideration for acquisitions or investments,

       - issue shares of Cablevision NY Group common stock or Rainbow Media Group tracking stock to our employees pursuant to our stock-based compensation plans or otherwise as compensation, or

       - issue shares of Cablevision NY Group common stock or Rainbow Media Group tracking stock for any other proper corporate purpose.

       As long as sufficient authorized shares are available, the timing, sequence, size and terms of such transactions would be determined by the board of directors, without further approval of the stockholders, unless deemed advisable by the board of directors in its sole discretion or required by applicable law, regulation or stock exchange requirements.

      VOTING RIGHTS

       Currently, except in the election of directors, as described below, holders of existing Class A common stock have one vote per share and holders of existing Class B common stock have 10 votes per share on all matters submitted to a vote of stockholders. Once the tracking stock proposal is implemented, holders of Cablevision NY Group common stock and Rainbow

Media Group tracking stock would vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by our amended charter or applicable law. On all such matters for which no separate vote is required:

       - each outstanding share of Cablevision NY Group Class A common stock entitles the holder to one vote per share and each outstanding share of Rainbow Media Group Class A tracking stock entitles the holder to 1/2 of a vote per share, and

       - each outstanding share of Cablevision NY Group Class B common stock entitles the holder to 10 votes per share and each outstanding share of Rainbow Media Group Class B tracking stock entitles the holder to 5 votes per share.

       Because each share of Cablevision NY Group common stock will have two times the vote of each share of Rainbow Media Group tracking stock and the tracking stock distribution is expected to be effected on a pro rata basis, absent a significant change in the number of outstanding shares of either Group, the Cablevision NY Group will be in a position to control the outcome of any vote in which holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock vote together as a single class, even if the matter involves a conflict of interest between the holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock.

       Under the terms of the amended charter and Delaware law, the following proposals will require a separate class or series vote:

                     PROPOSAL                                                                      VOTE REQUIRED
-   The authorization or issuance of any additional                             -   The affirmative vote or consent of holders of
    shares of Cablevision NY Group Class B common                                   at least 66 2/3% of the outstanding shares of
    stock.                                                                          Cablevision NY Group Class B common stock.

-   The authorization or issuance of any additional                             -   The affirmative vote or consent of holders of
    shares of Rainbow Media Group Class B tracking                                  at least 66 2/3% of the outstanding shares of
    stock.                                                                          Rainbow Media Group Class B tracking stock.


-   The authorization of any increase or decrease in                            -   The affirmative vote or consent of the holders
    the par value of the shares of any class or                                     of at least a majority the voting power of
    series of common stock.                                                         such class or series, as the case may be.




-   Any amendment, alteration or repeal of any of                               -   The affirmative vote or consent of holders of
    the provisions of the charter that adversely                                    at least a majority of the outstanding shares
    affects the powers, preferences or special                                      of that class, or if only one series of the
    rights of Class A common stock.                                                 Class A common stock is adversely affected,
                                                                                    the affirmative vote or consent of holders of
                                                                                    at least a majority of the outstanding shares
                                                                                    of that series.

-   Any amendment, alteration or repeal of any of                               -   The affirmative vote or consent of holders of
    the provisions of the amended charter that                                      at least 66 2/3% of the outstanding shares of
    adversely affects the powers, preferences or                                    Class B common stock, or if only one series of
    rights of the Class B common stock.                                             the Class B common stock is adversely
                                                                                    affected, the affirmative vote of at least
                                                                                    66 2/3% of the outstanding shares of that
                                                                                    series.


-   Any amendment, alteration or repeal of any of                               -   The affirmative vote or consent of holders of
    the provisions of the amended charter that                                      at least 66 2/3% of the outstanding shares of
    adversely affects the powers, preferences or                                    Rainbow Media Group Class B tracking stock.
    rights of Rainbow Media Group Class B tracking
    stock.

       In the event of a vote to increase the number of authorized shares of common stock, AT&T has agreed to vote all of its shares of common stock in proportion to votes of shares of common stock of holders not affiliated with us and NBC has agreed to vote any shares of common stock owned by it or its affiliates in proportion to votes of shares of common stock of holders not affiliated with AT&T or us.

       ELECTION OF DIRECTORS. With respect to the election of directors,

       - If on the record date for any stockholder meeting for which directors are to be elected, the aggregate number of outstanding shares of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock is at least 10% of the total aggregate number of outstanding shares of common stock, holders of Cablevision NY Group Class A common stock and holders of Rainbow Media Group Class A tracking stock will vote together as a separate class, with holders of Cablevision NY Group Class A common stock having one vote per share and holders of the Rainbow Media Group Class A tracking stock having 1/2 a vote per share, and will be entitled to elect 25% of the total number of directors elected by the holders of Class A common stock and Class B common stock (the "COMMON STOCK DIRECTORS").

       - If such 25% is not a whole number, then the holders of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of the Common Stock Directors.

       - Holders of Cablevision NY Group Class B common stock and holders of Rainbow Media Group Class B tracking stock will vote together as a separate class, with holders of Cablevision NY Group Class B common stock having ten votes per share and holders of Rainbow Media Group Class B tracking stock having 5 votes per share, to elect the remaining Common Stock Directors.

       - If on the record date for any stockholder meeting for which directors are to be elected, the aggregate number of outstanding shares of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock is less than 10% of the total aggregate number of outstanding shares of common stock, the holders of all series of Class A common stock and Class B common stock will vote together as a single class with respect to the election of the Common Stock Directors and the holders of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock will not have the right to elect 25% of the Common Stock Directors, but the holders of each class of common stock will have the following number of votes per share for all Common Stock Directors:

              -      Cablevision NY Group Class A common stock: 1

              -      Cablevision NY Group Class B common stock: 10

              -      Rainbow Media Group Class A tracking stock: 1/2

              -      Rainbow Media Group Class B tracking stock: 5

       - If on the record date for any stockholder meeting at which Common Stock Directors are to be elected, the aggregate number of outstanding shares of Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock is less than 12 1/2% of the total aggregate number of outstanding shares of common stock, then the holders of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock, voting together as a separate class, will continue to elect a number of directors equal to not less than 25% of the total number of Common Stock Directors and, in addition, will vote together with the holders of Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock, voting together as a single class, to elect the remaining Common Stock Directors, with the holders of each class of common stock will have the following number of votes per share for all Common Stock
              Directors:

               -      Cablevision NY Group Class A common stock: 1

               -      Cablevision NY Group Class B common stock: 10

               -      Rainbow Media Group Class A tracking stock: 1/2

               -      Rainbow Media Group Class B tracking stock: 5

       In addition, Delaware law requires a separate vote of holders of shares of common stock of any class or series on any amendment if the amendment would increase or decrease the par value of the shares of such class or series or alter or change the powers, preferences or special rights of the shares of such class or series so as to affect them adversely. Because Cablevision NY Group common stock and Rainbow Media Group tracking stock will each be a separate series of two classes of stock (i.e., Class A and Class B), each class or series would be entitled to vote separately as a class upon an amendment to the amended charter that would alter or change the powers, preferences or special rights of such class or series so as to affect them adversely. Delaware law does not provide for any other separate voting rights of a class or series of capital stock (other than with respect to a change in par value or, in certain circumstances not applicable in the case of our outstanding stock, an increase or decrease in the authorized shares of such class or series).

       AT&T has agreed to vote its shares of common stock in favor of nominees for director nominated by the board of directors.

       After the Cablevision NY Group common stock is designated and the Rainbow Media Group tracking stock is issued, we will set forth the number of outstanding shares of Cablevision NY Group common stock and Rainbow Media Group tracking stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of Cablevision NY Group common stock and Rainbow Media Group tracking stock.

     DIVIDENDS

       We have never paid dividends on our common stock and we currently intend to retain all of our earnings to finance operations, repay our indebtedness and fund future growth. We do not expect to pay dividends on Cablevision NY Group common stock or Rainbow Media Group tracking stock for the foreseeable future.

       Cablevision is a holding company with no operating assets. Accordingly, our ability to pay dividends is dependent upon the receipt of dividends from our subsidiaries. Although certain loan agreements and other debt instruments to which certain of our subsidiaries are parties contain restricted payment provisions that currently limit the payment of dividends, other than stock dividends, we are otherwise permitted to pay dividends on our common stock out of legally available funds under Delaware law, subject to the prior payment of dividends on outstanding shares of preferred stock. Future loan agreements may also contain similar restrictions and limits. Delaware law limits the amount of distributions on the common stock to funds legally available for that purpose, which are determined on the basis of the entire company and not just the Groups. Consequently, the amount of legally available funds will be reduced by the amount of any dividends or distributions on, or repurchases of, Cablevision NY Group common stock and Rainbow Media Group tracking stock and dividends on, or certain repurchases of, preferred stock.

       Although, as stated above, we do not expect to pay any dividends for the foreseeable future on any series or class of common stock, we will otherwise be permitted to pay dividends:

       - On Cablevision NY Group common stock out of the assets of Cablevision legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Cablevision NY Group common stock cannot exceed the Available Dividend Amount for the Cablevision NY Group,

       - On Rainbow Media Group tracking stock out of the assets of Cablevision legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Rainbow Media Group tracking stock cannot exceed the Available Dividend Amount for the Rainbow Media Group,

       - In the form of additional shares of common stock on any class of common stock (i.e., Class A common stock and Class B common stock) of any Group (i.e., the Cablevision NY Group or the Rainbow Media Group), which will be paid only with shares of that class of common stock (i.e., Class A common stock and Class B common stock) of that Group (i.e., the Cablevision NY Group or the Rainbow Media Group).

       If dividends are paid on any class of common stock (i.e., Class A common stock and Class B common stock) of any Group (i.e., the Cablevision NY Group or the Rainbow Media Group), then an equal per share dividend will be concurrently paid on both classes of common stock within that Group. As described below under "-Securities Distributions," special rules apply when a dividend is paid in the form of common stock or other securities comprising that series.

       The Available Dividend Amount for each Group is intended to be equivalent to the amount that would be legally available for the payment of dividends on that Group's common stock under Delaware law if the Group were a separate Delaware corporation.

       - The "AVAILABLE DIVIDEND AMOUNT" for the Cablevision NY Group at any time is the amount that our board of directors determines in its sole discretion would then be legally available for the payment of dividends on Cablevision NY Group common stock under Delaware law if:

              - the Cablevision NY Group and the Rainbow Media Group were each a separate Delaware corporation,

              - the Cablevision NY Group had outstanding a number of shares of common stock equal to the number of shares of Cablevision NY Group common stock that are then outstanding,

              - the Cablevision NY Group had outstanding a number of shares of preferred stock equal to the number of shares of preferred stock of Cablevision that have been attributed to the Cablevision NY Group and are then outstanding, and

              - the assumptions about the Rainbow Media Group set forth below were true.

       - The "AVAILABLE DIVIDEND AMOUNT" for the Rainbow Media Group at any time is the amount that our board of directors determines in its sole discretion would then be legally available for the payment of dividends on Rainbow Media Group tracking stock under Delaware law if:

              - the Cablevision NY Group and the Rainbow Media Group were each a separate Delaware corporation,

              - the Rainbow Media Group had outstanding a number of shares of common stock equal to the number of shares of Rainbow Media Group tracking stock that are then outstanding,

              - the Rainbow Media Group had outstanding a number of shares of preferred stock equal to the number of shares of preferred stock of Cablevision that have been attributed to the Rainbow Media Group and are then outstanding, and

              - the assumptions made about the Cablevision NY Group and set forth above were true.

       Initially, there are no shares of Cablevision preferred stock outstanding. There can be no assurance that there will be an Available Dividend Amount for any Group.

       The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

       - the total assets of the corporation less its total liabilities less

       - the aggregate par value of the outstanding shares of its common and preferred stock.

       If the amount legally available for payment of dividends on common stock is not greater than zero, however, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Preferred stock dividends will also have a priority to common stock dividends. We have not historically had net profits and do not anticipate having net profits for the foreseeable future. Therefore, our ability to pay any dividends will require the availability of adequate "surplus" under Delaware law, defined as the excess, if any, of our net assets over our capital. Because our liabilities substantially exceed our assets, we have historically not calculated net assets based on the amounts reflected on our balance sheet. Accordingly, to pay a dividend, the board of directors would need to determine that we have adequate surplus on the basis of valuation of our assets at higher amounts than those reflected on the financial statements, for example, by using current market-based valuations. The board of directors has made this determination in connection with the payment of preferred stock dividends, but would not anticipate doing so for any common stock dividends for the foreseeable future.

       As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for the Cablevision NY Group and the Rainbow Media Group. These restrictions will also form the basis for calculating the aggregate amount of dividends that Cablevision as a whole can pay on its common stock, regardless of series. Thus, any dividends and distributions on, or repurchases of, any class series of common stock, will reduce the assets legally available for dividends on all series of common stock.

       Subject to the foregoing limitations (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Cablevision from time to time), we have the sole discretion and authority to pay dividends on, or refrain from declaring and paying dividends on, all, one or none of the series of common stock in equal or unequal amounts, notwithstanding the performance of any Group, the amount of assets available for dividends on any series, the amount of prior dividends paid on any series, the respective voting rights of each series or any other factor. Notwithstanding the foregoing, if dividends are declared on a series of common stock, we will be required to pay equivalent dividends on each share of Class A common stock and Class B common stock. For example, if the board of directors declared and paid a cash dividend on the Cablevision NY Group Class B common stock, it would be required to declare and pay a cash dividend in the same per share amount on each share of Cablevision NY Group Class A common stock. However, it would not be required to declare and pay any dividend on the Rainbow Media Group tracking stock. As described below under "-Securities Distributions," special rules apply when a dividend is paid in the form of common stock or other securities.

       Any decision to pay dividends in the future will depend on our financial condition, results of operations and business requirements of Cablevision as a whole. In making a determination as to the allocation of any future dividends between Cablevision NY Group common stock and Rainbow Media Group tracking stock, the board of directors expects to consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups.

      SECURITIES DISTRIBUTIONS

       DISTRIBUTIONS ON CABLEVISION NY GROUP COMMON STOCK. If at any time, a share distribution is to be paid in Cablevision NY Group common stock (a "SHARE DISTRIBUTION"), such share distribution may be declared and paid only as follows:

       - a share distribution consisting of shares of Cablevision NY Group Class A common stock (or securities convertible into or exercisable or exchangeable for shares of Cablevision NY Group Class A common stock) to holders of Cablevision NY Group Class A common stock and Cablevision NY Group Class B common stock, on an equal per share basis,

       - a share distribution consisting of shares of Cablevision NY Group Class A common stock (or securities convertible into or exercisable or exchangeable for shares of Cablevision NY Group Class A common stock) to holders of Cablevision NY Group Class A common stock and, on an equal per share basis, shares of Cablevision NY Group Class B common stock (or securities convertible into or exercisable or exchangeable for shares of Cablevision NY Group Class B common stock) to holders of Cablevision NY Group Class B common stock, and

       - a share distribution consisting of any class or series of our securities or the securities of any other person other than as described in the preceding clauses, either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Cablevision NY Group Class A common stock and Cablevision NY Group Class B common stock or (2) on the basis of a distribution of one class or series of securities to holders of Cablevision NY Group Class A common stock and another class or series of securities to holders of Cablevision NY Group Class B common stock, provided that the securities distributed (and if the distributed securities consist of convertible securities, the securities into which convertible securities are convertible) do not differ in any respect other than differences in designation, conversion, redemption and share distribution provisions consistent in all material respects with the differences between Cablevision NY Group Class A common stock and Cablevision NY Group Class B common stock and differences in their relative voting rights, with holders of shares of Cablevision NY Group Class B common stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in voting rights of the Cablevision NY Group Class A common stock and the Cablevision NY Group Class B common stock as set forth in our amended charter), provided that if the securities so distributed constitute capital stock of a subsidiary of Cablevision, such voting rights will not differ to a greater extent than the corresponding differences in voting rights of Cablevision NY Group Class A common stock and Cablevision NY Group Class B common stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

       We will not subdivide, consolidate or reclassify Cablevision NY Group Class A common stock without subdividing, consolidating or reclassifying Cablevision NY Group Class B common stock in the same proportion and the same manner, and


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we will not subdivide, consolidate or reclassify Cablevision NY
Group Class B common stock without subdividing, consolidating or reclassifying Cablevision NY Group Class A common stock in the same proportion and the same manner.

            DISTRIBUTIONS ON RAINBOW MEDIA GROUP TRACKING STOCK. If at any time a share distribution is to be made with respect to Rainbow Media Group tracking stock, such share distribution may be declared and paid only as follows (or as described under "--Conversion and Redemption" below with respect to the redemptions and other distributions referred to therein):

       - a share distribution consisting of shares of Rainbow Media Group Class A tracking stock (or securities convertible into or exercisable or exchangeable for shares of Rainbow Media Group Class A tracking stock) to holders of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock, on an equal per share basis;

       - a share distribution consisting of shares of Rainbow Media Group Class A tracking stock (or securities convertible into or exercisable or exchangeable for shares of Rainbow Media Group Class A tracking stock) to holders of Rainbow Media Group Class A tracking stock and, on an equal per share basis, shares of Rainbow Media Group Class B tracking stock (or securities convertible into or exercisable or exchangeable for shares of Rainbow Media Group Class B tracking stock) to holders of Rainbow Media Group Class B tracking stock, and

       - a share distribution consisting of any class or series of our securities or securities of any other person other than as described in the preceding clauses and other than Cablevision NY Group common stock (or securities convertible into or exercisable or exchangeable for shares of Cablevision NY Group common stock), either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock or (2) on the basis of a distribution of one class or series of securities to holders of Rainbow Media Group Class A tracking stock and another class or series of securities to holders of Rainbow Media Group Class B tracking stock, provided that the securities distributed (and if the distributed securities consist of convertible securities, the securities into which convertible securities are convertible) do not differ in any respect other than differences in designation, conversion, redemption and share distribution provisions consistent in all material respects with the differences between the Rainbow Media Group Class A common stock and the Rainbow Media Group Class B common stock and differences in their relative voting rights, with holders of shares of Rainbow Media Group Class B tracking stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in voting rights of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock as set forth in our amended charter), provided that if the securities so distributed constitute capital stock of a subsidiary of Cablevision, such voting rights will not differ to a greater extent than the corresponding differences in voting rights of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

       No distributions on Rainbow Media Group tracking stock of shares of Cablevision NY Group common stock (or related convertible securities) are permitted.

       We will not subdivide, consolidate or reclassify Rainbow Media Group Class A common stock without subdividing, consolidating or reclassifying Rainbow Media Group Class B common stock in the same proportion and the same manner, and we will not subdivide, consolidate or classify Rainbow Media Group Class B common stock without subdividing, consolidating or reclassifying Rainbow Media Group Class A common stock in the same proportion and the same manner.

     CONVERSION AND REDEMPTION

       CONVERSION AT THE OPTION OF THE HOLDER. Each share of Class B common stock of a Group will be convertible, at the option of the holder thereof, into one share of Class A common stock of the same Group. Shares of Class A common stock of a Group will not be convertible into shares of Class B common stock of a Group.

       EXCHANGE AT CABLEVISION'S OPTION AT ANY TIME AFTER FIRST ANNIVERSARY. The board of directors may at any time after the first anniversary of the tracking stock distribution, with respect to the Rainbow Media Group, declare that:


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       -      each share of Rainbow Media Group Class A tracking stock will be exchanged for a number (or fraction) of fully paid and nonassessable shares of Cablevision NY Group Class A common stock equal to the Rainbow Media Group Optional Conversion Ratio (as defined below), and

       - each share of Rainbow Media Group Class B tracking stock will be exchanged for a number (or fraction) of fully paid and nonassessable shares of Cablevision NY Group Class B common stock equal to the Rainbow Media Group Optional Conversion Ratio.

       "RAINBOW MEDIA GROUP OPTIONAL EXCHANGE RATIO" means the product of (a) the quotient (calculated to the nearest five decimal places) obtained by dividing (i) the average Market Value of a share of Rainbow Media Group Class A common stock over the 20 consecutive Trading Day period ending on the fifth Trading Day immediately preceding the date on which we mail the notice of conversion to holders of Rainbow Media Group common stock by (ii) the average Market Value of a share of Cablevision NY Group Class A common stock over the same 20 consecutive Trading Day period as specified in clause (i) above, and (y) 110%, unless a Tax Event (as defined below) shall have occurred, in which event the percentage in this clause (b) shall be 100%). However, if a Tax Event occurs at any time, a factor of 100% rather than 110% will be applied to the ratio of the average Market Values. This means that holders of the common stock being converted will not receive a premium in such conversion.

       "TAX EVENT" means the receipt by Cablevision of an opinion of its tax counsel that, as a result of:

       - any amendment to, or change in, the laws or regulations interpreting such laws of the United States or any political subdivision or taxing authority in the United States, including any announced proposed change by an applicable legislative committee or its chair in such laws or by an administrative agency in such regulations, or

       - any official or administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations,

it is more likely than not for U.S. federal income tax purposes that:

       - Cablevision or our stockholders are, or, at any time in the future, will be subject to tax upon the issuance of shares of either Rainbow Media Group tracking stock or Cablevision NY Group common stock, or

       - either Rainbow Media Group tracking stock or Cablevision NY Group common stock is not or, at any time in the future, will not be treated solely as stock of Cablevision.

       For purposes of rendering such an opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

       These provisions allow us the flexibility to recapitalize the four classes of common stock into two classes of common stock that would, after such recapitalization, represent an equity interest in all of our businesses. The optional conversion or redemption could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of four classes of common stock was no longer in the best interests of all of our stockholders. Such exchange could be exercised, however, at a time that is disadvantageous to the holders of two of the classes of common stock. See "Risk Factors--Risk Factors Relating to the Tracking Stock Proposal--Having two series of common stock could create conflicts of interest and the Cablevision board of directors could make decisions that adversely affect holders of Rainbow Media Group tracking stock and/or Cablevision NY Group common stock" and "--Principles of Delaware law may protect decisions of the board of directors that have a disparate impact upon holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock".

       Many factors could affect the Market Values of the Rainbow Media Group tracking stock or the Cablevision NY Group common stock, including our results of operations and those of each of the Groups, trading volume and general economic and market conditions. Market Values could also be affected by decisions by our board of directors or our management that investors perceive to affect differently one class of common stock compared to the other. These decisions could include transfers of assets between Groups, allocations of corporate opportunities and financing resources between the Groups and changes in dividend policies.


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


       The following illustration demonstrates the calculation of the number of shares issuable upon conversion of one share of Rainbow Media Group Class A tracking stock into shares of Cablevision NY Group Class A common stock at our option if:

       -      a Tax Event has not occurred,

       - the average Market Value of one share of the Cablevision NY Group common stock over the 20-Trading Day valuation period was $60, and

       - the average Market Value of one share of Rainbow Media Group tracking stock over the same valuation period was $20,

then each such share of Rainbow Media Group Class A tracking stock could be converted into .36667 shares of Cablevision NY Group Class A common stock based on the following calculation:

                            1.1 x $20 = .36667 shares
                                  ---
                                  $60

       Any such conversion would dilute the interests of holders of Cablevision NY Group common stock and would preclude holders of Rainbow Media Group tracking stock from retaining their interest in a security reflecting separately the business of the Rainbow Media Group. See "Risk Factors--Risk Factors Relating to the Tracking Stock Proposal--The board of directors has sole discretion to convert Rainbow Media Group tracking stock into Cablevision NY Group common stock."

     MANDATORY DIVIDEND, REDEMPTION OR EXCHANGE ON DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE RAINBOW MEDIA GROUP

       If we dispose through a sale or other disposition (not including a financing transaction) of All or Substantially All of the Assets of the Rainbow Media Group (a "DISPOSITION"), and the Disposition is not an Exempt Disposition, as defined below, we would be required, on or prior to the 85th Trading Day after the consummation of such Disposition, to take one of the following three alternatives:

       - subject to the provisions described above under "-Dividends", declare and pay a dividend to holders of each class of Rainbow Media Group tracking stock in any combination of cash, securities or other property in an amount having a Fair Value equal to the Net Proceeds of such Disposition,

       - redeem from holders of each class of common stock of the Rainbow Media Group, for any combination of cash, securities or other property, in an amount having a Fair Value equal to the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of common stock or, if the Rainbow Media Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of common stock having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value, or

       - issue shares of Cablevision NY Group Class A common stock in exchange for all of the outstanding shares of Rainbow Media Group Class A common stock and shares of Cablevision NY Group Class B common stock in exchange for all of the outstanding shares of Rainbow Media Group Class B common stock having an aggregate value equal to 110% of the aggregate value of all of the outstanding common stock of the Rainbow Media Group (where in each case based on the average Market Value of a share of the relevant series of Class A common stock as compared to the average Market Value of a share of the other series of Class A common stock during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated).

       We may elect to pay the dividend or redemption price referred to above either in the same form as the proceeds of the Disposition were received or in any other combination of cash, securities or other property that the board of directors determines will have an aggregate Market Value on a fully distributed basis, of not less than the amount of the applicable Net Proceeds.


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


       If the dividend or redemption price is paid in the form of securities of an issuer other than Cablevision, the board of directors may determine either to
(a) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Rainbow Media Group Class A tracking stock and another class or series of securities to holders of Rainbow Media Group Class B tracking stock, provided that such securities (and, if such securities are convertible into or exercisable or exchangeable for shares of another class or series of securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than differences in their rights (other than voting rights) consistent in all material respects with differences between the Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock and differences in their relative voting rights, with holders of shares of Rainbow Media Group Class B tracking stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in the voting rights of the Rainbow Media Group Class A tracking stock and the Rainbow Media Group Class B tracking stock), provided that if such securities constitute capital stock of a subsidiary of Cablevision, such voting rights will not differ to a greater extent than the corresponding differences in voting rights of the Rainbow Media Group Class A tracking stock and the Rainbow Media Group Class B tracking stock provided in the charter, and otherwise such securities will be distributed on an equal per share basis, or (b) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock.

       The exceptions to the foregoing requirements, among other things, would enable us to enter into transactions in which the properties or assets of the Rainbow Media Group may be considered to be "disposed of" in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Rainbow Media Group "disposed of" while maintaining the capital structure and delineation of business Groups contemplated by the tracking stock proposal.

       The option to convert the Rainbow Media Group tracking stock into common stock of the Cablevision NY Group in the event of a Disposition provides us with additional flexibility by allowing us to deliver consideration in the form of shares of Cablevision NY Group common stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when we did not have sufficient legally available assets under Delaware law to pay the full amount of an otherwise required dividend or redemption or when we desired to retain such proceeds.

       If we do not have the legal capacity under Delaware law or our charter to pay a dividend or redeem shares with the full amount of the Net Proceeds, our board of directors has the right to pay out as much as we are able to pay and deposit the balance in an escrow or other account of the corporation for further application as soon as we are able to do so under Delaware law and our charter.

       In addition, at any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock of the Cablevision NY Group in question in exchange for all of the remaining outstanding shares of the series of common stock of the Rainbow Media Group whose assets were the subject of the applicable disposition having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of common stock of the Rainbow Media Group (based on the average Market Value of a share of Rainbow Media Group Class A tracking stock as compared to the average Market Value of a share of Cablevision NY Group Class A common stock during the 20 consecutive Trading Day period ending on the fifth Trading Day immediately preceding the date on which Cablevision mails the notice of exchange to holders of the Rainbow Media Group tracking stock). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of the Rainbow Media Group continue to constitute a viable business, the number of shares of such common stock remaining issued and outstanding, the per share market price of such common stock and the ongoing cost of continuing to have a separate series of such common stock outstanding.

       If at the time of such an exchange for shares of one or more Group Subsidiaries, there are outstanding any securities convertible into or exercisable for shares of Rainbow Media Group common stock that would become exercisable or convertible for shares of one or more Group Subsidiaries as a result of such exchange, and the obligation to issue such shares under such options, warrants, convertible securities or similar rights is not assumed or otherwise provided for by one or more Group Subsidiaries, then the shares of Rainbow Media Group common stock underlying such convertible securities will be taken into account for purposes of determining the Exchange Rate for such exchange.

       The following terms used in this document have the meanings specified in our amended charter and are set forth below:


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


       "ALL OR SUBSTANTIALLY ALL OF THE ASSETS" of the Rainbow Media Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of the Rainbow Media Group as of a date selected by the board of directors.

       "DISPOSITION" means a sale or other disposition (whether by merger, consolidation, sale or otherwise but not in a financing transaction) of All or Substantially All of the Assets of the Rainbow Media Group to one or more persons or entities, in one transaction or a series of related transactions.

            "EFFECTIVE DATE" means the date on which the amended charter becomes effective under Delaware law.

            "EXEMPT DISPOSITION" means any of the following:

       - a Disposition in connection with the liquidation, dissolution or winding-up of Cablevision and the distribution of assets to stockholders,

       - a Disposition to any person or entity controlled by Cablevision (as determined by the board of directors in its sole discretion),

       - a Disposition by the Rainbow Media Group for which Cablevision receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to primarily engage in one or more businesses similar or complementary to businesses conducted by the Rainbow Media Group prior to the Disposition, as determined by the board of directors in its sole discretion),

       - a dividend, out of the Rainbow Media Group's assets, to holders of Rainbow Media Group tracking stock, and

       - any other Disposition, if (a) at the time of the Disposition there are shares of only one series of stock outstanding or (b) before the 30th Trading Day following the Disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of Rainbow Media Group tracking stock for newly issued shares of Cablevision NY Group common stock as contemplated under "--Conversion and Redemption--Conversion at Cablevision's option at any time" above.

       "FAIR VALUE" means (a) in the case of cash, the amount thereof, (b) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof, and (c) in the case of other assets or securities, the fair market value thereof as the board of directors shall determine in its sole discretion (which determination shall be conclusive and binding on all stockholders).

       "MARKET VALUE" of a share of any class or series of capital stock on any Trading Day generally means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day, subject to certain exceptions as described in our amended charter. A share of Class B common stock will have the same "Market Value" as a share of Class A common stock of the same series.

       The "NET PROCEEDS" of a Disposition of any of the assets of the Rainbow Media Group means the positive amount, if any, remaining from the gross proceeds of such Disposition allocated to the Group (as determined by the board of directors in its sole discretion) after payment of, or reasonable provision (as determined by the board of directors in its sole discretion),

       - any taxes payable by Cablevision or any of its subsidiaries or affiliates in respect of such Disposition,

       - any taxes payable by Cablevision in respect of any resulting dividend or redemption,

       - any payments required to be made to repay or redeem any indebtedness that, by its terms, requires repayment from, or based upon, the proceeds of the Disposition,

       - any transaction costs borne by Cablevision or any of its subsidiaries or affiliates, including, without limitation, any legal, investment banking and accounting fees and expenses,


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       -      any liabilities (contingent or otherwise) of, attributable to, or related to, the Rainbow Media Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than common stock) attributed to the Rainbow Media Group, and

       - any preferential amounts accumulated and unpaid dividends and other obligations in respect of preferred stock attributable to the Rainbow Media Group.

       "PUBLICLY TRADED" with respect to any security means (a) registered under
Section 12 of the Exchange Act (or any successor provision of law) and (b) listed for trading on the New York Stock Exchange (or any other national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law)) or quoted on the Nasdaq Stock Market (or any successor market system).

       "TRADING DAY" means each weekday on which the relevant security (or, if there are two or more relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq Stock Market or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq Stock Market, traded in the principal over-the-counter market in which it trades.

       If the Rainbow Media Group consummates a Disposition in a series of related transactions, such Disposition will not be deemed to have been completed until consummation of the last of such transactions as determined by the board of directors in its sole discretion.

   OPTIONAL EXCHANGE FOR STOCK OF A SUBSIDIARY

       At any time at which all of the assets and liabilities attributed to the Rainbow Media Group have become and continue to be held directly or indirectly by any one or more corporations that are Qualifying Subsidiaries (as defined below) (each, a "GROUP SUBSIDIARY"), the board of directors may, subject to the availability of assets of Cablevision legally available therefor, redeem on a pro rata basis all of the outstanding shares of common stock of the Rainbow Media Group in exchange for all of the fully paid and nonassessable shares of each Group Subsidiary held by Cablevision.

       A "QUALIFYING SUBSIDIARY" for this purpose is a subsidiary of Cablevision that is either wholly owned, directly or indirectly, by Cablevision or in which our direct or indirect ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of our interest in such subsidiary to holders of common stock of the Rainbow Media Group to be tax free to such holders.

       In effecting such a redemption, the board of directors may determine either to (a) redeem shares of Class A common stock and Class B common stock in exchange for shares of separate classes or series of common stock of each Group Subsidiary with relative voting rights and related differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Rainbow Media Group Class A tracking stock and the Rainbow Media Group Class B tracking stock, with holders of shares of the Rainbow Media Group Class B tracking stock receiving the class or series having the higher relative voting rights, or (b) redeem shares of the Rainbow Media Group Class A tracking stock and the Rainbow Media Group Class B tracking stock in exchange for shares of a single class of common stock of each Group Subsidiary without distinction between the shares distributed to the holders of the classes of common stock.

   GENERAL DIVIDEND, EXCHANGE AND REDEMPTION PROVISIONS

       If we complete a Disposition in respect of the Rainbow Media Group (other than an Exempt Disposition), we will, not more than the 10 Trading Days after the consummation of such Disposition, either issue a press release or send a notice by first-class mail, postage prepaid, to holders of the relevant series of our common stock at their addresses as they appear in our transfer books, specifying (a) the Net Proceeds of such Disposition, (b) the number of shares of the series of common stock related to the Rainbow Media Group then outstanding, and (c) the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof. Not more than 30 Trading Days after such consummation, we will announce, either by press release or notice sent by first-class mail, postage prepaid, to holders of the relevant series of our common stock at their addresses as they appear in our transfer books, which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of the Rainbow Media Group" we have determined to take, and upon making that announcement or the giving of that notice, that determination would become irrevocable. In addition, we will, not more than 30 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

       - If we determine to pay a special dividend, we will specify in the notice (a) the record date for such dividend, (b) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (c) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

       - If we determine to undertake a redemption, we will specify in the notice (a) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (b) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (c) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (d) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Cablevision in such redemption.

       - If we determine to undertake an exchange, we will specify in the notice (a) the date of exchange (which cannot be more than 85 Trading Days after such consummation) (except that in the circumstances contemplated by the amended charter whereby Cablevision does not have sufficient capacity or sufficient legally available funds under Delaware law, to apply the full amount to the Net Proceeds of a Disposition to the payment of a dividend or redemption amount)), (b) the number of shares of another series of common stock to be issued in exchange for each outstanding share of such series of common stock and (c) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the other series of common stock to be issued by Cablevision in such exchange.

       If we determine to complete any exchange described under "--Conversion and Redemption--Conversion at Cablevision's option at any time" or "--Optional Exchange for Stock of a Subsidiary", we will, between 10 to 30 Trading Days before the exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (a) the exchange date and the other terms of the exchange and (b) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Cablevision in such exchange.

       Neither the failure to mail any required notice to any particular holder nor any defect therein will affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

       If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we will redeem such shares pro rata or by lot or by such other method as the board of directors determines to be equitable.

       No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

       We will not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities to be issued or


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


distributed to any holder, we may, at our election, in lieu of issuing such fractional shares or securities, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

       From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed will cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged will not be entitled to receive any dividend or other distribution with respect to shares of another series of common stock until after the certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, we will pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the date set for the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of another series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we will, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

       We will pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We will not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Cablevision the amount of any such tax or establishes to our satisfaction that such tax has been paid. We will not be liable to a holder of shares being exchanged for dividends or distributions thereon with respect to shares or other securities or dividends or distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

       We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board of directors may determine to be appropriate under the circumstances.

    LIQUIDATION

       Currently, holders of common stock are entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Cablevision, to receive their proportionate interest in the net assets of Cablevision, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cablevision and payment of the liquidation preference payable to any holders of our preferred stock).

       Once the tracking stock proposal is implemented, holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock will be entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Cablevision, to receive in respect of shares of Cablevision NY Group common stock and shares of Rainbow Media Group tracking stock their proportionate interest in the net assets of Cablevision, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cablevision and payment of the liquidation preference payable to any holders of our preferred stock),

       - the holders of the shares of Cablevision NY Group Class A common stock and the holders of the shares of Cablevision NY Group Class B common Stock will share equally, on a share-for-share basis, in a percentage of our remaining assets and funds available for distribution to common stockholders equal to the ratio of the Cablevision NY Group Market Capitalization (as defined below) to the Total Market Capitalization (as defined below),

       - the holders of the shares of Rainbow Media Group Class A common stock and the holders of the shares of Rainbow Media Group Class B common will share equally, on a share-for-share basis, in a percentage of our remaining assets and funds available for distribution to common stockholders equal to the ratio of the Rainbow Media Group Market Capitalization (as defined below) to the Total Market Capitalization.


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


       "CABLEVISION NY GROUP MARKET CAPITALIZATION" means the aggregate average Market Value of all shares of Cablevision NY Group common stock (assigning a share of Cablevision NY Group Class B common stock the same Market Value as a share of Cablevision NY Group Class A common stock) during the 20 consecutive Trading Day period ending on the 5th Trading Day before the date of the first public announcement of a voluntary liquidation, dissolution or winding-up by the corporation or the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the corporation.

       "RAINBOW MEDIA GROUP MARKET CAPITALIZATION" means the aggregate average Market Value of all shares of Rainbow Media Group common stock (assigning a share of Rainbow Media Group Class B common stock the same Market Value as a share of Rainbow Media Group Class A common stock) during the 20 consecutive Trading Day period ending on the 5th Trading Day before the date of the first public announcement of a voluntary liquidation, dissolution or winding-up by the corporation or the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the corporation.

       "TOTAL MARKET CAPITALIZATION" means the sum of the Cablevision NY Group Market Capitalization and the Rainbow Media Group Market Capitalization.

       The liquidation formula is intended to provide liquidation rights for each series of common stock proportionate to the respective Market Values at the time of any liquidation.

       Neither the merger nor consolidation of Cablevision with any other entity, nor a sale, transfer or lease of all or any part of the assets of Cablevision, would alone be deemed a liquidation, dissolution or winding-up for these purposes. Except for certain circumstances involving mandatory dividend, redemption or exchange or disposition of all or substantially all the assets of the Rainbow Media Group, no holder of common stock will have any special right to receive specific assets of the Group in the case of any dissolution, liquidation or winding-up of Cablevision.

   DETERMINATIONS BY THE BOARD OF DIRECTORS

       Any determinations made by the board of directors under any provision of our amended charter will be final and binding on all of our stockholders, except as may otherwise be required by law. See "Risk Factors--Risk Factors Relating to the Tracking Stock Proposal--Principles of Delaware law may protect decisions of the board of directors that have a disparate impact upon holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock".

       Various sections of our charter require our board of directors to make various determinations and decisions, some of which may adversely affect the holders of common stock of one Group as compared with the holders of common stock of the other Group. Without limiting the effect of provisions of the amended charter indemnifying our directors of from liability under certain circumstances, each stockholder will, to the fullest extent permitted by law, be deemed to have approved and ratified each such determination and decision and to have waived any claim on our behalf and any such stockholder based upon the fact, belief, claim or allegation that such determination or decision has had or will have a direct or indirect impact on the holders of common stock of one Group that is adverse in relation to the holders of common stock of the other Group, including, without limitation, determinations and decisions relating to
(a) the businesses, assets and liabilities included in either Group as of the Effective Date, (b) any subsequent allocation of businesses, assets or liabilities to either Group, (c) any re-allocation of assets from one Group to another Group, (d) the decision to pay a dividend on the common stock of one Group and not on the common stock of the other Group or to pay a dividend on the common stock of one Group that differs as to timing or amount from the dividend on the common stock of the other Group, (e) the decision to make a share distribution on the common stock of one Group and not on the common stock of the other Group or a share distribution on the common stock of one Group that differs as to timing, amount or the nature of the securities included in the share distribution from the share distribution on the common stock of the other Group, (f) the decision to exchange common stock of one Group for common stock of the other Group or shares of one or more Group Subsidiaries for shares of common stock of a Group, (g) a decision to distribute shares of Rainbow Media Group Class A common stock to holders of Cablevision NY Group Class A common stock and shares of Rainbow Media Group Class B common stock to holders of Cablevision NY Group Class B common stock, and (h) any other decision with respect to our businesses, assets, liabilities or securities that is alleged to, or does, benefit, directly or indirectly, the holders of common stock of one Group in a manner that is adverse in relation to the holders of common stock of the other Group.

   PREEMPTIVE RIGHTS

       Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.


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


LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS; ANTI-TAKEOVER CONSIDERATIONS

       If the Cablevision NY Group and the Rainbow Media Group were separate independent companies, any person interested in acquiring either Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Cablevision NY Group common stock and Rainbow Media Group tracking stock to reflect the separate economic performance of the Cablevision NY Group and the Rainbow Media Group, a person interested in acquiring only one Group without negotiation with Cablevision's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cablevision.

       The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cablevision by delaying or preventing such a change in control.

       If the tracking stock proposal is implemented, as of March 31, 2000 there would have been approximately 1,152 million additional shares of Cablevision Class A common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Cablevision by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cablevision.

CERTAIN PROVISIONS OF DELAWARE LAW

       Cablevision is subject to the business combination provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (a) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the board of directors prior to the date the interested stockholder obtained such status, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "BUSINESS COMBINATION" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Cablevision and, accordingly, may discourage attempts to acquire Cablevision.

NO APPRAISAL RIGHTS

       Under the DGCL, you will not have appraisal rights in connection with the tracking stock proposal.

FINANCIAL ADVISORS

       Bear, Stearns & Co. Inc. and Merrill Lynch & Co. (together, the "ADVISORS") have given us strategic financial advice in connection with the tracking stock proposal. The Advisors assisted our analysis and consideration of various financial alternatives related to the Rainbow Media Group and the formulation of the tracking stock proposal. We are paying our advisors customary fees for their services and have also agreed to reimburse them for certain reasonable out-of-pocket expenses.

       The Advisors will not participate in the solicitation of proxies.


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


STOCK TRANSFER AGENT AND REGISTRAR

       ChaseMellon Shareholder Services is the registrar and transfer agent for our existing common stock. We expect ChaseMellon Shareholder Services to serve as registrar and transfer agent for Cablevision NY Group common stock and Rainbow Media Group tracking stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of the material federal income tax consequences of the tracking stock proposal and the receipt of Rainbow Media Group tracking stock in the intended distribution. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Cablevision NY Group common stock or the Rainbow Media Group tracking stock or the Treasury Department could issue regulations or other guidance that change current law, including, without limitation, regulations issued under the broad grant of authority under Section 337(d) of the Code, that affect the treatment of tracking stock. Any future legislation, regulations or other guidance could apply retroactively.

       Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to address all of the tax considerations that may be relevant to you in light of your particular situation. In addition, the discussion below does not address matters of state, local or foreign tax law. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

       We believe that for federal income tax purposes Cablevision NY Group common stock and Rainbow Media Group tracking stock will be considered common stock of Cablevision. Accordingly, we believe that for federal income tax purposes neither you nor Cablevision will recognize any income, gain or loss as a result of the reclassification of existing common stock into Cablevision NY Group common stock. Subject to the discussion below regarding the tax consequences of the intended distribution of Rainbow Media Group tracking stock to holders of Cablevision NY Group common stock, your basis and holding period in your shares of existing common stock will carry over to your shares of Cablevision NY Group common stock on the reclassification.

       We believe that for federal income tax purposes neither you nor Cablevision will recognize any income, gain or loss as a result of the intended distribution of the Rainbow Media Group tracking stock to holders of the Cablevision NY Group common stock. On the distribution of the Rainbow Media Group tracking stock, the Rainbow Media Group tracking stock received by you would have the same holding period as your Cablevision NY Group common stock and your basis in your Cablevision NY Group common stock would be allocated between your Cablevision NY Group common stock and the Rainbow Media Group tracking stock received in the distribution in proportion to their relative fair market values on the distribution date.

       We have not sought any ruling from the Internal Revenue Service in connection with the reclassification of the existing common stock or the issuance and distribution of the Rainbow Media Group tracking stock. The Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument such as Cablevision NY Group common stock or Rainbow Media Group tracking stock that has certain voting and liquidation rights in the issuing corporation, but that has dividend rights that are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly upon the classification for tax purposes of instruments with characteristics similar to those of the Cablevision NY Group common stock or the Rainbow Media Group tracking stock.

       Legislative proposals made by the Clinton Administration in February 1999 would, if enacted, impose a corporate-level tax on the issuance of stock similar to the Rainbow Media Group tracking stock and permit the Treasury Department to treat tracking stock as an interest in other than stock, thereby making such tracking stock ineligible for the tax-free treatment available under the Internal Revenue Code in certain transactions. The Treasury Department's explanation of the proposal expresses the view that the use of tracking stock "is clearly outside the contemplation of" the Code and says that "no inference regarding the tax treatment of [such stock] under current law is intended" by the proposal. The Clinton Administration's Fiscal Year 2001 Budget Proposal issued in February 2000 would, if enacted, treat the receipt of tracking stock in a distribution made by a corporation with respect to its stock or in an exchange for other stock of the issuing corporation as the receipt of property other than stock of the issuing corporation. If the distribution of the Rainbow Media Group tracking stock were treated as a distribution of property other than Cablevision stock, the distribution would, to the extent of the value of the Rainbow Media Group tracking stock distributed, be treated first as a taxable dividend to the extent of Cablevision's current or accumulated earnings and profits, then as a distribution in reduction of the stockholder's basis to the extent thereof and thereafter as gain on a deemed disposition of the shares on which the distribution was made. The February 2000 proposals also give the Treasury Department the authority to treat tracking stock as nonstock or stock of an entity other than the issuer, as appropriate. As proposed by the Clinton Administration, these provisions would be effective for tracking stock issued on or after the date of enactment by Congress and thus such proposals will likely not affect the initial issuance and intended distribution of Rainbow Media Group tracking stock. Tax legislation enacted by Congress subsequent to the Clinton Administration proposals has not included any provision corresponding to the proposals. However, the Company cannot predict whether the Clinton Administration proposals will be enacted by Congress and, if enacted, whether they will be in the form, and with the effective date, proposed.

       If either of the Clinton Administration's proposals regarding tracking stock were to be enacted, it would affect subsequent issuances of Rainbow Media Group tracking stock and we might decide to exercise our right to redeem all of the outstanding shares of Rainbow Media Group tracking stock.

       Certain non-corporate holders of Cablevision NY Group common stock or Rainbow Media Group tracking stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of such stock. Backup withholding will apply only if the stockholder (a) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her social security number, (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest or dividends or (d) under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a holder of Cablevision NY Group common stock or Rainbow Media Group tracking stock will be allowed as a credit against such stockholder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                                ----------------


       Approval of Proposal 1 will require the affirmative vote of holders of:

       - the affirmative vote of holders of a majority of the outstanding common stock, voting together as a class,

       - the affirmative vote of holders of a majority of the outstanding Class A common shares, voting together as a class, and

       - the affirmative vote of holders of at least 66 2/3% of the outstanding Class B common shares, voting together as a class.


 THE CABLEVISION BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE TRACKING STOCK
                                   PROPOSAL.

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



                 PROPOSAL 2--AMENDMENTS TO OUR STOCK OPTION PLAN

GENERAL

       At the special meeting, we will also ask you to consider and approve a proposal to amend our Amended and Restated 1996 Employee Stock Plan.

DESCRIPTION OF OUR STOCK OPTION PLAN

       On February 13, 1996, Cablevision's Board of Directors adopted, subject to stockholder approval, the Cablevision Systems Corporation 1996 Employee Stock Plan (the "1996 PLAN"). On April 25, 1996, the Board of Directors approved certain amendments to the 1996 Plan (as so amended, the "RESTATED 1996 STOCK PLAN") and the Restated 1996 Stock Plan was approved by the stockholders of Cablevision at the 1996 Annual Meeting. The Restated 1996 Stock Plan was further amended by the Board of Directors (as so amended, the "PARENT EMPLOYEE STOCK PLAN") in connection with the transactions authorized by the Amended and Restated Contribution and Merger Agreement dated as of June 6, 1997 with TCI Communications, Inc., CSC Parent Corporation and CSC Merger Corporation and the Parent Employee Stock Plan was approved by the stockholders of Cablevision at a Special Meeting of Stockholders held on February 18, 1998.

       The Parent Employee Stock Plan has been amended and adopted by the Board of Directors to reflect the redesignation of our existing Class A common stock into Cablevision NY Group Class A common stock, and the distribution of Rainbow Media Group Class A tracking stock in respect of our existing Class A common stock (as so amended and restated, the "THIRD RESTATED 1996 STOCK PLAN"). The amendments also increase the number of shares available for issuance under the Third Restated 1996 Stock Plan by 19.2 million, any or all of which may be Cablevision NY Group shares or Rainbow Media Group shares. Further, the amendments increase the total number of awards a participant may be granted over the term of the Third Restated 1996 Stock Plan to 4.0 million, any or all of which may be Cablevision NY Group shares or Rainbow Media Group shares. Finally, the amendments to the Third Restated 1996 Stock Plan make certain technical changes to reflect amendments to Rule 16b-3 of the Securities Exchange Act of 1934. The text of the Third Restated 1996 Stock Plan is set forth in Exhibit A hereto, and the following discussion is qualified in its entirety by reference thereto.

       The Third Restated 1996 Stock Plan will be administered by the Compensation Committee. Awards may be granted under the Third Restated 1996 Stock Plan to key employees of Cablevision and its affiliates (other than members of the Compensation Committee) as the Compensation Committee may determine. Grants of awards made to the Chief Executive Officer and the four highest compensated officers other than the Chief Executive Officer are made by the Senior Officers Compensation Subcommittee (which hereinafter shall also be referred to as the Compensation Committee). The Compensation Committee may make awards under the Third Restated 1996 Stock Plan for up to an aggregate number of shares equal to the sum of (i) 38.7 million shares, which may be either treasury shares or authorized and unissued shares, any or all of which may be Cablevision NY Group shares or Rainbow Media Group shares, and (ii) the number of restricted shares, if any, purchased from employees by Cablevision. Additionally, if an award is paid or settled in cash, or expires, lapses, terminates or is cancelled without the issuance of shares, then the Compensation Committee may grant awards with respect to shares subject to such prior awards. In the event of any stock dividend, stock split, spin-off, reclassification, recapitalization, or other similar event resulting in dilution of the Cablevision NY Group shares or the Rainbow Media Group shares, then the number of Cablevision NY Group shares or the Rainbow Media Group shares issuable under the Third Restated 1996 Stock Plan shall be proportionately adjusted to reflect such transaction. No single employee may be issued awards for a number of shares exceeding 4.0 million over the term of the Third Restated 1996 Stock Plan, any or all of which may be Cablevision NY Group shares or Rainbow Media Group shares.

       Under the Third Restated 1996 Stock Plan, Cablevision may grant "incentive stock options", as defined in Section 422A of the Internal Revenue Code of 1986 (the "CODE"), nonqualified stock options, restricted stock and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at Cablevision's election. The option exercise price of stock options may not be less than the fair market value per share of Class A Common Stock on the date the option is granted. Other than in the case of the death of an award recipient, such options may be exercised for a term no longer than ten years. The Third Restated 1996 Stock Plan provides that, in conjunction with the grant of an option, Cablevision may grant stock appreciation rights ("SARS") pursuant to which the employee may elect to receive payment, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, as the Compensation Committee may determine at the time the SAR is granted, equal to the difference between the fair market value of the stock as of the date the SAR


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


is exercised and the option exercise price. The Third Restated 1996 Stock Plan permits the granting of restricted shares and bonus award shares at prices determined by the Compensation Committee.

       Under the Third Restated 1996 Stock Plan, the Compensation Committee has the authority, in its discretion, to add performance criteria as a condition to any employee's exercise of a stock option or SAR, or the vesting or payment of any bonus award shares or restricted shares, granted under the Third Restated 1996 Stock Plan. Additionally, the Third Restated 1996 Stock Plan specifies certain performance criteria that may, in the case of certain executive officers of Cablevision, be conditions precedent to the vesting of bonus award shares or restricted shares granted to such executives under the Third Restated 1996 Stock Plan. These performance criteria include: (i) earnings per share, (ii) total return to stockholders, (iii) return on equity, (iv) operating income or net income, (v) return on capital, (vi) costs, (vii) results relative to budget,
(viii) cash flow, (ix) cash flow margin, (x) cash flow per subscriber, (xi) revenues, (xii) revenues per subscriber, (xiii) subscriber growth, (xiv) results relative to quantitative customer service standards, (xv) results relative to quantitative customer satisfaction standards, or (xvi) specified increase in the Fair Market Value of the Cablevision NY Group shares or the Rainbow Media Group shares. Application of the performance criteria may be by reference to the performance of Cablevision or an affiliate of Cablevision, or a subdivision or other business unit of either, including the Cablevision NY Group or the Rainbow Media Group or any combination of the foregoing, or based on comparative performance relative to other companies. Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in Cablevision NY Group shares or Rainbow Media Group shares (each, the "SHARES") unless satisfied or settled in cash pursuant to the terms of the Third Restated 1996 Stock Plan.

       The Board of Directors or the Compensation Committee may discontinue the Third Restated 1996 Stock Plan at any time and from time to time may amend or revise the terms of the Third Restated 1996 Stock Plan, as permitted by applicable law, except that it may not revoke or alter, in any manner unfavorable to the recipient of an outstanding award under the Third Restated 1996 Stock Plan, any award made under the Third Restated 1996 Stock Plan, without the consent of the recipient of that award, nor may it amend the Third Restated 1996 Stock Plan without the approval of the stockholders of Cablevision if such approval is required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Third Restated 1996 Stock Plan to continue to be exempt thereunder.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options under the Third Restated 1996 Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or Cablevision. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

       An employee will generally not realize any income when an incentive stock option is granted under the Third Restated 1996 Stock Plan or when such an option is exercised, and Cablevision will not be entitled to a deduction with respect to the grant or exercise of such an option. The difference between the exercise price of an incentive stock option and the fair market value of the Shares subject to the option at the time of exercise is an item of tax preference which may result in the employee being subject to the alternative minimum tax. If the employee holds the Shares acquired under an incentive stock option for at least two years from the date the option is granted and at least one year from the date of exercise of the option, any gain realized by the employee when the Shares are sold will be taxable as capital gain. If the holding periods are not satisfied, the employee will realize ordinary income in the year of the disposition of the Shares in an amount equal to the excess of the fair market value of such Shares on the date of exercise (or the proceeds of the disposition, if lower) over the option price, and Cablevision will be entitled to a corresponding deduction. Any remaining gain will generally be capital gain. If an incentive stock option is settled by Cablevision in cash, Shares or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Shares or combination thereof and Cablevision shall be entitled to a corresponding deduction.

       An employee will not realize any income, and Cablevision will not be entitled to a deduction, at the time that a nonqualified stock option is granted under the Third Restated 1996 Stock Plan. Upon exercising a nonqualified stock option, an employee will realize ordinary income, and Cablevision will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value on the exercise date of the Shares subject to the option over the exercise price of the option. The employee will have a basis in the Shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those Shares on the exercise date and the employee's holding period in the Shares received will commence on the date of exercise. If a nonqualified stock option is settled by Cablevision in cash, Shares or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Shares or combination thereof and Cablevision shall be entitled to a corresponding deduction.

       LONG-TERM CAPITAL GAIN. The maximum rate of tax on long-term capital gain is 20% if the Shares have been held for more than twelve months. The maximum rate is reduced to 18% with respect to options granted after December 31, 2000 if the options and the Shares acquired on exercise have been held for at least five years from the grant of the option.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE THIRD RESTATED 1996 STOCK PLAN.

                          ----------------------------

       Proposal 2 requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting. CABLEVISION STOCKHOLDERS HAVING A MAJORITY OF CABLEVISION'S VOTING POWER HAVE AGREED THAT THEY WILL VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND OUR STOCK OPTION PLAN. ACCORDINGLY, APPROVAL OF THIS PROPOSAL IS ASSURED.


     THE CABLEVISION BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       This table shows the compensation for those persons who were, as of May 17, 2000, Cablevision's chief executive officer and the four other most highly paid executives.

                                                                            ANNUAL COMPENSATION
                                                              --------------------------------------------------
                                                                                SALARY              BONUS
NAME AND PRINCIPAL POSITION                                    YEAR              ($)                 ($)
---------------------------                                    ----        ----------------    -----------------
Charles F. Dolan
Chairman & Director                                            1999             900,000             2,000,000
                                                               1998             900,000             1,160,000
                                                               1997             525,000               525,000

James L. Dolan
President, Chief Executive Officer &                           1999             950,000             2,000,000
Director                                                       1998             900,000             2,500,000
                                                               1997             550,000             2,750,000

William J. Bell
Vice Chairman & Director                                       1999             770,000             1,400,000
                                                               1998             700,000             1,900,000
                                                               1997             525,000             2,150,000

Robert S. Lemle
Executive Vice President, General Counsel,                     1999             625,000               875,000
Secretary & Director                                           1998             525,000             1,000,000
                                                               1997             475,000             1,250,000

Andrew B. Rosengard
Executive Vice President,                                      1999             575,000               900,000
Finance & Controller                                           1998             450,000               900,000
                                                               1997             350,000               800,000

                                                                            LONG-TERM COMPENSATION AWARDS
                                                                  --------------------------------------------
                                                                      SECURITIES
                                                                      UNDERLYING                 ALL OTHER
                                                                     OPTIONS/SARs              COMPENSATION
NAME AND PRINCIPAL POSITION                                              (#)                      ($) (1)
---------------------------                                       ------------------     ---------------------
Charles F. Dolan
Chairman & Director                                                            0                     388,721
                                                                               0                     473,229
                                                                               0                     315,962

James L. Dolan
President, Chief Executive Officer &                                           0                   4,463,681
Director                                                                 160,000                     137,682
                                                                               0                     213,684

William J. Bell
Vice Chairman & Director                                                       0                   2,263,128
                                                                               0                     119,611
                                                                         700,000                     117,275

Robert S. Lemle
Executive Vice President, General Counsel,                                     0                   1,825,380
Secretary & Director                                                           0                      60,539
                                                                         605,200                      51,753

Andrew B. Rosengard
Executive Vice President,                                                      0                     181,565
Finance & Controller                                                           0                     147,875
                                                                               0                     619,833

------------
(1) For 1999, represents the sum of (i) for each individual, $3,200 contribution by CSC Holdings on behalf of such individual under the Cablevision Cash Balance Pension Plan (the "PENSION PLAN"), (ii) for each individual, $30,000 credited to such individual (other than Mr. James Dolan and Mr. Rosengard) on the books of Cablevision pursuant to the defined contribution portion of the Cablevision Supplemental Benefit Plan (the "SUPPLEMENTAL PLAN"), (iii) for each individual, $4,000 contributed by Cablevision on behalf of such individual as a matching contribution under the Cablevision 401(k) Plan, (iv) for each individual, the following amounts paid as a premium on individual life insurance policies purchased by Cablevision for the executive officer to replace coverage under the integrated policy previously provided by Cablevision: Mr. Charles Dolan $130,276, Mr. James Dolan $37,705, Mr. Bell $82,037, Mr. Lemle $20,268 and Mr. Rosengard $9,305, (v) for Mr. Charles Dolan, Mr. James Dolan, Mr. Bell and Mr. Lemle: $221,245, $135,537, $2,271 and $1,074, respectively, representing the value of personal use of the Cablevision aircraft, determined in accordance with the Standard Industry Fare Level as promulgated by the Internal Revenue Service, (vi) for Mr. James Dolan, Mr. Bell and Mr. Lemle: $4,283,239, $2,141,620 and $1,766,838, respectively, representing the payout of a Long Term Incentive Plan award and (vii) in the case of Mr. Rosengard, amounts allocated in respect of a deferred compensation plan, including an initial amount of $500,000 in 1997 plus an annual amount equal to 20% of base salary, together with attributable interest thereon, aggregating $104,245, $131,370 and $165,060 in 1997, 1998 and 1999, respectively.

OPTION GRANTS IN 1999






                                            INDIVIDUAL GRANTS
                                      -----------------------------


                                                       % OF TOTAL         EXERCISE
                                                        OPTIONS/             OF           MARKET
                                         OPTIONS      SARs GRANTED          BASE         PRICE ON
                                       GRANTED (#)    TO EMPLOYEES          PRICE        DATE OF               EXPIRATION
NAME                                       (1)       IN FISCAL YEAR       ($/SHARE)      GRANT ($)                DATE
----                                  ------------  ---------------   --------------  ----------------    -------------------
James L. Dolan.................           240,00              5.2%            67.50          67.50               8/03/09
William J. Bell................           200,00              4.3%            67.50          67.50               8/03/09
Robert S. Lemle................           150,00              3.2%            67.50          67.50               8/03/09
Andrew B. Rosengard............           150,00              3.2%            67.50          67.50               8/03/09

                                           POTENTIAL REALIZABLE
                                             VALUE AT ASSUMED
                                          ANNUAL RATES OF STOCK
                                          PRICE APPRECIATION FOR
                                             OPTION TERM (2)
                                       ----------------------------
NAME                                    5% ($)         10% ($)
----                                  -------------   ------------
James L. Dolan.................        10,188,093      25,818,628
William J. Bell................         8,490,077      21,515,523
Robert S. Lemle................         6,367,558      16,136,642
Andrew B. Rosengard............         6,367,558      16,136,642

------------
(1) Options granted on August 2, 1999, under the 1998 Employee Stock Plan. Such options become exercisable in annual installments of 33.33% per year, beginning on December 31, 2000 and on each of the first two anniversaries of that date. Vesting of options may be accelerated upon a change of control of Cablevision (see "Employee Contracts and Severance and Change-In-Control Arrangements" below). No SARs were granted in 1999 to the named executive officers.

(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the SEC, and therefore are not intended to forecast possible future appreciation of the Cablevision stock price. In all cases the appreciation is calculated from the award date to the end of the option term.

AGGREGATED OPTION/SAR EXERCISES IN 1999 AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      NUMBER OF SECURITIES UNDERLYING UNEXERCISED
                                                                                                    OPTIONS/SARs AT
                                                                                                     12/31/99 (#)
                                                                                    ----------------------------------------------
                                     SHARES ACQUIRED
                                            ON                     VALUE
  NAME                               EXERCISE (#) (1)           REALIZED ($)               EXERCISABLE             UNEXERCISABLE
  ----                            ---------------------      -----------------           --------------         ------------------
  Charles F. Dolan..............           --                        --                     --                      --
  James L. Dolan................           --                        --                      199,332                  346,668
  William J. Bell...............              475,332              34,361,217                266,668                  200,000
  Robert S. Lemle...............              239,000              16,197,594                532,200                  150,000
  Andrew B. Rosengard...........               73,338               5,038,550(2)              59,998(2)               150,000

                                                 VALUE OF UNEXERCISED IN-THE-
                                                      MONEY OPTIONS/SARs
                                                       AT 12/31/99 ($)
                                          -----------------------------------------
  NAME                                       EXERCISABLE            UNEXERCISABLE
  ----                                    -----------------       -----------------
  Charles F. Dolan..............                --                       --
  James L. Dolan................               12,039,936                7,020,064
  William J. Bell...............               18,233,425                1,600,000
  Robert S. Lemle...............               36,314,925                1,200,000
  Andrew B. Rosengard...........                4,102,363(3)             1,200,000

------------
(1) Exercise of stock options and SARs granted under CSC Holdings' Amended and Restated Employee Stock Plan and CSC Holdings' First Amended and Restated 1996 Employee Stock Plan.

(2) Including a cash payment of $614,118 representing a bonus related to stock price improvements.

(3) Including a potential cash payment of $307,082 representing a bonus related to potential stock price improvement.

LONG-TERM INCENTIVE PLANS AWARDS IN 1999

                             NUMBER OF SHARES,     PERFORMANCE OR
                              SHARES OF COMMON      OTHER PERIOD                ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                               STOCK OR OTHER          UNTIL                               PRICE-BASED PLANS
                                   RIGHTS          MATURATION OR      --------------------------------------------------------------
NAME                                (#)                PAYOUT         THRESHOLD ($)       TARGET ($)(1)               MAXIMUM ($)
----                         -----------------     --------------     -------------       ------------------       -----------------

Charles F. Dolan..........           --                         --            --                         --                       --
James L. Dolan............          N/A                 12-36 mos.            --                  4,500,000                       --
William J. Bell...........          N/A                 12-36 mos.            --                  2,500,000                       --
Robert S. Lemle...........          N/A                 12-36 mos.            --                  2,000,000                       --
Andrew B. Rosengard.......          N/A                 12-36 mos.            --                  1,200,000                       --

----------------

(1) Contingent cash awards granted under our Long-Term Incentive Plan, in the amounts indicated. The indicated amounts are payable in full upon the attainment of specified performance objectives, including (a) incremental cash flow and revenues and cumulative revenues from new businesses, as defined, in respect of calendar years 1999, 2000 and 2001 in excess of specified targets, or (b) our private market value at the end of any calendar quarter starting with the fourth quarter in 1999 in excess of specified targets.

DEFINED BENEFIT PENSION PLAN

       Cablevision's Nonqualified Supplemental Benefit Plan provides actuarially-determined pension benefits, among other types of benefits, for nine employees of Cablevision or its subsidiaries who were previously employed by Cablevision Systems Services Corporation ("CSSC"). CSSC, which is wholly owned by Charles Dolan, provided management services to Cablevision Company (Cablevision's predecessor) and to certain affiliates of Cablevision. The Supplemental Plan is designed to provide these employees, in combination with certain qualified benefit plans maintained by Cablevision and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefit formulae they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans. The Supplemental Plan provides that Cablevision may set aside assets for the purpose of paying benefits under the Supplemental Plan, but that any such assets remain subject to the claims of creditors of Cablevision.

       The defined benefit feature of the Supplemental Plan provides that, upon attaining normal retirement age (the later of age 65 or the completion of five years of service), a participant will receive an annual benefit equal to the lesser of 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years and the maximum benefit permitted by the Code (the maximum in 1999 is $130,000 for employees who retire at age 65), reduced by the amount of any benefits paid to such individual pursuant to the qualified defined benefit plan formerly maintained by CSSC. This benefit will be reduced proportionately if the participant retires or otherwise terminates employment before reaching normal retirement age.

       The following sets forth the estimated annual benefits payable upon normal retirement under the defined benefit portion of the Supplemental Plan (reduced by any retirement benefits paid in connection with the termination of the CSSC Defined Benefit Pension Plan) to the following persons: Mr. Charles Dolan, $193,092; Mr. James Dolan, $0; Mr. Bell, $105,323; Mr. Lemle, $116,129
and Mr. Rosengard, $0.

EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

       Charles F. Dolan has an employment agreement with Cablevision, which expired in January 2000, and was automatically renewed until January 2001. The employment agreement will automatically renew for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for annual compensation of not less than $400,000 per year to Mr. Charles Dolan. The agreement also provides for payment to Mr. Charles Dolan's estate in the event of his death during the term of such agreement, of an amount equal to the greater of one year's base salary or one-half of the compensation that would have been payable to Mr. Charles Dolan during the remaining term of such agreement.

       Under the applicable award agreements, the vesting of the bonus award shares, stock options and SARs granted to employees, including Messrs. James Dolan, Bell and Lemle under Cablevision's Employee Stock Plan and its predecessor plans, may be accelerated, in certain circumstances, upon a "change in control" of Cablevision. A "CHANGE IN CONTROL" is defined as the acquisition by any person or group, other than Charles F. Dolan or members of his immediate family (or trusts for the benefit of Charles Dolan or his immediate family) or any employee benefit plan sponsored or maintained by Cablevision, of (1) the power to direct the management of substantially all of the cable television systems then owned by Cablevision in the New York City metropolitan area or (2) after any fiscal year of the Company in which the Company's cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of Cablevision or substantially all of its assets. Upon such a change in control, the bonus award shares, stock options and SARs may be converted into either a right to receive an amount of cash based upon the highest price per share of Common Stock paid in the transaction resulting in the change in control, or into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Compensation Committee.

       Cablevision adopted as of May 1, 1994, a severance pay plan pursuant to which an employee whose employment is involuntarily terminated (other than for cause) or who resigns with the approval of Cablevision, may receive a benefit in an amount determined by Cablevision.

       In March 1998, Cablevision entered into employment agreements with each of Messrs. Bell and Lemle, which agreements replaced previous employment agreements. The agreements are each for a three-year term that automatically extends for additional one-year periods on January 1, 1999, 2000 and 2001, respectively, unless Cablevision or the executive notifies the other of its election not to extend by the preceding October 31. The agreements currently expire on December 31, 2002. In January 1999, Cablevision entered into an employment agreement with James Dolan. This agreement is for a three year term expiring December 31, 2001 that automatically extends for additional one-year periods on January 1, 2000 and 2001, respectively, unless Cablevision or Mr. Charles Dolan notifies the other of an election not to extend by the preceding October 31. The agreement currently expires on December 31, 2002. Under their respective agreements, these executives are to receive annual salaries of not less than $950,000 in the case of Mr. James Dolan, $700,000 in the case of Mr. Bell, and $525,000 in the case of Mr. Lemle. Each agreement also provides that in the event that the executive leaves the Company involuntarily (other than for cause), following a change in control (as defined above), or because such executive's compensation, title or responsibilities are reduced without his consent, such executive shall be entitled to receive (1) a severance payment of not less than the salary due for the remainder of the employment agreement or one year's annual salary (or three times the sum of his annual salary plus his prior year's annual bonus in the event of a change in control), whichever is greater, (2) an annual bonus of not less than 100% of annual salary for Messrs. James Dolan, Bell and 65% of annual salary for Mr. Lemle, pro rated for the months worked during such year, (3) the right to receive payment of all bonus shares and deferred compensation awards, and to exercise all stock option and conjunctive right awards for the remainder of the term of the agreement, or a period of 180 days, if greater, whether or not such awards are due or exercisable at the time, (4) the right to receive payment of all outstanding long-term performance awards, at such time, if any, as such awards shall be earned (as if such employee remained in the continuous employ of Cablevision through the payment date), (5) three years payment of life insurance premiums and (6) the right to participate in Cablevision's health plan for retired executives.

       In February 1996, the Compensation Committee adopted the Cablevision Systems Corporation Supplemental Life Insurance Premium Payment Plan (the "SUPPLEMENTAL LIFE INSURANCE PREMIUM PAYMENT PLAN"). Under the Supplemental Life Insurance Premium Payment Plan, at all times following a change in control (as detailed above) Cablevision would pay on behalf of certain executive officers of Cablevision, including Messrs. James Dolan, Bell and Lemle, all premiums on life insurance policies purchased by Cablevision for such executive officers, up to the aggregate amount of additional premiums, if any, necessary to fund fully the face amount of such executive officer's policy as in effect immediately prior to the change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       As disclosed above, the Compensation Committee of the Board of Directors is comprised of Messrs. Oristano, Tatta and Hochman. Mr. Tatta, the former President of CSC Holdings, is currently a consultant to Cablevision. Mr. Oristano and Mr. Hochman are not employees of Cablevision.

       Cablevision has made investments in and advances to certain affiliates of which Charles Dolan or Dolan family interests had or have ownership interests.

       On August 23, 1996, Cablevision entered into an agreement with Northcoast Operating Co., Inc. ("NORTHCOAST") and certain of its affiliates, to form a limited liability company (the "LLC") to participate in the auctions conducted by the Federal Communications Commission ("FCC") for certain licenses to conduct a personal communications service ("PCS") business. As of March 1, 2000, Cablevision had contributed an aggregate of approximately $58.9 million to the LLC (either directly or through a loan to Northcoast) and holds a 49.9% interest in the LLC and certain preferential distribution rights. Northcoast is a Delaware corporation controlled by John Dolan. John Dolan is a nephew of Charles Dolan and a cousin of James Dolan.

CONFLICTS OF INTEREST

       Charles Dolan and certain other principal officers of Cablevision and various affiliates of Cablevision are subject to certain conflicts of interest. These conflicts include, but are not limited to, the following:

       Business Opportunities. Charles Dolan may from time to time be presented with business opportunities which would be suitable for Cablevision and affiliates of Cablevision in which Mr. Dolan and his family have varying interests. Mr. Dolan has agreed that he will own and operate cable television systems only through Cablevision, except for cable television systems which the company elects not to acquire under its right of first refusal. Mr. Dolan will offer to Cablevision the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to him or his family interests. If a majority of the members of the board of directors, who are not employees of Cablevision or any of its affiliates (the "INDEPENDENT DIRECTORS") rejects such offer, Mr. Dolan or such family interests may acquire or invest in such cable television system or franchise therefore or interest therein individually or with others on terms no more favorable to Mr. Dolan than those offered to Cablevision. Mr. Dolan's interests in companies other than Cablevision may conflict with his interest in Cablevision.

       Except for the limitations on the ownership and operation of cable television systems as described above, Mr. Dolan is not subject to any contractual limitations with respect to his other business activities and may engage in programming and other businesses related to cable television. A significant portion of Mr. Dolan's time may be spent, from time to time, in the management of such affiliates. Mr. Dolan will devote as much of his time to the business of Cablevision as is reasonably required to fulfill the duties of his office. During 1999, substantially all of Mr. Dolan's professional time was devoted to the business of Cablevision.

       In the event that Charles Dolan or any Dolan family interest decides to offer (other than to any Dolan family interest or an entity affiliated with Mr. Dolan) for sale for his, her or its account any of his, her or its ownership interest in any cable television system or franchise therefor, he, she or it will (subject to the rights of third parties existing at such time) offer such interest to Cablevision. Mr. Dolan or such Dolan family interest may elect to require that, if Cablevision accepts such offer, up to one-half of the consideration for such interest would consist of shares of Class B common stock, which shares will be valued at the prevailing market price of the Class A common stock, and the remainder would consist of shares of Class A common stock and/or cash. If a majority of the independent directors rejects such offer, Mr. Dolan or such Dolan family interest may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

       Cablevision's by-laws provide that Cablevision shall make any investment in or advance, other than any investment or advance that constitutes compensation for services rendered to Cablevision, to Charles Dolan and affiliates of Charles Dolan (as defined therein) only if such investment or advance is approved by a special committee of the board of directors comprised of two non-employee directors and, subject to the provisions of the AT&T Stockholders Agreement, two directors nominated by AT&T.

OUR EXECUTIVE OFFICERS

         Our executive officers are:


         Charles F. Dolan.....................      Chairman
         James L. Dolan.......................      Chief Executive Officer and President
         William J. Bell......................      Vice Chairman
         Robert S. Lemle......................      Executive Vice President, General Counsel and Secretary
         Andrew B. Rosengard..................      Executive Vice President, Finance and Controller
         Sheila A. Mahony.....................      Executive Vice President, Communications, Government and Public Affairs
         Margaret Albergo.....................      Executive Vice President, Planning and Operations
         Thomas C. Dolan......................      Senior Vice President and Chief Information Officer

- CHARLES F. DOLAN, 73, Director since 1985. Chairman of the Company since 1985. Chief Executive Officer of the Company from 1985 to October 1995. Founded and acted as the General Partner of the Company's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan.

- JAMES L. DOLAN, 44, Director since 1991. President of the Company since June 1998 and Chief Executive Officer of the Company since October 1995. Chief Executive Officer of Rainbow Media Programming Holdings, Inc., a subsidiary of the Company, from September 1992 to October 1995. Vice President of the Company from 1987 to September 1992. James L. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and Thomas C. Dolan.

- WILLIAM J. BELL, 60, Director since 1985. Vice Chairman of the Company since 1985. Joined the Company's predecessor in 1979.

- ROBERT S. LEMLE, 47, Director since 1988. Executive Vice President, General Counsel and Secretary of the Company since February 1994. Senior Vice President, General Counsel and Secretary of the Company from 1986 to February 1994.

- ANDREW R. ROSENGARD, 42, Executive Vice President, Finance and Controller of the Company since April 1999. Executive Vice President, Financial Planning and Controller of the Company from November 1997 to April 1999. Senior Vice President and Controller of the Company from February 1996 to November 1997. Senior Vice President, Finance for Rainbow Media Programming Holdings, Inc., a subsidiary of the Company, from 1990 to February 1996.

- SHEILA A. MAHONY, 58, Director since 1988. Executive Vice President, Communications, Government and Public Affairs since April 1999. Senior Vice President, Communications and Public Affairs of the Company from June 1995 through April 1999. Vice President of Government Relations and Public Affairs of the Company and the Company's predecessor from 1980 to June 1995.

- MARGARET ALBERGO, 46, Executive Vice President, Planning and Operations since April 1999. Senior Vice President, Planning and Performance of the Company from October 1996 to April 1999. Senior Vice President, Operations of Rainbow Media Programming Holdings, Inc., a subsidiary of the Company from August 1995 to October 1996. Vice President, Corporate Development of Rainbow Media Programming Holdings, Inc. from 1993 until August 1995. Director of Operations and Administration of News 12 Long Island from 1991 to 1993.

- THOMAS C. DOLAN, 47, Director since 1998. Senior Vice President and Chief Information Officer of the Company since February 1996. Vice President and Chief Information Officer of the Company from July 1994 to February 1996. General Manager of the Company's East End Long Island cable system from November 1991 through July 1994. Thomas C. Dolan is the son of Charles F. Dolan and brother of Patrick F. Dolan and James L. Dolan.

The Rainbow Media Holdings' executive officers who will be responsible for the Rainbow Media Group are as follows:

- JOSHUA SAPAN, 49, President and Chief Executive Officer, Rainbow Media Holdings, Inc. since 1995. Chief Operating Officer from 1991 to 1995. President, National Entertainment Division, 1987 to 1991.

- HANK J. RATNER, 41, Chief Operating Officer, Rainbow Media Holdings, Inc. since 1998. Executive Vice President from 1993 to 1998. Senior Vice President, Legal and Business Affairs, 1990 to 1993. Vice President, Business Affairs, 1988 to 1990. Assistant General Counsel, Cablevision Systems Corporation, 1987 to 1988.

- KATE MCENROE, 45, President, AMC Networks since 1996. Executive Vice President & General Manager, 1994 to 1996. Senior Vice President & General Manager, 1992 to 1994. Vice President & General Manager, 1988 to 1992. Vice President Sales & Marketing, 1987 to 1988. Vice President Field Operations 1986 to 1987. Regional Vice President, 1984 to 1986. Regional Director, 1981 to 1984.

- KATHLEEN A. DORE, 49, President, President, Bravo Networks since 1996, also President, The Independent Film Channel, since 1994. Executive Vice President and General Manager, 1988 to 1994. Regional Director, American

       Movie Classics, 1986 to 1988. Sales Director, American Movie Classics, 1986 to 1988. Sales Director, American Movie Classics, 1984 to 1986. Affiliate Marketing Manager, Rainbow Programming Services, 1982 to 1984.

- GREG MOYER, 46, President, Regional Programming, Rainbow Media Holdings, Inc. since January 1999. Mr. Moyer previously held a variety of positions with Discovery Communications, Inc., including Chief Creative Officer and President, U.S. Networks.

                              STOCK OWNERSHIP TABLE

       This table shows the number and percentage of shares of Class A and Class B common stock owned of record and beneficially by each director and each executive officer of Cablevision named in the summary compensation table as of March 1, 2000 (or in the case of Michael Huseby, as of June 6, 2000, that date upon which he was elected a director). The table also shows the name, address and the number and percent of shares of Class A and Class B common stock owned by persons beneficially owning more than 5% percent of either class.

                                            CLASS A COMMON STOCK         CLASS B COMMON STOCK
NAME AND ADDRESS                           BENEFICIALLY OWNED (1)      BENEFICIALLY OWNED (1) (2)
----------------                           ----------------------      --------------------------
                                          Amount         % of Class      Amount       % of Class
                                          ------         ----------      ------       ----------
Charles F. Dolan (3) (4) (5)
1111 Stewart Avenue
Bethpage, NY 11714..................       938,401             *        23,137,124     53.6%

Charles F. Dolan
1997 Grantor Retained
Annuity Trust (5)...................            --            --         4,230,655      9.8%

Gabelli Funds, Inc. (6)
GAMCO Investors, Inc. (6)
One Corporate Center
Rye, NY 10580.......................     8,828,650          6.8%                --        --

AT&T Corporation (7)
32 Avenue of the Americas
New York, NY 10013..................    49,982,572         38.4%                --        --

James L. Dolan (11) (14) (22).......       130,333             *         1,326,464      31.%

William J. Bell (8) (11)............       201,195             *                --        --

Robert S. Lemle (9) (11)............       994,483             *                --        --

Andrew B. Rosengard (11)............        39,215             *                --        --

Sheila A. Mahony (11)...............        35,585             *                --        --

Thomas C. Dolan (11) (16) (21)......        43,600             *         1,212,464      2.8%

Patrick F. Dolan (11) (15) (20).....        47,333             *         1,215,140      2.8%

John Tatta (10) (12)................        82,400             *                --        --

Charles D. Ferris (12)..............        45,000             *                --        --

Richard H. Hochman (12).............        49,376             *                --        --

Victor Oristano (12) (13) ..........        45,000             *                --        --

Vincent Tese (12) ..................        19,000             *                --        --

Daniel E. Somers (7) (12) ..........        20,000             *                --        --

Michael Huseby (7) (12).............        20,000             *                --        --

                                                                              COMBINED
                                                                            VOTING POWER
                                                                            OF CLASS A &
                                                                           CLASS B COMMON
                                                                                STOCK
                                       CLASS A & CLASS B COMMON STOCK       BENEFICIALLY
NAME AND ADDRESS                         BENEFICIALLY OWNED (1) (2)         OWNED (1) (2)
----------------                       ------------------------------      --------------
                                            Amount     % of Class
                                            ------     ----------
Charles F. Dolan (3) (4) (5)
1111 Stewart Avenue
Bethpage, NY 11714..................      24,075,525       13%                 44.1%

Charles F. Dolan
1997 Grantor Retained
Annuity Trust (5)...................       4,230,655      2.4%                  7.5%

Gabelli Funds, Inc. (6)
GAMCO Investors, Inc. (6)
One Corporate Center
Rye, NY 10580.......................       8,828,650      5.1%                  1.8%

AT&T Corporation (7)
32 Avenue of the Americas
New York, NY 10013..................      49,982,572     28.8%                  8.9%

James L. Dolan (11) (14) (22).......       1,456,797         *                  2.4%

William J. Bell (8) (11)............         201,195         *                   *

Robert S. Lemle (9) (11)............         994,483         *                   *

Andrew B. Rosengard (11)............          39,215         *                   *

Sheila A. Mahony (11)...............          35,585         *                   *

Thomas C. Dolan (11) (16) (21)......       1,256,064         *                  2.2%

Patrick F. Dolan (11) (15) (20).....       1,262,473         *                  2.2%

John Tatta (10) (12)................          82,400         *                   *

Charles D. Ferris (12)..............          45,000         *                   *

Richard H. Hochman (12).............          49,376         *                   *

Victor Oristano (12) (13) ..........          45,000         *                   *

Vincent Tese (12) ..................          19,000         *                   *

Daniel E. Somers (7) (12) ..........          20,000         *                   *

Michael Huseby (7) (12).............          20,000         *                   *

All executive officers and
directors as a group (16 persons)
(3) (4) (5) (8) (9) (10) (11)
(12) (13) (14) (15) (16) (20)
(21) (22) (23) (24) (25) (26).......     2,724,929       2.1%        26,891,192       62.4%

Paul J. Dolan (17) (22)
100 Corporate Place Suite 150
Chardon, OH 44024...................        14,800          *         2,424,928        5.6%

Kathleen M. Dolan
(17) (23) (24) (25) (26) (27) (28)
1111 Stewart Avenue
Bethpage, NY 11714..................     1,560,224       1.2%         6,283,744       14.6%

Mary S. Dolan (18) (20)
300 So. Riverside Plaza
Suite 1480 Chicago, IL 60606........        11,000          *         2,389,604        5.5%

Deborah A. Dolan-Sweeney
(18) (23) (24) (25) (26) (27) (28)
1111 Stewart Avenue
Bethpage, NY 11714..................     1,560,224       1.2%         6,283,744       14.6%

Matthew J. Dolan (19) (21)
231 Main Street
Court House Annex
Chardon, OH 44024...................         4,000          *         2,389,604        5.5%

Marianne E. Weber
(19) (23) (24) (25) (26) (27) (28)
1111 Stewart Avenue
Bethpage, NY 11714..................     1,560,224       1.2%         6,248,420       14.5%

Dolan Family LLC (28)
c/o William A. Frewin, Jr.
340 Crossways Park Drive
Woodbury, NY 11797..................            --         --         5,000,000       11.6%

Edward C. Atwood
(23) (24) (25) (26) (28) (29)
1111 Stewart Avenue
Bethpage, NY 11714..................       162,033          *         5,445,104       12.6%

John MacPherson (30)
21 Old Town Lane
Halesite, NY 10019..................       164,600          *         7,560,296       17.5%

                                                                                COMBINED
                                                                              VOTING POWER
                                                                              OF CLASS A &
                                                                             CLASS B COMMON
                                                                                  STOCK
                                           CLASS A & CLASS B COMMON STOCK     BENEFICIALLY
NAME AND ADDRESS                             BENEFICIALLY OWNED (1) (2)       OWNED (1) (2)
----------------                           ------------------------------    --------------
                                               Amount         % of Class
                                               ------         ----------
All executive officers and
directors as a group (16 persons)
(3) (4) (5) (8) (9) (10) (11)
(12) (13) (14) (15) (16) (20)
(21) (22) (23) (24) (25) (26).......        29,616,121         17.1%             48.4%

Paul J. Dolan (17) (22)
100 Corporate Place Suite 150
Chardon, OH 44024...................         2,439,728          1.4%              4.3%

Kathleen M. Dolan
(17) (23) (24) (25) (26) (27) (28)
1111 Stewart Avenue
Bethpage, NY 11714..................         7,843,968          4.5%             11.5%

Mary S. Dolan (18) (20)
300 So. Riverside Plaza
Suite 1480 Chicago, IL 60606........         2,400,604          1.4%              4.3%

Deborah A. Dolan-Sweeney
(18) (23) (24) (25) (26) (27) (28)
1111 Stewart Avenue
Bethpage, NY 11714..................         7,843,968          4.5%             11.5%

Matthew J. Dolan (19) (21)
231 Main Street
Court House Annex
Chardon, OH 44024...................         2,393,604          1.4%              4.3%

Marianne E. Weber
(19) (23) (24) (25) (26) (27) (28)
1111 Stewart Avenue
Bethpage, NY 11714..................         7,808,644          4.5%             11.4%

Dolan Family LLC (28)
c/o William A. Frewin, Jr.
340 Crossways Park Drive
Woodbury, NY 11797..................         5,000,000          2.9%              8.9%

Edward C. Atwood
(23) (24) (25) (26) (28) (29)
1111 Stewart Avenue
Bethpage, NY 11714..................         5,607,137          3.2%              9.7%

John MacPherson (30)
21 Old Town Lane
Halesite, NY 10019..................         7,724,896          4.5%             13.5%

-----------

*  Less than 1%

(1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock.

(2) Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock is entitled to one vote at a meeting of stockholders of Cablevision, and the holder of one share of Class B Common Stock is entitled to ten votes at a meeting of stockholders of Cablevision except in the separate class elections of directors.

(3) Includes 774,555 shares of Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife is deemed to have beneficial ownership thereof. Also includes 20,000 shares of Class A Common Stock owned directly by Mrs. Dolan.

(4) Does not include an aggregate of 14,835,712 shares of Class B Common Stock and 151,000 shares of Class A Common Stock held by trusts for the benefit of Dolan family interests (the "DOLAN FAMILY TRUSTS"). Mr. Dolan disclaims beneficial ownership of the shares owned by the Dolan Family Trusts, in that he has neither voting nor investment power with respect to such shares.

(5) Includes 4,230,655 shares of Class B Common Stock owned by the Chares F. Dolan 1997 Grantor Retained Annuity Trust (the "GRAT"). The GRAT was established on April 30, 1997 by Charles F. Dolan for estate planning purposes. The GRAT, through its trustees, has the sole power to vote and dispose of such shares. The two co-trustees of the trust are Charles F. Dolan and his wife, Mrs. Dolan. For three years, the GRAT will pay to Charles F. Dolan, and in the event of his death, to Mrs. Dolan a certain percentage of the fair market value of the property initially contributed to the GRAT (the "Annuity"). If Mr. Dolan is living at the expiration of the term of the GRAT, the remainder will pass into another trust for the benefit of Mrs. Dolan and the descendants of Charles F. Dolan. If Mr. Dolan is not living at the expiration of the term of the GRAT, the then principal of the GRAT will pass to his estate or to Mrs. Dolan.

(6) Cablevision has been informed that certain operating subsidiaries of Gabelli Funds, Inc. ("GFI") beneficially held, or exercise investment discretion over various institutional accounts which beneficially held as of December 15, 1999, an aggregate of 8,828,650 shares of Class A Common Stock. Cablevision has been informed that GAMCO Investors, Inc., an investment advisor registered under the Investment Advisors Act of 1940, as amended and a wholly-owned subsidiary of Gabelli Asset Management, Inc., held sole dispositive power over 6,372,087 of such shares and sole voting power over 6,245,087 of such shares.

(7) Cablevision has been informed that AT&T beneficially owned an aggregate of 48,942,172 shares of Class A Common Stock. AT&T or its subsidiaries have sole voting and investment power with respect to such shares. Also includes 1,040,400 shares held directly by Liberty Media Corporation, a wholly-owned subsidiary of AT&T, as to which AT&T disclaims beneficial ownership. AT&T is a party to a Stockholders Agreement with Cablevision and holders of Class B Common Stock, which agreement, among other things, requires the Class B Stockholders to vote to elect for director, up to two persons nominated by AT&T, and requires AT&T to vote its shares of Class A Common Stock in proportion to the vote of the other, non-affiliated Class A Stockholders, on certain matters. Mr. Daniel E. Somers and Mr. Michael Huseby, Directors of Cablevision, are officers of AT&T. Each of Messrs. Somers and Huseby disclaims any beneficial ownership interest in these shares.

(8) Includes 50,000 shares of Class A Common Stock purchased by William J. Bell in April 1999.

(9) Includes 34,000 shares of Class A Common Stock purchased by Robert S. Lemle in April 1999 and 10,000 shares of Class A Common Stock owned by a family partnership of which Mr. Lemle is the general partner. Also includes 65 shares of Class A Common Stock owned by a minor child. Also includes 15,000 shares of Class A Common Stock owned by the Estate of Marc Lustgarten for which Robert S. Lemle serves as co-executor and, in such capacity, shares the power to vote and dispose of such shares and 581,000 shares of Class A Common Stock issuable upon the exercise of options granted to Marc Lustgarten pursuant to Cablevision's Employee Stock Plan which, on March 1, 2000 were unexercised but were exercisable within a period of 60 days from that date, owned by the Estate of Marc Lustgarten for which Robert S. Lemle serves as co-executor and, in such capacity, will share the power to vote and dispose of such shares, when issued.

(10) Includes 43,600 shares of Class A Common Stock by the John Tatta Charitable Remainder Unitrust UAD 12/16/98 (the "JTCRT"). The JTCRT was established on December 16, 1998 by John Tatta for charitable purposes. Mr. Tatta, disclaims beneficial ownership of the stock beneficially owned by trusts for the benefit of his family, in that he has neither voting nor investment power with respect to such shares. Includes 33,800 shares of Class A Common Stock held by the Anne Tatta Grantor Retained Annuity Trust UTA June 21, 1999 ("ANNE TATTA GRAT"). The Anne Tatta GRAT is a New York trust for the benefit of Tatta family interests of which Stephen A Carb, Esq. is trustee.

(11) Includes shares of Class A Common Stock issuable upon the exercise of options granted pursuant to Cablevision's Employee Stock Plan which on March 1, 2000 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. James Dolan 126,333; Mr. Bell 150,000; Mr. Lemle 309,600; Mr. Rosengard 29,999; Ms. Mahony 30,000; Mr. Patrick Dolan 39,733 and Mr. Thomas Dolan 39,600; all executive officers and directors as a group 752,433.

(12) Includes shares of Class A Common Stock issuable upon the exercise of options granted pursuant to CSC Holdings' 1996 Stock Option Plan, as amended, for Non-Employee Directors, which on March 1, 2000 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. Tatta 5,000; Mr. Ferris 41,000; Mr. Hochman 41,000; Mr. Oristano 41,000; Mr. Tese 19,000; Mr. Somers 20,000; and Mr.
       Huseby 20,000.

(13) The shares listed are owned by the Oristano Foundation, a charitable trust the trustees of which are members of the Oristano family.

(14) Includes 114,000 shares of Class B Common Stock owned by trusts for minor children as to which James L. Dolan disclaims beneficial ownership. Also includes 1,212,464 shares of Class B Common Stock held by a family trust of which James L. Dolan is a contingent beneficiary and a co-trustee, as to which James L. Dolan disclaims beneficial ownership, which shares are also described in footnote (22).

(15) Includes 38,000 shares of Class B Common Stock owned by a trust for a minor child as to which Patrick F. Dolan disclaims beneficial ownership. Also includes 1,177,140 shares of Class B Common Stock held by a family trust of which Patrick F. Dolan is a contingent beneficiary and a co-trustee, as to which Patrick F. Dolan disclaims beneficial ownership, which shares are also described in footnote (20).

(16) Includes 1,212,464 shares of Class B Common Stock held by a family trust of which Thomas C. Dolan is a contingent beneficiary and a co-trustee, as to which Thomas C. Dolan disclaims beneficial ownership, which shares are also described in footnote (21).

(17) Includes 1,212,464 shares of Class B Common Stock held by the DC Kathleen Trust, the co-trustees of which are Kathleen Dolan and Paul Dolan.

(18) Includes 1,212,464 shares of Class B Common Stock held by the DC Deborah Trust, the co-trustees of which are Deborah Dolan-Sweeney and Mary Dolan.

(19) Includes 1,177,140 shares of Class B Common Stock held by the DC Marianne Trust, the co-trustees of which are Marianne E. Weber and Matthew Dolan.

(20) Includes 1,177,140 shares of Class B Common Stock held by the DC Patrick Trust, the co-trustees of which are Patrick Dolan and Mary Dolan.

(21) Includes 1,212,464 shares of Class B Common Stock held by the DC Thomas Trust, the co-trustees of which are Thomas Dolan and Matthew Dolan.

(22) Includes 1,212,464 shares of Class B Common Stock held by the DC James Trust, the co-trustees of which are James Dolan and Paul Dolan.

(23) Includes 23,500 shares of Class B Common Stock held by the Dolan Descendants Trust, the co-trustees of which are Edward C. Atwood, Kathleen M. Dolan, Marianne E. Weber, and Deborah Dolan-Sweeney.

(24) Includes 29,000 shares of Class B Common Stock held by the Dolan Progeny Trust, the co-trustees of which are Edward C. Atwood, Kathleen M. Dolan, Marianne E. Weber, and Deborah Dolan-Sweeney.

(25) Includes 16,500 shares of Class B Common Stock held by the Dolan Grandchildren Trust, the co-trustees of which are Edward C. Atwood, Kathleen M. Dolan, Marianne E. Weber, and Deborah Dolan-Sweeney.

(26) Includes 2,280 shares of Class B Common Stock held by the Dolan Spouse Trust, the co-trustees of which are Edward C. Atwood, Kathleen M. Dolan, Marianne E. Weber, and Deborah Dolan-Sweeney.

(27) Includes 1,556,224 shares of Class A Common Stock owned by the Dolan Children's Foundation, a New York not-for-profit corporation, the sole members of which are Marianne E. Weber, Kathleen M. Dolan and Deborah Dolan-Sweeney. None of the members has an economic interest in such shares, but each member shares the ultimate power to vote and dispose of such shares.

(28) Includes 5,000,000 shares of Class B Common Stock owned by Dolan Family LLC, a Delaware limited liability company, the members of which are four Dolan family trusts, the co-trustees of which are Edward C. Atwood, Marianne E. Weber , Kathleen M. Dolan and Deborah Dolan-Sweeney. Edward
       C. Atwood serves as Manager of the Dolan Family LLC, but does not have an economic interest in such shares. Each of the co-trustees shares the ultimate power to vote and dispose of such shares.

(29) Includes 5,000 shares of Class A Common Stock owned directly by Edward C. Atwood and his wife, Marie E. Atwood. Also includes 6,033 shares of Class A Common Stock issuable upon the exercise of options granted pursuant to Cablevision's Employee Stock Plan which on March 1, 2000 were unexercised but were exercisable within a period of 60 days from that date. Also includes 151,000 shares of Class A Common Stock held by a trust for the benefit of Edward C. Atwood's wife, Marie E. Atwood and 373,824 shares of Class B Common Stock held by a trust for the benefit of Edward C. Atwood's wife, Marie E. Atwood.

(30) Includes an aggregate of 7,560,296 shares of Class B Common Stock and an aggregate of 151,000 shares of Class A Common Stock each held by various trusts for the benefit of family members of Charles F. Dolan's family for which Mr. John MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares.

                              AVAILABLE INFORMATION

       We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. You can inspect and copy the reports and other information that we file with the SEC at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of this material can be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

       Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

       The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like Cablevision, who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

                       WHERE YOU CAN FIND MORE INFORMATION

       We hereby incorporate by reference into this document the following documents or information filed with the SEC:

      CABLEVISION SYSTEMS CORPORATION                            PERIOD COVERED OR DATE FILED
      -------------------------------                            ----------------------------
           (FILE NO. 001-14764)

Annual Reports on Form 10-K and Form 10-K/A                 Fiscal year ended December 31, 1999

Quarterly Reports on Form 10-Q                              Quarter ended March 31, 2000

Current Report on Form 8-K                                  Filed on May 5, 2000 and July 3, 2000

       We also incorporate by reference into this document all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this offering made hereby.

       Any statement contained herein or in any document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

                    ADDITIONAL INFORMATION ABOUT CABLEVISION

       This document incorporates important business and financial information about Cablevision from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:

                         CABLEVISION SYSTEMS CORPORATION
                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                          ATTENTION: INVESTOR RELATIONS
                                 (516) 803-2300

       YOU WILL NOT BE CHARGED FOR ANY OF THE DOCUMENTS THAT YOU REQUEST. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [DATE] IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

       See "Where You Can Find More Information" above to learn about other sources from which you can obtain this additional information.

                                                                         ANNEX I

                         INDEX OF CERTAIN DEFINED TERMS

                                                                                                                  PAGE ON WHICH
                                                                                                             TERM IS DEFINED IN THE
TERM                                                                                                             PROXY STATEMENT
----                                                                                                             ---------------
Adjustable Options.....................................................................................................21
Advisors...............................................................................................................79
All or Substantially All of the Assets.................................................................................73
Amended Charter........................................................................................................20
Available Dividend Amount..........................................................................................67, 68
Cablevision NY Group Market Capitalization.............................................................................77
Cablevision NY Group...................................................................................................64
Change of Control......................................................................................................87
Class A Common Stock...................................................................................................62
Class B Common Stock...................................................................................................62
Code...................................................................................................................80
Common Stock Directors.................................................................................................66
Current Charter........................................................................................................62
Disposition........................................................................................................72, 73
Effective Date.........................................................................................................73
Exempt Disposition.....................................................................................................73
Fair Value.............................................................................................................74
Group Subsidiary.......................................................................................................75
Group...................................................................................................................9
Interested Stockholder.................................................................................................79
Market Value...........................................................................................................74
Net Proceeds...........................................................................................................74
Preferred Stock........................................................................................................62
Publicly Traded........................................................................................................75
Qualifying Subsidiary..................................................................................................75
Rainbow Media Group Market Capitalization..............................................................................78
Rainbow Media Group Optional Exchange Ratio............................................................................70
Rainbow Media Group....................................................................................................63
Restated 1996 Stock Plan...............................................................................................82
Share Distribution.....................................................................................................69
Shares.................................................................................................................83
Tax Event..............................................................................................................71
Third Restated 1996 Stock Plan.........................................................................................82
TIN....................................................................................................................81
Total Market Capitalization............................................................................................78
Tracking Stock Proposal................................................................................................44
Tracking Stock........................................................................................................iii
Trading Day............................................................................................................75

                                                                        ANNEX II

                      PROPOSAL 1--OUR AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         CABLEVISION SYSTEMS CORPORATION

              FIRST: The name of this corporation (hereinafter called the "corporation") is Cablevision Systems Corporation.

              SECOND: The name and address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is The Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle.

              THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

              FOURTH: The aggregate number of shares of capital stock which the corporation shall have authority to issue shall be one billion nine hundred thirty million (1,930,000,000) shares, which shall be divided into the following classes:

       (a) one billion four hundred million (1,400,000,000) shares shall be of a class designated Class A common stock, par value $.01 per share ("Class A Common Stock"), such class to be divided into series as provided in Section II of Paragraph A of this Article FOURTH;

       (b) four hundred eighty million (480,000,000) shares shall be of a class designated Class B common stock, par value $.01 per share ("Class B Common Stock" and together with Class A Common Stock, "Common Stock"), such class to be divided into series as provided in Section II of Paragraph A of this Article FOURTH;0

       (c) fifty million (50,000,000) shares of a class designated preferred stock, par value $.01 per share ("Preferred Stock").

              The following is a statement of (a) the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Common Stock; and
(b) the authority expressly vested in the Board of Directors hereunder with respect to the issuance of series of Preferred Stock:

       A.     Common Stock.

              I.     Priority of Preferred Stock.

              Each of the Class A Common Stock and Class B Common Stock is subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as are stated and expressed herein and as shall be stated and expressed in any Certificates of Designations filed with respect to any series of Preferred Stock pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of Paragraph B of this Article FOURTH.

              II. Issuance of Class A Common Stock and Class B Common Stock in Series; Designation; Redesignation.


              The corporation shall have the authority to issue shares of Class A Common Stock and Class B Common Stock in two series as follows:

                     (a) Class A Common Stock shall be divided into two series of common stock, with eight hundred million (800,000,000) shares of Class A Common Stock designated Cablevision NY Group Class A common stock, par value $.01 per share ("Cablevision NY Group Class A Common Stock"), and six hundred million (600,000,000) shares of Class A Common Stock designated Cablevision - Rainbow Media Group Class A common stock, par value $.01 per share ("Rainbow Media Group Class A Common Stock").

                     (b) Class B Common Stock shall be divided into two series of common stock, with three hundred twenty million (320,000,000) shares of Class B Common Stock designated Cablevision NY Group Class B common stock, par value $.01 per share ("Cablevision NY Group Class B Common Stock" and together with Cablevision NY Group Class A Common Stock, "Cablevision NY Group Common Stock"), and one hundred sixty million (160,000,000) shares of Class B Common Stock designated Cablevision - Rainbow Media Group Class B common stock, par value $.01 per share ("Rainbow Media Group Class B Common Stock" and together with Rainbow Media Group Class A Common Stock, "Rainbow Media Group Common Stock").

              As and to the extent provided herein, the Cablevision NY Group Common Stock is intended to have dividend, distribution, exchange, redemption, liquidation and other rights related to the assets included in the Cablevision NY Group (as defined below) and the Rainbow Media Group Common Stock is intended to have dividend, distribution, exchange, redemption, liquidation and other rights related to the assets included in the Rainbow Media Group (as defined below).

              For purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

                     (a) "Cablevision NY Group" means (i) all of the businesses, assets and liabilities of the corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of the Rainbow Media Group, and (ii) the rights and obligations of the Cablevision NY Group under any inter-Group debt deemed to be owed to or by the Cablevision NY Group (as such rights and obligations are defined from time to time by the Board of Directors in its sole discretion); provided that the corporation may re-allocate businesses, assets or liabilities from one Group to the other Group in return for such consideration by that other Group as may be determined in the sole discretion of the Board of Directors from time to time.

                     (b)    "Rainbow Media Group" means:

                            (i) the corporation's interest in American Movie Classics Company and its wholly-owned subsidiaries (including American Movie Classics and Romance Classics), American Movie Classics Holding Corp., Bravo Company and its wholly-owned subsidiaries (including Bravo Company and The Independent Film Channel) and MuchMusic USA Venture;

                            (ii) the corporation's interest in SportsChannel Chicago Associates (including Fox Sports Net Chicago), SportsChannel Pacific Associates (including Fox Sports Net Pacific), SportsChannel Ohio Associates (including Fox Sports Net Ohio), SportsChannel Cincinnati Associates (including Fox Sports Net Cincinnati),

       SportsChannel New England, L.P. (including Fox Sports Net New England) and SportsChannel Florida Associates (including Fox Sports Net Florida);

                            (iii) the corporation's interest in National Sports Partners;

                            (iv) the corporation's interest in National Advertising Partners;

                            (v) the corporation's interest in Rainbow Network Communications;

                            (vi)   the corporation's interest in Sterling
       Digital;

                            (vii) all other businesses, assets and liabilities of the corporation and its subsidiaries that the Board of Directors has by resolution, as of the date of filing of this Certificate of Incorporation, allocated to the Rainbow Media Group;

                            (viii) any businesses, assets or liabilities developed, acquired or incurred after the date of filing of this Certificate of Incorporation in the ordinary course of business by the businesses of corporation or any of its subsidiaries that have been allocated to the Rainbow Media Group unless the Board of Directors has by resolution allocated such businesses, assets or liabilities to the Cablevision NY Group;

                            (ix)   any businesses, assets or liabilities
       developed, acquired or incurred by the corporation or any of its subsidiaries after the date of filing of this Certificate of Incorporation, that the Board of Directors has allocated to the Rainbow Media Group or that the corporation otherwise allocates to the Rainbow Media Group from time to time in the sole discretion of Board of Directors; and

                            (x) the rights and obligations of the Rainbow Media Group under any inter-Group debt deemed to be owed to or by the Rainbow Media Group (as such rights and obligations are determined from time to time in the sole discretion of the Board of Directors);

       provided that the corporation may re-allocate businesses, assets or liabilities from one Group to the other Group in return for such consideration by that other Group as may be determined in the sole discretion of the Board of Directors from time to time.

              When the filing of this Certificate of Incorporation becomes effective, (a) each share of Class A Common Stock outstanding immediately prior thereto shall thereupon automatically be redesignated as one share of Cablevision NY Group Class A Common Stock (and outstanding certificates that had theretofore represented shares of Class A common stock shall thereupon represent an equivalent number of shares of Cablevision NY Group Class A Common Stock despite the absence of any indication thereon to that effect), and (b) each share of Class B Common Stock outstanding immediately prior thereto shall thereupon automatically be redesignated as one share of Cablevision NY Group Class B Common Stock (and outstanding certificates that had theretofore represented shares of Class B common stock shall thereupon represent an equivalent number of shares of Cablevision NY Group Class B Common Stock despite the absence of any indication thereon to that effect).

              The Board of Directors is authorized to distribute shares of Rainbow Media Group Common Stock in such manner as the Board of Directors shall determine in its sole discretion. Without limiting the effect of the previous sentence, the Board of Directors is authorized to effect a distribution in which shares of Rainbow Media Group Class B Common Stock are distributed to holders of Cablevision NY Group Class B Common Stock (in whole or in part as a dividend or in exchange for shares of Cablevision NY Group Class B Common Stock) and shares of Rainbow Media Group Class A Common

Stock are distributed to holders of Cablevision NY Group Class A Common Stock (in whole or in part as a dividend or in exchange for shares of Cablevision NY Group Class A Common Stock).

              III.   Dividends.

              Subject to the rights of the holders under any other provisions of this Certificate of Incorporation, as amended from time to time, and the provisions of any Certificates of Designations filed with respect to any series of Preferred Stock:

                     (a) Dividends on Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock. Dividends on Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock may be declared and paid only out of the lesser of (i) assets of the corporation legally available therefor and (ii) the Available Dividend Amount (as defined below) for the Cablevision NY Group. Other than with respect to dividends and distributions provided for in Sections A.VI, A.VII and of this Article FOURTH, whenever a dividend is paid to the holders of Cablevision NY Group Class A Common Stock, holders of Cablevision NY Group Class B Common Stock shall be paid a dividend per share equal to the dividend per share paid to the holders of Cablevision NY Group Class A Common Stock, and whenever a dividend is paid to the holders of Cablevision NY Group Class B Common Stock, holders of Cablevision NY Group Class A Common Stock shall be paid a dividend per share equal to the dividend per share paid to the holders of Cablevision NY Group Class B Common Stock.

              The "Available Dividend Amount" for the Cablevision NY Group at any time is the amount that the Board of Directors determines in its sole discretion would then be legally available for the payment of dividends on Cablevision NY Group Common Stock under Delaware law if: (i) Cablevision NY Group and the Rainbow Media Group were each a separate Delaware corporation; (ii) the Cablevision NY Group had outstanding a number of shares of common stock, par value $.01 per share, equal to the number of shares of Cablevision NY Group Common Stock that are then outstanding; (iii) the Cablevision NY Group had outstanding a number of shares of preferred stock, par value $.01 per share, equal to the number of shares of Preferred Stock that have been attributed to the Cablevision NY Group and are then outstanding, and (iv) the assumptions about the Rainbow Media Group set forth below were true.

                     (b) Dividends on Rainbow Media Group Class A Common Stock and Rainbow Media Group Class B Common Stock. Dividends on Rainbow Media Group Class A Common Stock and Rainbow Media Group Class B Common Stock may be declared and paid only out of the lesser of (i) assets of the corporation legally available therefor and (ii) the Available Dividend Amount for the Rainbow Media Group. Other than with respect to dividends and distributions provided for in Sections A.VI, A.VII and A.VIII of this Article FOURTH, whenever a dividend is paid to the holders of Rainbow Media Group Class A Common Stock, the holders of Rainbow Media Group Class B Common Stock shall be paid a dividend per share equal to the dividend per share paid to the holders of Rainbow Media Group Class A Common Stock, and whenever a dividend is paid to the holders of Rainbow Media Group Class B Common Stock, holders of Rainbow Media Group Class A Common Stock shall be paid a dividend per share equal to the dividend per share paid to the holders of Rainbow Media Group Class B Common Stock.

              The "Available Dividend Amount" for the Rainbow Media Group at any time is the amount that the Board of Directors determines in its sole discretion would then be legally available for the payment of dividends on Rainbow Media Group common stock under Delaware law if: (i) Cablevision NY Group and the Rainbow Media Group were each a separate Delaware corporation; (ii) the Rainbow Media Group had outstanding a number of shares of common stock, par value $.01 per share, equal to the number of shares of Rainbow Media Group Common Stock that are then outstanding; (iii) the Rainbow Media Group had outstanding a number of shares of Preferred Stock, par value $.01 per share, equal to the number of shares of Preferred Stock that have been attributed to the Rainbow Media Group and are then outstanding, and (iv) the assumptions made about the Cablevision NY Group and set forth above were true.

                     Initially, there are no shares of Preferred Stock outstanding and no shares are therefore attributed to either Group.

                     (c) Discrimination Between or Among Series of Common Stock. The Board of Directors, subject to the provisions of subsections
       (a) and (b) of this Section III, shall have the sole authority and discretion to declare and pay dividends (including dividends under Section A.VI of this Article FOURTH) on (or to refrain from declaring and paying dividends on) (i) the Cablevision NY Group Common Stock or (ii) the Rainbow Media Group Common Stock, in equal or unequal amounts (including the payment of dividends on one series and not the other), notwithstanding the relationship between the Available Dividend Amount for the Cablevision NY Group and the Available Dividend Amount for the Rainbow Media Group, the respective amounts of prior dividends declared on, or the liquidation rights of, Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock or Rainbow Media Group Class A Common Stock and Rainbow Media Group Class B Common Stock or any other factor.

              IV.    Voting.

                     (a) Except as otherwise required (i) by statute, (ii) pursuant to the provisions of this Certificate of Incorporation, as amended from time to time, or (iii) pursuant to the provisions of any Certificates of Designations filed with respect to any series of Preferred Stock, the holders of Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. At every meeting of the stockholders, (1) each holder of Cablevision NY Group Class A Common Stock shall be entitled to cast one
       (1) vote in person or by proxy for each share of Cablevision NY Group Class A Common Stock standing in his or her name on the transfer books of the corporation, (2) each holder of NYMA Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each share of Cablevision NY Group Class B Common Stock standing in his or her name on the transfer books of the corporation, (3) each holder of Rainbow Media Group Class A Common Stock shall be entitled to cast one-half (1/2) of a vote in person or by proxy for each share of Rainbow Media Group Class A Common Stock standing in his or her name on the transfer books of the corporation and (4) each holder of Rainbow Media Group Class B Common Stock shall be entitled to cast five (5) votes in person or by proxy for each share of Rainbow Media Group Class B Common Stock standing in his or her name on the transfer books of the corporation.

              Except in the election of directors of the corporation (voting in respect of which shall be governed by the terms set forth in subsections
       (b) and (c) of this Section IV) and as otherwise required (i) by statute,
       (ii) pursuant to the provisions of this Certificate of Incorporation, as amended from time to time, or (iii) pursuant to the provisions of any Certificates of Designations filed with respect to any series of Preferred Stock, the holders of Common Stock shall vote together as a single class; provided, however, that (i) the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Cablevision NY Group Class B Common Stock, voting separately as a class, shall be required for (1) the authorization or issuance of any additional shares of Cablevision NY Group Class B Common Stock and (2) any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the powers, preferences or rights of Cablevision NY Group Class B Common Stock and
       (ii) the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Rainbow Media Group Class B Common Stock, voting separately as a class, shall be required for (x) the authorization or issuance of any additional shares of Rainbow Media Group Class B Common Stock and (y) any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the powers, preferences or rights of Rainbow Media Group Class B Common Stock. Except as provided in the previous sentence, no class or series of Common Stock shall have the right to vote as a class or series on any amendment to this Certificate of Incorporation to increase or decrease the authorized shares of such class or series of Common Stock.

                     (b)    With respect to the election of directors:

                            (i) If on the record date for any meeting of stockholders of the corporation for which directors are to be elected, the aggregate number of outstanding shares of Class A Common Stock is at least 10% of the total aggregate number of outstanding shares of Common Stock, holders of Class A Common Stock shall vote together as a separate class and shall be entitled to elect 25% of the total number of directors elected by the holders of Common Stock (the "Common Stock Directors"); provided that if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of the Common Stock Directors. Subject to subsection (iii) of this Section IV(b), holders of Class B Common Stock shall vote together as a separate class to elect the remaining Common Stock Directors;

                            (ii) If on the record date for any meeting of stockholders of the corporation at which directors are to be elected, the aggregate number of outstanding shares of Class A Common Stock is less than 10% of the total aggregate number of outstanding shares of Common Stock, the holders of Common Stock shall vote together as a single class with respect to the election of the Common Stock Directors and the holders of Class A Common Stock, voting together as a separate class, shall not have the right to elect 25% of the Common Stock Directors, but shall have the number of votes per share for all Common Stock Directors provided for in subsection (a) of this Section IV for such shares; and

                            (iii) If on the record date for any meeting of stockholders of the corporation at which Common Stock Directors are to be elected, the aggregate number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total aggregate number of outstanding shares of Common Stock, then the holders of Class A Common Stock, voting together as a separate class, shall continue to elect a number of directors equal to not less than 25% of the total number of Common Stock Directors in accordance with subsection (b)(i) of this Section IV and in addition, shall vote together with the holders of Class B Common Stock, as a single class, to elect the remaining Common Stock Directors, with the holders of Common Stock having the number of votes per share for all Common Stock Directors provided for in subsection (a) of this Section IV.

                     (c) Any vacancy in the office of a Common Stock Director elected by the holders of Class A Common Stock voting as a separate class shall be filled by a vote of holders of Class A Common Stock voting as a separate class, and any vacancy in the office of a Common Stock Director elected by the holders of Class B Common Stock voting as a separate class shall be filled by a vote of holders of Class B Common Stock voting as a separate class or, in the absence of a stockholder vote, in the case of a vacancy in the office of a Common Stock Director elected by either class, such vacancy may be filled by the remaining directors of such class. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor has been elected and has qualified. If the Board of Directors increases the number of directors in accordance with Article FIFTH of this Certificate of Incorporation, any vacancy so created may be filled by the Board of Directors; provided that, so long as the holders of Class A Common Stock have the rights provided in subsections (b) and (c) of this Section IV in respect of the last preceding annual meeting of stockholders to elect not less than 25% of the total number of Common Stock Directors, the Board of Directors may be so enlarged by the directors only to the extent that at least 25% of the enlarged board consists of Common Stock Directors elected by the holders of Class A Common Stock or of persons appointed to fill vacancies created by the death, resignation or removal of persons elected by the holders of Class A Common Stock.

                     (d) Notwithstanding anything in this Section IV to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters upon which, pursuant to this Certificate of Incorporation or applicable laws, the holders of Common Stock are entitled to vote, at any time when no shares of Class B Common Stock are issued and outstanding.

                     (e) Wherever any provision of this Certificate of Incorporation, as amended from time to time, sets forth a specific percentage of the shares outstanding and entitled to vote which is required for approval or ratification of any action upon which the vote of the stockholders is required or may be obtained, such provision shall mean such specified percentage of the votes entitled to be cast by holders of shares then outstanding and entitled to vote on such action.

              V.     Conversion Rights.

                     (a) Subject to the terms and conditions of this Article FOURTH, each share of Cablevision NY Group Class B Common Stock shall be convertible at any time and from time to time, at the option of the holder thereof, at the office of any transfer agent for such Cablevision NY Group Class B Common Stock and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the corporation (attention of the Secretary of the corporation), into one (1) fully paid and non-assessable share of Cablevision NY Group Class A Common Stock and each share of Rainbow Media Group Class B Common Stock shall be convertible at any time or from time to time, at the option of the holder thereof, at the office of any transfer agent for such Rainbow Media Group Class B Common Stock and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the corporation (attention of the Secretary of the corporation), into one (1) fully paid and non-assessable share of Rainbow Media Group Class A Common Stock.

              Upon conversion, the corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Common Stock surrendered for conversion or on account of any dividends on the Class A Common Stock issuable on such conversion. Before any holder of Class B Common Stock shall be entitled to convert the same into Class A Common Stock of the same Group, he or she shall surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the corporation shall so request, shall be duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the corporation), and shall give written notice to the corporation at said office that he or she elects so to convert said Class B Common Stock in accordance with the terms of this Section V, and shall state in writing therein the name or names in which he or she wishes the certificate or certificates for Class A Common Stock of the same Group to be registered. Every such notice of election to convert shall constitute a binding contract between the holder of such Class B Common Stock and the corporation, whereby the holder of such Class B Common Stock shall be deemed to subscribe for the amount of Class A Common Stock which he or she shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Common Stock to be converted and to release the corporation from all liability thereunder, and thereby the corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Common Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of subsection (c) of this Section V, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. Upon conversion of shares of Class B Common Stock, shares of Class B Common Stock so converted will be canceled and retired by the corporation, such shares shall not be reissued and the number of shares of Class B Common Stock which the corporation shall have authority to issue shall be decreased by the number of shares of Class B Common Stock so converted and the Board of Directors shall take such steps as are required to so retire such shares.

                     (b) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid or that no such tax is due.

                     (c) The corporation shall not be required to convert Class B Common Stock, and no surrender of Class B Common Stock shall be effective for that purpose, while the stock transfer books of the corporation are closed for any purpose; but the surrender of Class B Common Stock for conversion during any period while such books are closed shall be deemed effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Common Stock was surrendered.

                     (d) The corporation will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock of the same Group as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock of the same Group which are held in the treasury of the corporation. The corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock of the same Group is listed at the time of such delivery. The corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and non-assessable and not entitled to any preemptive rights.

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              VI.    Securities Distributions.

              The corporation may declare and pay a distribution consisting of shares of Cablevision NY Group Class A Common Stock, Cablevision NY Group Class B Common Stock, Rainbow Media Group Class A Common Stock, Rainbow Media Group Class B Common Stock or any other securities of the corporation or any other person (hereinafter sometimes called a "share distribution") to holders of one or more classes or series of Common Stock only in accordance with the provisions of this Section VI.

                     (a) Distributions on Cablevision NY Group Class A Common Stock and Cablevision NY Group B Common Stock. If at any time a share distribution is to be made with respect to Cablevision NY Group Class A Common Stock or Cablevision NY Group Class B Common Stock, such share distribution may be declared and paid only as follows:

                            (i) a share distribution consisting of shares of Cablevision NY Group Class A Common Stock (or Convertible Securities (as defined below) convertible into or exercisable or exchangeable for shares of Cablevision NY Group Class A Common Stock) to holders of Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock, on an equal per share basis;

                            (ii) a share distribution consisting of shares of Cablevision NY Group Class A Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Cablevision NY Group Class A Common Stock) to holders of Cablevision NY Group Class A Common Stock and, on an equal per share basis, shares of Cablevision NY Group Class B Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Cablevision NY Group Class B Common Stock) to holders of Cablevision NY Group Class B Common Stock; and

                            (iii) a share distribution consisting of any class or series of securities of the corporation or any other person other than as described in clauses (i) and (ii) of this subsection (a) of this
       Section VI, either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Cablevision NY Group Class A Common Stock and Cablevision NY Group Class B Common Stock or (2) on the basis of a distribution of one class or series of securities to holders of Cablevision NY Group Class A Common Stock and another class or series of securities to holders of Cablevision NY Group Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than differences in their rights (other than voting rights) consistent in all material respects with the differences between the Cablevision NY Group Class A Common Stock and the Cablevision NY Group Class B Common Stock and difference in their relative voting rights, with holders of shares of Cablevision NY Group Class B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in the voting rights of the Cablevision NY Group Class A Common Stock and the Cablevision NY Group Class B Common Stock provided in Section A.IV of the Article FOURTH), provided that if the securities so distributed constitute capital stock of a subsidiary of the corporation, such voting rights shall not differ to a greater extent than the corresponding differences in voting rights of the Cablevision NY Group Class A Common Stock and the Cablevision NY Group Class B Common Stock provided in Section A.IV of this Article FOURTH, and provided in each case that such distribution is otherwise made on an equal per share basis.

              For purposes of this Certificate of Incorporation, "Convertible Securities" shall mean any securities of the corporation (other than any series of Common Stock) or any subsidiary thereof that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of Common

Stock, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

                     (b) Distributions on Rainbow Media Group Class A Common Stock and Rainbow Media Group Class B Common Stock. If at any time a share distribution is to be made with respect to Rainbow Media Group Class A Common Stock or Rainbow Media Group Class B Common Stock, such share distribution may be declared and paid only as follows (or as permitted by subsection (c) of Section A.VII below with respect to the redemptions and other distributions referred to therein):

                            (i) a share distribution consisting of shares of Rainbow Media Group Class A Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Rainbow Media Group Class A Common Stock) to holders of Rainbow Media Group Class A Common Stock and Rainbow Media Group Class B Common Stock, on an equal per share basis;

                            (ii) a share distribution consisting of shares of Rainbow Media Group Class A Common Stock (or Convertible Securities convertible into or exercisable or exchangeable for shares of Rainbow Media Group Class A Common Stock) to holders of Rainbow Media Group Class A Common Stock and, on an equal per share basis, shares of Rainbow Media Group Class B Common Stock (or like Convertible Securities convertible into or exercisable or exchangeable for shares of Rainbow Media Group Class B Common Stock) to holders of Rainbow Media Group Class B Common Stock; and

                            (iii) a share distribution consisting of any class or series of securities of the corporation or any other person other than as described in clauses (i) and (ii) of this subsection (b) of this
       Section VI either (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Rainbow Media Group Class A Common Stock and Rainbow Media Group Class B Common Stock or (2) on the basis of a distribution of one class or series of securities to holders of Rainbow Media Group Class A Common Stock and another class or series of securities to holders of Rainbow Media Group Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of Convertible Securities, the securities into which such Convertible Securities are convertible or for which they are exercisable or exchangeable) do not differ in any respect other than differences in their rights (other than voting rights) consistent in all material respects with the differences between the Cablevision NY Group Class A Common Stock and the Cablevision NY Group Class B Common Stock and differences in their relative voting rights, with holders of shares of Rainbow Media Group Class B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in the voting rights of the Rainbow Media Group Class A Common Stock and the Rainbow Media Group Class B Common Stock provided in Section A.IV of this Article FOURTH), provided that if the securities so distributed constitute capital stock of a subsidiary of the corporation, such voting rights shall not differ to a greater extent than the corresponding differences in voting rights of the Rainbow Media Group Class A Common Stock and the Rainbow Media Group Class B Common Stock provided in Section A.IV of this Article FOURTH, and provided in each case that such distribution is otherwise made on an equal per share basis.

              VII. Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of the Rainbow Media Group; Exchange of Rainbow Media Group Class A Common Stock for Cablevision NY Group Class A Common Stock and Rainbow Media Group Class B Common Stock for Cablevision NY Group Class B Common Stock at the Option of the

                     Corporation; Optional Redemption in Exchange for Stock of Group Subsidiaries.

                     (a) Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of the Rainbow Media Group. In the event of a Disposition (as defined below) of All or Substantially All of the Assets (as defined below) of the Rainbow Media Group (other than an Exempt Disposition (as defined below)), the corporation shall, on or prior to the 85th Trading Day after the consummation of such Disposition, take one of the following actions as selected by the Board of Directors in its sole discretion:

                            (i) subject to the provisions described under Section A.III of this Article FOURTH, declare and pay a dividend to holders of each class of Common Stock of the Rainbow Media Group in any combination of cash, securities or other property in an amount having a Fair Value equal to the Net Proceeds (as defined below) of such Disposition;

                            (ii) redeem from holders of each class of Common Stock of the Rainbow Media Group, for any combination of cash, securities or other property in an amount having a Fair Value equal to the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of Common Stock or, if the Rainbow Media Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the twenty (20) consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value; or

                            (iii) issue shares of Class A Common Stock of the Cablevision NY Group in exchange for all of the outstanding shares of Class A Common Stock of the Rainbow Media Group and shares of Class B Common Stock of the Cablevision NY Group in exchange for all of the outstanding shares of Class B Common Stock of the Rainbow Media Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to the Rainbow Media Group (where in each case value is based on the average Market Value of a share of the relevant series of Class A Common Stock as compared to the average Market Value of a share of the other series of Class A Common Stock during the twenty (20) consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated).

                     In the event that the corporation does not have the ability under Section A.III(a) or Section A.III(b) of this Article FOURTH, as the case may be, or under Delaware law, to apply the full amount of the Net Proceeds of a Disposition to the payment of a dividend or a redemption amount under Section A.VII(a)(i) or A.VII(a)(ii) of this Article FOURTH, as the case may be, the corporation may, at the election of the Board of Directors in its sole discretion, apply so much of the Net Proceeds as it may apply under Delaware law and under A.III(a) of this Article FOURTH or Section A.III(b) of this Article FOURTH, as the case may be, and deposit the balance of the Net Proceeds into an escrow or other account of the corporation for further application under Section A.VII(a)(i) or VII(a)(ii) of this Article FOURTH, as the case may be, as soon as the corporation is able to do so.

                     At any time within one year after completing any dividend or partial redemption pursuant to (i) or (ii) of the second preceding paragraph, the corporation may issue, in exchange for all of the remaining outstanding shares of the series of

       Common Stock of the Rainbow Media Group whose assets were the subject of the applicable Disposition, a number of shares of the series of Common Stock of the Cablevision NY Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock of the Rainbow Media Group (where in each case value is based on the average Market Value of a share of the relevant series of Class A Common Stock as compared to the average Market Value of a share of the other series of Class A Common Stock during the twenty (20) consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the corporation mails the notice of exchange to holders of the relevant series).

              The following terms used in this Certificate of Incorporation have the meanings specified below:

                     "All or Substantially All of the Assets" of the Rainbow Media Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of the Rainbow Media Group as of a date selected by the Board of Directors.

                     "Disposition" means a sale or other disposition (whether by merger, consolidation, sale or otherwise but not in a financing transaction) of All or Substantially All the Assets of the Rainbow Media Group to one or more persons or entities, in one transaction or a series of related transactions.

                     "Exempt Disposition" means any of the following:

                     (1) a Disposition in connection with the liquidation, dissolution or winding-up of the corporation and the distribution of assets to stockholders;

                     (2) a Disposition to any person or entity controlled by the corporation (as determined by the Board of Directors in its sole discretion);

                     (3) a Disposition by the Rainbow Media Group for which the corporation receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to primarily engage in one or more businesses similar or complementary to businesses conducted by the Rainbow Media Group prior to the Disposition, as determined by the Board of Directors in its sole discretion;

                     (4) a dividend, out of the Rainbow Media Group's assets, to holders of Rainbow Media Group Common Stock; and

                     (5) any other Disposition, if at the time of the Disposition there are shares of only one series of stock outstanding or before the 30th Trading Day following the Disposition the corporation has mailed a notice stating that it is exercising its right to exchange all of the outstanding shares of Rainbow Media Group Common Stock for newly issued shares of Cablevision NY Group Common Stock as contemplated under subsection (b) of this Section VII.

                     "Fair Value" means (a) in the case of cash, the amount thereof, (b) in the case of capital stock that has been Publicly Traded for a period of at least fifteen months, the Market Value thereof, and
       (c) in the case of other assets or securities, the fair market value thereof as the Board of Directors shall determine in its sole discretion (which determination shall be conclusive and binding on all stockholders).

                     "Market Value" of a share of any class or series of capital stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on The NASDAQ National Market System of the NASDAQ Stock Market ("NASDAQ NMS") or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ NMS on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the corporation or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the fair market value of a share of such class or series as the Board of Directors shall determine in its sole discretion (which determination shall be conclusive and binding on all stockholders); provided, that, for purposes of determining the average Market Value of a share of any class or series of capital stock for any period, (a) the "Market Value" of a share of any class or series of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (b) the "Market Value" of a share of any class or series of capital stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or
       (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock, shall be appropriately adjusted, as determined by the Board of Directors, in its sole discretion, to reflect such subdivision, combination, dividend or distribution.

                     The "Net Proceeds" of a Disposition of any of the assets of the Rainbow Media Group means the positive amount, if any, remaining from the gross proceeds of such Disposition allocated to the Rainbow Media Group (as determined by the Board of Directors in its sole discretion ) after any payment of, or reasonable provision (as determined by the Board of Directors in its sole discretion) for,

                     (b) any taxes payable by the corporation or any of its subsidiaries in respect of such Disposition;

                     (c) any taxes payable by the corporation in respect of any resulting dividend or redemption;

                     (d) any transaction costs borne by the corporation or any of its subsidiaries, including, without limitation, any legal, investment banking and accounting fees and expenses;

                     (e) any payments required to be made to repay or redeem any indebtedness that, by its terms, requires repayment from, or based upon, the proceeds of the Disposition;

                     (f) any liabilities (contingent or otherwise) of, attributable to, or related to, such Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than common stock) attributed to the Rainbow Media Group; and

                     (g) any preferential amounts, accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributable to the Rainbow Media Group.

                     "Publicly Traded" with respect to any security means (a) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (b) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law)) or listed on the NASDAQ NMS (or any successor market system).

                     "Trading Day" means each weekday on which the relevant security (or, if there are two or more relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the NASDAQ NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the NASDAQ NMS, traded in the principal over-the-counter market in which it trades.

              For purposes of this Section VII(a), if the Rainbow Media Group consummates a Disposition in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions as determined by the Board of Directors in its sole discretion.

              The corporation may elect to pay the dividend or redemption price referred to above either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or other property that the Board of Directors determines will have an aggregate Market Value on a fully distributed basis, of not less than the amount of the applicable Net Proceeds. If the dividend or redemption price is paid in the form of securities of an issuer other than the corporation, the Board of Directors may determine either to (a) pay the dividend or redemption price in the form of separate classes or series of securities, with one class or series of such securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that such securities (and, if such securities are Convertible Securities, the securities so issuable upon such conversion, exercise or exchange) do not differ in any respect other than differences in their rights (other than voting rights) consistent in all material respects when the differences between the Class A Common Stock and the Class B Common Stock and differences in their relative voting rights, with holders of shares of Class B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in the voting rights of the Class A Common Stock and the Class B Common Stock of the Rainbow Media Group provided in Section A.IV of this Article FOURTH), provided that if such securities constitute capital stock of a subsidiary of the corporation, such voting rights shall not differ to a greater extent than the corresponding differences in the voting rights of the Class A Common Stock and the Class B Common

Stock provided in Section A.IV of this Article FOURTH, and otherwise such securities shall be distributed on an equal per share basis, or (b) pay the dividend or redemption price in the form of a single class of securities without distinction between the shares received by the holders of Class A Common Stock and Class B Common Stock of the applicable Group.

              (b) Exchange of Rainbow Media Group Class A Common Stock for Cablevision NY Group Class A Common Stock and Rainbow Media Group Class B Common Stock for Cablevision NY Group Class B Common Stock at the Option of the Corporation. At the option of the corporation by action of the Board of Directors taken in its sole discretion at any time after the first (1st) anniversary of the initial issuance of the Rainbow Media Group Common Stock, (i) each share of Rainbow Media Group Class A Common Stock shall be exchanged for a number (or fraction) of fully paid and nonassessable shares of Cablevision NY Group Class A Common Stock equal to the Rainbow Media Group Optional Conversion Ratio (as defined below), and (ii) each share of Rainbow Media Group Class B Common Stock shall be exchanged for a number (or fraction) of fully paid and nonassessable shares of Cablevision NY Group Class B Common Stock equal to the Rainbow Media Group Optional Exchange Ratio.

              For purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

                     "Rainbow Media Group Optional Exchange Ratio" shall mean the product of (a) the quotient (calculated to the nearest five decimal places) obtained by dividing (i) the average Market Value of a share of Rainbow Media Group Class A Common Stock over the twenty (20) consecutive Trading Day period ending on (and including) the fifth Trading Day immediately preceding the date on which the corporation mails the notice of conversion to holders of Rainbow Media Group Common Stock by (ii) the average Market Value of a share of Cablevision NY Group Class A Common Stock over the same twenty (20) consecutive Trading Day period as specified in clause (1) above, and (y) 110%, unless a Tax Event (as defined below) shall have occurred, in which event the percentage in this clause (b) shall be 100%.

                     "Tax Event" means the receipt by the corporation of an opinion of its tax counsel that, as a result of: (a) any amendment to, or change in, the laws or regulations interpreting such laws of the United States or any political subdivision or taxing authority in the United States, including any announced proposed change by an applicable legislative committee or its chair in such laws or by an administrative agency in such regulations or (b) any official or administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations, it is more likely than not for U.S. federal income tax purposes that: (i) the corporation or its stockholders are, or, at any time in the future, will be subject to tax upon the issuance of shares of either Rainbow Media Group common stock or Cablevision NY Group common stock or (ii) either Rainbow Media Group common stock or Cablevision NY Group common stock is not or, at any time in the future, will not be treated solely as stock of the corporation. For purposes of rendering such an opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

              (c) Optional Redemption in Exchange for Common Stock of Group Subsidiaries. At any time at which all of the assets and liabilities attributed to the Rainbow Media Group have become and continue to be held directly or indirectly by any one or more entities that are Qualifying Subsidiaries (as defined below) (the "Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the corporation legally available therefor, redeem, on a pro rata basis, all of the outstanding shares of the Rainbow Media Group in exchange for all of the fully paid and nonassessable shares of common stock of each Group Subsidiary held by the corporation. If the redemption is in exchange for the common stock of more than one Group Subsidiary, each holder of shares of Common Stock of the Rainbow Media Group shall receive, on a pro rata basis, shares of common stock of each such Group Subsidiary.

              If at the time of such an exchange for shares of one or more Group Subsidiaries, there are outstanding any Convertible Securities convertible into or exercisable for shares of Rainbow Media Group Common Stock that would become exercisable or convertible for shares of the Rainbow Media Group as a result of such exchange, and the obligation to issue such shares under such options, warrants, convertible securities or similar rights is not assumed or otherwise provided for by one or more Group Subsidiaries, then the shares of common stock of the Rainbow Media Group underlying such Convertible Securities will be taken into account for purposes of determining the exchange rate for such exchange.

                     A "Qualifying Subsidiary" is a subsidiary of the corporation that is either wholly owned, directly or indirectly, by the corporation or in which the corporation's direct or indirect ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the corporation's interest in such subsidiary to holders of common stock of the Rainbow Media Group to be tax free to such holders.

              In effecting such a redemption, the Board of Directors shall redeem shares of Class A Common Stock and Class B Common Stock in exchange for shares of separate classes or series of common stock of each Group Subsidiary with relative voting rights and differences in designation, conversion, redemption and share distribution provisions not greater than the corresponding differences in voting rights, designation, conversion, redemption and share distribution provisions between the Class A Common Stock and Class B Common Stock, with holders of shares of Class B Common Stock receiving the class or series having the higher relative voting rights.

              (d)    General Dividend, Exchange and Redemption Provisions.

                            (i) If the corporation completes a Disposition of All or Substantially All of the Assets of the Rainbow Media Group (other than an Exempt Disposition), the corporation shall, not more than the ten
       (10) Trading Days after the consummation of such Disposition, either issue a press release or send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the corporation, specifying (i) the Net Proceeds of such Disposition, (ii) the number of shares of the series of Common Stock related to the Rainbow Media Group then outstanding, and (iii) the number of shares of such series of Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof. The corporation shall, not more than thirty (30) Trading Days after such consummation, either announce by press release or by notice sent by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the corporation, which of the actions specified in subsection (a) of this Section VII it has determined to take, and upon making that announcement or the giving of that notice, that determination shall be irrevocable. In addition, the corporation shall, not more than thirty (30) Trading Days after such consummation and not less than ten (10) Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the corporation, specifying:

                            (1) if the corporation has determined to pay a special dividend, (A) the record date for such dividend,
                     (B) the payment date of such dividend (which shall not be more than eighty-five (85) Trading Days after such consummation) and (C) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof);

                            (2)    if the corporation has determined to
                     undertake a redemption, (A) the date of redemption (which shall not be more than eighty-five (85) Trading Days after such consummation), (B) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (C) if less than all shares of the relevant series of Common Stock are to be redeemed, the number of shares to be redeemed and (D) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the corporation waives such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by the corporation in such redemption; and

                            (3)    if the corporation has determined to
                     undertake an exchange, (A) the date of exchange (which shall not be more than eighty-five (85) Trading Days after such consummation (except in the circumstances contemplated by the second full paragraph following Section A.VII(a)(iii) of this Article FOURTH)), (B) the number of shares of the other series of Common Stock to be issued in exchange for each outstanding share of such series of Common Stock and (C) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the corporation waives such requirement), should be surrendered in return for delivery of the other series of Common Stock to be issued by the corporation in such exchange.

                            (ii) If the corporation has determined to complete any exchange described in subsection (a) or (b) of this Section VII, the corporation shall, not less than ten (10) Trading Days and not more than thirty (30) Trading Days before the exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the corporation, specifying (1) the exchange date and the other terms of the exchange and (2) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the corporation waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the corporation in such exchange.

                     (iii) Neither the failure to mail any notice required by this Section VII to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.

                     (iv) If the corporation is redeeming less than all of the outstanding shares of a series of Common Stock pursuant to subsection (a) of this Section VII, the corporation shall redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

                     (v) No holder of shares of a series of Common Stock being exchanged or redeemed shall be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as the corporation shall specify (unless the corporation waives such requirement). As soon as practicable after the corporation's receipt of certificates for such shares, the corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate is exchanged or redeemed, the corporation shall also issue and deliver a new certificate for the shares of such Common Stock not exchanged or redeemed.

                     (vi) The corporation shall not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Common Stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Common Stock shall be held at the same time by the same holder, the corporation may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities to be issued or distributed to any holder, the corporation may, at its election, in lieu of issuing such fractional shares or securities, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

                     (vii) From and after the date set for any exchange or redemption contemplated by this Section VII, all rights of a holder of shares of Common Stock being exchanged or redeemed shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Common Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of the other series of Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the date set for the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the corporation shall, however, be entitled to treat the certificates for shares of a series of Common Stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such Common Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

                            (viii) The corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption contemplated by this Section VII, provided, however, that the corporation shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the corporation the amount of any such tax, or establishes to the satisfaction of the corporation that such tax has been paid. Under no circumstances shall the corporation be liable to a holder of shares being exchanged for dividends or distributions thereon with respect to shares or other securities or dividends or distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                            (ix) The corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated by this
       Section VII as the Board of Directors may determine to be appropriate under the circumstances.

              VIII.  Liquidation Rights.

              In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and subject to the prior payment in full of the amounts to be paid to holders of Preferred Stock as set forth in any Certificates of Designations filed with respect thereto, the remaining assets and funds of the corporation shall be divided as follows: (a) the holders of the shares of Cablevision NY Group Class A Common Stock and the holders of the shares of Cablevision NY Group Class B Common Stock (including those persons who shall become holders of Cablevision NY Group Class A Common Stock by reason of the conversion of their shares of Cablevision NY Group Class B Common Stock) shall share equally, on a share for share basis, in a percentage of the remaining assets and funds of the corporation available for distribution to common stockholders equal to the ratio of the Cablevision NY Group Market Capitalization (as defined below) to the Total Market Capitalization (as defined below); and (b) the holders of the shares of Rainbow Media Group Class A Common Stock and the holders of the shares of Rainbow Media Group Class B Common Stock (including those persons who shall become holders of Rainbow Media Group Class A Common stock by reason of the conversion of their shares of Rainbow Media Group Class B Common Stock) shall share equally, on a share for share basis, in a percentage of the remaining assets and funds of the corporation available for distribution to common stockholders equal to the ratio of the Rainbow Media Group Market Capitalization (as defined below) to the Total Market Capitalization.

              "Cablevision NY Group Market Capitalization" shall mean the aggregate average Market Value of all shares of Cablevision NY Group Common Stock (assigning a share of Cablevision NY Group Class B Common Stock the same Market Value as a share of Cablevision NY Group Class A Common Stock) during the twenty (20) consecutive Trading Day period ending on (and including) the 5th Trading Day before the date of the first public announcement of (a) a voluntary liquidation, dissolution or winding-up by the corporation or (b) the institution of any proceeding for the involuntary liquidation, dissolution or winding up of the corporation.

              "Rainbow Media Group Market Capitalization" shall mean the aggregate average Market Value of all shares of Rainbow Media Group Common Stock (assigning a share of Rainbow Media Group Class B Common Stock the same Market Value as a share of Rainbow Media Group Class A Common Stock) during the twenty
(20) consecutive Trading Day period ending on (and including) the 5th Trading Day before the date of the first public announcement of (a) a voluntary liquidation, dissolution or winding-up by the corporation or (b) the institution of any proceeding for the involuntary liquidation, dissolution or winding up of the corporation.

              "Total Market Capitalization" shall mean the sum of the Cablevision NY Group Market Capitalization and the Rainbow Media Group Market Capitalization.

              For the purposes hereof, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the corporation shall be deemed a voluntary liquidation, dissolution or winding up of the corporation, but a consolidation or merger of the corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

              IX.    Reclassifications, Etc.

              Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or, except as expressly provided to the contrary in Section A.VII of the Article FOURTH, otherwise changed unless contemporaneously therewith the other class of Common Stock of the same Group is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

              X.     Mergers, Consolidations, Etc.

              Except as expressly provided to the contrary in Section A.VII of this Article FOURTH, in any merger, consolidation or business combination of the corporation with or into another corporation, whether or not the corporation is the surviving corporation, the consideration per share to be received by holders of Class A Common Stock and Class B Common Stock of a Group in such merger, consolidation or business combination must be identical to that received by holders of the other class of Common Stock of the same Group, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

              XI.    Rights and Warrants.

              In case the corporation shall issue rights or warrants to purchase shares of capital stock of the corporation, the terms of the rights and warrants, and the number of rights or warrants per share, to be received by holders of Class A Common Stock or Class B Common Stock of a Group must be identical to that received by holders of the other class of Common Stock of the same Group, except that the shares of capital stock into which such rights or warrants are exercisable may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

       B.     Preferred Stock.

              I.     Issuance.

              Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a Certificate or Certificates of Designations providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided.

              II.    Powers of the Board of Directors.

              Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and with respect to each series to set forth in a Certificate or Certificates of Designations provisions with respect to the issuance of such series:

                     (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

                     (b) Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

                     (c) The dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

                     (d) Whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

                     (e) The rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the corporation;

                     (f) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

                     (g) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                     (h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of the Class A Common Stock, the Class B Common Stock or any other class or classes of stock of the corporation ranking junior to the shares of such series either as to dividends or upon liquidation;

                     (i) The conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; and

                     (j) Any other preference and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Article FOURTH.

              III.   Ranking.

              All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section A.II of this Article FOURTH; and all shares of Preferred Stock shall rank senior to the common stock both as to dividends and upon liquidation.

              IV.    Liquidation Rights.

              In the event of any liquidation, dissolution or winding up of the corporation, before any payment or distribution of the assets of the corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the corporation ranking junior to the Preferred Stock upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus (if dividends on shares of such series of Preferred Stock shall be cumulative) an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the corporation, the assets of the corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this Section IV, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the corporation shall be deemed a voluntary liquidation, dissolution or winding up of the corporation, but a consolidation or merger of the corporation with one or more other corporations shall not be deemed to be liquidation, dissolution or winding up, voluntary or involuntary.

              V.     Voting.

              Except as shall be otherwise stated and expressed herein or in the Certificate or Certificates of Designations adopted by the Board of Directors with respect to the issuance of any series of Preferred Stock and except as otherwise required by the laws of the State of Delaware, the holders of shares of Preferred Stock shall have, with respect to such shares, no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders.

              FIFTH:        The management of the business and the conduct of
the affairs of the corporation, including the election of the Chairman, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of directors of the corporation shall be fixed by the By-Laws of the corporation and may be altered from time to time as provided therein. A director shall be elected to hold office until the expiration of the term for which such person is elected, and until such person's successor shall be duly elected and qualified.

              SIXTH:        The name and mailing address of the incorporator are
as follows: Melissa L. Halbach-Merz, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

              SEVENTH:      Whenever a compromise or arrangement is proposed
between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

              EIGHTH:       The original By-Laws of the corporation shall be
adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors and the stockholders entitled to vote in the election of directors.

              NINTH:        The corporation shall, to the fullest extent
permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

              No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this paragraph shall not eliminate or limit the liability of a director (I) for any breach of the director's duty of loyalty to this corporation or its stockholders, (II) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(III) under Section 174 of the General Corporation Law of the State of Delaware, or (IV) for any transaction from which the director derived an improper personal benefit.

              Article FOURTH and the first sentence of Article FIFTH of this Certificate of Incorporation require the Board of Directors to make various determinations and decisions, some of which may adversely affect the holders of Common Stock of one Group as compared with the holders of Common Stock of the other Group. Without limiting the effect of the immediately preceding paragraph, each stockholder of the corporation shall, to the fullest extent permitted by law, be deemed to have approved and ratified each such determination and decision and to have waived any claim on behalf of the corporation and any such stockholder based upon the fact, belief, claim or allegation that such determination or decision has had or will have a direct or indirect impact on the holders of Common Stock of one Group that is adverse in relation to the holders of Common Stock of the other Group, including, without limitation, determinations and decisions relating to (a) the businesses, assets and liabilities included in either Group as of the date of filing of this Certificate of Incorporation, (b) any subsequent allocation of businesses, assets or liabilities to either Group, (c) any re-allocation of assets from one Group to another Group pursuant to Section A.II of Article FOURTH of this Certificate of Incorporation, (d) the decision to pay a dividend on the Common Stock of one Group and not on the Common Stock of the other Group or to pay a dividend on the Common Stock of one Group that differs as to timing or amount from the dividend on the Common Stock of the other Group, (e) the decision to make a share distribution on the Common Stock of one Group and not on the Common Stock of the other Group or a share distribution on the Common Stock of one Group that differs as to timing, amount or the nature of the securities included in the share distribution from the share distribution on the Common Stock of the other Group, (f) the decision to exchange Common Stock of the Cablevision NY Group for Common Stock of the Rainbow Media Group or shares of one or more Group Subsidiaries for shares of Common Stock of the Rainbow Media Group under Section A.VII(b) of Article FOURTH of this Certificate of Incorporation, (g) a decision to distribute shares of Rainbow Media Group Class A Common Stock to holders of Cablevision NY Group Class A Common Stock and shares of Rainbow Media Group Class B Common Stock to holders of Cablevision NY Group Class B Common Stock as contemplated by the last paragraph of Section A.II of Article FOURTH of this Certificate of Incorporation, and (h) any other decision with respect to the business, assets, liabilities or securities of the corporation which is alleged to, or does, benefit, directly or indirectly, the holders of Common Stock of one Group in a manner that is adverse in relation to the holders of Common Stock of the other Group.

              TENTH:        No contract or transaction between the corporation
and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

              A. The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

              B. The material facts as this relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

              C. The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

              Common or interested directors may be counted in the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction."

              IN WITNESS WHEREOF, Cablevision Systems Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this _____ day of _________, 2000.

-----------------------

Attest:

----------------
Robert S. Lemle
Secretary

                                                                       ANNEX III

             PROPOSAL 2--OUR AMENDED AND RESTATED STOCK OPTION PLAN

                         CABLEVISION SYSTEMS CORPORATION
                 THIRD AMENDED AND RESTATED EMPLOYEE STOCK PLAN

       1. PURPOSE. The purpose of the Cablevision Systems Corporation 1996 Employee Stock Plan, is to compensate key employees of the Company and its Affiliates who are and have been largely responsible for the management and growth of the business of the Company and its Affiliates and to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by key employees upon whose judgment and keen interest the Company and its Affiliates are largely dependent for the successful conduct of their operations. It is anticipated that such compensation and the acquisition of such proprietary interest in the Company will stimulate the efforts of such key employees on behalf of the Company and its Affiliates, and strengthen their desire to remain with the Company and its Affiliates. It is also expected that such compensation and the opportunity to acquire such a proprietary interest will enable the Company and its Affiliates to attract desirable personnel.

       2. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

       (a) "AFFILIATE" shall mean (i) any corporation controlling, controlled by, or under common control with the Company or any other Affiliate, (ii) any corporation in which the Company owns at least five percent of the outstanding shares of all classes of common shares of such corporation, (iii) any unincorporated trade or business controlling, controlled by, or under common control with the Company or any other Affiliate, and (iv) any unincorporated trade or business in which the Company owns at least a five percent interest in the capital or profits of such trade or business.

       (b) "AWARDS" shall mean options, Rights, Restricted Shares or Bonus Awards which are granted or made under the Plan.

       (c) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company, as constituted at any time.

       (d) "BONUS AWARDS" shall mean awards made pursuant to Section 11.

       (e) "CABLEVISION NY GROUP SHARE" shall mean a share of the Company's Cablevision NY Group Class A Common Stock.

       (f) "COMMITTEE" shall mean the Committee of the Board of Directors, as described in Section 3.

       (g) "COMPANY" shall mean Cablevision Systems Corporation, a Delaware corporation.

       (h) "EXECUTIVE OFFICER" shall mean a person who is an officer of the Company within the meaning of Rule 16b-1(f) promulgated under the Securities Exchange Act of 1934, as amended from time to time.

       (i) "FAIR MARKET VALUE" on a specified date shall mean the average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or the closing price for a Share on the stock exchange, if any, on which such Shares are primarily traded, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above is applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation.

       (j) "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

       (k) "OPTIONS" shall mean the stock options issued pursuant to this Plan.

       (l) "PERFORMANCE CRITERIA" shall mean a goal or goals established by the Committee and measured over a period or periods selected by the Committee, such goal(s) to constitute a requirement that must be met prior to either the vesting, exercise or payment of an Award under the Plan as specified by the Committee. Unless the Committee otherwise determines at the time of grant of an award of Restricted Shares or a Bonus Award to an Executive Officer, the Performance Criteria with respect to such award shall be related to at least one of the following criteria, which may be determined by reference to the performance of

                                     III-1
the Company or an Affiliate, subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies: (i) earnings per share, (ii) total return to stockholders,
(iii) return on equity, (iv) operating income or net income, (v) return on capital, (vi) costs, (vii) results relative to budget, (viii) cash flow, (ix) cash flow margin, (x) cash flow per subscriber, (xi) revenues, (xii) revenues per subscriber, (xiii) subscriber growth, (xiv) results relative to quantitative customer service standards, (xv) results relative to quantitative customer satisfaction standards, or (xvi) a specified increase in the Fair Market Value of the Rainbow Media Group Shares or the Cablevision NY Group Shares.

       (m) "PLAN" shall mean the Cablevision Systems Corporation 1996 Employee Stock Plan.

       (n) "RAINBOW MEDIA GROUP SHARE" shall mean a share of the Company's Rainbow Media Group Class A tracking stock.

       (o) "RESTRICTED PERIOD" shall mean the period of time during which Restrictions shall apply to a Restricted Share, as determined by the Committee pursuant to Section 10 hereof.

       (p) "RESTRICTED SHARES" shall mean the Shares granted pursuant to Section 10 hereof.

       (q) "RESTRICTIONS" shall mean the restrictions upon the sale, assignment, transfer, pledge or other disposal or encumbrance on a Restricted Share as set forth in Section 10 hereof.

       (r) "RIGHTS" shall mean the stock appreciation rights issued to the grantee of an Option pursuant to Section 7 of the Plan to receive from the Company cash or Shares or a combination of cash or Shares, based on the excess of the Fair Market Value of the Shares at the time of exercise over the exercise price of the Shares subject to the related option, subject to the terms and conditions of the Plan.

       (s) "SHARES" shall mean Rainbow Media Group Shares or Cablevision NY Group Shares, or both, as applicable.

       (t) "SUBSIDIARY" shall mean any "subsidiary corporation," as defined in
Section 424(f) of the Internal Revenue Code.

       3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Board of Directors of the Company. Except as otherwise determined by the Board of Directors of the Company, the members of the Committee shall be "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), and "outside directors" under Section 162(m) of the Internal Revenue Code. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee consisting of non-employee directors and outside directors.

       The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have full authority, subject to the terms of the Plan, to select the persons to whom Awards shall be granted or made under the Plan, to set the date of any such Award and any terms or conditions associated with any such Award. The Committee also shall have the authority to establish such rules and regulations; not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all employees, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

       4. PARTICIPANTS. Except as hereinafter provided, all officers and key employees of the Company or an Affiliate shall be eligible to receive Awards under the Plan, except that Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code shall be granted only to employees of the Company or a Subsidiary. In addition, Charles F. Dolan shall not be eligible to receive Awards under the Plan. Nothing herein contained shall be construed to prevent the making of one or more Awards at the same or different times to the same employee.

       5. SHARES. The Committee may make Awards under this Plan for up to an aggregate number of Rainbow Media Group Shares and Cablevision NY Group Shares equal to the sum of (i) 38,700,000 Shares, which may be either treasury Shares or authorized but unissued Shares, and which may be either Rainbow Media Group Shares or Cablevision NY Group Shares, and (ii) the number of Restricted Shares, if any, purchased from employees by the Company. Notwithstanding the foregoing, in no event shall any Participant be granted Awards for a number of Rainbow Media Group Shares and Cablevision NY Group Shares

                                     III-2
exceeding 4,000,000 in the aggregate over the term of the Plan, any or all of which may be Rainbow Media Group Shares or Cablevision NY Group Shares. If an Award shall be paid or settled or shall expire, lapse, terminate or be cancelled for any reason without the issuance of Shares, or if Restricted Shares shall revert back to the Company, then the Committee may grant Awards with respect to the Shares subject to any such prior Award or the Restricted Shares which have reverted back to the Company. Awards payable only in cash shall not reduce the aggregate remaining number of Shares with respect to which Awards may be made under the Plan.

       The maximum number of Shares that may be issued under the Plan and the number of Shares with respect to which Awards may be made shall be adjusted to the extent necessary to accommodate the adjustments provided for in Section 12 hereof as well as those adjustments provided for in grants or awards made prior to the effective date of the Plan.

       6. OPTIONS. Options granted under the Plan shall be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options, as determined by the Committee in its sole discretion.

       (a) Terms and Conditions. The form, terms and conditions of each Option shall be determined by the Committee and shall be set forth in a certificate or agreement (the "OPTION CERTIFICATE") signed by the Option holder and an officer of the Company. The Option Certificate shall state whether or not the Option is an incentive stock option. The Committee may, in its sole discretion, establish one or more conditions to the exercise of an Option including, without limitation, conditions the satisfaction of which are measured by performance criteria applicable to the recipient or the Company, as the Committee may deem appropriate, provided that, if such Option is designated as an incentive stock option, then such condition or conditions shall not be inconsistent with Section 422 of the Internal Revenue Code.

       (b) Exercise Price for Options. The exercise price per Share of the Shares to be purchased pursuant to any Option shall be fixed by the Committee at the time an Option is granted, but in no event shall it be less than the Fair Market Value of a Rainbow Media Group Share or a Cablevision NY Group Share, as applicable, on the day on which the Option is granted. Such exercise price shall thereafter be subject to adjustment as required by the Option certificate relating to each Option.

       (c) Duration of Options. The duration of any Option granted under this Plan shall be for a period fixed by the Committee but shall, except as described in the next sentence, in no event be more than ten years. Notwithstanding the foregoing, the Option Certificate issued in connection with a nonqualified Option granted under this Plan may provide that, in the event the Option holder dies while the Option is exercisable, the Option will remain exercisable by the holder's estate or beneficiary only until the first anniversary of the holder's date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the Option was granted.

       (d) Options Granted to Ten Percent Stockholders. No Option which is intended to qualify as an incentive stock option shall be granted under this Plan to any employee who, at the time the Option is granted, owns, or is considered as owning, within the meaning of Section 422 of the Internal Revenue Code, shares possessing more than ten percent of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, unless the exercise price under such Option is at least 110 percent of the Fair Market Value of a Rainbow Media Group Share or a Cablevision NY Group Share, as applicable, on the date such Option is granted and the duration of such option is no more than five years.

       (e) Initial Exercisability Limitation. The aggregate Fair Market Value (determined at the time that an Option is granted) of the Shares with respect to incentive stock options granted in any calendar year under all stock option plans of the Company or any corporation which (at the time of the granting of such incentive stock option) was a parent or Subsidiary of the Company, or of any predecessor corporation of any such corporation, which are exercisable for the first time by an Option holder during any calendar year shall not exceed $100,000.

       (f) Settlement of an Option. When an Option is exercised pursuant to
Section 8 hereof, the Committee, in its sole discretion, may elect, in lieu of issuing Rainbow Media Group Shares or Cablevision NY Group Shares pursuant to the terms of the Option, to settle the Option by paying the Option holder an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date the Option is exercised over the exercise price of the Option (the "OPTION SPREAD") by (ii) the number of Shares with respect to which the Option is exercised. The amount payable to the Option holder in these circumstances shall be paid by the Company either in cash or in Shares having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Committee shall determine at the time the Option is exercised or at the time the Option is granted.

                                     III-3

       7. RIGHTS. At the time an Option is granted, or anytime thereafter prior to its expiration, the Committee, in its sole discretion may issue to the recipient of such Option related Rights with respect to the same number of Shares as are covered by the Option, subject to adjustment pursuant to the terms of Section 12 hereof. The duration of any such Right shall be coextensive with the duration of the related Option.

       (a) Conjunctive and Alternative Rights. Such Rights shall entitle the holder to receive cash from the Company:

              (i) in addition to the right to exercise the related Option (such Rights being hereinafter referred to as "CONJUNCTIVE RIGHTS"); and/or

              (ii) in lieu of the right to exercise the related Option (such Rights being hereinafter referred to as "ALTERNATIVE RIGHTS");

as the Committee may determine, in its sole discretion, at the time the Right is granted. If the Option holder is granted Conjunctive Rights, he may exercise such Rights only if, and to the extent that, the related Option has been exercised or is exercisable. If the Option holder is granted Alternative Rights, he may exercise such Rights only to the extent such related Option is exercisable and the exercise of such Alternative Rights shall result in the cancellation of the related Option to the extent of the number of Shares with respect to which such Alternative Rights have been exercised and the exercise of the related Option shall result in the cancellation of the Alternative Rights to the extent of the number of Shares with respect to which such Option has been exercised.

       (b) Terms and Conditions. Upon the exercise of any Rights, the Option holder shall be entitled to receive from the Company an amount in cash equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date the Rights are exercised over the exercise price of the related Option (the "RIGHTS SPREAD") by (ii) the number of Shares with respect to which such Rights are exercised. The form, terms and conditions of Rights shall be determined by the Committee. A certificate of Rights (the "RIGHTS CERTIFICATE") signed by an officer of the Company shall be issued to each person to whom Rights are granted.

       8. Exercise of Options and Rights. Except as otherwise provided herein, an Option (and any related Rights), after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee at the time the Option and the related Rights, if any, are granted; provided, however, that any Rights issued to the Option holder shall be exercisable only at the times and in the amounts at which the related Option shall be exercisable.

       All or any part of any remaining unexercised Options (and any related Rights) granted to any person shall be exercisable in full upon the occurrence of such special circumstances or events as, in the sole discretion of the Committee, merits special consideration.

       An Option shall be exercised by the delivery to any person who has been designated by the Company for the purpose of receiving the same, of a written notice duly signed by the Option holder thereof (or the representative of the estate or the heirs of a deceased Option holder) to such effect. Unless the Company chooses to settle the Option in cash, Shares or a combination thereof pursuant to Section 6(f) hereof, the holder of the Option shall be required to deliver to the Company, within five days of the delivery of the notice described above, either cash, a check payable to the order of the Company or Shares duly endorsed over to the Company (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise) or any combination of such methods of payment, which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option. Notwithstanding the preceding sentence, the Company and the holder of the Option may agree upon any other reasonable manner of providing for payment of the exercise price of the Option.

       Any Rights may be exercised by the holder thereof (or the representative of the estate or the heirs of a deceased Option holder), by delivery of a written notice of exercise of such Rights, together with the Rights Certificate to any person who has been designated by the Company for the purpose of receiving the same. No Option (or related Rights) may be granted pursuant to the Plan or exercised at any time when such Option or Rights, or the granting or exercise thereof, may result in the violation of any law or governmental order or regulation.

       Unless the Committee chooses to settle an Option in cash, Shares or a combination thereof pursuant to Section 6(f) hereof, within a reasonable time after exercise of an Option the Company shall cause to be delivered to the person entitled thereto (i) a certificate for the Shares purchased pursuant to the exercise of the Option and (ii) a check for the cash payable, if any, upon

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
the exercise of the Rights. If the Option and/or related Rights shall have been exercised with respect to less than all of the Shares subject to the Option, the Company shall also cause to be delivered to the person entitled thereto a new Option Certificate and Rights Certificate, if applicable, in replacement of the Option Certificate and the Rights Certificate surrendered at the time of the exercise of the Option and Rights, indicating the number of Shares with respect to which the Option and related Rights remain available for exercise, or the original Option Certificate and Rights Certificate, if any, shall be endorsed to give effect to the partial exercise thereof.

       9. TERMINATION OF OPTIONS AND RIGHTS UPON TERMINATION OF EMPLOYMENT. At the time an Option and the related Rights if any, are granted, the Committee shall determine the period of time during which the Option holder may exercise such Option and related Rights, if any, following his termination of employment with the Company and its Affiliates; provided, however, that an Option shall be exercisable only to the extent such Option, by its terms, is exercisable as of the date the Option holder's employment is terminated, unless such Option is made fully exercisable by the Committee pursuant to Section 8 hereof, and such exercise must be accomplished prior to the expiration of the term of such Option and related Rights. The Committee may fix different periods of time during which such Option and related Rights may be exercised following the Option holder's termination of employment, depending on the cause for the Option holder's termination of employment. The Committee shall decide whether, and under what conditions, the Options and related Rights may continue in force in the event of an approved leave of absence.

       10. RESTRICTED SHARES. The Committee, in its sole discretion, may grant to employees the right to receive such number of Restricted Shares, as determined by the Committee in its sole discretion.

       (a) Issuance. The employee shall have forty-five (45) business days from the date of such grant to pay to the Company, in cash or by check, an amount equal to the par value of a Rainbow Media Group Share or a Cablevision NY Group Share multiplied by the number of Restricted Shares which have been granted to the employee by the Committee. Subject to the provisions of Section 15 hereof, upon the receipt of such payment, the Company shall issue to the employee a certificate representing such Restricted Shares. The terms and conditions of the grant of such Restricted Shares and the Restrictions applicable to such Shares shall be set forth in writing, in an agreement signed by the employee and an officer of the Company (the "RESTRICTED SHARES AGREEMENT"). In the event the employee fails to make payment to the Company for such Restricted Shares within ten (10) business days of the grant thereof, the grant of Restricted Shares shall lapse and the Committee may again grant Awards with respect to such Shares.

       (b) Restrictions on Shares. In no event shall a Restricted Share be sold, assigned, transferred, pledged or otherwise disposed of or encumbered until the expiration of the Restricted Period which relates to such Restricted Share. As of the date the Restricted Shares are granted, the Committee, in its sole discretion, shall specify the dates as of which, and the number of Shares with respect to which, Restrictions upon the Restricted Shares shall cease. Without limiting the foregoing, the Committee may provide with respect to any grant of Restricted Shares, that the termination of Restrictions on such Restricted Shares may be subject to, among other things, conditions, the satisfaction of which is measured by one or more Performance Criteria applicable to the recipient or the Company, an Affiliate, division or other business unit, as the Committee may deem appropriate.

       (c) Forfeiture of Restricted Shares. If the employment of an employee by the Company and its Affiliates ceases prior to the end of the Restricted Period for any one of the reasons specified by the Committee at the time the Restricted Shares are granted and set forth in the Restricted Shares Agreement, Restricted Shares held by such employee which are subject to Restrictions shall revert back and belong to the Company. In the event that any Restricted Shares should revert back and belong to the Company pursuant to this section, any stock certificate or certificates representing such Restricted Shares shall be cancelled and the Restricted Shares shall be returned to the treasury of the Company. Upon the reversion of such Restricted Shares, the Company shall repay to the employee or (in the case of death) to the representative of the employee's estate, the full amount paid to the Company by the employee for such Restricted Shares. Notwithstanding the preceding, the Restrictions upon the Restricted Shares shall cease and upon the termination of the employee's employment with the Company, and its Affiliates the Restricted Shares shall not revert back and belong to the Company, upon the occurrence of such special circumstances or events as the Committee shall determine in its sole discretion, at or after grant, merit special consideration.

       (d) Right to Vote and Receive Dividends on Restricted Shares. Each holder of Restricted Shares shall, during the Restricted Period, be the beneficial and record owner of such Restricted Shares and shall have full voting rights with respect thereto. During the Restricted Period, all dividends and distributions paid upon any Restricted Share shall be retained by the Company for the account of the holder of such Restricted Share. Such dividends and distributions shall revert back to the Company if for any reason the Restricted Share upon which such dividends and distributions were paid reverts back to the

                                     III-5

Company. Upon the expiration of the Restricted Period, all dividends and distributions made on such Restricted Share and retained by the Company will be paid to the holder.

       11. BONUS AWARDS.

       (a) Grant and Terms of Awards. The Committee shall determine the employees that shall receive Bonus Awards, the number of Shares to be so awarded, and the terms and conditions of such Bonus Awards. The Committee shall determine whether, and under what conditions, Bonus Awards shall remain in force in the event of the termination of the awardee's employment with the Company and its Affiliates.

       (b) Time for Issuance of Bonus Awards. Each grantee of a Bonus Award under the Plan shall receive a letter (the "BONUS AWARD LETTER") after he has been selected to receive such Bonus Award, which letter shall state the terms of the Bonus Award, including, without limitation, the amount of the Bonus Award, the number of Shares proposed to be issued to him, the vesting schedule for such Bonus Award and the date or dates and the conditions upon which such Bonus Award shall be paid to the grantee. Without limiting the foregoing, the Committee may provide with respect to any Bonus Award, that the vesting of such Bonus Award may be subject to, among other things, conditions, the satisfaction of which is measured by one or more Performance Criteria applicable to the recipient or the Company, an Affiliate, division or other business unit, including the Cablevision NY Group or the Rainbow Media Group, as the Committee may deem appropriate. The time of issuance of Shares to any grantee may be accelerated by the Committee in its sole discretion. The Committee, in its sole discretion, may instruct the Company to pay on the date when Shares would otherwise be issued pursuant to a Bonus Award, in lieu of such Shares, a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued. If a grantee is entitled to receive other stock, securities or other property as a result of adjustment, pursuant to Section 12 hereof, the Committee, in its sole discretion, may instruct the Company to pay, in lieu of such other stock, securities or other property, cash equal to the fair market value thereof as determined in good faith by the Committee.

       12. CERTAIN ADJUSTMENTS.

       (a) Dividends, Stock Splits, Spin-offs, Conversions, Etc. If, during the period prior to complete exercise of any Option or Right (as to such Option or Right) or during the Restricted Period (as to Restricted Stock) or prior to the issuance and delivery of Shares pursuant to a Bonus Award (as to such Bonus Award) (such period being referred to herein as the "AWARD PERIOD"), there shall be declared and paid a stock or property dividend or any other distribution by way of dividend, stock split (including a reverse stock split), or spin-off with respect to the Shares, or if the Rainbow Media Group Shares or the Cablevision NY Group Shares of the Company shall be converted, exchanged, reclassified or recapitalized, or if the Shares shall be in any way substituted for in a merger in which the entity surviving such merger or its parent is a public Company, then:

              (i) in the case of an Option or Right, the Option or Right, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option or Right to such number and kind of securities or cash or other property, subject to the terms of the Option or Right, to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option or Right at the time of the occurrence of such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution, and the aggregate purchase price upon the future exercise of the Option or Right shall be the same as if the Shares originally subject to the Option or Right were being purchased or used to determine the amount of the payment to which the holder is entitled thereunder;

              (ii) in the case of a Restricted Share, the holder of the Restricted Share shall receive, subject to the provisions of Section 10(c) hereof, the same securities or other property as are received by the other holders of the Company's Shares pursuant to such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution; and

              (iii) in the case of a Bonus Award, the Bonus Award shall entitle the holder thereof upon the future issuance and delivery of Shares pursuant to a Bonus Award to such number and kind of securities or cash or other property, subject to the terms of the Bonus Award, to which he would have been entitled had he actually owned the Shares subject to the Bonus Award at the time of the occurrence of such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution.

       (b) Other Events Resulting in Dilution. If, during the Award Period, there occurs any event as to which the provisions against the effect of dilution contained in the Plan are not strictly applicable, but the failure to make any adjustment would not

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

fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in the Plan, which they believe is necessary to preserve without dilution, the rights represented by the Award. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder and shall make the adjustment described therein.

       (c) Fractional Shares or Securities. Any fractional shares or securities payable upon the exercise of the Option or Right or to the holder of a Restricted Share or pursuant to a Bonus Award as a result of an adjustment pursuant to this Section 12 shall, at the election of the Committee, be payable in cash, Shares, or a combination thereof, based upon the fair market value of such shares or securities at the time of exercise.

       13. NO RIGHTS OF A STOCKHOLDER. An Option holder, Rights holder or grantee of a Bonus Award shall not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any Shares subject to such Option, any related Rights or the Bonus Award unless and until (i) the Option and/or related Rights shall have been exercised pursuant to the terms thereof or the Shares subject to the Bonus Award shall have vested, (ii) the Company shall have issued and delivered Shares to the Option holder or grantee of a Bonus Award, and (iii) said holder's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, said holder shall have full voting, dividend and other ownership rights with respect to such Shares.

       The Company will not be obligated to issue or deliver any Shares unless and until all legal matters in connection with the issuance and delivery of Shares have been approved by the Company's counsel and the Company's counsel determines that all applicable federal, state and other laws and regulations have been complied with and all listing requirements for relevant stock exchanges have been met.

       14. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing contained herein or in any Options or Rights Certificate, Restricted Share Agreement or Bonus Award Letter shall be construed to confer on any employee any right to continue in the employ of the Company or any Affiliate or derogate from the right of the Company and any Affiliate to retire, request the resignation of, or discharge such employee, at any time, with or without cause.

       15. ISSUANCE OF SHARES AND COMPLIANCE WITH THE SECURITIES LAWS.

       (a) Certain Assurances. Before issuing or delivering any Shares to an Option holder, or at any time prior to the end of the Restricted Period as to any Shares, the Company may: (i) require the holder to give satisfactory assurances that such Shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of the applicable securities laws; (ii) restrict the transferability of such Shares and require a legend to be endorsed on the certificates representing the Shares; and
(iii) condition the issuance and delivery of such Shares upon the listing, registration or qualification of such Shares upon a securities exchange or under applicable securities laws. The Company may also condition the issuance and delivery of Shares upon compliance with all applicable federal, state and other laws and regulations, as determined by the Company's counsel.

       (b) Registration Rights Incident to Awards. Prior to the issuance of Shares pursuant to an Award under the Plan, the Company will cause an appropriate registration statement covering the shares to be issued pursuant to the Plan to be filed with the Securities and Exchange Commission under the Securities Act, if required, and, in any event, will cause a registration statement covering the reoffer and resale of Shares by grantees who may be deemed to be affiliates of the Company to be so filed, and shall use its best efforts to cause each such registration statement to become and remain effective for a period of at least two years from the date such Shares offered for resale were issued by the Company.

       (c) Legended Stock. Each stock certificate representing Restricted Shares shall contain an appropriate legend referring to the Plan and the Restrictions upon such Restricted Shares. Simultaneously with delivery of each stock certificate for Restricted Shares, the Company may cause a stop transfer order with respect to such certificate to be placed with the transfer agent of the Shares.

       16. WITHHOLDING. If the Company or an Affiliate shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of an Option or Rights, an award of Restricted Stock or a Bonus Award, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder. In any event, the holder shall make available to the

                                     III-7

Company or Affiliate, promptly when requested by the Company or such Affiliate, sufficient funds to meet the requirements of such withholding and the Company or Affiliate shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Affiliate out of any funds or property to become due to the holder.

       The holder may elect, subject to the approval of the Committee, to satisfy the requirements of such tax withholding, in whole or in part, by having the Company withhold from the Shares which would otherwise be issued to the holder pursuant to the exercise of an Option or Rights or a Bonus Award, Shares having a Fair Market Value which is equal to the amount of tax required to be withheld. The election must be irrevocable and must be made on or before the date on which the amount of tax to be withheld is determined.

       17. NON-TRANSFERABILITY OF AWARDS. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant's immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the "PERMITTED TRANSFEREES"), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or, if applicable, the Permitted Transferees.

       18. ADMINISTRATION AND AMENDMENT OF THE PLAN. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law, except that it may nor revoke or alter, in any manner unfavorable to the recipient of an outstanding award under the Plan, any award made under the Plan, without the consent of the recipient of that award, nor may it amend the Plan without the approval of the stockholders of the Company if such approval is required by Rule 16b-3 under the Exchange Act for transactions pursuant to the Plan to continue to be exempt thereunder.

       19. EFFECTIVE DATE. This Plan shall become effective upon its adoption by the Board of Directors or the Committee and shall be submitted to the stockholders of the Company for their approval. In the event that the Plan is not approved by stockholders within 12 months of its adoption by the Board of Directors, the Plan and any awards granted hereunder on or after the date of adoption by the Board of Directors shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

       20. ASSUMPTION OF OPTIONS. The Committee, in its sole discretion, may, with the consent of the Option holder, elect to treat as an Option issued under this Plan (but not as an incentive stock Option, within the meaning of Section 422 of the Internal Revenue Code) an Option to purchase Shares (the "ASSUMED OPTION") which has been granted by any person other than the Company to a person who, as of the date such Assumed Option was granted, was an employee of the Company or an Affiliate. Thereafter, such Assumed Option shall be subject to the terms and conditions of this Plan except that for determining the exercise price of such Assumed Option, when and to what extent such Assumed Option may be exercised and the expiration date of such Assumed Option, the date as of which such Option was granted by such third party shall be treated as the date of grant for purposes of the Plan. Subject to the foregoing, to the extent that there is any conflict between the terms and conditions of this Plan and the Assumed Option, the terms and conditions of this Plan shall control. The number of Shares which may be purchased upon the exercise of any Assumed Option shall reduce, by the same amount, the number of Shares with respect to which Options, related Rights, Restricted Shares and Bonus Awards remain to be granted under the Plan pursuant to Section 5 hereof. In exchange for assuming an Option granted by someone other than the Company, the Company shall receive such consideration, if any, from such third party which the Committee, in its sole discretion, deems appropriate.

       21. INTERPRETATION. Notwithstanding anything to the contrary in the Plan, if any award of Restricted Shares or any Bonus Award is intended, at the time of grant, to be "other performance-based compensation" within the meaning of
Section 162(m)(4)(C) of the Internal Revenue Code, to the extent required to so qualify any such Award hereunder the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to such Award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as "other performance-based compensation."

       22. FINAL ISSUANCE DATE. No Awards shall be made under this Plan after February 13, 2006.


                                      III-8

                                                                        ANNEX IV

                         CABLEVISION SYSTEMS CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                            Page

Independent Auditors' Report...........................................................................      IV-3

Consolidated Balance Sheets - December 31, 1999 and 1998...............................................      IV-4

Consolidated Statements of Operations - Years
         ended December 31, 1999, 1998 and 1997........................................................      IV-6

Consolidated Statements of Stockholders' Deficiency - Years
         ended December 31, 1999, 1998 and 1997........................................................      IV-7

Consolidated Statements of Cash Flows - Years ended
         December 31, 1999, 1998 and 1997..............................................................      IV-8

Notes to Consolidated Financial Statements.............................................................     IV-10



Combined Balance Sheets - March 31, 2000 (unaudited) and December 31, 1999.............................     IV-43

Combined Statements of Operations - Three months
      ended March 31, 2000 and 1999 (unaudited)........................................................     IV-45

Combined Statements of Cash Flows - Three months
      ended March 31, 2000 and 1999 (unaudited)........................................................     IV-46

Notes to Combined Financial Statements (unaudited).....................................................     IV-47

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Cablevision Systems Corporation


We have audited the accompanying consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cablevision Systems Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                                        KPMG LLP


Melville, New York
March 13, 2000

                         CABLEVISION SYSTEMS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998
                             (Dollars in thousands)


ASSETS
                                                                                                  1999             1998
                                                                                                  ----             ----
Cash and cash equivalents...............................................................     $     62,665      $   173,826

Accounts receivable trade (less allowance for doubtful accounts of
   $35,357 and $34,377).................................................................          226,304          197,726

Notes and other receivables.............................................................          129,596          188,455

Inventory, prepaid expenses and other assets............................................          219,487          206,073

Property, plant and equipment, net......................................................        2,752,495        2,506,834

Investments in affiliates...............................................................          306,557          276,231

Advances to affiliates..................................................................           46,685           36,964

Feature film inventory..................................................................          335,826          293,310

Net assets held for sale................................................................          269,349           11,006

Franchises, net of accumulated amortization of
   $703,237 and $640,735................................................................          651,777          850,653

Affiliation and other agreements, net of accumulated amortization of
   $244,249 and $181,928................................................................          173,250          206,456

Excess costs over fair value of net assets acquired and other intangible assets, net of accumulated amortization of
   $727,134 and $775,557................................................................        1,816,030        2,003,128

Deferred financing, acquisition and other costs, net of
   accumulated amortization of $51,063 and $41,882......................................          140,287          110,400
                                                                                             ------------     ------------
                                                                                               $7,130,308       $7,061,062
                                                                                               ==========       ==========




                            See accompanying notes to
                       consolidated financial statements.

                         CABLEVISION SYSTEMS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998
                (Dollars in thousands, except per share amounts)



                                                                                               1999              1998
                                                                                               ----              ----
         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Accounts payable...................................................................       $   411,804       $   423,039
Accrued liabilities:
    Interest.......................................................................           117,854            88,798
    Employee related costs.........................................................           463,925           330,700
    Other..........................................................................           466,844           465,990
Feature film and contract obligations..............................................           371,126           373,722
Deferred revenue...................................................................           274,043           334,213
Bank debt..........................................................................         2,254,487         2,051,549
Senior notes and debentures........................................................         2,692,602         2,194,443
Subordinated notes and debentures .................................................         1,048,513         1,048,375
Capital lease obligations and other debt...........................................            99,099            63,241
                                                                                         -------------    -------------
    Total liabilities..............................................................         8,200,297         7,374,070
                                                                                          -----------       -----------

Minority interests.................................................................           592,583           719,007
                                                                                         ------------      ------------

Preferred Stock of CSC Holdings, Inc...............................................         1,404,511         1,579,670
                                                                                          -----------       -----------

Commitments and contingencies

Stockholders' deficiency:
    Preferred Stock, $.01 par value, 10,000,000 shares authorized,
        none issued................................................................                 -                 -
    Class A Common Stock, $.01 par value, 400,000,000 shares authorized,
        130,091,237 and 108,276,606 shares issued..................................             1,301             1,083
    Class B Common Stock, $.01 par value, 160,000,000 shares authorized,
        43,126,836 and 43,226,836 shares issued....................................               431               432
    Paid-in capital................................................................           731,986           386,495
    Accumulated deficit............................................................        (3,800,302)       (2,999,695)
                                                                                           ----------        ----------
                                                                                           (3,066,584)       (2,611,685)
    Treasury stock, at cost (7,118 shares).........................................              (499)                -
                                                                                          -----------        ----------
    Total stockholders' deficiency.................................................        (3,067,083)       (2,611,685)
                                                                                           ----------        ----------
                                                                                          $ 7,130,308      $  7,061,062
                                                                                          ===========      ============


                             See accompanying notes
                      to consolidated financial statements.

                         CABLEVISION SYSTEMS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED DECEMBER 31, 1999 1998 AND 1997
                (Dollars in thousands, except per share amounts)



                                                                                            1999           1998           1997
                                                                                          --------       --------       -------

Revenues, net (including retail electronics sales of
   $603,294, $464,388 and $-0-)..................................................         $3,942,985    $3,265,143    $1,949,358
                                                                                          ----------    ----------    ----------

Operating expenses:

   Technical and operating.......................................................          1,535,423     1,268,786       853,800
   Retail electronics cost of sales..............................................            484,760       367,102             -
   Selling, general and administrative...........................................          1,203,119       906,465       514,574
   Depreciation and amortization.................................................            893,797       734,107       499,809
                                                                                        ------------  ------------  ------------
                                                                                           4,117,099     3,276,460     1,868,183
                                                                                         -----------   -----------   -----------

Operating profit (loss)..........................................................           (174,114)      (11,317)       81,175
                                                                                        ------------  ------------ -------------

Other income (expense):
   Interest expense..............................................................           (470,549)     (426,402)     (368,700)
   Interest income...............................................................              4,809        24,028         5,492
   Equity in net loss of affiliates..............................................            (19,234)      (37,368)      (27,165)
   Gain on sale of programming interests and cable assets, net...................                  -       170,912       372,053
   Gain on redemption of subsidiary preferred stock..............................                  -             -       181,738
   Write off of deferred interest and financing costs............................             (4,425)      (23,482)      (24,547)
   Provision for preferential payment to related party...........................                  -          (980)      (10,083)
   Minority interests............................................................           (120,524)     (124,677)     (209,461)
   Miscellaneous, net............................................................            (16,570)      (19,218)      (12,606)
                                                                                        ------------  ------------  ------------
                                                                                            (626,493)     (437,187)      (93,279)
                                                                                         -----------   ------------ ------------

Net loss.........................................................................         $ (800,607)   $ (448,504)  $   (12,104)
                                                                                          ==========    ==========   ===========

Basic and diluted net loss per common share......................................         $   (5.12)$   $    (3.16)  $      (.12)
                                                                                          ==========    ==========   ===========

Average number of common shares outstanding (in thousands).......................            156,503       142,016        99,608
                                                                                           =========    ===========  ===========

                             See accompanying notes
                      to consolidated financial statements.

                         CABLEVISION SYSTEMS CORPORATION
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                  Years Ended December 31, 1999, 1998 and 1997
                             (Dollars in thousands)







                                          Class A       Class B
                                          Common        Common          Paid-in      Accumulated    Treasury
                                           Stock        Stock           Capital      Deficit        Stock          Total


Balance December 31, 1996...............        $544          $452      $(168,935)   $(2,539,087)   $         -    $(2,707,026)

   Net loss.............................           -             -              -        (12,104)             -        (12,104)
   Employee stock transactions..........           8             -          7,608              -              -          7,616
   Conversion of Class B to Class A.....           8            (8)             -              -              -              -
                                               -----          ----      ---------    -----------    -----------    -----------

Balance December 31, 1997...............         560           444       (161,327)    (2,551,191)             -     (2,711,514)

   Net loss.............................           -             -              -       (448,504)             -       (448,504)
   Employee stock transactions..........          12             -         12,071              -              -         12,083
   Issuance of common stock.............         499             -        535,751              -              -        536,250
   Conversion of Class B to Class A.....          12           (12)             -              -              -              -
                                               -----          ----       --------    -----------    -----------    -----------

Balance December 31, 1998...............       1,083           432        386,495     (2,999,695)             -     (2,611,685)

   Net loss.............................           -             -             --       (800,607)             -       (800,607)
   Employee stock transactions..........          11             -         15,159              -              -         15,170
   Conversion of Class B to Class A.....           1            (1)             -              -              -              -
   Issuance of common stock.............           1             -          7,304              -              -          7,305
   Conversion of CSC Holdings'
         Series I preferred to Class A..         205             -        323,028              -              -        323,233
   Purchase of treasury stock...........           -             -              -              -           (499)          (499)
                                               -----         -----      ---------    -----------    -----------    -----------

Balance December 31, 1999...............      $1,301          $431       $731,986    $(3,800,302)         $(499)   $(3,067,083)
                                              ======   ===========    ===========    ===========    ===========    ===========


                             See accompanying notes
                     to consolidated financial statements.

                         CABLEVISION SYSTEMS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 and 1997
                             (Dollars in thousands)




                                                                                    1999          1998          1997
                                                                                  --------      --------      ---------
Cash flows from operating activities:
   Net loss ....................................................................  $ (800,607)   $(448,504)   $ (12,104)

   Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation and amortization...........................................     893,797     734,107       499,809
        Equity in net loss of affiliates........................................      19,234      37,368        27,165
        Minority interests......................................................      98,609      95,336       179,237
        Gain on sale of programming interests and cable assets, net.............           -    (170,912)     (372,053)
        Gain on sale of investments.............................................     (10,861)          -             -
        Write off of investment in affiliate....................................      15,100           -             -
        Write off of deferred interest and financing costs......................       4,425      23,482        24,547
        Gain on redemption of subsidiary preferred stock........................           -           -      (181,738)
        (Gain) loss on sale of equipment, net...................................       9,811        (604)        5,325
        Amortization of deferred financing and debenture discount...............       9,407       8,532         7,707
     Change in assets and liabilities, net of effects of acquisitions and dispositions:
            Accounts receivable trade...........................................     (31,419)     19,007       (34,268)
            Notes and other receivables.........................................      33,961     (94,164)      (67,683)
            Inventory, prepaid expenses and other assets........................     (23,243)    (51,425)        1,232
            Advances to affiliates..............................................     (10,461)    (21,701)         (528)
            Feature film inventory..............................................     (42,516)   (112,734)       (8,269)
            Other deferred costs................................................         955      11,689             -
            Accounts payable....................................................       3,952     133,891        50,667
            Accrued liabilities.................................................     165,645     174,557        91,497
            Feature film and contract obligations...............................      (2,596)     81,376          (258)
            Deferred revenue....................................................     (60,170)    (18,268)       37,664
            Minority interests..................................................       1,094        (961)       (6,486)
                                                                                  ---------- -----------     ---------

     Net cash provided by operating activities..................................     274,117     400,072       241,463
                                                                                   ---------  ----------     ---------

Cash flows from investing activities:
   Capital expenditures.........................................................    (871,166)   (561,642)     (457,590)
   Payments for acquisitions, net of cash acquired..............................    (117,660)   (317,594)     (747,134)
   Net proceeds from sale of programming interests and cable assets.............           -     446,284       945,534
   Proceeds from sale of equipment..............................................       1,467       8,817         1,930
   Proceeds from sale of investments............................................      10,861           -             -
   (Increase) decrease in investments in affiliates, net........................     (49,938)    (31,035)        9,267
   Additions to other intangible assets.........................................      (5,076)    (13,253)         (623)
                                                                                 -----------  ----------     ---------

     Net cash used in investing activities...................................... $(1,031,512)  $(468,423)    $(248,616)
                                                                                 -----------   ---------     ---------


                             See accompanying notes
                      to consolidated financial statements.

                         CABLEVISION SYSTEMS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 and 1997
                             (Dollars in thousands)
                                   (continued)



                                                                                     1999          1998           1997
                                                                                   --------      --------       ---------

Cash flows from financing activities:
   Proceeds from bank debt......................................................   3,791,073     $ 5,442,101    $ 3,385,703
   Repayment of bank debt.......................................................  (3,588,135)     (6,304,757)    (3,147,165)
   Proceeds from senior debt....................................................           -               -        147,750
   Repayment of senior debt.....................................................           -        (112,500)      (433,617)
   Repayment of subordinated notes payable......................................           -        (151,000)             -
   Redemption of senior notes payable...........................................           -         (94,848)             -
   Redemption of senior subordinated debt.......................................           -               -       (283,445)
   Issuance of senior notes and debentures......................................     497,670       1,296,076        897,983
   Redemption of subsidiary preferred stock.....................................         (98)         (9,409)      (112,301)
   Issuance of common stock.....................................................      15,170          12,082          7,616
   Obligation to related party..................................................           -        (197,183)         4,364
   Payments on capital lease obligations and other debt.........................     (22,036)        (12,306)        (7,501)
   Additions to deferred financing and other costs..............................     (46,911)        (36,220)       (53,705)
   Purchase of treasury stock...................................................        (499)              -              -
                                                                                  ----------     -----------      ---------

     Net cash provided by (used in) financing activities........................     646,234        (167,964)       405,682
                                                                                  ----------     -----------      ---------

Net increase (decrease) in cash and cash equivalents............................    (111,161)       (236,315)       398,529

Cash and cash equivalents at beginning of year..................................     173,826         410,141         11,612
                                                                                  ----------     -----------     ----------

Cash and cash equivalents at end of year........................................  $   62,665      $  173,826     $  410,141
                                                                                  ==========     ===========     ==========


                             See accompanying notes
                      to consolidated financial statements.

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)




NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Company and Related Matters
-------------------------------

CSC Parent Corporation ("Parent") was formed on November 21, 1997 as a wholly-owned subsidiary of Cablevision Systems Corporation ("Cablevision"). Parent did not conduct any business activities prior to March 4, 1998, other than those incident to its formation and the execution of certain documents in connection with contributions to Parent of certain partnership interests and assets of TCI Communications, Inc. (see Note 2).

In connection with the Contribution and Merger Agreement described in Note 2, a wholly-owned subsidiary of Parent was merged with and into Cablevision and Cablevision became a wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding share of Cablevision Class A Common Stock and Cablevision Class B Common Stock was converted into one share of Parent Class A Common Stock and Parent Class B Common Stock, respectively. Subsequent to the Merger, Cablevision changed its name to CSC Holdings, Inc. ("CSC Holdings") and Parent changed its name to Cablevision Systems Corporation (the "Company"). The Merger was accounted for in a manner similar to a pooling of interests, whereby the assets and liabilities of CSC Holdings have been recorded at historical book value. Cablevision Systems Corporation's historical financial information represents the historical financial information of CSC Holdings. References to the "Company" refer to Cablevision Systems Corporation or CSC Holdings, Inc. as the context may require.

The Company owns and operates cable television systems and has ownership interests in companies that produce and distribute national and regional entertainment and sports programming services, including Madison Square Garden, L.P. ("MSG"). The Company also owns companies that provide advertising sales services for the cable television industry, provide switched telephone service, operate a retail electronics chain and operate motion picture theaters. The Company classifies its business interests into three segments: Telecommunication Services, consisting principally of its cable television, telephone and modem services operations; Rainbow Media, consisting principally of interests in cable television programming networks and MSG, which owns and operates professional sports teams, regional cable television networks, live productions and entertainment venues; and Retail Electronics, which represents the operations of its retail electronics stores.

Authorized Common Stock
-----------------------

In 1999, the shareholders of the Company authorized an amendment to the Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 200 million to 400 million and the Class B Common Stock from 80 million to 160 million.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)


Two-for-One Stock Splits
------------------------

On March 4, 1998 and July 22, 1998, the Company's Board of Directors declared a two-for-one stock split to be effected in the form of a common stock dividend of one share of Class A Common Stock for each share of Class A Common Stock issued and outstanding and one share of Class B Common Stock for each share of Class B Common Stock issued and outstanding. The stock dividends were paid on March 30, 1998 and August 21, 1998 to stockholders of record on March 19, 1998 and August 10, 1998, respectively. All share and per share information has been adjusted to reflect the two-for-one stock splits described above.

Principles of Consolidation
---------------------------

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The Company's interests in less than majority-owned entities and until July 2, 1997, its 100% common stock interest in A-R Cable Services, Inc., are carried on the equity method. Subsequent to July 2, 1997, results of operations of A-R Cable Services, Inc. are consolidated with those of the Company (see Note 2). Advances to affiliates are recorded at cost, adjusted when recoverability is doubtful. All significant intercompany transactions and balances are eliminated in consolidation.

Revenue Recognition
-------------------

The Company recognizes cable television, internet access, telephony and programming revenues as services are provided to subscribers. Advertising revenues are recognized when commercials are telecast. Revenue from retail electronic sales is recognized upon delivery, with an appropriate provision for returned merchandise based upon historical experience. Revenues derived from other sources are recognized when services are provided or events occur.

Long-Lived Assets
-----------------

Property, plant and equipment, including construction materials, are carried at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new subscriber installations. Franchises are amortized on the straight-line basis over the average remaining terms (5 to 12 years) of the franchises at the time of acquisition. Affiliation and other agreements (primarily cable television system programming agreements) are amortized on a straight-line basis over periods ranging from 8 to 10 years. Other intangible assets are amortized on the straight-line basis over the periods benefited (1 to 15 years), except that excess costs over fair value of net assets acquired are being

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)

amortized on the straight-line basis over periods ranging from 6 to 40 years. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Feature Film Inventory
----------------------

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value. Costs are charged to technical and operating expense on a straight-line basis over the respective contract periods. Amounts payable during the five years subsequent to December 31, 1999 related to feature film telecast rights are $60,310 in 2000, $37,777 in 2001, $35,095 in 2002, $31,791 in 2003, and $26,664 in 2004.

Inventory
---------

Carrying amounts of retail merchandise are determined on an average cost basis and are stated at the lower of cost or market.

Deferred Financing Costs
------------------------

Costs incurred to obtain debt are deferred and amortized, on a straight-line basis, over the life of the related debt.

Income Taxes
------------

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

Loss Per Share
--------------

Basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Potential dilutive common shares of approximately 7,460,000 were not included in the computation as their effect would be antidilutive. Loss per share amounts have been adjusted, for all years presented, to reflect the two-for-one stock

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)

splits of the Company's common stock effective March 30, 1998 and August 21, 1998 (see discussion above).

Segment Information
-------------------

On December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, 'Disclosures about Segments of an Enterprise and Related Information' ('SFAS 131'). The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on the Company's primary financial statements, but did affect the disclosure of segment information contained elsewhere herein (see Note 15).

Reclassifications
-----------------

Certain reclassifications have been made in the 1998 and 1997 financial statements to conform to the 1999 presentation.

Cash Flows
----------

For purposes of the consolidated statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest expense of approximately $432,086, $383,179 and $352,660 during 1999, 1998 and 1997, respectively.

During 1999, 1998 and 1997, the Company's noncash investing and financing activities were as follows:

                                                                          Years Ended December 31,
                                                            -----------------------------------------------------
                                                               1999                 1998                   1997
                                                            ---------            ---------              ---------
Capital lease obligations.........................          $  57,919            $  28,795              $  24,820
Issuance of common stock in connection
     with the redemption of CSC Holdings'
     preferred stock..............................            323,233                    -                      -
Issuance of common stock in connection
     with acquisitions and redemption
     of partnership interests.....................              7,305              536,250                      -
Receipt of warrants from At Home
     Corporation..................................                  -               74,788                173,346
Capital contribution of equipment by
     minority partner.............................                  -                    -                 38,000

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)

Comprehensive Income
--------------------

The Company has not provided a separate statement of comprehensive income as items of other comprehensive income for all periods presented were not material.

Use of Estimates in Preparation of Financial Statements
-------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2.    ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS

ACQUISITIONS

1999 Acquisitions
-----------------

At various times during 1999, the Company acquired interests in the real property and assets specifically related to certain movie theaters for an aggregate purchase price of approximately $29,700. The acquisitions were accounted for as purchases with the operations of the acquired theaters being consolidated with those of the Company as of the acquisition dates. The purchase price will be allocated to the specific assets acquired when an independent appraisal is obtained.

In December 1999, the Company acquired cable television systems with approximately 4,500 subscribers located in the Port Jervis, New York area for approximately $7,400, $7,300 of which was paid in shares of the Company's Class A Common Stock.

In April 1999, ITT Corporation ("ITT") exercised its second put for the remainder of its interest in MSG and settled certain matters between the parties for a payment of $87,000.

See also "Dispositions" for a discussion of an exchange of cable television assets.

1998 Acquisitions
-----------------

The WIZ
-------

On February 9, 1998, Cablevision Electronics Investments, Inc. ("Cablevision Electronics"), a wholly-owned subsidiary of CSC Holdings, acquired substantially all of the assets associated with

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)



40 The WIZ consumer electronics store locations from The Wiz, Inc. and certain of its subsidiaries and affiliates (collectively, "TWI"). TWI had filed for bankruptcy protection on December 16, 1997. Cablevision Electronics paid approximately $101,300 for the assets (including transaction costs and pre-closing operating costs).

The acquisition was accounted for as a purchase with the operations of the stores being consolidated with the operations of the Company as of the date of acquisition. The purchase price was allocated to the specific assets acquired based upon independent appraisals as follows:

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)


                  Inventory.....................................................       $   66,200
                  Property and equipment........................................           16,800
                  Other assets..................................................            4,000
                  Liabilities...................................................          (24,000)
                  Excess cost over fair value of net assets acquired............           38,300
                                                                                       ----------
                                                                                         $101,300
                                                                                       ==========

In 1999, the Company recorded an impairment loss of $35,490 representing the balance of unamortized goodwill recorded on the TWI acquisition. Current losses and projected future operating losses caused the Company to reassess the recoverability of the goodwill. The impairment loss resulted from the carrying amount of this asset exceeding its estimated fair value based on discounted estimated future cash flows.

TCI Systems
-----------

On March 4, 1998, the Company completed a holding company reorganization (the "Holding Company Reorganization") pursuant to an Amended and Restated Contribution and Merger Agreement, dated June 6, 1997 (the "Contribution and Merger Agreement"), by and among the Company, CSC Holdings and TCI Communications, Inc. ("TCI").

Pursuant to the Contribution and Merger Agreement, TCI caused to be contributed to the Company or its designees all of the partnership interests and capital stock of certain entities owned directly or indirectly by TCI and all the assets related to the businesses of certain cable television systems owned and operated directly or indirectly by TCI ("TCI Systems"). In consideration for those cable television systems, the Company issued to certain TCI entities an aggregate of 48,942,172 shares (after adjusting for the March 1998 and August 1998 two-for-one stock splits discussed in Note 1) of the Company's Class A Common Stock, valued for accounting purposes at approximately $498,000, and assumed certain liabilities related to such systems (including an aggregate amount of indebtedness for borrowed money equal to $669,000).

The acquisition was accounted for as a purchase with the operations of the acquired systems being consolidated with those of the Company as of the acquisition date. The excess of the purchase price over the net book value of assets acquired of approximately $746,769 was allocated to the specific assets acquired based upon independent appraisals as follows:

                  Property, plant and equipment.................................        $ (17,133)
                  Franchises....................................................          594,921
                  Excess cost over fair value of net assets acquired............          168,981
                                                                                        ---------
                                                                                         $746,769
                                                                                         ========

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)


In April 1999, the Company contributed the TCI Systems to CSC Holdings.

Madison Square Garden
---------------------
In June 1998, the Company purchased 50% of ITT's then remaining interest in MSG for $94,000 pursuant to ITT's exercise of its first put option, increasing Regional Programming Partners' interest in MSG to 96.3% (see discussion below and "1999 Acquisitions" above).

Clearview
---------
In December 1998, the Company acquired all of the outstanding shares of stock of Clearview Cinema Group, Inc. ("Clearview") for approximately $158,700 (including assumed debt of $80,000) of which approximately $33,400 was paid in shares of the Company's Class A Common Stock.

The acquisition was accounted for as a purchase with the operations of the acquired business being consolidated with those of the Company as of the acquisition date. The purchase price was allocated to the specific assets acquired based upon independent appraisals as follows.

                  Property, plant and equipment.................................        $  34,787
                  Other assets..................................................           21,518
                  Liabilities...................................................          (16,433)
                  Excess cost over fair value of net assets acquired............          118,851
                                                                                        ---------
                                                                                         $158,723
                                                                                         ========


In April 1999, the Company contributed its interest in the subsidiary formed to purchase Clearview to CSC Holdings.

Loews

In December 1998, the Company acquired interests in the real property and assets specifically related to 15 movie theaters from Loews Cineplex Entertainment Corporation ("Loews") for an aggregate purchase price of approximately $67,300.

The acquisition was accounted for as a purchase with the operations of the acquired assets being consolidated with those of the Company as of the acquisition date. The purchase price was allocated to the specific assets acquired based upon independent appraisals as follows:

                  Property and equipment........................................         $  9,700
                  Other assets..................................................            2,200
                  Excess cost over fair value of net assets acquired............           55,400
                                                                                         --------
                                                                                          $67,300
                                                                                          =======

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)


1997 Acquisitions:
------------------

NBC Transaction
---------------

On April 1, 1997, Rainbow Media Holdings, Inc. ("Rainbow Media") consummated a transaction in which Rainbow Programming Holdings, Inc. merged with and into Rainbow Media, a newly formed subsidiary of the Company. In addition, NBC Cable, Inc. (a subsidiary of National Broadcasting Company ("NBC")) received a 25% equity interest (which interest was increased to 26% in February 2000 and may be further increased by up to an additional 1% under certain circumstances without additional cash payment) in common stock of Rainbow Media. The Company owns the remaining 74% equity interest in Rainbow Media. The partnership interests in certain of Rainbow Media's programming services formerly owned by NBC are now owned by subsidiaries of Rainbow Media. The exchange of 25% of the Company's interest in Rainbow Media for NBC's interests, in April 1997, in certain entities was accounted for at historical cost with the difference between the cost basis of a 25% interest in Rainbow Media and the partnership interests received in exchange recorded as goodwill of $54,385, which is being amortized over a 10 year period.

Madison Square Garden
---------------------

In February 1997, Rainbow Media made a payment to ITT of $168,750 plus interest, fully equalizing its interest in MSG, a partnership among subsidiaries of Rainbow Media and subsidiaries of ITT, and bringing Rainbow Media's total payments at that time to $360,000, plus interest payments aggregating $47,700.

In April 1997, the Company and certain of its affiliates and ITT and certain of its affiliates entered into definitive agreements relating to the acquisition by subsidiaries of the Company of ITT's 50 percent interest in MSG. The transaction closed on June 17, 1997 when MSG borrowed $799,000 under its credit facility which was used to redeem a portion of ITT's interest in MSG for $500,000 and to repay its existing indebtedness. Rainbow Media contributed its SportsChannel Associates programming company to MSG, which, together with the redemption, increased Rainbow Media's interest in MSG to 89.8% and reduced ITT's interest to 10.2%. In connection with the Fox transaction discussed below, Rainbow Media's interest in MSG was contributed to Regional Programming Partners. ITT's interest in MSG was further reduced to 7.8% as a result of the $450,000 capital contribution by Regional Programming Partners to MSG which was used by MSG to pay down outstanding debt. See "1998 Acquisitions" and "1999 Acquisitions" above for a discussion of the Company's purchase of the remaining interest in MSG. The acquisition was accounted for using the purchase method of accounting. The assets and liabilities and results of operations of MSG have been consolidated with those of the Company as of June 17, 1997. Previously, the Company's investment in MSG was accounted for using the equity method of

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)

accounting. The excess of the purchase price over the net book value of assets acquired of approximately $397,093 was allocated to the specific assets acquired based upon independent appraisals as follows:

                  Property, plant and equipment.................................       $   19,687
                  Affiliation and other agreements..............................           34,168
                  Franchises....................................................           46,125
                  Excess cost over fair value of net assets acquired............          297,113
                                                                                        ---------
                                                                                         $397,093
                                                                                         ========

In connection with the Company and ITT's acquisition of MSG in 1995, certain liabilities relating to a long-term sports rights contract were recorded. In 1999, 1998 and 1997, approximately $23,000, $21,900 and $21,700, respectively, of this liability was amortized to reduce operating expenses in respect of those rights.

Warburg Transactions
--------------------

In June 1997, the Company acquired from Warburg Pincus Investors, L.P. ("Warburg") the interests that the Company did not already own in A-R Cable Partners ("Nashoba") and Cablevision of Framingham Holdings, Inc. ("CFHI") for a purchase price of approximately $33,348 and $7,865, respectively. The acquisitions of Nashoba and CFHI were accounted for as purchases with the operations of these companies being consolidated with those of the Company as of the acquisition date. The excess of the purchase price over the net book value of assets acquired approximates $97,015 and has been allocated based upon independent appraisals as follows:

                  Property, plant and equipment.................................         $  4,060
                  Franchises....................................................           59,923
                  Excess cost over fair value of net assets acquired............           33,032
                                                                                         --------
                                                                                          $97,015
                                                                                          =======


On July 2, 1997, the Company redeemed from Warburg the Series A Preferred Stock of A-R Cable Services, Inc. ("A-R Cable") for an aggregate amount of approximately $112,301. The assets and liabilities of A-R Cable have been consolidated with those of the Company as of July 2, 1997. Previously, the Company's investment in A-R Cable was accounted for using the equity method of accounting. In connection with this transaction, the Company recognized a gain of $181,738 representing principally the reversal of accrued preferred dividends in excess of amounts paid.

Radio City
----------

On December 5, 1997, MSG purchased all of the membership interests in Radio City Productions, LLC ("Radio City"), the production company that operates Radio City Music Hall in New York City, for approximately $70,000 in cash. Simultaneously, Radio City entered into a 25-year lease

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)

for Radio City Music Hall. The assets and liabilities and results of operations of Radio City have been consolidated with those of the Company as of the date of acquisition. The excess of the purchase price over the net book value of assets acquired of approximately $76,200 was allocated to the specific assets acquired based upon independent appraisals as follows:

                  Property, plant and equipment.................................       $    1,500
                  Capital lease obligation......................................          (80,000)
                  Other liabilities.............................................          (13,400)
                  Excess cost over fair value of net assets acquired............          168,100
                                                                                        ---------
                                                                                        $  76,200
                                                                                        =========

DISPOSITIONS

Cable Systems
-------------

In October 1998, A-R Cable transferred its cable television system in Rensselaer, New York plus approximately $16,000 in cash to Time Warner Entertainment Company, L.P. ("Time Warner") in exchange for Time Warner's Litchfield, Connecticut system. The Company recognized a gain of approximately $15,500 in connection with this transaction.

In 1998 and 1997, the Company completed the sale of cable television systems for aggregate sales prices of approximately $426,500 and $88,200, respectively, and recognized aggregate gains of approximately $137,700 and $59,000, respectively.

Regional Programming Partners
-----------------------------

In December 1997, Rainbow Media and Fox Sports Networks, LLC ("Fox") organized Regional Programming Partners (a partnership that owns MSG and interests in regional sports programming businesses previously owned by Rainbow Media) ("RPP"). In connection with the formation of RPP, affiliates of Rainbow Media indirectly contributed to RPP in consideration for the issuance of a 60% general partnership interest in RPP their ownership interests in several regional sports networks, including their interest in MSG. In consideration for the issuance of a 40% general partnership interest in RPP, Fox contributed $850,000 in cash to RPP. Thereafter, RPP made a capital contribution of approximately $450,000 to MSG which was used by MSG to repay a portion of MSG's debt. As a result of RPP's investment in MSG, RPP's interest in MSG increased from 89.8% to 92.2%. In connection with this transaction, Rainbow Media recognized a gain of approximately $305,000. See discussions above under "1998 Acquisitions" and "1999 Acquisitions" for further increases in RPP's interest in MSG.

Other
-----

In 1998 and 1997, RPP and Rainbow Media completed the sale of an interest in a sports programming business and substantially all of the assets of a radio station. In connection with these sales, RPP and Rainbow Media recognized gains of $17,700 and $7,400, respectively.

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)

A-R CABLE RESTRUCTURING

In 1992, the Company and A-R Cable consummated a restructuring and refinancing transaction (the "A-R Cable Restructuring"). Among other things, this transaction involved an additional $45,000 investment in A-R Cable by the Company to purchase a new Series B Preferred Stock and the purchase of a new Series A Preferred Stock in A-R Cable by Warburg for $105,000. As a result of the A-R Cable Restructuring, the Company no longer had financial or voting control over A-R Cable's operations. Prior to the redemption of A-R Cable's Series A Preferred Stock on July 2, 1997 (see discussion above), the Company accounted for its investment in A-R Cable using the equity method of accounting whereby the Company recorded 100% of the net losses of A-R Cable since it continued to own 100% of A-R Cable's outstanding common stock.

Included in equity in net loss of affiliates in the accompanying consolidated statements of operations for the period ended July 1, 1997 is $35,835, representing A-R Cable's net loss plus dividend requirements for the Series A Preferred Stock of A-R Cable, which was not owned by the Company. Beginning on July 2, 1997, the operations of A-R Cable have been consolidated with those of the Company.

Pro Forma Results of Operations
-------------------------------

The following unaudited pro forma condensed results of operations are presented for the year ended December 31, 1998 as if the acquisition of the TCI Systems and the sale of assets of certain cable systems had occurred on January 1, 1998. Results of operations for acquisitions made in 1999 are not material.

                                                                            Year Ended
                                                                          December 31, 1998

                               Net revenues............................       $3,329,627
                                                                              ==========

                               Net loss................................      $  (520,968)
                                                                             ===========

                               Net loss per common share...............  $         (3.47)
                                                                         ===============


The pro forma information presented above gives effect to certain adjustments, including the amortization of acquired intangible assets and increased interest expense on acquisition debt. The pro forma information has been prepared for comparative purposes only and does not purport to indicate the results of operations which would actually have occurred had the transactions been made at the beginning of the periods indicated or which may occur in the future.

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)




NOTE 3.    NET ASSETS HELD FOR SALE

The Company had entered into definitive agreements covering the sale of certain cable television systems as of December 31, 1999 and 1998.

In December 1999, the Company entered into definitive agreements with Adelphia Communications Corporation ("Adelphia") under which the Company will sell its cable television systems in the Greater Cleveland metropolitan area to Adelphia for total cash and stock consideration of $1,530,000, subject to certain adjustments.

In January 1998, the Company, CSC Holdings and a subsidiary of TCI entered into a non-binding letter of intent for the Company to acquire certain of TCI's cable television systems in exchange for cash, stock and certain cable systems including those serving Kalamazoo, Michigan. This non-binding letter of intent is no longer in effect. In March 2000, the Company entered into an agreement to sell its cable system serving Kalamazoo, Michigan to Charter Communications, Inc. for total consideration of $172,500 in Charter Communications, Inc. common stock.

For financial reporting purposes, the assets and liabilities attributable to cable systems whose sale or transfer was pending at December 31, 1999 and 1998 have been classified in the consolidated balance sheet as net assets held for sale and are included in the telecommunications segment (see Note 15). Such net assets consist of the following:

                                                                                  December, 31
                                                                     -------------------------------------
                                                                         1999                  1998
                                                                     ------------        -------------
              Property, plant and equipment, net..................      $222,695            $  14,548
              Intangible assets, net..............................        73,055                  215
              Other assets (including trade
                   receivables, prepaid expenses, etc.)...........         9,796                  603
                                                                     -----------         ------------
              Total assets........................................       305,546               15,366
              Total liabilities...................................       (36,197)              (4,360)
                                                                      ----------          -----------
              Net assets..........................................      $269,349            $  11,006
                                                                        ========            =========


The accompanying consolidated statement of operations for the years ended December 31, 1999 and 1998 includes net revenues aggregating approximately $177,904 and $18,937, respectively, and net income (loss) aggregating approximately $(4,109) and $9,095, respectively, relating to the cable systems held for sale or transfer.

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)




NOTE 4.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following assets, which are depreciated or amortized primarily on a straight-line basis over the estimated useful lives shown below:

                                                                      December 31,               Estimated
                                                                 1999            1998          Useful Lives
                                                             ------------   --------------     ------------
Communication transmission and distribution systems:
    Customer equipment...............................      $   600,271       $   615,867       3 to 8 years
    Headends.........................................          118,311           125,013       7 to 15 years
    Multimedia.......................................           18,732             9,075       4 years
    Central office equipment.........................          132,191            87,208       10 years
    Infrastructure...................................        2,189,863         2,189,625       5 to 12 years
    Program, service and data processing equipment...          571,773           380,350       2 to 9 years
    Microwave equipment..............................           21,881            16,947       2 to 9 years
    Construction in progress (including
      materials and supplies)........................          227,991           133,848       -
Furniture and fixtures...............................          230,742           195,660       1 to 8 years
Transportation equipment.............................          143,511           131,476       4 to 15 years
Building and building improvements...................          185,118           171,567       20 to 40 years
Leasehold improvements...............................          276,015           140,766       Term of lease
Land and land improvements...........................           47,914            45,573       -
                                                           -----------       -----------
                                                             4,764,313         4,242,975
Less accumulated depreciation and amortization.......        2,011,818         1,736,141
                                                           -----------       -----------
                                                            $2,752,495        $2,506,834
                                                            ==========        ==========


NOTE 5.    DEBT

Bank Debt
---------

Restricted Group/TCI Systems
----------------------------

For financing purposes, CSC Holdings, Inc. and certain of its subsidiaries are collectively referred to as the "Restricted Group". In May 1998, CSC Holdings and certain other subsidiaries of the Company entered into a new $2.8 billion reducing revolving credit facility (the "Credit Agreement") with a group of banks led by Toronto-Dominion (Texas), Inc. ("Toronto-Dominion"), as administrative and arranging agent. This Credit Agreement replaced a $1.7 billion facility that was also with a group of banks led by Toronto-Dominion.

The $2.8 billion reducing revolving credit facility, maturing in March 2007, consisted of a $1.4 billion CSC Holdings credit facility, a $1.4 billion MFR credit facility of which $600,000 was available, and an $800,000 credit facility for the TCI Systems. While the $800,000 TCI Systems credit facility was in place, only $600,000 of the $1.4 billion MFR facility could be utilized.

                         CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (continued)




In July 1998, CSC Holdings' credit facility was reduced by $400,000 to $1.0 billion, and the MFR credit facility was reduced by $200,000 to $1.2 billion, which included a reduction of the TCI Systems credit facility by $100,000 to $700,000.

The TCI Systems credit facility matured on April 4, 1999 and concurrent with the transfer of the TCI Systems to CSC Holdings, which occurred on April 5, 1999, the restriction on the MFR credit facility was eliminated and the borrowings under the MFR facility increased by an amount equal to the borrowings outstanding under the TCI Systems credit facility.

The total amount of bank debt outstanding under the Credit Agreement, including amounts outstanding under a separate overdraft facility at December 31, 1999 and 1998 was $1,454,206 and $1,410,226, respectively. At December 31, 1999, $613,000 and $828,500 was outstanding under the CSC Holdings facility and the MFR credit facility, respectively. As of December 31, 1999, approximately $39,274 was restricted for certain letters of credit issued on behalf of CSC Holdings.

Unrestricted and undrawn funds available to the Restricted Group under the Credit Agreement amounted to approximately $719,226 at December 31, 1999. The Credit Agreement contains certain financial covenants that may limit the Restricted Group's ability to utilize all of the undrawn funds available thereunder. The Credit Agreement contains various restrictive covenants, among which are the maintenance of various financial ratios and tests, and limitations on various payments, including preferred dividends and dividends on its common stock. The Company was in compliance with the covenants of its Credit Agreement at December 31, 1999.

Interest on outstanding amounts may be paid, at the option of the Company, based on the prime rate or Eurodollar rate. As of December 31, 1999, CSC Holdings had outstanding interest exchange (swap) agreements with several of its banks with a total notional value of $300,000. Swaps with an aggregate notional amount of $250,000 require CSC Holdings to pay a floating rate of interest based on LIBOR in exchange for fixed rate payments ranging from 6.125% to 6.76% and have a maturity of 18 to 31 months. The remainder of the swaps require payment of a fixed rate of interest by CSC Holdings in exchange for floating rate payments and have a maturity of 6 months. CSC Holdings enters into interest rate swap agreements to hedge against interest rate risk and accounts for these agreements as hedges whereby interest expense is recorded using the revised rate with any fees or other payments amortized as yield adjustments. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties.

The weighted average interest rate on all bank indebtedness was 7.11% and 6.48% on December 31, 1999 and 1998, respectively. The Company is also obligated to pay fees from .1875% to .25% per annum on the unused loan commitment and from
 .4% to 2.0% per annum on letters of credit issued under the Credit Agreement.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


Unrestricted Group
------------------
Rainbow Media
-------------

Rainbow Media has a $300,000, three year credit facility with Canadian Imperial Bank of Commerce and Toronto-Dominion as co-agents and a group of banks which matures on December 31, 2000. The credit facility contains certain financial covenants that may limit Rainbow Media's ability to utilize all the undrawn funds available thereunder, including covenants requiring it to maintain certain financial ratios. The facility bears interest at varying rates above the lead bank's base or Eurodollar rate depending on the ratio of debt to borrower value, as defined in the credit agreement. The loan is secured by a pledge of the Company's stock in Rainbow Media, a pledge of all of the stock of all wholly-owned subsidiaries of Rainbow Media and is guaranteed by the subsidiaries of Rainbow Media, as permitted.

At December 31, 1999 and 1998, Rainbow Media had outstanding borrowings under its credit facility including amounts outstanding under a separate overdraft facility of $52,317 and $71,241, respectively. Undrawn funds available to Rainbow Media under the credit facility amounted to approximately $51,000 at December 31, 1999.

The weighted average interest rate on Rainbow Media's bank debt was 8.9% and 7.7% on December 31, 1999 and 1998, respectively. The credit agreement contains various restrictive covenants with which Rainbow Media was in compliance at December 31, 1999.

American Movie Classics Company
-------------------------------

On May 12, 1999, American Movie Classics Company ("AMC"), a wholly-owned subsidiary of Rainbow Media, entered into a new $425,000 credit facility consisting of a $200,000 reducing revolving credit facility and a $225,000 amortizing term loan, both of which mature on March 31, 2006 ("AMC Credit Facility"). The amount of the available commitment under the revolver will not begin to be reduced until June 2004. Borrowings under the AMC Credit Facility bear interest at varying rates at or above the lead bank's base lending rate or above the Eurodollar rate depending on the ratio of debt to cash flow, as defined in the AMC Credit Facility. At December 31, 1999, the weighted average interest rate on bank indebtedness was 7.6%. On May 12, 1999, AMC distributed to Rainbow Media, approximately $97,000, which Rainbow Media used to repay outstanding borrowings plus interest and fees under its credit facility. As of December 31, 1999, AMC had outstanding borrowings of $309,456 (including amounts outstanding under a separate overdraft facility), leaving unrestricted funds available of $117,000.

Prior to May 12, 1999, AMC's credit facility was comprised of a $146,000 term loan and a $100,000 revolving loan ("AMC Loan Agreement"). Borrowings under the AMC Loan Agreement

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


bore interest at varying rates above or at the lead bank's base or above the Eurodollar rate depending on the ratio of debt to cash flow, as defined in the AMC Loan Agreement. At December 31, 1998, the weighted average interest rate on bank indebtedness was 6.1%. On December 31, 1998, $128,000 was outstanding under the term loan, $64,250 was outstanding under the revolving loan and $3,290 was outstanding under a separate overdraft facility.

Substantially all of the assets of AMC, amounting to approximately $320,192 at December 31, 1999, have been pledged to secure the borrowings under the AMC Credit Facility. The AMC Credit Facility contains various restrictive covenants with which AMC was in compliance at December 31, 1999.

Madison Square Garden
---------------------

MSG has a $500,000 credit facility (the "MSG Credit Facility") with a group of banks led by Chase Manhattan Bank, as agent, which expires on December 31, 2004. Loans under the MSG Credit Facility bear interest at current market rates plus a margin based upon MSG's consolidated leverage ratio. At December 31, 1999 and 1998, loans outstanding amounted to $335,000 and $310,000, respectively, and bore interest at a weighted average rate of 7.0% and 6.038%, respectively. The MSG Credit Facility contains certain financial covenants with which MSG was in compliance at December 31, 1999. The MSG Credit Facility also contains certain financial covenants that may limit MSG's ability to utilize all of the undrawn funds available thereunder.

In July 1997, a wholly-owned subsidiary of MSG borrowed $20,000 under promissory notes with various lending institutions which bear interest at LIBOR plus a margin (8.19% and 7.22% at December 31, 1999 and 1998, respectively) and mature in July 2002.

Cablevision Electronics
-----------------------

In February 1998, Cablevision Electronics entered into a three year $130,000 revolving credit facility maturing on February 9, 2001. Under the terms of the credit facility, the total amount of borrowings available to Cablevision Electronics is subject to an availability calculation based on a percentage of eligible inventory. The total amount outstanding under the credit agreement at December 31, 1999 and 1998 was approximately $73,817 and $44,542, respectively, and bore interest at 7.8% and 7.2%, respectively. As of December 31, 1999, $26,874 was restricted for certain letters of credit issued on behalf of Cablevision Electronics. Unrestricted and undrawn funds available amounted to $29,309 on December 31, 1999 based on the level of inventory as of that date.

Borrowings under the credit agreement are secured by Cablevision Electronics' assets. The credit agreement contains various restrictive covenants with which Cablevision Electronics was in compliance at December 31, 1999.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


CCG Holdings, Inc.
------------------

CCG Holdings, Inc. has a $15,000 revolving credit bank facility maturing on June 30, 2003. As of December 31, 1999, there was $9,691 outstanding under this bank facility, leaving undrawn funds available of $5,309. There were no outstanding borrowings under this bank facility as of December 31, 1998.

Senior Notes and Debentures
---------------------------

In July 1999, CSC Holdings issued $500,000 face amount ($497,786 amortized amount at December 31, 1999) of 8-1/8% Senior Notes due 2009. The net proceeds were used to reduce bank borrowings. The notes are not redeemable by CSC Holdings prior to maturity.

In December 1998, the Company redeemed Clearview's 10-7/8% Senior Notes for approximately $94,800 in cash. This payment included a premium of $11,200, a consent fee of $3,600 and accrued interest of $48.

In July 1998, CSC Holdings issued $500,000 principal amount of 7-1/4% Senior Notes due 2008 (the "2008 Notes") and $500,000 principal amount ($499,541 and $499,516 amortized amount at December 31, 1999 and 1998, respectively) of 7-5/8% Senior Debentures due 2018 (the "Debentures"). The Debentures were issued at a discount of $495. The 2008 Notes and Debentures are not redeemable by CSC Holdings prior to maturity.

In February 1998, CSC Holdings issued $300,000 principal amount ($296,893 and $296,721 amortized amount at December 31, 1999 and 1998, respectively) of 7-7/8% Senior Debentures due 2018 (the "2018 Debentures"). The 2018 Debentures were issued at a discount of $3,429. The 2018 Debentures are not redeemable by CSC Holdings prior to maturity.

In December 1997, CSC Holdings issued $500,000 principal amount ($499,584 and $499,532 amortized amount at December 31, 1999 and 1998, respectively) of 7-7/8% Senior Notes due 2007 (the "2007 Notes"). The 2007 Notes were issued at a discount of $525. The 2007 Notes are not redeemable by CSC Holdings prior to maturity.

In August 1997, CSC Holdings issued $400,000 principal amount ($398,798 and $398,674 amortized amount at December 31, 1999 and 1998, respectively) of 8-1/8% Senior Debentures due 2009 (the "2009 Notes"). The 2009 Notes were issued at a discount of $1,492. The 2009 Notes are not redeemable by CSC Holdings prior to maturity.

The indentures under which the senior notes and debentures were issued contain various convenants, which are generally less restrictive than those contained in the Company's Credit Agreement, with which the Company was in compliance at December 31, 1999.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


Subordinated Notes and Debentures
---------------------------------

In May 1996, CSC Holdings issued $150,000 principal amount ($149,558 and $149,545 amortized amount at December 31, 1999 and 1998, respectively) of 9-7/8% Senior Subordinated Notes due 2006 (the "2006 Notes") and $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 (the "2016 Debentures"). The 2006 Notes are redeemable at CSC Holdings' option, in whole or in part, on May 15, 2001, May 15, 2002 and May 15, 2003 at the redemption price of 104.938%, 103.292% and 101.646%, respectively, of the principal amount and thereafter at 100% of the aggregate principal amount, in each case together with accrued interest to the redemption date. The 2016 Debentures are redeemable at CSC Holdings' option, in whole or in part, on May 15, 2006, May 15, 2007, May 15, 2008, and May 15, 2009, at the redemption price of 105.25%, 103.938%,
102.625%, and 101.313%, respectively, of the principal amount and thereafter at 100% of the aggregate principal amount, in each case together with accrued interest to the redemption date.

In November 1995, CSC Holdings issued $300,000 principal amount of 9-1/4% Senior Subordinated Notes due 2005 (the "2005 Notes"). The 2005 Notes are redeemable at CSC Holdings' option, in whole or in part, on November 1, 2000, November 1, 2001 and November 1, 2002 at the redemption price of 104.625%, 103.1% and 101.5%, respectively, of the principal amount and thereafter at 100% of the principal amount, in each case together with accrued interest to the redemption date.

In February 1993, CSC Holdings issued $200,000 face amount ($199,180 and $199,117 amortized amount at December 31, 1999 and 1998, respectively) of its 9-7/8% Senior Subordinated Debentures due 2013 (the "2013 Debentures"). The 2013 Debentures are redeemable, at CSC Holdings' option, on February 15, 2003, February 15, 2004, February 15, 2005, and February 15, 2006 at the redemption price of 104.80%, 103.60%, 102.40%, and 101.20%, respectively, of the principal amount and thereafter at the redemption price of 100% of the principal amount, in each case together with accrued interest to the redemption date.

Also in 1993, CSC Holdings issued $150,000 face amount ($149,775 and $149,713 amortized amount at December 31, 1999 and 1998, respectively) of its 9-7/8% Senior Subordinated Debentures due 2023 (the "2023 Debentures"). The 2023 Debentures are redeemable, at CSC Holdings' option, on and after April 1, 2003 at the redemption price of 104.938% reducing ratably to 100% of the principal amount on and after April 1, 2010, in each case together with accrued interest to the redemption date.

The indentures under which the subordinated notes and debentures were issued contain various covenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at December 31, 1999.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


Summary of Five Year Debt Maturities
------------------------------------

Total amounts payable by the Company and its subsidiaries under its various debt obligations, including capital leases, during the five years subsequent to December 31, 1999 are as follows:

                 2000                                $91,000
                 2001                                124,000
                 2002                                 61,000
                 2003                                 54,000
                 2004                                632,000

NOTE 6.    PREFERRED STOCK OF CSC HOLDINGS, INC.

The following summarizes the changes in each series of CSC Holdings' preferred stock:

                                 Series I Preferred        Series M Preferred         Series H Preferred          Total
                            Shares         Balance        Shares       Balance       Shares        Balance       Balance
                            ------         -------        ------       -------       ------        -------       -------
December 31, 1996 ....    13,800,000    $   323,331      7,157,585   $   715,759     2,895,063   $   289,506   $ 1,328,596
Dividends paid in
     additional shares            --             --        830,018        83,001       355,415        35,542       118,543
                         -----------    -----------    -----------   -----------   -----------   -----------   -----------
December 31, 1997 ....    13,800,000        323,331      7,987,603       798,760     3,250,478       325,048     1,447,139
Dividends paid in
     additional shares            --             --        926,260        92,626       399,050        39,905       132,531
                         -----------    -----------    -----------   -----------   -----------   -----------   -----------
December 31, 1998 ....    13,800,000        323,331      8,913,863       891,386     3,649,528       364,953     1,579,670
Dividend paid in
     additional shares            --             --      1,033,678       103,368       448,042        44,804       148,172
Redemption ...........   (13,800,000)      (323,331)            --            --            --            --      (323,331)
                         -----------    -----------    -----------   -----------   -----------   -----------   -----------
December 31, 1999 ....            --    $        --      9,947,541   $   994,754     4,097,570   $   409,757   $ 1,404,511
                         ===========    ===========    ===========   ===========   ===========   ===========   ===========

In September 1999, CSC Holdings exercised its right to redeem all of its outstanding shares of 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock ("Series I Preferred"). The redemption occurred on November 2, 1999, at a price equal to 102.8% of the liquidation preference, plus accrued dividends. Investors held the Series I Preferred through interests in depositary shares (each of which represented a 1/10th interest in a share of the Series I Preferred) which were redeemable simultaneously. Each depositary share was convertible into approximately 1.4828 shares of the Company's Class A Common Stock. As of December 31, 1999, 13,797,625 depositary shares out of 13,800,000 depositary shares outstanding had been converted into 20,458,925 shares of the Company's Class A Common Stock, with the remaining 2,375 depositary shares being redeemed for cash. CSC Holdings paid a cash dividend on the Series I Preferred of approximately $21,898 in 1999 and $29,325 in each of 1998 and 1997.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


In February 1996, CSC Holdings issued 6,500,000 depositary shares, representing 65,000 shares of 11-1/8% Series L Redeemable Exchangeable Preferred Stock (the "Series L Preferred Stock"), which were subsequently exchanged for Series M Redeemable Exchangeable Preferred Stock (the "Series M Preferred Stock") in August 1996 with terms identical to the Series L Preferred Stock. The depositary shares are exchangeable, in whole but not in part, at the option of CSC Holdings, for CSC Holdings' 11-1/8% Senior Subordinated Debentures due 2008. CSC Holdings is required to redeem the Series M Preferred Stock on April 1, 2008 at a redemption price equal to the liquidation preference of $10,000 per share plus accumulated and unpaid dividends. The Series M Preferred Stock is redeemable at various redemption prices beginning at 105.563% at any time on or after April 1, 2003, at the option of CSC Holdings, with accumulated and unpaid dividends thereon to the date of redemption. Before April 1, 2001, dividends may, at the option of CSC Holdings, be paid in cash or by issuing fully paid and nonassessable shares of Series M Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after April 1, 2001, dividends must be paid in cash.

In September 1995, CSC Holdings issued 2,500,000 shares of its $.01 par value 11-3/4% Series H Redeemable Exchangeable Preferred Stock (the "Series H Preferred Stock") with an aggregate liquidation preference of $100 per share. CSC Holdings is required to redeem the Series H Preferred Stock on October 1, 2007 at a redemption price per share equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends thereon. Before October 1, 2000, dividends may, at the option of CSC Holdings, be paid in cash or by issuing fully paid and nonassessable shares of Series H Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after October 1, 2000, dividends must be paid in cash. The terms of the Series H Preferred Stock permit CSC Holdings, at its option, to exchange the Series H Preferred Stock for CSC Holdings' 11-3/4% Senior Subordinated Debentures due 2007 in an aggregate principal amount equal to the aggregate liquidation preference of the shares of Series H Preferred Stock.

Preferred stock dividend requirements of CSC Holdings are included in minority interests in the accompanying consolidated statements of operations.

NOTE 7.    INCOME TAXES

The Company and certain of its subsidiaries file consolidated income tax returns. Effective April 1, 1997, as a result of the transaction described in
Note 2, Rainbow Media files a separate consolidated federal income tax return with its subsidiaries. At December 31, 1999, the Company had consolidated net operating loss carry forwards of approximately $1,250,000 and Rainbow Media had consolidated federal net operating loss carry forwards of approximately $570,000 expiring on various dates through 2019. As a result of a Holding Company Reorganization and the 1997 change in Rainbow Media's ownership described in
Note 2, Rainbow Media's loss carry

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


forwards may be subject to annual limitations on deductions. The Company's net operating loss carry forwards reflect approximately $50,000 in stock expense which would result in an adjustment to paid-in capital upon realization of such net operating loss carry forward.

The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1999 and 1998 are as follows:

                                                 1999         1998
                                               ---------    ---------
Deferred Asset (Liability)

         Depreciation and amortization .....   $ (54,085)   $(182,226)
         Receivables from affiliates .......      27,476       23,406
         Benefit plans .....................     120,847      108,495
         Allowance for doubtful accounts ...      10,526        7,016
         Deferred gain .....................    (185,287)    (130,650)
         Benefits of tax loss carry forwards     764,625      596,175
         Other .............................          --          (50)
                                               ---------    ---------
                  Net deferred tax assets ..     684,102      422,166
         Valuation allowance ...............    (684,102)    (422,166)
                                               ---------    ---------
                                               $      --    $      --
                                               =========    =========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carry forwards become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies which can be implemented by the Company in making this assessment.

NOTE 8.    OPERATING LEASES

The Company leases certain office, production, transmission, theater, event, and retail store facilities under terms of leases expiring at various dates through 2027. The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs. Rent expense for the years ended December 31, 1999, 1998 and 1997 amounted to $97,300, $83,003 and $26,773, respectively.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


In addition, the Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Pole rental expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $13,081, $12,490 and $10,737, respectively.

The minimum future annual rentals for all operating leases during the next five years, including pole rentals from January 1, 2000 through December 31, 2004, and thereafter, at rates now in force are approximately: 2000, $99,835; 2001, $95,902; 2002, $93,872; 2003, $91,645; 2004, $89,105; thereafter, $664,104.

NOTE 9.   AFFILIATE TRANSACTIONS

The Company purchases services from certain cable television programming and advertising companies, in which Rainbow Media directly or indirectly held varying ownership interests during the three years ended December 31, 1999. Costs incurred by the Company for programming and advertising services provided by these non-consolidated affiliates and included in operating expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $4,691, $2,942 and $16,581, respectively. At December 31, 1999 and 1998 amounts due to certain of these affiliates, primarily for programming services provided to the Company, aggregated $1,391 and $3,644, respectively, and are included in accounts payable. At December 31, 1999 and 1998, amounts due from certain of these programming and advertising affiliates aggregated $801 and $13,075, respectively, and are included in advances to affiliates.

The Company's equity in the net income (losses) of these affiliates was approximately $(11,318), $(31,851) and $10,672 in 1999, 1998 and 1997,
respectively. At December 31, 1999, the Company's investment in these programming and advertising companies amounted to approximately $46,420. At December 31, 1998, the Company's net deficit investment in these programming and advertising companies amounted to approximately $338.

During 1999, 1998 and 1997, the Company provided programming services to or incurred costs on behalf of other affiliates engaged in providing cable television, cable television programming, and related services. Amounts due from these affiliates amounted to $16,518 and $310 at December 31, 1999 and 1998, respectively and are included in advances to affiliates.

In 1992, the Company acquired from Mr. Dolan substantially all of the interests in Cablevision of New York City ("CNYC") that it did not previously own. Mr. Dolan remained a 1% partner in CNYC and was entitled to certain preferential payments. The total amount owed to Mr. Dolan at December 31, 1997 amounted to approximately $197,183. In 1998, the Company paid all amounts due Mr. Dolan.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


In October 1997, the Company entered into an agreement with At Home Corporation ("@Home") and certain of its shareholders, pursuant to which the Company agreed to enter into agreements for the distribution of the @Home service over certain of the Company's cable television systems on the same terms and conditions as @Home's founding partners, TCI, Comcast Corporation and Cox Communications, Inc. The Company received a warrant to purchase 15,751,568 shares of @Home's Series A Common Stock at an exercise price of $.25 per share. Additionally, in 1998 a warrant to purchase 4,711,028 shares of @Home's Series A Common Stock at $.25 per share was received in connection with the acquisition of the TCI Systems (see Note 2). The @Home network distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options, including the cable industry's hybrid fiber coaxial infrastructure.

The aggregate fair market value of the warrants received of $248,134, as determined by independent appraisals, has been recorded in investments in affiliates in the accompanying consolidated balance sheets. The difference between the appraised value of the warrants and the price paid has been recorded as deferred revenue and is being amortized to income over the period which the Company is obligated to provide the necessary services to @Home. In 1999 and 1998, the Company recorded $50,136 and $35,821, respectively, of revenue relating to this transaction.

In August 1996, the Company entered into an agreement with NorthCoast Operating Co., Inc. ("NorthCoast") and certain of its affiliates, to form a limited liability company (the "LLC") to participate in the auctions conducted by the Federal Communications Commission ("FCC") for certain licenses to conduct a personal communications service ("PCS") business. The Company has contributed an aggregate of approximately $50,100 to the LLC (either directly or through a loan to NorthCoast) and holds a 49.9% interest in the LLC and certain preferential distribution rights. The Company recorded a loss of $7,916 and $5,517 in 1999 and 1998, respectively, representing its share of the losses of the LLC. NorthCoast is a Delaware corporation controlled by John Dolan. John Dolan is a nephew of Charles F. Dolan and a cousin of James L. Dolan.

In 1996, Rainbow Media invested in a joint venture formed with a subsidiary of Loral Space and Communications, Ltd. for the purpose of exploiting certain direct broadcast satellite ("DBS") frequencies. Rainbow Media also contributed to the joint venture its interest in certain agreements with the licensee of such frequencies. Rainbow Media's investment amounted to $386 and $14,913 at December 31, 1999 and 1998, respectively. In 1999, based upon its then current business plans, the Company determined that it could no longer recover its investment in the joint venture and wrote down its investment by $15,100.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)

NOTE 10.   BENEFIT PLANS

Effective January 1, 1998, the Company established a Cash Balance Retirement Plan (the "Retirement Plan"), which replaced the Company's former money purchase pension plan for the benefit of employees other than those of MSG, The WIZ and CCG Holdings, Inc. Under the Retirement Plan, the Company will credit a certain percentage of eligible base pay into an account established for each participant which will earn a market based rate of return annually. Net periodic pension cost for the years ended December 31, 1999 and 1998 amounted to $6,218 and $5,555, respectively. At December 31, 1999 and 1998, the accumulated benefit obligation amounted to $11,309 and $5,312, respectively.

The Company also maintains a 401(k) savings plan, pursuant to which an employee can contribute a percentage of eligible annual compensation, as defined. The Company also makes matching contributions for a portion of employee contributions to the 401(k) savings plan.

The cost associated with the money purchase pension plan and the 401(k) savings plan was approximately $6,102, $4,492 and $7,445 for the years ended December 31, 1999, 1998 and 1997, respectively.

The Company maintains the CSSC Supplemental Benefit Plan (the "Supplemental Plan") for the benefit of certain officers and employees of the Company. As part of the Supplemental Plan, the Company established a nonqualified defined benefit pension plan, which provides that, upon attaining normal retirement age, a participant will receive a benefit equal to a specified percentage of the participant's average compensation, as defined. All participants are 100% vested in the Supplemental Plan. Net periodic pension cost for the years ended December 31, 1999, 1998 and 1997 was negligible. At December 31, 1999 and 1998, the fair value of Supplemental Plan assets exceeded the projected benefit obligation by approximately $3,071 and $2,688, respectively.

MSG sponsors several non-contributory pension plans covering MSG's employees. Benefits payable to retirees under these plans are based upon years of service and participant's compensation and are funded through trusts established under the plans. Plan assets are invested primarily in common stocks, bonds, United States government securities and cash. At December 31, 1999 and 1998, the accrued benefit cost amounted to $10,796 and $8,883, respectively, and for the years ended December 31, 1999, 1998 and 1997, net periodic pension cost amounted to $2,611, $2,254 and $1,613, respectively.

MSG also sponsors a welfare plan which provides certain postretirement health care and life insurance benefits to certain employees and their dependents who are eligible for early or normal retirement under MSG's retirement plan. The welfare plan is insured through a managed care provider and MSG funds these benefits with premium payments. For the years ended December 31, 1999, 1998 and 1997, the periodic postretirement benefit cost amounted to $204, $84 and $133, respectively, and the accrued benefit cost amounted to $6,154 and $6,087, respectively.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


NOTE 11.   STOCK BENEFIT PLANS

The Company has an Employee Stock Plan (the "Stock Plan") under which the Company is authorized to issue a maximum of 14,000,000 shares. Pursuant to its terms, no awards could be granted under the Stock Plan after December 5, 1995. Under the Stock Plan, the Company granted incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, stock grants and stock bonus awards. The exercise price of stock options could not be less than the fair market value per share of Class A Common Stock on the date the option was granted and the options could expire no longer than ten years from date of grant. Stock appreciation rights permit the employee to elect to receive payment in cash, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, in an amount equal to the difference between the fair market value of the stock as of the date the right is exercised, and the exercise price.

In June 1996, the Company's shareholders approved the First Amended and Restated 1996 Employee Stock Plan, as amended, (the "1996 Plan"), under which the Company is authorized to issue a maximum of 13,000,000 shares. Under the 1996 Plan, the Company is able to grant incentive stock options, nonqualified stock options, restricted stock, conjunctive and alternative stock appreciation rights, stock grants and stock bonus awards. The other terms of the 1996 Plan are substantially identical to those of the Stock Plan except that under the 1996 Plan the Compensation Committee has the authority, in its discretion, to add performance criteria as a condition to any employee's exercise of an award granted under the 1996 Plan.

During 1999, the Company granted options under the 1996 Plan to purchase 3,108,561 shares of Class A Common Stock and stock appreciation rights related to 1,512,449 shares under option. The options and related stock appreciation rights are exercisable at various prices ranging from $67.50 to $76.31 per share and vest in 33 1/3% annual increments beginning one year from the date of grant.

During 1998, the Company granted options under the 1996 Plan to purchase 2,265,500 shares of Class A Common Stock and stock appreciation rights related to 2,265,500 shares under option. The options and related stock appreciation rights are exercisable at various prices ranging from $27.63 to $43.50 per share and vest in 33 1/3% annual increments beginning one year from the date of grant.

During 1997, the Company granted options under the 1996 Plan to purchase 2,230,888 shares of Class A Common Stock and stock appreciation rights related to 2,210,288 shares under option. The options and related stock appreciation rights are exercisable at prices of $7.13 and $7.88 per

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


share and vest in either 25% or 33 1/3% annual increments beginning one year from the date of the grant or the beginning of 1997.

As a result of stock awards, bonus awards, stock appreciation rights and the expensing of the cash payment made for certain executive stock options, the Company recorded expense of approximately $255,789, $146,179 and $64,361 in 1999, 1998 and 1997, respectively. These amounts reflect vesting schedules for applicable grants as well as fluctuations in the market price of the Company's Class A Common Stock.

The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized consistent with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), for options granted in 1995 through 1999, the Company's net loss would have increased by $45,607, $16,151 and $7,323 in 1999, 1998 and 1997, respectively. Pro forma net loss per share would have been $(5.41), $(3.27) and $(.20) for the years ended December 31, 1999, 1998 and 1997, respectively.

The per share weighted average value of stock options issued by the Company during 1999, 1998 and 1997, as determined by the Black-Scholes option pricing model, was $35.27, $14.25 and $3.32, respectively, on the date of grant. In these years, the Company assumed no declaration of dividends and an expected life of five years in determining the value of stock options granted. In addition, the calculations assumed a risk free interest rate of approximately 6.3%, 5.0% and 5.9% and expected volatility of 49.7%, 52.8% and 43.5% in 1999,
1998 and 1997, respectively.

Stock transactions under the Stock Plan and the 1996 Plan are as follows:

                                      Shares                Stock
                                       Under             Appreciation         Stock             Available            Option
                                      Option                Rights            Awards            For Grant         Price Range
                                      ------             ------------         -------           ---------         -----------
Balance, December 31, 1996            5,492,616            5,624,016         615,650           3,477,770          $3.63-$13.04

     Granted                          2,230,888            2,210,288               -          (2,230,888)         $7.13-$7.88
     Exercised/issued                  (950,924)          (1,245,160)              -                   -          $5.32-$13.03
     Cancelled-Stock Plan              (964,356)            (948,024)        (31,196)                  -          $5.32-$13.03
     Cancelled-1996 Plan               (300,676)            (300,176)        (45,452)            346,128          $7.13-$12.38
                                     ----------           ----------        --------          ----------

Balance, December 31, 1997            5,507,548            5,340,944         539,002           1,593,010          $5.32-$13.03

     1996 Plan amendment                      -                    -               -           7,000,000
     Granted                          2,265,500            2,265,500               -          (2,265,500)         $27.63-$43.50
     Exercised/issued                (1,263,220)          (1,164,932)       (221,852)                  -          $6.13-$30.16
     Cancelled-Stock Plan                (6,604)              (6,604)         (6,840)                  -          $6.91-$13.03
     Cancelled-1996 Plan               (345,364)            (345,360)        (32,060)            377,424          $7.13-$12.38
                                    -----------          -----------        --------          ----------
Balance, December 31, 1998            6,157,860            6,089,548         278,250           6,704,934          $6.13-$43.50

     Granted                          3,108,561            1,512,449           9,180          (3,117,741)         $67.50-$76.31
     Exercised/issued                (1,174,609)          (1,740,534)              -                   -          $6.13-$42.88
     Cancelled-Stock Plan               (22,852)             (28,400)              -                   -          $6.13-$42.88
     Cancelled-1996 Plan               (609,301)            (812,535)        (28,538)            637,839          $7.13-$12.38
                                    -----------         ------------        --------          ----------

Balance, December 31, 1999            7,459,659            5,020,528         258,892           4,225,032          $6.13-$76.31
                                    ===========          ===========        ========          ==========

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1999:

                                             Options Outstanding                                      Options Exercisable
                          ---------------------------------------------------------------      ---------------------------------
                                                  Weighted                Weighted                                      Weighted
                                                   Average                Average                                        Average
    Ranges of                                     Remaining               Exercise                                       Exercise
Exercise Prices             Shares              Life in Years              Price                 Shares                   Price
---------------------------------------------------------------------------------------------------------------------------------
$  6.13 -  7.63            1,576,058                 6.9                 $  7.10               1,576,058                 $  7.10
   7.64 - 15.26              910,538                 5.7                   11.42                 685,013                   11.37
  15.27 - 22.89                4,667                 8.1                   22.47                   2,833                   22.47
  22.90 - 30.53            1,983,562                 8.3                   27.49                 693,968                   27.41
  30.54 - 38.16               40,000                 8.2                   33.73                  40,000                   33.73
  38.17 - 45.79              116,001                 8.1                   41.54                  34,674                   41.56
  61.05 - 68.68            2,266,000                 8.9                   67.47                 208,333                   67.40
  68.69 - 76.31              562,833                 5.9                   75.44                 261,500                   76.31

At December 31, 1999, options for 7,459,659 shares were outstanding with a weighted average exercise price of $37.23 and a weighted average remaining life of 7.6 years. At December 31, 1999, options for 3,502,379 shares were exercisable with a weighted average exercise price of $21.37.

NOTE 12.    COMMITMENTS AND CONTINGENCIES

The Company, through Rainbow Media, has entered into several contracts, including rights agreements, with professional sports teams and others relating to cable television programming. In addition, Rainbow Media, through MSG, has employment agreements with both players and coaches of its professional sports teams. Certain of these contracts, which provide for payments that are guaranteed regardless of employee injury or termination, are covered by disability insurance if certain conditions are met. Future cash payments required under these contracts as of December 31, 1999 are as follows:

                         2000                  $271,398
                         2001                   217,300
                         2002                   172,800
                         2003                   136,164
                         2004                   109,968
                   Thereafter                 1,020,554
                                             ----------
                        Total                $1,928,184
                                             ==========

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


The Company and its cable television affiliates have an affiliation agreement with a program supplier whereby the Company is obligated to make base rate annual payments, as defined and subject to certain adjustments pursuant to the agreement, through 2004. The Company would be contingently liable for the base rate annual payments, based on subscriber usage, of approximately $13,335 in 2000 and for the years 2001 through 2004 such payments would increase by percentage increases in the Consumer Price Index, or five percent, whichever is less, over the prior year's base rate annual payment.

NOTE 13.    OTHER MATTERS

The Company is party to various lawsuits, some involving substantial amounts. Management does not believe that the resolution of these lawsuits will have a material adverse impact on the financial position of the Company.

NOTE 14.    DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Accounts Receivable Trade, Notes and Other Receivables, Prepaid Expenses and Other Assets, Advances to Affiliates, Accounts Payable and Accrued Liabilities.

The carrying amount approximates fair value due to the short maturity of these instruments.

At Home Warrants

The fair value of the At Home warrants is based upon the quoted market price of the underlying securities.

Bank Debt, Senior Notes and Debentures, Subordinated Notes and Debentures and Redeemable Exchangeable Preferred Stock of CSC Holdings

The fair values of each of the Company's long-term debt instruments and redeemable preferred stock of CSC Holdings are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

Interest Rate Swap Agreements

The fair values of interest rate swap and cap agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate agreements, taking into consideration current interest rates and the current creditworthiness of the counterparties.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


The fair value of the Company's financial instruments are summarized as follows:


                                                                                                   December 31, 1999
                                                                                                   -----------------
                                                                                     Carrying                         Estimated
                                                                                       Amount                         Fair Value
                                                                                       ------                         ----------
     At Home warrants..............................................                  $  248,134                      $   867,103
                                                                                     ==========                      ===========

     Long term debt instruments:

         Bank debt.................................................                  $2,254,487                      $ 2,254,487
         Senior notes and debentures...............................                   2,692,602                        2,608,845
         Subordinated notes and debentures.........................                   1,048,513                        1,102,500
         Redeemable exchangeable preferred
            stock of CSC Holdings..................................                   1,404,511                        1,539,173
                                                                                     ----------                      -----------
                                                                                     $7,400,113                      $ 7,505,005
                                                                                     ==========                      -==========
     Interest rate swap agreements:

         In a net payable position.................................                  $       --                      $     3,265
                                                                                     ==========                      ===========


                                                                                                   December 31, 1998
                                                                                                   -----------------

                                                                                     Carrying                         Estimated
                                                                                       Amount                         Fair Value
     At Home warrants..............................................                 $   248,134                      $   755,479
                                                                                    ===========                      ===========

     Long term debt instruments:

         Bank debt.................................................                 $ 2,051,549                      $ 2,051,549
         Senior notes and debentures...............................                   2,194,443                        2,271,340
         Subordinated notes and debentures.........................                   1,048,375                        1,168,375
         Redeemable exchangeable preferred
            stock of CSC Holdings..................................                   1,256,339                        1,417,241
                                                                                    -----------                      -----------
                                                                                    $ 6,550,706                      $ 6,908,505
                                                                                    ===========                      -==========
     Interest rate swap agreements:

         In a net payable position.................................                 $        --                      $     4,116
                                                                                    ===========                      ===========

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)

NOTE 15.    SEGMENT INFORMATION

The Company classifies its business interests into three segments:
Telecommunication Services, consisting principally of its cable television, telephone and modem services operations; Rainbow Media, consisting principally of interests in cable television programming networks and MSG, which owns and operates professional sports teams, regional cable television networks, live productions and entertainment venues; and Retail Electronics, which represents the operations of Cablevision Electronics' retail electronics stores.

The Company's reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, incentive stock plan expense and the costs of year 2000 remediation). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at fair value as if the sales were to third parties. Information as to the operations of the Company's business segments is set forth below.

                                        Years Ended December 31,
                             -----------------------------------------
                                    1999           1998           1997
                             -----------    -----------    -----------
REVENUES
Telecommunication Services   $ 2,151,308    $ 1,886,190    $ 1,364,264
Rainbow Media ............     1,234,113      1,007,639        637,648
Retail Electronics .......       603,294        464,388             --
All Other ................        85,529          6,614          1,707
Intersegment eliminations       (131,259)       (99,688)       (54,261)
                             -----------    -----------    -----------
                  Total ..   $ 3,942,985    $ 3,265,143    $ 1,949,358
                             ===========    ===========    ===========

                                                           Years Ended December 31,
                                              -----------------------------------------------
                                                     1999              1998              1997
                                              -----------       -----------       -----------
ADJUSTED OPERATING CASH FLOW (UNAUDITED)
Telecommunication Services .............      $   916,233       $   762,823       $   545,927
Rainbow Media ..........................          190,646           135,259           101,122
Retail Electronics .....................          (37,934)          (19,737)               --
All Other ..............................          (51,996)           (1,783)           (1,704)
                                              -----------       -----------       -----------
                  Total ................      $ 1,016,949       $   876,562       $   645,345
                                              ===========       ===========       ===========


                                                           Years Ended December 31,
                                              -----------------------------------------------
                                                     1999              1998              1997
                                              -----------       -----------       -----------
ASSETS
Telecommunication Services.............       $ 4,490,364       $ 4,411,194       $ 2,927,640
Rainbow Media .........................         2,682,235         2,720,127         2,838,987
Retail Electronics ....................           220,898           199,194                --
Other .................................           274,003           253,564            10,270
Corporate and intersegment eliminations          (537,192)         (523,017)         (162,109)
                                              -----------       -----------       -----------
                  Total ...............       $ 7,130,308       $ 7,061,062       $ 5,614,788
                                              ===========       ===========       ===========

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)

A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows:

                                                                                           Years Ended December 31,
                                                                               -----------------------------------------------
                                                                                     1999              1998               1997
                                                                                     ----              ----               ----
REVENUES
Total revenue for reportable segments ....................................     $ 3,988,715       $ 3,358,217       $ 2,001,912
Other revenue and intersegment eliminations ..............................         (45,730)          (93,074)          (52,554)
                                                                               -----------       -----------       -----------
            Total consolidated revenue ...................................     $ 3,942,985       $ 3,265,143       $ 1,949,358
                                                                               ===========       ===========       ===========

ADJUSTED OPERATING CASH FLOW TO NET LOSS
Total adjusted operating cash flow for reportable
            segments (unaudited) .........................................       1,068,945           878,345           647,049
Other adjusted operating cash flow deficit (unaudited) ...................         (51,996)           (1,783)           (1,704)
Items excluded from adjusted operating cash flow
            Depreciation and amortization ................................        (893,797)         (734,107)         (499,809)
            Incentive stock plan expense .................................        (255,789)         (146,179)          (64,361)
            Year 2000 remediation ........................................         (41,477)           (7,593)               --
            Interest expense .............................................        (470,549)         (426,402)         (368,700)
            Interest income ..............................................           4,809            24,028             5,492
            Equity in net loss of affiliates .............................         (19,234)          (37,368)          (27,165)
            Gain on sale of programming interests and cable
                 assets, net .............................................              --           170,912           372,053
            Gain on redemption of subsidiary preferred stock .............              --                --           181,738
            Write off of deferred interest and financing costs ...........          (4,425)          (23,482)          (24,547)
            Provision for preferential payment to related party ..........              --              (980)          (10,083)
            Minority interests ...........................................        (120,524)         (124,677)         (209,461)
            Miscellaneous, net ...........................................         (16,570)          (19,218)          (12,606)
                                                                               -----------       -----------       -----------
                      Net loss ...........................................     $  (800,607)      $  (448,504)      $   (12,104)
                                                                               ===========       ===========       ===========

Substantially all revenues and assets of the Company's reportable segments are attributed to or located in the United States.

The Company does not have a single external customer which represents 10 percent or more of its consolidated revenues.

                        CABLEVISION SYSTEMS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                  (continued)


NOTE 16.    INTERIM FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of selected quarterly financial data for the years ended December 31, 1999 and 1998.

                                    MARCH 31,                         JUNE 30,                     SEPTEMBER 30,
                           ---------------------------     ---------------------------     ---------------------------
                                  1999            1998            1999            1998            1999            1998
                              --------        --------        --------        --------        --------        --------
Revenues ..............    $   933,708     $   675,728     $   946,309     $   805,190     $   902,310     $   806,871
Operating expenses ....      1,040,755         686,888         954,580         785,935         922,674         790,822
                           -----------     -----------     -----------     -----------     -----------     -----------
Operating profit (loss)    $  (107,047)    $   (11,160)    $    (8,271)    $    19,255     $   (20,364)    $    16,049
                           ===========     -==========     ===========     --=========     -==========     -==========
Net loss ..............    $  (238,647)    $   (27,204)    $  (167,847)    $  (122,951)    $  (178,063)    $  (113,614)
                           ===========     -==========     --=========     --=========     --=========     --=========
Basic and diluted
    net loss per
    common share ......    $     (1.57)    $      (.23)    $     (1.10)    $      (.82)    $     (1.17)    $      (.75)
                           ===========     ===========      ==========     ===========     ===========     ===========

                                      DECEMBER 31,                       TOTAL
                             ---------------------------     ---------------------------
                                    1999            1998            1999            1998
                                --------        --------        --------          ------
Revenues ..............      $ 1,160,658     $   977,354     $ 3,942,985     $ 3,265,143
Operating expenses ....        1,199,090       1,012,815       4,117,099       3,276,460
                             -----------     -----------     -----------     -----------
Operating profit (loss)      $   (38,432)    $   (35,461)    $  (174,114)    $   (11,317)
                             ===========     ===========     -==========     ===========
Net loss ..............      $  (216,050)    $  (184,735)    $  (800,607)    $  (448,504)
                             ===========     -==========     -==========     -==========
Basic and diluted
    net loss per
    common share ......      $     (1.27)    $     (1.22)    $     (5.12)    $     (3.16)
                             ===========     ===========     ===========     ===========

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                              March 31,             December 31,
                   ASSETS                                                                        2000                   1999
                                                                                                 ----                   ----
                                                                                             (Unaudited)
Cash and cash equivalents............................................................       $    51,341             $   62,665

Accounts receivable trade (less allowance for doubtful accounts of
      $36,987 and $35,357)...........................................................           250,957                226,304

Notes and other receivables..........................................................           114,538                129,596

Inventory, prepaid expenses and other assets.........................................           232,758                219,487

Property, plant and equipment, net...................................................         2,830,532              2,752,495

Investments in affiliates............................................................           323,284                306,557

Advances to affiliates...............................................................            51,620                 46,685

Feature film inventory...............................................................           330,843                335,826

Net assets held for sale.............................................................           272,290                269,349

Franchises, net of accumulated amortization of
      $746,092 and $703,237..........................................................           608,922                651,777

Affiliation and other agreements, net of accumulated amortization of
      $258,130 and $244,249..........................................................           159,369                173,250

Excess costs over fair value of net assets acquired and other intangible assets, net of accumulated amortization of
      $755,003 and $727,134..........................................................         1,898,541              1,816,030

Deferred financing, acquisition and other costs, net of
      accumulated amortization of $59,630 and $51,063................................           150,087                140,287
                                                                                             ----------             ----------
                                                                                             $7,275,082             $7,130,308
                                                                                             ==========             ==========

                            See accompanying notes to
                  condensed consolidated financial statements.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (continued)


                                                                                          March 31,             December 31,
                                                                                            2000                    1999
                                                                                            ----                    ----
                                                                                        (Unaudited)
                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Accounts payable..................................................................      $   442,416              $  411,804
Accrued liabilities...............................................................          896,125               1,048,623
Feature film and contract obligations.............................................          356,608                 371,126
Deferred revenue..................................................................          246,144                 274,043
Bank debt.........................................................................        2,610,134               2,254,487
Senior notes and debentures.......................................................        2,692,754               2,692,602
Subordinated notes and debentures.................................................        1,048,546               1,048,513
Capital lease obligations and other debt..........................................          110,959                  99,099
                                                                                        -----------              ----------
        Total liabilities.........................................................        8,403,686               8,200,297
                                                                                         ----------              ----------
Minority interests................................................................          605,321                 592,583
                                                                                         ----------              ----------
Preferred stock of CSC Holdings, Inc..............................................        1,444,210               1,404,511
                                                                                          ---------              ----------
Commitments and contingencies

Stockholders' deficiency:
        Preferred Stock, $.01 par value, 10,000,000 shares
                authorized, none issued...........................................                -                       -
        Class A Common Stock, $.01 par value, 400,000,000 shares
                authorized, 130,265,200 and 130,091,237 shares issued.............            1,303                   1,301
        Class B Common Stock, $.01 par value, 160,000,000 shares
                authorized, 43,126,836 shares issued..............................              431                     431
        Paid-in capital...........................................................          736,427                 731,986
        Accumulated deficit.......................................................       (3,915,797)             (3,800,302)
                                                                                         ----------              ----------
                                                                                         (3,177,636)             (3,066,584)
        Treasury stock, at cost (7,118 shares)....................................             (499)                   (499)
                                                                                         ----------              ----------
        Total stockholders' deficiency............................................       (3,178,135)             (3,067,083)
                                                                                         ----------              ----------
                                                                                         $7,275,082              $7,130,308
                                                                                         ==========              ==========

                            See accompanying notes to
                  condensed consolidated financial statements.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                  (Dollars in thousands, except per share data)
                                  (Unaudited)


                                                      2000            1999
                                                      ----            ----
Revenues ..................................    $ 1,048,224     $   933,708
                                               -----------     -----------
Operating expenses:
      Technical and operating .............        440,028         401,881
      Retail electronics cost of sales ....        112,453          98,092
      Selling, general and
             administrative ...............        202,660         335,329
      Depreciation and amortization .......        233,352         205,453
                                               -----------     -----------
                                                   988,493       1,040,755
                                               -----------     -----------
              Operating income (loss) .....         59,731        (107,047)
                                               -----------     -----------

Other income (expense):
      Interest expense ....................       (132,079)       (109,292)
      Interest income .....................          1,301           2,879
      Equity in net loss of affiliates ....         (2,316)         (3,395)
      Minority interests ..................        (41,395)        (17,619)
      Miscellaneous, net ..................           (737)         (4,173)
                                               -----------     -----------
                                                  (175,226)       (131,600)
                                               -----------     -----------
Net loss ..................................    $  (115,495)    $  (238,647)
                                               ===========     -==========
Basic and diluted net loss per common share    $     (0.67)    $     (1.57)
                                               ===========     ===========
Average number of common shares outstanding
      (in thousands) ......................        173,351         151,625
                                               ===========     ===========

                           See accompanying notes to
                  condensed consolidated financial statements.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                             (Dollars in thousands)
                                   (Unaudited)

                                                                                 2000          1999
                                                                                 ----          ----
Cash flows from operating activities:

   Net loss ............................................................    $(115,495)   $ (238,647)
                                                                            ---------    ----------
   Adjustments to reconcile net loss to net cash
          provided by (used in) operating activities:
               Depreciation and amortization ...........................      233,352       205,453
               Equity in net loss of affiliates ........................        2,316         3,395
               Minority interests ......................................       41,391        10,284
               Gain on sale of investments .............................           --       (10,861)
               Write off of investment in affiliate ....................           --        15,006
               Amortization of deferred financing and debenture discount        2,564         2,200
               Loss (gain) on sale of equipment ........................          (50)        1,159
               Changes in assets and liabilities, net of effects
                     of acquisitions and dispositions ..................     (168,752)       17,438
                                                                           ----------    ----------
               Net cash provided by (used in) operating activities .....       (4,674)        5,427
                                                                           ----------    ----------
Cash flows from investing activities:
   Payments for acquisitions, net of cash acquired .....................     (106,183)      (24,787)
   Proceeds from sale of investments ...................................           --        10,861
   Capital expenditures ................................................     (203,348)     (157,613)
   Proceeds from sale of equipment .....................................           84           155
   Additions to intangible assets ......................................          (94)       (6,169)
   Increase in investments in affiliates, net ..........................      (19,043)      (24,075)
                                                                           ----------    ----------
               Net cash used in investing activities ...................     (328,584)     (201,628)
                                                                           ----------    ----------
Cash flows from financing activities:
   Proceeds from bank debt .............................................      891,800       515,877
   Repayment of bank debt ..............................................     (556,153)     (331,499)
   Issuance of common stock ............................................        4,443         2,082
   Purchase of treasury stock ..........................................           --          (458)
   Payments on capital lease obligations and other debt ................       (9,236)       (3,186)
   Additions to deferred financing and other costs .....................       (8,920)       (1,867)
                                                                           ----------    ----------
               Net cash provided by financing activities ...............      321,934       180,949
                                                                           ----------    ----------
Net decrease in cash and cash equivalents ..............................      (11,324)      (15,252)
Cash and cash equivalents at beginning of year .........................       62,665       173,826
                                                                           ----------    ----------
Cash and cash equivalents at end of period .............................   $   51,341    $  158,574
                                                                           ==========    ==========

                            See accompanying notes to
                  condensed consolidated financial statements.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)




Note 1.      Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Cablevision Systems Corporation and its majority owned subsidiaries (the "Company") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

Note 2.      Responsibility for Interim Financial Statements

The financial statements as of and for the three month periods ended March 31, 2000 and 1999 presented in this Form 10-Q are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

The interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's and CSC Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2000.

Note 3.      Reclassifications

Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 presentation.

Note 4.      Loss Per Common Share

Basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Potential dilutive common shares were not included in the computation as their effect would be antidilutive.

Note 5.      Cash Flows

For purposes of the condensed consolidated statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest expense of approximately $140,580 and $84,893 for the three months ended March 31, 2000 and 1999, respectively. The Company's noncash financing activities for the three months ended March 31, 2000 and 1999 included capital lease obligations of $21,077 and 4,919, respectively, incurred when the Company entered into leases for new equipment.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)






Note 6.      Acquisition

In January 2000, Regional Programming Partners acquired the 70% interest in SportsChannel Florida held by Front Row Communications for approximately $130,100 (including the repayment of $20,000 in debt) increasing its ownership to 100%. The acquisition was accounted for as a purchase with the operations of the acquired business being consolidated with those of the Company as of the acquisition date. The purchase price will be allocated to the specific assets acquired when an independent appraisal is obtained.

Note 7.      At Home

As of March 31, 2000 and 1999, deferred revenue derived from the receipt of At Home warrants, net of amortization taken, amounted to approximately $146,419 and $199,680, respectively. For the three months ended March 31, 2000 and 1999, the Company recognized approximately $15,000 and $12,534, respectively, of this deferred revenue.

Note 8.      Segment Information

The Company's reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income or loss before depreciation and amortization, incentive stock plan income or expense and the costs of Year 2000 remediation).

                                                                            Three Months Ended March 31,
                                                                        -----------------------------------
                                                                             2000                     1999
                                                                             ----                     ----
REVENUES
Telecommunication Services.................................              $  567,068                $525,490
Rainbow Media..............................................                 361,482                 298,595
Retail Electronics.........................................                 136,656                 123,017
All Other..................................................                  18,173                  18,307
Intersegment Eliminations..................................                 (35,155)                (31,701)
                                                                         ----------                --------
         Total.............................................              $1,048,224                $933,708
                                                                         ==========                ========

                                                                              Three Months Ended March 31,
                                                                           ----------------------------------
                                                                             2000                     1999
                                                                             ----                     ----
ADJUSTED OPERATING CASH FLOW
Telecommunication Services.................................                $238,666                 $218,358
Rainbow Media..............................................                  46,956                   28,250
Retail Electronics.........................................                 (17,888)                 (11,305)
All Other..................................................                 (13,215)                  (7,986)
                                                                          ---------                ---------
         Total.............................................                $254,519                 $227,317
                                                                           ========                =========

A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows:

                                                                                 Three Months Ended March 31,
                                                                           -------------------------------------
                                                                                    2000                   1999
                                                                                    ----                   ----
REVENUE
Total revenue for reportable segments............................             $1,065,206                $947,102
Other revenue and intersegment eliminations......................                (16,982)                (13,394)
                                                                           --------------             ----------
      Total consolidated revenue.................................             $1,048,224                $933,708
                                                                              ==========                ========

ADJUSTED OPERATING CASH FLOW TO NET LOSS
Total adjusted operating cash flow for
reportable
      segments...................................................            $   267,734               $ 235,303
Other adjusted operating cash flow deficit.......................                (13,215)                 (7,986)
Items excluded from adjusted operating cash flow:
      Depreciation and amortization..............................               (233,352)               (205,453)
      Incentive stock plan income (expense)......................                 41,124                (121,339)
      Year 2000 remediation costs................................                 (2,560)                 (7,572)
      Interest expense...........................................               (132,079)               (109,292)
      Interest income............................................                  1,301                   2,879
      Equity in net loss of affiliates...........................                 (2,316)                 (3,395)
      Minority interests.........................................                (41,395)                (17,619)
      Miscellaneous, net.........................................                   (737)                 (4,173)
                                                                         ---------------            ------------
                Net loss.........................................            $  (115,495)              $(238,647)
                                                                             ===========               =========


Substantially all revenues and assets of the Company's reportable segments are attributed to or located in the United States.

The Company does not have a single external customer which represents 10 percent or more of its consolidated revenues.

Note 9.      Net Assets Held For Sale

The net assets attributable to the Company's cable television systems located in and around the greater Cleveland, Ohio metropolitan area and in Kalamazoo, Michigan are classified in the accompanying balance sheet as net assets held for sale.

Note 10.     Recent Developments

In April 2000, the Company entered into agreements with AT&T Corporation ("AT&T") for the sale of its cable systems in Boston and Eastern Massachusetts in exchange for AT&T's cable systems in certain northern New York suburbs, approximately $878,000 in AT&T stock and approximately $284,000 in cash, subject to certain adjustments.

                                                                         ANNEX V

                             THE RAINBOW MEDIA GROUP

                                                                                                      PAGE
                                                                                                      ----
Index to Financial Statements.........................................................................V-2

Management's Discussion and Analysis of Financial Condition and Results of Operations.................V-30

Description of Business...............................................................................V-36

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
Independent Auditors' Report...........................................................................   V-3

Combined Balance Sheets - December 31, 1999 and 1998...................................................   V-4

Combined Statements of Operations - Years
         ended December 31, 1999, 1998 and 1997........................................................   V-6

Combined Statements of Group Deficiency - Years
         ended December 31, 1999, 1998 and 1997........................................................   V-7

Combined Statements of Cash Flows - Years ended
         December 31, 1999, 1998 and 1997..............................................................   V-8

Notes to Combined Financial Statements.................................................................   V-9


Combined Balance Sheets - March 31, 2000 (unaudited) and December 31, 1999.............................  V-24

Combined Statements of Operations - Three months
      ended March 31, 2000 and 1999 (unaudited)........................................................  V-26

Combined Statements of Cash Flows - Three months
      ended March 31, 2000 and 1999 (unaudited)........................................................  V-27

Notes to Combined Financial Statements (unaudited).....................................................  V-28

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Cablevision Systems Corporation

We have audited and reported separately herein on the consolidated financial statements of Cablevision Systems Corporation and subsidiaries ("Cablevision") as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999.

We have also audited the accompanying combined balance sheets of Rainbow Media Group (a combination of certain assets and businesses of Cablevision, as described in Note 1) as of December 31, 1999 and 1998, and the related combined statements of operations, group deficiency and cash flows for each of the years in the three-year period ended December 31, 1999. These combined financial statements are the responsibility of Cablevision's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Rainbow Media Group has been operated as an integral part of Cablevision, and has no separate legal existence. As described in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations. Moreover, as indicated in Note 4, Rainbow Media Group relies upon Cablevision for administrative, management and other services. The financial position, results of operations and cash flows of Rainbow Media Group could differ from those that might have resulted had Rainbow Media Group operated autonomously or as an entity independent of Cablevision. The combined financial statements of Rainbow Media Group are presented for purposes of additional analysis of Cablevision's consolidated financial statements, and should be read in conjunction with those statements.

In our opinion, the combined financial statements referred to in the second paragraph above present fairly, in all material respects, the financial position of Rainbow Media Group as of December 31, 1999 and 1998, and the results of its operations and its cash flows on the basis of presentation described in Note 1, for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                                        KPMG LLP

Melville, New York

August 8, 2000

                               RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                             COMBINED BALANCE SHEETS
                           December 31, 1999 and 1998
                             (Dollars in thousands)

                                                                                                  1999              1998
                                                                                                  ----              ----
ASSETS
Current assets:
   Cash.................................................................................       $       105     $        99

   Trade accounts receivable (less allowance for doubtful accounts of
   $9,126 and $7,654)...................................................................            46,950          29,216

   Accounts receivable-affiliates, net..................................................            39,175          29,538

   Prepaid expenses and other current assets............................................             2,899          11,583

   Feature film inventory...............................................................            51,555          42,977
                                                                                               -----------     -----------

         Total current assets...........................................................           140,684         113,413

Long-term feature film inventory........................................................           284,708         249,283

Property and equipment, net.............................................................            49,274          41,742

Investments in affiliates...............................................................            47,398          22,791

Deferred carriage fees (less accumulated amortization of
   $4,605 in 1999) .....................................................................            19,757               -

Deferred financing costs (less accumulated amortization of
   $1,769 and $1,746)...................................................................             3,212           2,585

Deferred transmission costs (less accumulated amortization of
   $1,175 and $1,006)...................................................................               825             994

Intangible assets (less accumulated amortization of
   $132,206 and $101,536)...............................................................           103,638         134,308
                                                                                                 ---------       ---------

                                                                                                  $649,496        $565,116
                                                                                                 =========        ========

                            See accompanying notes to
                         combined financial statements.

                               RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                             COMBINED BALANCE SHEETS
                           December 31, 1999 and 1998
                             (Dollars in thousands)
                                   (continued)


                                                                                                  1999              1998
                                                                                                  ----              ----
LIABILITIES AND GROUP DEFICIENCY
Current liabilities:

   Bank debt, current...................................................................         $  53,773        $ 25,331

   Current portion of capital lease obligations.........................................             4,381           3,774

   Accounts payable.....................................................................            45,051          34,798

   Accrued employee related costs.......................................................            34,566          25,856

   Other accrued expenses...............................................................            17,224          14,136

   Accounts payable-affiliates..........................................................            35,168          25,530

    Note payable - affiliate............................................................            90,000          90,000

   Feature film and contract rights payable, current....................................            60,409          44,513
                                                                                               -----------       ---------

         Total current liabilities......................................................           340,572         263,938

Bank debt, long-term....................................................................           308,000         241,450

Feature film rights payable, long-term..................................................           206,476         196,570

Capital lease obligations, long-term....................................................            29,236          29,227
                                                                                               -----------       ---------

         Total liabilities..............................................................           884,284         731,185

Deficit investment in affiliates........................................................             2,966          12,683

Commitments and contingencies

   Group deficiency.....................................................................          (237,754)       (178,752)
                                                                                                ----------      ----------
                                                                                                $  649,496      $  565,116
                                                                                                ==========      ==========

                            See accompanying notes to
                         combined financial statements.

                               RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                        COMBINED STATEMENTS OF OPERATIONS
                  Years ended December 31, 1999, 1998 AND 1997
                             (Dollars in thousands)


                                                                                 1999             1998              1997
                                                                                 ----             ----              ----
Revenues, net....................................................................$361,756        $283,546        $230,556
                                                                                 --------        --------        --------
Operating expenses:

   Technical and operating....................................................... 146,378         123,804         104,776

   Selling, general and administrative........................................... 152,416         120,307          88,465

   Depreciation and amortization.................................................  39,902          34,424          33,015
                                                                                 --------      ----------      ----------

                                                                                  338,696         278,535         226,256
                                                                                ---------       ---------       ---------

         Operating income........................................................  23,060           5,011           4,300
                                                                                 --------     -----------     -----------


Other income (expense):
                                                                         .
   Interest expense...................................................... ....... (33,061)        (32,124)        (32,204)

   Interest income...............................................................     113              23             156

   Equity in net loss of affiliates, net.........................................  (7,674)        (13,402)         (6,374)

   Gain on sale of programming interests.........................................       -          17,648         158,428

   Miscellaneous, net............................................................  (1,715)            597            (235)
                                                                                 --------    ------------    ------------
                                                                                  (42,337)        (27,258)        119,771
                                                                                ---------       ---------       ---------

         Net income (loss).......................................................$(19,277)       $(22,247)       $124,071
                                                                                 ========        ========        ========

                            See accompanying notes to
                         combined financial statements.

                               RAINBOW MEDIA GROUP
         (a combination of certain assets and businesses of Cablevision
                              Systems Corporation)
                     COMBINED STATEMENTS OF GROUP DEFICIENCY
                  Years Ended December 31, 1999, 1998 and 1997
                             (Dollars in thousands)


Balance, January 1, 1997.......................................................$  (30,805)

   Net income.................................................................... 124,071

   Net distributions to CNYG.....................................................(263,496)
                                                                                 --------

Balance, December 31, 1997.......................................................(170,230)

   Net loss...................................................................... (22,247)

   Net contributions from CNYG...................................................  13,725
                                                                                 ---------
Balance, December 31, 1998.......................................................(178,752)

   Net loss...................................................................... (19,277)

   Net distributions to CNYG..................................................... (39,725)
                                                                                 --------

Balance, December 31, 1999......................................................$(237,754)
                                                                                =========

                           See accompanying notes to
                         combined financial statements.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                       COMBINED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997
                             (Dollars in thousands)



                                                                             1999                1998                1997
                                                                             ----                ----                ----
Cash flows from operating activities:
   Net income (loss).............................................         $  (19,277)          $  (22,247)          $ 124,071
   Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
     Depreciation and amortization...............................             39,902               34,424              33,015
     Amortization and write-off of deferred costs................              2,258                  771                 838
     Equity in net loss of affiliates, net.......................              7,674               13,402               6,374
     Gain on sale of programming interests.......................                  -              (17,648)           (158,428)
     Gain on sale of equipment...................................               (254)                   -                   -
     Non-cash expenses attributed to RMG.........................              33,409               26,057              31,332
     Changes in assets and liabilities:
         Trade accounts receivable, net..........................            (17,734)              (3,716)             (4,764)
         Accounts receivable-affiliates, net.....................             (9,637)             (19,503)             (8,617)
         Prepaid expenses and other current assets...............              8,684              ( 3,701)             (3,954)
         Feature film inventory..................................            (70,116)            (112,734)             (8,792)
         Deferred carriage fees..................................              4,605                    -                   -
         Accounts payable and accrued liabilities................             12,995               12,512              30,013
         Accounts payable affiliates.............................              9,638               23,651               2,217
         Feature film and contract rights payable................             51,915              104,989              (3,552)
                                                                           ---------             --------          ----------
              Net cash provided by operating activities..........             54,062               36,257              39,753
                                                                           ---------            ---------          ----------

Cash flows from investing activities:

   Capital expenditures..........................................            (12,643)              (4,945)             (2,043)
   Proceeds from sale of equipment...............................                722                    -                   -
                                                                        ------------       --------------      --------------
              Net cash used in investing activities..............            (11,921)              (4,945)             (2,043)
                                                                           ---------           ----------          ----------

Cash flows from financing activities:

   Net proceeds from (repayments of) bank debt..................             113,916               (5,261)            181,873
   Distributions to CNYG.........................................           (125,000)             (24,023)           (220,001)
   Principal payments on capital lease obligations...............             (3,973)              (3,308)             (2,947)
   Additions to deferred carriage fees..........................             (24,362)                   -                   -
   Financing costs on bank debt..................................             (2,716)                   -              (2,012)
                                                                         -----------      ---------------         -----------
              Net cash used in financing activities..............            (42,135)             (32,592)            (43,087)
                                                                          ----------           ----------          ----------

Net increase (decrease) in cash..................................                  6               (1,280)             (5,377)

Cash at beginning of year........................................                 99                1,379               6,756
                                                                      --------------         ------------         -----------

Cash at end of year..............................................         $      105           $       99           $   1,379
                                                                        ============        =============          ==========

                           See accompanying notes to
                         combined financial statements.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

NOTE 1.    BASIS OF PRESENTATION

The stockholders of Cablevision Systems Corporation ("Cablevision") are scheduled to vote on a proposal (the "Tracking Stock Proposal") to amend its certificate of incorporation to, among other things, (i) authorize the creation and distribution of two new classes of common stock, to be designated as Rainbow Media Group ("RMG") tracking stock which, when issued, will be intended to reflect the performance of the assets and businesses of Cablevision attributed to RMG, (ii) increase the aggregate number of authorized shares of common stock that Cablevision may issue from 570 million to 1.88 billion, and (iii) redesignate each share of Cablevision common stock into a share of Cablevision NY Group ("CNYG") common stock, which, following a distribution of RMG tracking stock, will be intended to reflect the performance of all of Cablevision's assets and businesses which have not been attributed to RMG.

RMG represents a combination of certain assets, liabilities and businesses owned by Cablevision, consisting of: (i) five nationally-distributed entertainment programming networks, (ii) Cablevision's interests in six regional Fox Sports Net networks outside of the New York metropolitan area, (iii) an interest in National Sports Partners, which owns and distributes Fox Sports Net, (iv) an interest in National Advertising Partners, which provides advertising representation services to all of the Fox Sports Net networks, (v) Rainbow Network Communications, a full service network programming origination and distribution company and (vi) certain developmental activities of Cablevision's Rainbow Media Holdings, Inc. subsidiary. RMG has been operated as an integral part of Cablevision, and has no separate legal existence.

Historically, RMG has not prepared separate financial statements in accordance with generally accepted accounting principles ("GAAP") in the ordinary course of operations. However, these combined financial statements were prepared in accordance with GAAP for the purposes of this filing, and have been derived from the consolidated financial statements and accounting records of Cablevision. These combined RMG financial statements, together with the combined CNYG financial statements, include all of the accounts contained in Cablevision's consolidated financial statements. Cablevision intends to prepare, and include in its filings with the Securities and Exchange Commission ("SEC"), the consolidated financial statements of Cablevision together with the combined financial statements of RMG as long as RMG's tracking stock is outstanding.

Amounts in the accompanying combined financial statements reflect Cablevision's basis in the net assets of the combined businesses. However, minority interests in the net assets and results of operations of these businesses are not reflected. Such minority interests are recorded in the Consolidated Financial Statements of Cablevision.

The accompanying RMG combined financial statements are intended to reflect the assets, liabilities, revenues and expenses that Cablevision has attributed to RMG, as well as certain allocations deemed reasonable by management, to present the combined financial position and results of operations of RMG as if it were a separate entity for all periods presented. However, primarily as a result of allocations and inter-group related party transactions (Note 4), the financial information included herein may not necessarily reflect the combined financial position

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

and results of operations of RMG had it operated as a separate stand-alone entity during the periods presented.

Even though Cablevision has attributed certain assets, liabilities, revenue and cash flows to RMG, that attribution does not change the legal title to any assets or responsibility for any liabilities and does not affect the rights of any creditors. Further, financial results of CNYG that affect Cablevision's consolidated financial condition could affect the financial position or results of operations of RMG. Any dividends or distributions on, or repurchases of, Cablevision stock will reduce the assets of Cablevision legally available for dividends on RMG stock. Accordingly, holders of CNYG common stock and RMG tracking stock will continue to be subject to risks associated with an investment in a single corporation and all of Cablevision's businesses, assets and liabilities.

As a result of the factors described above, the combined financial statements of RMG should be read in conjunction with the consolidated financial statements of Cablevision.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of the following consolidated subsidiaries of Cablevision:

     American Movie Classics Company ("AMC")
         AMC includes the American Movie Classics and Romance Classics programming services;

     Bravo Company ("Bravo")
         Bravo includes the Bravo and Independent Film Channel programming services;

     Sportschannel Ohio Associates (also known as Fox Sports Net Ohio); Sportschannel Cincinnati Associates (also known as Fox Sports Net Cincinnati); and
     Rainbow Network Communications ("RNC").

All significant intra-group transactions and balances have been eliminated in combination.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

Group Deficiency

Group deficiency represents the aggregate interests of all stockholders, partners and members in the net assets or liabilities of all combined companies comprising RMG. Cablevision includes its share of such amount in its consolidated financial statements, after consideration of the interests of parties other than Cablevision.

Revenue Recognition

RMG recognizes revenue when programming services are provided to cable television systems or other pay television operators. Advertising revenue is recognized when commercials are telecast.

Long-Lived Assets

Property and equipment are carried at cost and depreciated on a straight line basis over the estimated useful lives of the assets or, with respect to leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives.

RMG reviews its long-lived assets (property and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Feature Film Inventory

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value. Costs are amortized on the straight-line basis over the respective license periods throughout the contract term. Film telecast rights expected to be amortized within one year are classified as current assets while contract amounts payable within one year are classified as current liabilities.

Amounts payable during the five years subsequent to December 31, 1999 related to feature film rights amount to $60,310 in 2000, $37,777 in 2001, $35,095 in 2002,
$31,791 in 2003, and $26,664 in 2004.

Investments in Affiliates

Investments in affiliates are carried at cost, adjusted for RMG's equity in net earnings or losses, if any, from the date of acquisition and any known impairment in value.

Deferred Carriage Fees

Deferred carriage fees primarily represent payments to a multiple cable system operator to guarantee carriage of the Romance Classics service and are amortized over the period of guarantee (5 years).

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense over the life of the related debt.

Deferred Transmission Costs

Deferred transmission costs represent prepayments to secure transponder space on a satellite and are amortized to technical and operating expense over the projected life (12 years) of the satellite.

Income Taxes

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

Earnings (Loss) Per Share

Historical earnings (loss) per share for RMG has been omitted from the statements of operations since RMG stock was not part of the capital structure of Cablevision for the periods presented. Following the implementation of the Tracking Stock Proposal, per share results for RMG will be presented only in the consolidated financial statements of Cablevision and will be computed by applying the "two class" method of Statement of Financial Accounting Standard No. 128, "Earnings Per Share."

Supplemental Cash Flow Information

RMG paid cash interest expense of approximately $19,727, $20,673 and $12,815 during 1999, 1998 and 1997, respectively. During 1999, RMG reduced feature film inventory and rights payable by approximately $26,113 in connection with an amendment to an existing film license agreement.

During 1999 and 1997, RMG's noncash investing and financing activities included capital lease obligations of $4,589 and $39,256, respectively, incurred when RMG entered into leases for new equipment. No capital lease obligations were incurred in 1998.

During 1999, 1998 and 1997, CNYG made contributions of $41,998, $20,997 and $25,991, respectively, to equity method investee companies attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

During 1999, 1998 and 1997, CNYG made net payments of $18,924, $105,259 and $25,500, respectively, on indebtedness and $11,245, $15,123 and $12,444, respectively, of related interest attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

During 1999, 1998 and 1997, CNYG made payments of $13,108, $4,017 and $961, respectively, relating to stock plan obligations attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

NOTE 3.   LIQUIDITY

Although RMG had a working capital deficit as of December 31, 1999, RMG is operated as an integral part of Cablevision. Cablevision intends to provide RMG with sufficient liquidity to meet its working capital requirements through (i) renegotiation or replacement of existing credit facilities, (ii) the sale of debt or equity securities, or, if necessary, (iii) advances from CNYG.




Note 4.    ALLOCATIONS AND RELATED PARTY TRANSACTIONS

ALLOCATIONS

The combined financial statements of RMG reflect the application of certain allocation and cash management policies of Cablevision, which are summarized below. Cablevision's board of directors may modify or rescind any of these allocation policies without the approval of the stockholders, although no such changes are currently contemplated. Any such changes adopted by the board of directors would be made in its good faith business judgment of Cablevision's best interests, taking into consideration the best interests of all Cablevision shareholders. Management believes that these allocations have been made on a reasonable basis. However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis. Explanations of the composition and the amounts of the more significant allocations are described below.

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, accounting, tax, audit, treasury, strategic planning, investor relations, information technology, etc.) have been allocated by Cablevision generally based upon management's estimate of proportionate usage. When determinations based upon usage are impractical, Cablevision uses other methods and criteria

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


that management believes to be equitable and provide a reasonable estimate of costs attributable to RMG. Such costs allocated to RMG amounted to $18,369, $14,404 and $7,825 for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in selling, general and administrative expenses.

Year 2000 Remediation Costs

Selling, general and administrative expenses for the year ended December 31, 1999 includes $2,813 of Year 2000 remediation costs which includes direct charges and allocations from Cablevision.

Indebtedness and Interest

Cablevision has attributed indebtedness generally based upon approximate funding of start up costs for certain of RMG's programming services. As more fully described in Note 8, indebtedness related to the stand-alone bank facilities of AMC and Rainbow Media Holdings, Inc. ("Rainbow Media Holdings"), currently a 74% owned subsidiary of Cablevision, has been attributed to RMG. Additionally, inter-group indebtedness of approximately $90,000 has been attributed to RMG reflecting the start up costs of certain of RMG's programming services. Interest expense associated with the stand-alone bank facilities and this attributed indebtedness amounted to $28,783, $25,939 and $28,187 for the years ended December 31, 1999, 1998 and 1997, respectively.

Income Taxes

To the extent that federal and state income taxes are determined on a basis that includes operations of both CNYG and RMG, such taxes are allocated to each group, and reflected in their respective financial statements, in accordance with Cablevision's tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, will be allocated between the groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective groups. Under the policy, the amount of taxes payable or refundable which are allocated to RMG will generally be comparable to those that would have resulted if the groups had filed separate tax returns. Further, RMG is responsible to CNYG for its share of any consolidated income tax liabilities determined in accordance with the policy. Accordingly, RMG will realize the benefits of its tax attributes when it generates sufficient taxable income to utilize such attributes.

Stock-Based Compensation

Cablevision charges RMG for the cost of certain employee stock incentive plans. RMG was charged, based upon proportionate payroll costs, approximately $22,129, $13,747 and $6,701, in 1999, 1998 and 1997, respectively, related to these stock incentive plans.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

Health and Welfare Benefits

Employees of entities attributed to RMG participate in health and welfare plans sponsored by Cablevision. Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plan. Such costs amounted to $1,746, $1,660 and $974 for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in selling, general and administrative expenses.

Cash Management

Surplus cash is swept nightly from certain entities within RMG to Rainbow Media Holdings. Such inter-group transfers do not bear interest.

RELATED-PARTY TRANSACTIONS

As described below, RMG provides services to and receives services from affiliates and CNYG. As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services have not necessarily been based upon arm's length negotiations. However, it is not practicable to determine whether the amounts charged represent amounts that might have been incurred on a stand-alone basis for RMG.

During 1999, Cablevision entered into a new affiliation agreement with a service provider which resulted in higher rates per subscriber charged to Cablevision than those under the previous agreement. As part of the negotiations, the service provider agreed to amend its existing film license agreement with AMC, reducing the license fees and revising the list of film titles licensed. Since AMC received the benefit of Cablevision's negotiations in the form of discounted license fees, Cablevision charged AMC $10,000, which was treated as a cost to acquire the rights to the revised list of film titles and classified as feature film inventory.

RMG provides programming to cable television systems owned or managed by CSC Holdings, Inc. ("CSC Holdings"), a wholly-owned subsidiary of Cablevision, and other affiliates under contracts called affiliation agreements. Affiliate revenues earned by RMG from services provided to these cable television systems amounted to approximately $64,912, $45,392, and $16,755 for the years ended December 31, 1999, 1998, and 1997, respectively.

RNC provides certain transmission and production services to programming entities owned or managed by Rainbow Media Holdings and included in CNYG. For the years ended December 31, 1999, 1998 and 1997, approximately $12,827, $13,077, and $9,762, respectively, of revenues was earned from services provided to these entities.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


Under contractual agreements, CSC Holdings provides certain consulting services to AMC and Romance Classics. These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of the businesses' gross revenues, as defined. The agreements are automatically renewable every five years at the option of CSC Holdings. Pursuant to the terms of these agreements, RMG was charged consulting fees of $6,832, $5,710 and $4,848 in 1999, 1998 and 1997, respectively.

National Sports Partners, an equity method investee which has been attributed to RMG, provides certain programming to RMG. RMG was charged approximately $1,869, $2,273 and $130 for the years ended December 31, 1999 and 1998 and for the period from December 18, 1997 (inception) to December 31, 1997, respectively, for this programming.

National Advertising Partners, an equity method investee which has been attributed to RMG, provides national advertising services to RMG. RMG was charged fees for such services of approximately $601, $543 and $136 for the years ended December 31, 1999 and 1998 and for the period from December 18, 1997 (inception) to December 31, 1997, respectively.

As of December 31, 1999, AMC had outstanding an interest exchange (cap) agreement with CSC Holdings with a total notional value of $105,000 maturing on May 13, 2002. The agreement caps AMC's floating rate of interest based on LIBOR at 7% through May 2001 and at 7.5% from May 2001 through May 2002. AMC entered into this cap agreement to hedge against interest rate risk and accounts for this agreement as a hedge whereby interest expense is recorded using the revised rate with any fees amortized as a yield adjustment.

Note payable-affiliate of $90,000 represents an attributed portion of a loan made in June 1998 by Regional Programming Partners to Rainbow Media Holdings. Such loan is a four year demand note maturing on March 31, 2002 and bears interest at a rate of LIBOR plus 7/8% per annum.

NOTE 5.    SIGNIFICANT TRANSACTIONS

NBC Transaction

In April 1997, Cablevision acquired, among other things, NBC's interests in AMC, Bravo, Fox Sports Net Cincinnati, Fox Sports Net Ohio, RNC and certain other companies accounted for under the equity method, in exchange for a 25% interest in Rainbow Media Holdings. This transaction was accounted for by Cablevision at historical cost and resulted in goodwill attributed to RMG of $50,037. Such goodwill is being amortized over ten years.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


Formation of Regional Programming Partners

In December 1997, Cablevision contributed its interests in its regional sports programming businesses (including those attributed to RMG) to a partnership with Fox Sports Networks, LLC, controlled by Cablevision (Regional Programming Partners ("RPP")). The formation of RPP resulted in a gain to Cablevision, of which $158,428 has been attributed to RMG.

NOTE 6.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following:



                                                                      December 31,               Estimated
                                                             -------------------------------
                                                                 1999            1998          Useful Lives
                                                             ------------   --------------     ------------
Program, service and test equipment..................          $76,400        $66,871          5 to 8 years
Furniture and fixtures...............................           12,921          9,203          3 to 8 years
Leasehold improvements...............................            8,473          5,055          Life of lease
                                                             ---------      ---------
                                                                97,794         81,129
Less accumulated depreciation
  and amortization...................................          (48,520)       (39,387)
                                                              --------       --------
                                                               $49,274        $41,742
                                                              ========       ========

NOTE 7.    INVESTMENTS IN AFFILIATES

The following table reflects ownership percentages and balances of equity method investments attributed to RMG as of December 31, 1999 and 1998:




                                                          Ownership Percentages             Investment Balances
                                                          ---------------------             -------------------
                                                                               December 31,
                                                     -----------------------------------------------------------------
                                                          1999             1998           1999             1998
                                                          ----             ----           ----             ----
MuchMusic USA Venture...........................            50%              50%         $   3,359        $   2,995
SportsChannel Chicago Associates................            50               50             30,260           12,149
SportsChannel Pacific Associates................            50               50              6,531            5,853
SportsChannel Florida Associates................            30               30                 36           (2,411)
SportsChannel New England
     Limited Partnership........................            50               50              2,534            1,794
National Sports Partners........................            50               50              4,678          (10,135)
National Advertising Partners...................            50               50             (2,966)            (137)
                                                                                          --------          -------
                                                                                           $44,433          $10,108
                                                                                           =======          =======

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


RMG's share of the net loss of these affiliates for the years ended December 31, 1999, 1998 and 1997 aggregated $7,674, $13,402 and $6,374, respectively.

NOTE 8.    BANK DEBT

The following table summarizes bank debt attributed to RMG:


                                                        As of December 31, 1999
                                                        -----------------------
                                                                 Rainbow
                                                                 Media
                                              AMC               Holdings                Total
                                              ---               ---------                ----
Total facility....................             $425,000          $300,000               $725,000

Outstanding debt..................              308,000            49,000                357,000

Other restrictions................                    -           200,000                200,000
                                         --------------          --------              ---------

     Availability.................             $117,000          $ 51,000               $168,000
                                               ========          ========               ========

AMC has a credit agreement which matures on March 31, 2006 and consists of a term loan and a revolving loan. On May 12, 1999, the credit agreement was amended and restated, increasing the term loan from $124,000 to $225,000 and the revolving loan from $100,000 to $200,000. Borrowings under the credit agreement bear interest at varying rates based upon the banks' Base Rate or Eurodollar Rate, depending on the ratio of debt to cash flow, as defined. At December 31, 1999 and 1998, the weighted-average interest rate on bank indebtedness approximated 7.6% and 6.1%, respectively. The term loan will begin amortizing March 31, 2001 and requires quarterly amortization payments. The revolving loan does not start to reduce until June 30, 2004. On December 31, 1999 and 1998, $225,000 and $128,000 was outstanding under the term loan, $83,000 and $64,250 was outstanding under the revolving loan and $1,456 and $3,290 was outstanding under a separate overdraft facility, respectively.

Substantially all of the assets of AMC, amounting to approximately $320,192 at December 31, 1999, have been pledged to secure borrowings under the AMC credit agreement. The AMC credit agreement contains various restrictive covenants with which AMC was in compliance at December 31, 1999. AMC must pay an annual commitment fee of 0.625% on the aggregate unused balance of the revolver.

Rainbow Media Holdings has a $300,000, three year credit facility which matures on December 31, 2000. The credit facility contains certain financial covenants that may limit Rainbow Media Holdings' ability to utilize all the undrawn funds available thereunder, including covenants requiring it to maintain certain financial ratios. The facility bears interest at varying rates above the

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

lead bank's base or Eurodollar rate depending on the ratio of debt to borrower value, as defined in the credit agreement. The loan is secured by a pledge of Cablevision's stock in Rainbow Media Holdings, a pledge of all of the stock of all wholly-owned subsidiaries of Rainbow Media Holdings and is guaranteed by the subsidiaries of Rainbow Media Holdings, as permitted.

At December 31, 1999 and 1998, Rainbow Media Holdings had outstanding borrowings under its credit facility of $52,317 and $71,241, respectively (including amounts outstanding under a separate overdraft facility of $3,317 and $4,041, respectively). Undrawn funds available to Rainbow Media Holdings under the credit facility amounted to approximately $51,000 at December 31, 1999.

The weighted average interest rate on Rainbow Media Holdings' bank debt was 8.9% and 7.7% on December 31, 1999 and 1998, respectively. The credit agreement contains various restrictive covenants with which Rainbow Media Holdings was in compliance at December 31, 1999. Rainbow Media Holdings is required to pay a fee of 0.5% based on the unused portion of the commitment.

Amounts payable under the Rainbow Media Holdings credit facility and the AMC credit agreement, including outstanding bank overdrafts, during the five years subsequent to December 31, 1999 are as follows:

                2000         $53,773
                2001          27,000
                2002          29,250
                2003          36,000
                2004          56,250

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)

NOTE 9.    INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1999 and 1998 are presented below:


                                                                                   1999               1998
                                                                                   ----               ----
Depreciation and amortization                                                  $    2,700         $    1,996
Benefit plans                                                                      25,273             12,459
Allowance for doubtful accounts                                                     3,833              3,215
Deferred gains                                                                    (57,512)           (61,936)
Benefits of tax loss carry forwards                                               126,000            113,148
                                                                                ---------          ---------
              Net deferred tax assets                                             100,294             68,882
Valuation allowance                                                              (100,294)           (68,882)
                                                                                ---------         ----------
                                                                           $            -     $            -
                                                                           ==============     ==============

The operations of RMG are included in the consolidated Federal income tax returns filed by Rainbow Media Holdings, a subsidiary of Cablevision. At December 31, 1999, Rainbow Media Holdings had consolidated net operating loss carry forwards of approximately $570,300, of which $300,000 has been allocated to RMG. These loss carry forwards may be subject to annual limitations on deductions due to changes in the ownership of Rainbow Media Holdings.

RMG has provided a valuation allowance for the total amount of net deferred tax assets since realization of these assets is not assured, principally due to RMG's history of net losses.

RMG's tax provision for 1997 was reduced to $0 as a result of available loss carryovers.

NOTE 10.    LEASES

RMG leases certain facilities and transponder space on a satellite under operating lease agreements with third parties which expire at various dates through 2006. Rent expense for operating leases amounted to approximately $9,704, $7,026 and $2,995 for the years ended December 31, 1999, 1998 and 1997, respectively. The following is a schedule of future minimum lease payments for operating leases as of December 31, 1999:

            2000                                      $  3,319
            2001                                         2,766
            2002                                         2,547
            2003                                         2,389
            2004                                         2,278
            Thereafter                                   9,763
                                                       -------
            Total minimum lease payments               $23,062
                                                       =======

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


RMG leases certain equipment and transponder space on a satellite under capital leases. Future minimum capital lease payments as of December 31, 1999 are:

            2000                                                 $  7,440
            2001                                                    7,440
            2002                                                    7,440
            2003                                                    7,440
            2004                                                    7,080
            Thereafter                                              8,380
                                                               ----------

            Total minimum lease payments...................        45,220
            Less amount representing interest (10%)........        11,603
                                                               ----------
            Present value of net minimum
                     capital lease payments................        33,617
            Less current installments......................         4,381
                                                              -----------
            Obligations under capital leases,
                     excluding current installments........     $  29,236
                                                                =========

At December 31, 1999 and 1998, the gross amount of origination equipment and related accumulated amortization recorded under capital leases were as follows:



                                                                         1999                      1998
                                                                         ----                      ----
Origination equipment                                                   $43,831                  $39,255
Less accumulated amortization                                            14,467                    9,030
                                                                       --------                ---------
                                                                        $29,364                  $30,225
                                                                        =======                  =======

NOTE 11.    BENEFIT PLANS

Cablevision sponsors a pension plan and a 401(k) savings plan pursuant to which the businesses of RMG contribute a percent of eligible employees' annual compensation, as defined, to the pension plan and makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings plan. The cost associated with these plans was approximately $810, $685 and $542 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


NOTE 12.    COMMITMENTS AND CONTINGENCIES

Several of the companies which comprise RMG have entered into contracts, including rights agreements, with professional sports teams and others relating to cable television programming. Future cash payments required under these contracts as of December 31, 1999 are as follows:

           2000                 $14,381
           2001                  15,479
           2002                  15,975
           2003                  15,478
           2004                  13,183
                                -------
            Total               $74,496
                                =======

Broadcast Music, Inc. ("BMI") and the American Society of Composers, Authors and Publishers ("ASCAP"), organizations which license the performance of musical compositions of respective members, allege that certain of the companies within RMG require a license to exhibit musical compositions in their respective catalogs and that continued use requires a license. BMI and ASCAP have each agreed to interim fees based on revenues covering certain periods. The interim fee agreements have been extended several times, and are currently extended on a month-to-month basis. These matters have been submitted to a Federal Rate Court, and are subject to retroactive adjustment either at such time as a final decision is made by the Court or a final agreement is reached by the parties.

In addition, RMG is party to various legal matters arising out of the ordinary conduct of its business, some involving substantial amounts. Management does not believe that the final outcome of these lawsuits, including the BMI and ASCAP rate matters, will have a material adverse impact on the financial position of RMG.

NOTE 13.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Trade Accounts Receivable, Accounts Receivable - Affiliates, Accounts Payable, Accrued Expenses, Accounts Payable - Affiliates, and Contract Rights Payable.

The carrying amount approximates fair value due to the short maturity of these instruments.

Bank Debt

The estimated fair value of bank debt approximates its carrying value based on the current rates offered to the entities within RMG for instruments of the same remaining maturities.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


Interest Rate Cap Agreements

At December 31, 1999, the fair value of the outstanding cap agreement was $599 (net receivable position). Fair value was obtained from a dealer quote. This value represents the estimated amount RMG would receive to terminate the agreement, taking into consideration current interest rates and the current creditworthiness of the counterparty.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 14.    SUBSEQUENT EVENT

In January 2000, RPP acquired the 70% interest in SportsChannel Florida Associates that it did not already own and held by Front Row Communications for approximately $130,100 (including the repayment of $20,000 in debt) increasing its ownership to 100%.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                            COMBINED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                               March 31,        December 31,
                                                                                                  2000              1999
                                                                                                  ----              ----
                                                                                              (unaudited)
ASSETS
Current assets:

   Cash.................................................................................     $          14       $       105

   Trade accounts receivable (less allowance for doubtful accounts of
      $11,206 and $9,126)...............................................................            61,348            46,950

   Accounts receivable-affiliates, net..................................................            56,609            39,175

   Prepaid expenses and other current assets............................................            10,343             4,386

   Feature film inventory...............................................................            51,975            50,068
                                                                                                 ---------         ---------

         Total current assets...........................................................           180,289           140,684

Long-term feature film inventory........................................................           277,817           284,708

Property and equipment, net.............................................................            54,213            49,274

Investments in affiliates...............................................................            62,431            47,398

Deferred carriage fees (less accumulated amortization of
   $5,691 and 4,605)....................................................................            28,671            19,757

Deferred financing costs (less accumulated amortization of
   $1,957 and $1,769)...................................................................             3,027             3,212

Deferred transmission costs (less accumulated amortization of
   $1,215 and $1,174)...................................................................               785               825

Intangible assets (less accumulated amortization of
   $139,829 and $132,206)...............................................................           201,511           103,638
                                                                                                 ---------         ---------

                                                                                                  $808,744          $649,496
                                                                                                  ========          ========

                            See accompanying notes to
                         combined financial statements.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                            COMBINED BALANCE SHEETS
                             (Dollars in thousands)
                                  (continued)

                                                                                               March 31,        December 31,
                                                                                                  2000              1999
                                                                                                  ----              ----
                                                                                              (unaudited)
LIABILITIES AND GROUP DEFICIENCY
Current liabilities:

   Bank debt, current...................................................................         $ 203,215        $   53,773

   Current portion of capital lease obligations.........................................             4,716             4,381

   Accounts payable.....................................................................            38,501            45,051

   Accrued employee related costs.......................................................            22,189            34,566

   Other accrued expenses...............................................................            17,555            17,224

   Accounts payable-affiliates..........................................................            51,588            35,168

   Deferred revenue.....................................................................             7,800                 -

   Note payable - affiliate.............................................................            39,750            90,000

   Feature film rights payable, current.................................................            53,293            60,409
                                                                                                 ---------        ----------

         Total current liabilities......................................................           438,607           340,572

Bank debt, long-term....................................................................           322,750           308,000

Feature film rights payable, long-term..................................................           193,519           206,476

Capital lease obligations, long-term....................................................            32,268            29,236
                                                                                                 ---------        ----------

         Total liabilities..............................................................           987,144           884,284

Deficit investment in affiliates........................................................             3,496             2,966

Commitments and contingencies

   Group deficiency.....................................................................          (181,896)         (237,754)
                                                                                                ----------        ----------
                                                                                                $  808,744        $  649,496
                                                                                                ==========        ==========

                           See accompanying notes to
                         combined financial statements.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                       COMBINED STATEMENTS OF OPERATIONS
                   Three Months Ended March 31, 2000 and 1999
                             (Dollars in thousands)
                                  (unaudited)


                                                                                      2000             1999
                                                                                      ----             ----
Revenues, net....................................................................    $110,460       $  80,695
                                                                                     --------       ---------

Operating expenses:

   Technical.....................................................................      42,775          34,960

   Selling, general and administrative...........................................      32,895          39,310

   Depreciation and amortization.................................................       9,720           9,768
                                                                                     --------     -----------

                                                                                       85,390          84,038
                                                                                     --------      ----------

         Operating income (loss).................................................      25,070          (3,343)
                                                                                     --------      ----------

Other income (expense):

   Interest expense..............................................................     (11,408)         (7,205)

   Interest income...............................................................         207               9

   Equity in net loss of affiliates, net.........................................      (1,787)            352

   Miscellaneous, net............................................................        (588)            (23)
                                                                                     --------    ------------
                                                                                      (13,576)         (6,867)
                                                                                     --------      ----------

   Net income (loss).............................................................    $ 11,494       $ (10,210)
                                                                                     ========       =========

                             See accompanying notes
                       to combined financial statements.

                              RAINBOW MEDIA GROUP
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                       COMBINED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 2000 and 1999
                             (Dollars in thousands)
                                  (unaudited)


                                                                                   2000               1999
                                                                                 ----------        -----------
Cash flows from operating activities:
   Net income (loss)..................................................           $   11,494        $  (10,210)
   Adjustments to reconcile net income (loss) to net cash
     Provided by operating activities:
     Depreciation and amortization....................................                9,720             9,768
     Amortization and write-off of deferred costs.....................                1,314               184
     Equity in net loss of affiliates, net............................                1,787              (352)
     Non-cash expenses attributed to RMG..............................               29,039            13,953
     Changes in assets and liabilities:
         Trade accounts receivable, net...............................               (4,800)           (1,691)
         Accounts receivable-affiliates, net..........................              (17,434)           (1,336)
         Prepaid expenses and other current assets....................               (2,941)             (373)
         Feature film inventory.......................................                4,984             4,772
         Deferred carriage fees.......................................                3,387                 -
         Accounts payable and accrued liabilities.....................              (18,706)           (8,084)
         Accounts payable affiliates...............................                  14,956             4,070
         Feature film rights payable..................................              (20,073)           (7,048)
                                                                                -----------       -----------
              Net cash provided by operating activities...............               12,727             3,653
                                                                                -----------       -----------

Cash flows from investing activities:
   Capital expenditures...............................................                 (593)           (1,018)
                                                                              -------------       -----------
              Net cash used in investing activities...................                 (593)           (1,018)
                                                                              -------------       -----------

Cash flows from financing activities:
   Net proceeds from (repayments of)  bank debt.......................                1,387            (1,807)
   Distributions to CNYG..............................................              (12,500)                -
   Principal payments on capital lease obligations....................               (1,109)             (635)
   Financing costs on bank debt.......................................                   (3)                -
                                                                              -------------       -----------
              Net cash used in financing activities...................              (12,225)           (2,442)
                                                                              -------------       -----------

Net increase (decrease) in cash.......................................                  (91)              193

Cash at beginning of year.............................................                  105                99
                                                                              -------------       -----------

Cash at end of period.................................................           $       14        $      292
                                                                              =============       ===========

                             See accompanying notes
                       to combined financial statements.

                              RAINBOW MEDIA GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (unaudited)


NOTE 1.         BASIS OF PRESENTATION

The accompanying unaudited combined financial statements of Rainbow Media Group ("RMG") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

NOTE 2.         RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

The financial statements as of and for the three month periods ended March 31, 2000 and 1999 presented are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

The interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2000.

NOTE 3.         LIQUIDITY

Although RMG had a working capital deficit as of March 31, 2000, RMG is operated as an integral part of Cablevision. Cablevision intends to provide RMG with sufficient liquidity to meet its working capital requirements through (i) renegotiation or replacement of existing credit facilities, (ii) the sale of debt or equity securities, or, if necessary, (iii) advances from CNYG.

NOTE 4.         CASH FLOWS

For purposes of the combined statements of cash flows, RMG considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. RMG paid cash interest expense of approximately $6,094 and $3,591 for the three months ended March 31, 2000 and 1999, respectively. RMG's noncash financing activities for the three months ended March 31, 2000 and 1999 included capital lease obligations of $4,476 and $4,589, respectively, incurred when RMG entered into leases for new equipment. For the three months ended March 31, 2000 and 1999, CNYG made contributions of $1,772 and $23,405, respectively, to equity method investee companies attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG. For the three months ended March 31, 2000 and 1999, CNYG received net proceeds of $142,805, and $23,045, respectively, on indebtedness and made payments of $3,803 and $2,714, respectively, of related interest attributed to RMG. Such amounts have been reflected as capital distributions from RMG to CNYG. For the three months ended March 31, 2000 and 1999, CNYG made payments of $5,916, and $2,771, respectively, relating to stock plan obligations attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

                              Rainbow Media Group
     (a combination of certain assets and businesses of Cablevision Systems
                                  Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (unaudited)
                                  (continued)


NOTE 5.         ACQUISITION

In January 2000, Regional Programming Partners acquired the 70% interest in SportsChannel Florida Associates that it did not already own and held by Front Row Communications for approximately $130,100 (including the repayment of $20,000 in debt) increasing its ownership to 100%. The acquisition was accounted for as a purchase with the operations of the acquired business being combined with those of RMG as of the acquisition date. The purchase price will be allocated to the specific assets acquired when an independent appraisal is obtained. Had the acquisition occurred on January 1, 1999, pro forma revenue and net loss would have been $91,295 and $11,572, respectively for the three months ended March 31, 1999.


NOTE 6.         DEFERRED REVENUE

In January 2000, Rainbow Media Holdings, Inc. acquired 1,110,000 common shares of Salon.com, representing 10% of Salon.com's outstanding common stock at that time, in exchange for the provision of future advertising and promotional time on certain of Rainbow Media Holdings, Inc.'s programming services. The fair market value of the common stock of approximately $7,300 has been recorded in investment in affiliates and in deferred revenue in the accompanying combined balance sheet. The deferred revenue will be amortized to income as the services are provided to Salon.com.

NOTE 7.         INCOME TAXES

RMG's tax provision for the three months ended March 31, 2000 was reduced to $0 as a result of available loss carryovers.

                            THE RAINBOW MEDIA GROUP

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                  Years Ended December 31, 1999, 1998 and 1997



TRANSACTIONS

1998 Transactions. In January 1998, Rainbow Media Holdings, Inc. ("Rainbow Media Holdings") completed the sale of an interest in SportsChannel New England.

1997 Transactions. In December 1997, Rainbow Media Holdings completed certain transactions involving its interests in certain regional sports programming networks, Madison Square Garden, L.P. ("MSG" or "Madison Square Garden") and certain Fox entities with Fox Sports Networks, LLC ("Fox"). In April 1997, CSC Holdings, Inc. ("CSC Holdings") exchanged 25% of its interest in Rainbow Media Holdings for NBC's interest in several of Rainbow Media Holdings' programming entities ("NBC Transaction").

The above transactions completed in 1998 and 1997 are collectively referred to as the "Transactions."

RESULTS OF OPERATIONS

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA

                                                                     Years Ended December 31,
                                                          ----------------------------------
                                                                  1999                          1998
                                                          ------------------------      ------------------------     (Increase)
                                                                          % of Net                      % of Net      Decrease
                                                             Amount       Revenues         Amount       Revenues     in Net Loss
                                                             ------       --------         ------       --------     -----------
                                                                                (Dollars in thousands)
Revenues, net.......................................        $ 361,756        100%         $283,546        100%       $  78,210

Operating expenses:
   Technical and operating..........................          146,378         40           123,804         44          (22,574)
   Selling, general & administrative................          152,416         42           120,307         42          (32,109)
   Depreciation and amortization....................           39,902         11            34,424         12           (5,478)
                                                            ---------                    ---------                   ---------
Operating income....................................           23,060          6             5,011          2           18,049
Other income (expense):.............................
   Interest expense, net............................          (32,948)        (9)          (32,101)       (11)            (847)
   Equity in net loss of affiliates, net............           (7,674)        (2)          (13,402)        (5)           5,728
   Gain on sale of programming interests............                -          -            17,648          6          (17,648)
   Miscellaneous, net...............................           (1,715)         -               597          -           (2,312)
                                                            ---------                    -----------                 ---------
Net loss............................................        $ (19,277)        (5)%       $ (22,247)        (8)%      $   2,970
                                                            =========                    =========                   =========

                                                                     Years Ended December 31,
                                                          ----------------------------------
                                                                  1998                          1997
                                                          ---------------------         ------------------------     (Increase)
                                                                          % of Net                      % of Net      Decrease
                                                             Amount       Revenues         Amount       Revenues     in Net Loss
                                                             ------       --------         ------       --------     -----------
                                                                                   (Dollars in thousands)
Revenues, net.......................................        $ 283,546        100%         $230,556        100%      $  52,990

Operating expenses:
   Technical and operating..........................          123,804         44           104,776         46         (19,028)
   Selling, general & administrative................          120,307         42            88,465         38         (31,842)
   Depreciation and amortization....................           34,424         12            33,015         14          (1,409)
                                                            ---------                     --------                  ---------

Operating income....................................            5,011          2             4,300          2             711
Other income (expense):
    Interest expense, net...........................          (32,101)       (11)          (32,048)       (14)            (53)
   Equity in net loss of affiliates, net............          (13,402)        (5)           (6,374)        (3)         (7,028)
   Gain on sale of programming interests............           17,648          6           158,428         69        (140,780)

   Miscellaneous, net...............................               597         -              (235)         -             832
                                                            ---------                     --------                  ---------
Net income (loss)...................................        $ (22,247)        (8)%        $124,071         54%      $(146,318)
                                                            =========                     ========                  =========

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 VERSUS YEAR ENDED DECEMBER 31, 1998

Revenues for the year ended December 31, 1999 increased $78.2 million (28%) as compared to revenues for the prior year. Approximately $55.7 million (20%) of the increase was attributable to growth in programming network subscribers and rate increases. Approximately $19.9 million (7%) of the increase was attributable to higher advertising revenues. The remaining $2.6 million (1%) increase was derived from other increases in revenue sources.

Technical and operating expenses increased $22.6 million (18%) for the year ended December 31, 1999 over the same 1998 period due primarily to increases in those costs directly associated with the increases in revenues discussed above. As a percentage of revenues, technical and operating expenses decreased 4% during 1999 compared to 1998.

Selling, general and administrative expenses increased $32.1 million (27%) for 1999 as compared to the 1998 level. Approximately $20.9 million (18%) was attributable to increases in sales and marketing initiatives and other general cost increases, approximately $8.4 million (7%) of the increase was due to charges attributed to RMG related to an incentive stock plan, with the remaining $2.8 million (2%) increase a result of Year 2000 remediation costs. As a percentage of revenues, selling, general and administrative expenses remained relatively constant in 1999 compared to 1998. Excluding the effects of the incentive stock plan charges and Year 2000 remediation costs, as a percentage of revenues such costs decreased 4%.

Depreciation and amortization expense increased $5.5 million (16%) during 1999 as compared to 1998 as a result of depreciation on fixed asset additions made during the period, as well as additional amortization expense.

Net interest expense increased $0.8 million (3%) during 1999 compared to 1998. The net increase is primarily attributable to higher debt balances.

Equity in net loss of affiliates decreased to $7.7 million in 1999 from $13.4 million in 1998. Such amounts consist of Rainbow Media Group's ("RMG") share of the net profits and losses of certain programming businesses, primarily regional and national sports programming companies and a national advertising company, in which Rainbow Media Holdings has varying minority ownership interests.

Gain on sale of programming interests for the year ended December 31, 1998 of $17.6 million resulted from the sale of an interest in a regional sports programming business.

Net miscellaneous expense increased to $1.7 million for the year ended December 31, 1999 compared to $0.6 million of net miscellaneous income for the prior year. In 1999, miscellaneous expense consisted principally of the write off of deferred financing costs in connection with amendments to American Movie Classic's credit agreement.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 VERSUS YEAR ENDED DECEMBER 31, 1997


RAINBOW MEDIA GROUP

Revenues for the year ended December 31, 1998 increased $53.0 million (23%) as compared to revenues for the prior year. Approximately $30.4 million (13%) of the increase was attributable to the Transactions and approximately $22.6 million (10%) resulted from growth in programming network subscribers, rate increases and new channel launches.

Technical and operating expenses for 1998 increased $19.0 million (18%) over the 1997 amount. Approximately $11.0 million (11%) of the increase was attributable to the Transactions and approximately $8.0 million (7%) was attributable to increased costs directly associated with the growth in revenues discussed above. As a percentage of revenues, technical and operating expenses decreased 2% during 1998 as compared to 1997.

Selling, general and administrative expenses increased $31.8 million (36%) for 1998 as compared to the 1997 level. Approximately $13.8 million (16%) of the increase was directly attributable to the Transactions, approximately $11.0 million (12%) of the increase was attributable to sales and marketing initiatives related to the promotion of new and established programming networks and to other general cost increases and approximately $7.0 million (8%) of the increase was due to charges attributed to RMG related to an incentive stock plan. As a percentage of revenues, selling, general and administrative expenses increased 4% in 1998 compared to 1997. Excluding the effects of the incentive stock plan, as a percentage of revenues such costs increased 3%.

Depreciation and amortization expense increased $1.4 million (4%) during 1998 as compared to 1997. An increase of approximately $1.1 million (3%) was directly attributable to the Transactions, with the remaining $0.3 million (1%) resulting from additional capital expenditures made during the period.

Gain on sale of programming interests for the year ended December 31, 1998 of $17.7 million resulted from the sale of an interest in a regional sports programming business. The gain of $158.4 million for the year ended December 31, 1997 represents RMG's proportionate share of the gain resulting from the Fox transaction.

Equity in net loss of affiliates amounted to $13.4 million for 1998 as compared to $6.4 million in 1997. Such amounts consisted of RMG's share of the net profits and losses of certain programming businesses, primarily regional and national sports programming companies and a national advertising company, in which Rainbow Media Holdings has varying minority ownership interests.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                   Three Months Ended March 31, 2000 And 1999

TRANSACTION

2000 Acquisition. In January 2000, Regional Programming Partners ("RPP") acquired the 70% interest in SportsChannel Florida Associates that it did not already own from Front Row Communications, Inc., increasing RPP's ownership to 100%.

RESULTS OF OPERATIONS

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA


                                                                 Three Months Ended March 31,
                                                          ----------------------------------
                                                                  2000                          1999
                                                          ---------------------         ------------------------     (Increase)
                                                                          % of Net                      % of Net      Decrease
                                                             Amount       Revenues         Amount       Revenues     in Net Loss
                                                             ------       --------         ------       --------     -----------
                                                                                (Dollars in thousands)

Revenues, net.......................................         $110,460        100%        $  80,695        100%       $  29,765

Operating expenses:
   Technical and operating..........................           42,775         39            34,960         43           (7,815)
   Selling, general & administrative................           32,895         30            39,310         49            6,415
   Depreciation and amortization....................            9,720          9             9,768         12                48
                                                            ---------                    ---------                   ----------
Operating income (loss).............................           25,070         23            (3,343)        (4)          28,413
Other income (expense):
   Interest expense, net............................          (11,201)       (10)           (7,196)        (9)          (4,005)
   Equity in net income (loss) of affiliates, net...           (1,787)        (2)              352          -           (2,139)
   Miscellaneous, net...............................             (588)         -               (23)         -             (565)
                                                            ---------                    ---------                   ---------
Net income (loss)...................................        $  11,494         10%        $ (10,210)       (13)%      $  21,704
                                                            =========                    =========                   =========

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2000 VERSUS THREE MONTHS ENDED MARCH 31, 1999

Revenues for the three months ended March 31, 2000 increased $29.8 million (37%) compared to the same period in 1999. Approximately $13.1 million (16%) of the increase was attributable to growth in program network subscribers and rate increases, approximately $12.0 million (15%) was directly attributable to the acquisition of SportsChannel Florida, with the remaining increase of $4.7 million (6%) resulting from higher advertising revenues.

Technical and operating expenses increased $7.8 million (22%) for the three months ended March 31, 2000 over the comparable 1999 period primarily as a result of the acquisition of SportsChannel Florida. As a percentage of revenues, technical and operating expenses decreased 4%.

Selling, general and administrative expenses decreased $6.4 million (16%) for the three months ended March 31, 2000 over the same period in 1999. A decrease of $13.9 million (35%) was due to benefits attributed to RMG related to an incentive stock plan. This decrease was partially offset by an increase of $4.8 million (12%) attributable to increases in sales and marketing initiatives and other general cost increases and approximately $2.7 million (7%) resulting from the acquisition of SportsChannel Florida. As a percentage of revenues, selling, general and administrative expenses decreased 19%. Excluding the effects of the incentive stock plan, as a percentage of revenues such costs decreased 2%.

Depreciation and amortization expense remained relatively constant for the three months ended March 31, 2000 over the comparable 1999 period. An increase of $1.6 million (16%), directly attributable to the acquisition of SportsChannel Florida, was offset by decreases in depreciation resulting from assets which became fully depreciated over the period.

Net interest expense increased $4.0 million (56%) during the 2000 period when compared to the 1999 period primarily due to higher debt levels and, to a lesser extent, higher interest rates.

Equity in net loss of affiliates amounted to $1.8 million during the three months ended March 31, 2000 compared to equity in net income of affiliates of $0.4 million during the same 1999 period. Such amounts consist of RMG's share of the net profits and losses of certain programming businesses, primarily regional and national sports programming companies and a national advertising company, in which Rainbow Media Holdings has varying minority ownership interests.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

OPERATING ACTIVITIES

Cash provided by operating activities amounted to $54.1 million for the year ended December 31, 1999 compared to $36.3 million for the year ended December 31, 1998. The 1999 cash provided by operating activities consisted primarily of net income of $63.7 million before depreciation, amortization and other non-cash items, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $9.6 million.

Cash provided by operating activities amounted to $36.3 million for the year ended December 31, 1998 compared to $39.8 million for the year ended December 31, 1997. The 1998 cash provided by operating activities consisted primarily of net income of $34.8 million before depreciation, amortization and other non-cash items and a net increase in cash resulting from changes in assets and liabilities of $1.5 million.

Cash provided by operating activities amounted to $39.8 million for the year ended December 31, 1997. The 1997 cash provided by operating activities consisted primarily of net income of $37.2 million before depreciation, amortization and other non-cash items and a net increase in cash resulting from changes in assets and liabilities of $2.6 million.

INVESTING ACTIVITIES

Net cash used in investing activities for the year ended December 31, 1999 was $11.9 million compared to $4.9 million for the year ended December 31, 1998. The 1999 investing activities consisted of $12.6 million of capital expenditures, partially offset by $0.7 million of proceeds from the sale of equipment.

Net cash used in investing activities for the year ended December 31, 1998 was $4.9 million compared to $2.0 million for the year ended December 31, 1997. The 1998 and 1997 investing activities consisted solely of capital expenditures.

FINANCING ACTIVITIES

Net cash used in financing activities amounted to $42.1 million for the year ended December 31, 1999 compared to $32.6 million for the year ended December 31, 1998. In 1999, financing activities consisted primarily of net distributions to CNYG of $125.0 million and other cash payments aggregating $31.0 million, principally payments in respect of carriage of certain of RMG's programming services, partially offset by $113.9 million of net proceeds from bank debt.

Cash used in financing activities amounted to $32.6 million for the year ended December 31, 1998 compared to $43.1 million for the year ended December 31, 1997. In 1998, financing activities consisted primarily of net distributions to CNYG of $24.0 million, net repayments of bank debt of $5.3 million and the payment of capital lease obligations of $3.3 million.

Cash used in financing activities amounted to $43.1 million for the year ended December 31, 1997. In 1997, financing activities consisted of $220.0 million of net distributions to CNYG and other net cash payments aggregating $5.0 million, partially offset by $181.9 million of net proceeds from bank debt.

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

OPERATING ACTIVITIES

Net cash provided by operating activities amounted to $12.7 million for the three months ended March 31, 2000 compared to $3.7 million for the three months ended March 31, 1999. The 2000 cash provided by operating activities consisted primarily of net income of $53.3 million before depreciation and amortization and other non-cash items, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $40.6 million.

The 1999 net cash provided by operating activities of $3.7 million consisted primarily of net income before depreciation, amortization and other non-cash items of approximately $13.3 million, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $9.6 million.

INVESTING ACTIVITIES

Net cash used in investing activities for the three months ended March 31, 2000 was $0.6 million compared to $1.0 million for the three months ended March 31, 1999. Such investing activities consisted solely of capital expenditures.

FINANCING ACTIVITIES

Net cash used in financing activities amounted to $12.2 million for the three months ended March 31, 2000 compared to $2.4 million in 1999. In 2000, financing activities consisted of net distributions to CNYG of $12.5 million and other cash payments aggregating $1.1 million, partially offset by net proceeds of bank debt of $1.4 million.

Net cash used in financing activities of $2.4 million for the three months ended March 31, 1999 consisted of repayments of bank debt of $1.8 million and payments of capital lease obligations of $0.6 million.

YEAR 2000

The Year 2000 issue ("Y2K") refers to the inability of certain computerized systems and technologies to recognize and/or correctly process dates beyond December 31, 1999.

For the year ended December 31, 1999, RMG recorded approximately $2.8 million of expenses relating to Y2K remediation. For the three months ended March 31, 2000 and 1999, expenses relating to Y2K remediation were not material.

                             THE RAINBOW MEDIA GROUP

                             DESCRIPTION OF BUSINESS

GENERAL

       The Rainbow Media Group includes our interests in certain of Rainbow Media Holdings' national programming assets and investments and includes:

       - five nationally distributed 24-hour entertainment programming networks

              -      American Movie Classics

              -      Bravo

              -      The Independent Film Channel

              -      Romance Classics

              -      MuchMusic USA

       - Rainbow Media Holdings' 60% ownership interest in the following regional sports networks owned by Regional Programming Partners, all of which Rainbow Media Holdings manages under the Fox Sports Net name

              -      Fox Sports Net Florida

              -      Fox Sports Net Ohio and

              -      Fox Sports Net Cincinnati

       - Rainbow Media Holdings' 30% ownership interest in the following regional sports networks owned by Regional Programming Partners, all of which Rainbow Media Holdings manages under the Fox Sports Net name

              -      Fox Sports Net Chicago

              -      Fox Sports Net Bay Area and

              -      Fox Sports Net New England

       - Rainbow Media Holdings' 50% ownership interest in National Sports Partners, which owns and distributes Fox Sports Net

       - Rainbow Media Holdings' 50% ownership interest in National Advertising Partners, which provides national advertising representation services to all of the Fox Sports Net regional sports networks

       - Rainbow Network Communications, a full service network programming origination and distribution company

       - Sterling Digital, a company designed to develop new niche audience programming.

       The Rainbow Media Group also will include our 48% interest in the Regional Sports News business.

PROGRAMMING OPERATIONS

       The following chart sets forth each of the Rainbow Media Group's programming businesses and subscriber information as of March 31, 2000 (except as noted):

                                                 RAINBOW MEDIA                               NUMBER OF
                PROGRAMMING                   HOLDINGS OWNERSHIP    AFFILIATED BASIC          VIEWING
                BUSINESSES                         INTEREST           SUBSCRIBERS(1)       SUBSCRIBERS(2)
                ----------                         --------           -----------          -----------
NATIONAL ENTERTAINMENT
PROGRAMMING NETWORKS:
          American Movie Classics                    100%              72,587,000           67,023,000
          Bravo                                      100%              54,047,000           40,102,000
          The Independent Film Channel               100%              36,326,000           11,515,000
          Romance Classics                           100%              31,360,000           19,369,000
          MuchMusic USA                              100%(3)           17,975,000           11,566,000
REGIONAL SPORTS NETWORKS:
          Fox Sports Net Ohio/Cincinnati              60%               4,342,000            4,069,000
          Fox Sports Net New England                  30%               3,854,000            3,364,000
          Fox Sports Net Chicago                      30%               3,518,000            3,310,000
          Fox Sports Net Bay Area                     30%               3,310,000            3,018,000
          Fox Sports Net Florida                      60%               3,255,000            3,072,000
NATIONAL SPORTS NETWORKS:
          Fox Sports Net                              50%              76,100,000           67,472,000

------------------
1. The number of affiliated basic subscribers is the total of the number of subscribers covered or served by distributors' systems that offer the referenced programming network.

2. The number of viewing subscribers is the sum of subscribers to distributors' systems that receive the referenced programming network.

3. Rainbow Media Holdings acquired the 50% interest in MuchMusic USA it did not already own in May 2000.

       Some of Rainbow Media Holdings' assets that are concentrated primarily within the New York metropolitan area will not be included in the Rainbow Media Group. These include:

       - our stake in Madison Square Garden, L.P., which includes the Madison Square Garden Arena complex, the New York Knicks, the New York Rangers and the New York Liberty professional sports teams, MSG Network, Fox Sports Net New York, and Radio City Entertainment, including a long-term lease on Radio City Music Hall;

       - the News 12 Networks in Long Island, Connecticut, New Jersey, Westchester and the Bronx;

       -      our MetroChannels in the New York metropolitan area; and

       -      Rainbow Advertising Sales Corporation.

BUSINESS STRATEGY

       Rainbow Media Holdings has been successful in introducing and developing innovative entertainment and sports networks that provide distinctive programming to subscribers and distributors. Rainbow Media Holdings' networks deliver value to their subscribers by identifying and serving market niches with high-quality programming that is often exclusive to the networks and which is packaged and marketed in a manner that creates brand affection and subscriber loyalty.

       We believe that the strong brand and name recognition of the Rainbow Media Group's programming services and the loyalty of its subscribers will enable it to take advantage of ongoing technological developments and advances to grow and expand its businesses in a number of key areas. First, we believe that the continuing roll-out by cable television system operators of advanced digital set-top boxes and the increased channel capacity resulting from the roll-out of those boxes, coupled with improvements in digital compression technology, creates an opportunity to develop and distribute new digital networks that leverage the brand recognition and the programming resources of our existing networks. Second, the proliferation of high-speed internet services provides the opportunity to leverage these same attributes and resources to create new broadband services that both enhance the viewing experience of our television networks and develop new revenue streams, while further developing the strength of our brands through multi-platform exposure and cross-promotion.

       We are focusing efforts on transforming our television networks into such multi-platform brands both through in-house development and by seeking focused strategic alliances, consistent with our network's editorial voices.

       Our regional sports services also implement the strategy of serving a targeted audience in a specific programming niche by taking advantage of the strong identification most subscribers have with the region in which they live and their loyalty to their local professional sports teams. The Rainbow Media Group has taken advantage of its strategic partnership with Fox Sports to utilize the combined market reach of our regional sports services and those owned and operated by Fox to improve our competitive position for national advertising sales and to achieve efficiencies in the creation of backdrop programming to supplement the professional sports events carried by the regional sports services.

NATIONAL ENTERTAINMENT PROGRAMMING NETWORKS

       The Rainbow Media Group includes five nationally distributed entertainment networks which acquire, produce and license programming throughout the United States.

       AMERICAN MOVIE CLASSICS

       American Movie Classics, or AMC, is a 24-hour movie network featuring award-winning original productions about the world of American film. With contractual rights to one of the most comprehensive libraries of classic films from the 1930s through the 1980s and a diverse blend of original series, documentaries and interstitials, the service offers in-depth information on timeless and contemporary Hollywood classics that enhances passionate movie fans' appreciation of classic movies. AMC is available in 73 million American homes, representing 91% of all cable television and DBS subscribers in America.

       AMC's originally produced series, specials, short subjects and mini-documentaries include:

       - Backstory - A weekly series that tells the stories behind the biggest movies of all time. Backstory provides insights into the struggles and triumphs behind the making of movies with personal interviews, rare and restored footage, and thoughts and opinions of experts, critics and moviemakers.

       - Hollywood Fashion Machine - A highly stylized, Emmy-nominated documentary series that provides a revealing look at the influence and impact Hollywood has on fashion throughout the world. Hosted by Bo Derek and Daryl Hannah.

       - The Lot - A mix of fact and fiction, this critically acclaimed, Emmy-nominated drama series showcases stories and events based on real Hollywood history from the late 1930s.

       - Cinema Secrets - A weekly documentary series that reveals the magic behind the world of special effects. Interviews with today's top effects artists, plus scenes from contemporary blockbusters are combined with rare historical footage to provide a comprehensive look at special effects.

       - Behind the Screen - AMC's weekly signature guide to the world of classic movies and programming on AMC is the on-air and on-line portal for classic movie fans. Hosted by AMC's John Burke and nominated for three Daytime Emmy Awards.

       - Film Preservation Festival - AMC's annual event that supports the network's efforts to preserve America's film heritage by supporting the seven preeminent archives that save rapidly deteriorating films. Includes on and off-air fundraising through an annual charity auction hosted by Martin Scorcese and specially themed on-air film festivals. Past festivals have paid tribute to Alfred Hitchcock and John Ford and were highlighted by television premieres of fully restored films such as Rear Window, Vertigo and How Green Was My Valley.

       In 1999, AMC was rated among the top 10 networks in television by Time Magazine. In 1998 and 1999, AMC was nominated for more daytime Emmy awards than any other basic cable network. Among AMC's awards, the network was honored with the prestigious President's Award from The Academy of Television Arts and Sciences.

       AMC continues to enhance and expand its content and delivery, bringing in-depth information to film lovers through the technologies of the digital age. Through the network's multiple platforms--its website (www.amctv.com), original internet broadband programming, and AMC Magazine--the entertainment provider informs movie fans about the history behind their favorite films.

       DISTRIBUTION. As of March 31, 2000, AMC was licensed by distributors serving approximately 72.6 million basic subscribers, which represents an increase of approximately 4.0 million basic subscribers since December 31, 1998, and was viewed by approximately 67.0 million subscribers. AMC is available on cable television and other distribution platforms such as direct broadcast satellite, or DBS. It is carried on basic or expanded basic where subscribers do not have to pay a premium to receive the network. Affiliate revenues, which in 1999 accounted for over 95% of AMC's revenues, are based on fees paid by the distributors for the right to carry the programming.

       Distributors generally pay the network according to the number of basic subscribers rather than the number of subscribers actually receiving AMC. The network generally enters into five- to seven- year distribution contracts with its distributors. Affiliation agreements covering about 25% of AMC's basic subscribers expire prior to the end of 2000.

       PROGRAMMING. AMC's film library consists of films that are licensed from major studios such as Columbia TriStar, Twentieth Century Fox, Paramount, Warner Brothers, Universal, MGM/UA and RKO under long-term contracts. As of March 31, 2000, AMC had about 3,500 films currently available to it with enough films under contract to program the channel fully through 2005. AMC generally structures its contracts for the exclusive cable television right to carry the films during identified windows.

       AMERICAN POP! AMC's American Pop! is the first digital entertainment network to offer convergence programming, that is, unified content linking content available on-air during the branded programming block on AMC (Saturdays 10:00 P.M. - Midnight eastern time) to the American Pop! broadband network and internet website (www.ampop.com). This enhanced entertainment network was created by AMC to capitalize on the rising interest in Twentieth Century popular culture and nostalgia. American Pop! was launched on internet and cable modem services in 1998 as a broadband service with select short form programming and interactivity features such as online auctions of collectibles, and has been featured weekly on AMC. American Pop! also provides distributors with high speed internet content.

       BRAVO

       GENERAL. Bravo premiered in December 1980 as the first national cable network for the performing arts. Bravo features films and performing arts programming including jazz, classical music, ballet, opera, dance, and theatrical performances, as well as original programs on the arts that profile the creative process and the creative culture around us. For example, Bravo has produced or licensed:

       - Inside the Actors Studio, which features in-depth conversations with performing artists, writers and directors such as Alec Baldwin, Sally Field, Dennis Hopper, Paul Newman, Neil Simon, Stephen Sondheim, Steven Spielberg, Meryl Streep and Shelley Winters;

       - Bravo Profiles, which offers a penetrating look at a variety of influential creative icons, from fine artists like Salvador Dali to pop stars like Madonna;

       - Bravo on Broadway, an annual festival of Broadway-inspired product, including performances, music and profiles;

       - The Awful Truth, Michael Moore's social documentaries taking on topics ranging from impeachment hearings to corporate downsizing;

       - Louis Theroux's Wild Weekends, which provides viewers with a hip travelogue that explores peculiarly American sub-cultures like pro wrestling and UFO chasing; and

       -      The Count of Monte Cristo, Bravo's first original mini-series.

       In 1999, Bravo was awarded the Creators Award by the National Academy of Creative Programming, recognizing original and creative content improving the quality and offerings of cable television.

       Along with its sister network, The Independent Film Channel, Bravo plays a leading role as a purveyor of arts on the new media frontier. Bravo's new media content extends its brands across new technology platforms including broadband and the internet as well as other interactive opportunities. Bravo's interactive unit includes:

       -      Bravo Online (www.bravotv.com), dedicated to film and arts

       - World Cinema Online (www.worldcinematv.com), the comprehensive online resource for foreign film

       - IFC Online and IFC Broadband (www.ifctv.com), helping to further the audience for independent film

       In addition, Rainbow's 1999 production and marketing co-venture with Salon.com brings Bravo new content and branding opportunities.

       DISTRIBUTION. As of March 31, 2000, Bravo served approximately 54.0 million basic subscribers, a 39% increase from the 38.8 million basic subscribers served as of December 31, 1998, and was viewed by 40.1 million subscribers. Bravo is generally carried on basic or expanded basic where subscribers do not have to pay a premium fee to receive the network.

       Affiliate revenues, which accounted for approximately 63% of total revenues in the first quarter of 2000, are based on fees paid by the distributors for the right to carry the programming. Distributors generally pay the network according to the number of subscribers actually receiving Bravo. Bravo generally enters into five- to ten- year distribution contracts with its distributors. Affiliation agreements covering about 32% of Bravo's basic subscribers expire prior to the end of 2000.

       PROGRAMMING. Bravo's film library consists of films that are licensed from major studios such as Universal, Disney, Twentieth Century Fox, Paramount, Sony and Warner Bros. and smaller studios such as Artisan, New Line, USA, Lion's Gate and Miramax under long-term contracts. As of March 31, 2000, Bravo had about 1,200 films currently available to it with enough films under contract to program the channel fully through 2003, with significant product volume through 2005. Bravo generally structures its contracts for the exclusive cable television rights to carry the films during identified window periods.

       ADVERTISING. Bravo generated sponsorship revenue from 1992 through the third quarter of 1998. Beginning in September 1998, Bravo launched a traditional format of advertising with commercial program interruptions and the utilization of Nielsen ratings to gauge viewership. Advertising revenue for 1999 represented about 30% of Bravo's revenues for 1999.

       THE INDEPENDENT FILM CHANNEL

       The Independent Film Channel, or IFC, is the first network dedicated to independent films and related features and programming. IFC presents feature-length films (domestically and internationally produced), documentaries, shorts, animation, new works, "cult classics" and originally produced programs which chronicle independent film trends. Based on the popularity of independent films shown on Bravo, and using its infrastructure, existing contacts and strong relationships with independent film producers and distributors, IFC was launched in 1994 with the support of its Advisory Board. The Advisory Board, which includes Martin Scorsese, Robert Altman, Spike Lee, Tim Robbins, Joel and Ethan Coen, Martha Coolidge, Jim Jarmusch, Steven

Soderbergh and Jodie Foster, is a council of prominent filmmakers and artists who advise IFC on artistic content and format and provide promotional support.

       IFC features films from leading independent film distributors like Miramax, Artisan, Lion's Gate, Sony Classics, Fox Searchlight, USA and Fine Line. IFC also features live coverage of notable film events like the Cannes Film Festival, the Independent Spirit Awards and the Gotham Awards. In addition, IFC provides coverage of major film festivals. The network supplements this coverage with additional real-time information on its film site on the internet and enhanced broadband. Through shows like Split Screen hosted by independent film pioneer John Pierson, and documentaries like In Bad Taste: The John Waters Story, viewers get a first-person perspective on independent film and film making from groundbreaking producers, directors and actors.

       Formed in 1998, IFC's subsidiaries include IFC Productions, which provides financing for established film makers, and Next Wave Films, which provides finishing funds for ultra-low budget features. IFC Productions is the name behind numerous critical and commercial successes, including John Sayles' Men with Guns and Kimberly Peirce's Boys Don't Cry, which received two Oscar nominations and for which Hilary Swank won a Golden Globe and Academy Award for Best Actress. Next Wave Films has brought five award-winning films to the screen including the Lion's Gate release Blood, Guts, Bullets and Octane. Both IFC Productions and Next Wave Films have commenced financing digital features in addition to their film activities.

       IFC's new ventures include IFC Films, a subsidiary through which IFC is building its film library through the purchase of films or through the purchase of distribution rights in perpetuity to films, such as its recent acquisition of Errol Morris' award-winning films Gates of Heaven, Vernon, Florida and A Thin Blue Line.

       As of March 31, 2000, IFC was licensed by distributors throughout the United States serving approximately 36.3 million basic subscribers and was viewed by approximately 11.5 million subscribers.

       ROMANCE CLASSICS

       GENERAL. Romance Classics, launched in 1997, is a 24-hour entertainment service for women. It is designed to be "time-out TV" to help women disconnect from the stresses of the everyday world. Romance Classics features recent hit movies and world premier films, original biographies of inspiring women and lifestyle programs on subjects like travel, beauty, home, entertaining and relationships, including:

       - Cool Women, profiles of ordinary women who do extraordinary things, produced by award-winning director/producer/actress/choreographer Debbie Allen

       - Journey Women, which tracks the experiences of women as they travel exotic points on the globe in search of adventure

       - Everyday Elegance, a lifestyle instruction show hosted by style guru and celebrity party planner Colin Cowie

       - Styleworld, a magazine show featuring shopping, travel and style hosted by actress/model Rachel Hunter

       - Great Romances of the 20th Century, a biography series that explores the love affairs of high profile couples such as Paul and Linda McCartney, Ronald and Nancy Reagan and Marilyn Monroe and Joe DiMaggio.

       Every night in prime time the network offers Cinematherapy. Two women cinematherapists/hosts present polls on topics of interest, interact with the audience via e-mail, and conduct interviews while prescribing movies.

       Romance Classics' original broadband content and website
(www.romanceclassics.com) help women simplify their lives. The interactive, broadband-delivered StyleGuide offers information and instruction on such topics as entertaining, wedding planning, travel and food preparation, as well as a streaming video programming guide to the network's offerings.

       DISTRIBUTION. As of March 31, 2000, Romance Classics served approximately
31.6 million basic subscribers, which represented a 57.8% increase from the 19.9 million basic subscribers served as of December 31, 1998, and was viewed by 19.4 million subscribers. Affiliation agreements covering about 14% of Romance Classic's basic subscribers are unexecuted.

       PROGRAMMING. Romance Classics has licensed exclusive film titles to supplement its slate of original programming, providing significant product volume through 2005. Exclusive deals have been concluded with major Hollywood studios such as Twentieth Century Fox, Universal and Columbia as well as independents like Castle Hill and Artisan. In addition, the network acquires films for world premiere with such high-profile stars as Daryl Hannah and Catherine Zeta-Jones.

       MUCHMUSIC USA

       MuchMusic USA is a 24-hour, all-music entertainment programming network which was launched in the United States in July 1994 and currently features the MuchMusic programming feed produced by Chum Limited, a Canadian programmer, under a long-term programming license agreement with Chum Limited that permits MuchMusic USA to use all or any part of the MuchMusic programming. MuchMusic USA produces an average of 13 hours of live programming every day, including musical series and concerts, as well as music videos featuring rock, pop, alternative, blues, metal and rap. The network includes music from all genres and features established as well as emerging artists in a live, interactive format. MuchMusic USA supplements its videos with interviews and drop-in performances by both established stars and emerging acts. MuchMusic USA features weekday series like Break This and Rap City and specials like The Wedge, Electric Circus and MuchCombatZone.

       MuchMusic USA's concert and interview series, "Intimate and Interactive" ("I&I"), connects viewers with top performers in a live, intimate setting, via real-time internet sessions, phone, fax and live audience participation. The show recently migrated to the United States with live simulcast performances and has become a staple on the MuchMusic USA programming schedule.

       As of March 31, 2000, MuchMusic USA was licensed by distributors throughout the United States serving approximately 18.0 million basic subscribers and was viewed by approximately 11.6 million subscribers.

REGIONAL SPORTS NETWORKS

       The Rainbow Media Group has a 44% interest in three regional sports networks operating under the Fox Sports Net name and has a 22% interest in three other regional sports networks operating under the Fox Sports Net name. The Rainbow Media Group manages each of these regional sports networks, which are distributed in their respective region in the United States as well as nationally through DBS and TVRO distributors. Each of these networks derives its revenue from two principal sources:

       - fees paid by distributors licensed to receive and distribute the network to subscribers, and

       - fees paid by advertisers purchasing commercial time on the network.

       Affiliation fees vary from network-to-network depending on an array of factors including:

       - the nature and volume of sporting events carried by the network and the market served by them, and

       - distribution and positioning commitments made by the distributor and the market location of the affiliate.

       Each market is defined based upon its geographic location and restrictions in the applicable cable television rights agreements, including applicable league rules, to which the regional sports network is a party.

         The following chart sets forth, for each of the Rainbow Media Group's regional sports networks, basic subscribers, the professional sports team affiliations and areas of distribution as of March 31, 2000:

                                                BASIC         PROFESSIONAL SPORTS
REGIONAL SPORTS NETWORK                      SUBSCRIBERS       TEAM AFFILIATIONS        DISTRIBUTION AREA(1)
-----------------------                      -----------       -----------------        --------------------
Fox Sports Net Ohio/Cincinnati                4,342,000       Cleveland Indians         Ohio
                                                              Cleveland Cavaliers       Western Pennsylvania
                                                              Cincinnati Reds           Northwestern
                                                              Columbus Blue Jackets     New York
                                                              (NHL in 2000)             West Virginia
                                                              Columbus Crew             Kentucky
                                                              (MLS)                     Indiana

Fox Sports Net New England                    3,854,000       Boston Celtics            Massachusetts
                                                              New England               Maine
                                                              Revolution (MLS)          New Hampshire
                                                                                        Rhode Island
                                                                                        Vermont
                                                                                        Connecticut (except
                                                                                        Fairfield County)

Fox Sports Net Chicago                        3,518,000       Chicago Cubs              Illinois
                                                              Chicago White Sox         Indiana
                                                              Chicago Bulls             Iowa
                                                              Chicago Blackhawks        Wisconsin
                                                              Chicago Fire (MLS)

Fox Sports Net Bay Area                       3,310,000       Oakland Athletics         Northern California
                                                              San Francisco Giants      Northern Nevada
                                                              Golden State Warriors     Southern
                                                              Sacramento Kings          Oregon
                                                              San Jose Sharks
                                                              San Jose Earthquakes
                                                              (MLS)

Fox Sports Net Florida                        3,255,000       Florida Marlins           Florida
                                                              Florida Panthers
                                                              Tampa Bay Devil Rays

--------------------

(1) In addition to the regions listed above, all or a portion of the programming of each of the Rainbow Media Group's regional sports networks is made available nationally to viewers through other distributors, such as DBS and TVRO.

       Regional Sports Report was launched in July 2000. It is an extensive network of sports news gathering teams which produce regional sports news programming as a complement to Fox Sport Net's National Sports Report. The programming will be produced in production centers located in several regional offices. The format will include a 30-minute update at 11:00 pm which provides heavy emphasis on key local stories and scores. The Rainbow Media Holdings managed Regional Sports Report hubs will be in Chicago, New England and New York and will cover five regional sports networks managed by Rainbow Sports.

NATIONAL SPORTS NETWORKS

       FOX SPORTS NET. Fox Sports Net is distributed by National Sports Partners, a 50%/50% partnership between Rainbow Media Holdings and Fox Entertainment that was formed in December 1997. Fox Sports Net was launched during January 1998 under Fox's management and links 22 regional sports networks under the Fox Sports Net name, including the six Fox Sports Net networks in which the Rainbow Media Group owns an interest described above, and delivers local, regional and national sports programming to more than 69 million households nationwide.

       Fox Sports Net has been structured based on the "broadcast network affiliate" model in which each regional sports network airs a slate of local programming, which is supplemented by a schedule of network provided national programming, consistent across all regions. Unlike the typical "broadcast network affiliate" model, each regional sports network's programming is anchored by highly rated local programming, including exclusive coverage of major professional teams, during prime time, with national Fox Sports Net programming during the balance of the schedule. The primary function of Fox Sports Net is to complement regional sports programs with a synchronized schedule of quality national programming, the cornerstone of which is the National Sports Report. The National Sports Report provides coverage of all sports news nationwide, presenting a consistent brand image with high quality on-air graphics. A regionally produced pre-game show will air at 6:30 p.m. in each market and the one-hour National Sports Report will air at 10:00 p.m., each of which is shown locally in each time zone. Fox Sports Net also provides other sports programming events, including nationally televised Major League Baseball games, NCAA college football and basketball, boxing, PGA golf, Formula One racing and other sporting events, as well as original sports-related programming such as The Last Word and Going Deep. In addition to providing national programming, Fox Sports Net also supplies corporate marketing support, as well as technical operations to our regional sports networks, helping to create a cohesive network.

       Fox Sports Net has entered into affiliation agreements with 24 regional sports networks across the country with rights to telecast 73 professional sports teams out of a total of 77 U.S.-based teams in the combined Major League Baseball, National Basketball Association and National Hockey League teams. These affiliation agreements include our regional sports networks in the Rainbow Media Group, certain regional sports networks that Regional Programming Partners owns and operates, regional sports networks owned and operated by Fox, and, in certain regions where neither Rainbow nor Fox holds interests in regional sports networks, with third party owned regional sports networks. These agreements allow the regional sports networks to carry certain programming of Fox Sports Net in exchange for a per subscriber fee. The affiliation agreements also permit Fox Sports Net to market and sell advertising time during the national portions of the regional sports networks programming schedule. Pursuant to separate advertising representation agreements, the National Advertising Partnership is permitted to sell advertising time for the regional sports networks during a portion of the regional sports networks' regional sports programming.

OTHER SERVICES

       NATIONAL ADVERTISING PARTNERS.

       National Advertising Partners is a 50%/50% partnership between Rainbow Media Holdings and Fox Entertainment that was formed in December 1997 and began operations under the management of Fox in January 1998. National Advertising Partners provides national advertising representation services for Fox Sports Net and the Fox Sports Net regional programming networks, offering advertisers access to millions of sports fans in the nation's top television markets and covering most of the Major League Baseball, National Basketball Association and National Hockey League teams.

       RAINBOW NETWORK COMMUNICATIONS.

       Rainbow Network Communications, which is wholly owned by Rainbow Media Holdings, is a full service network programming origination and distribution company. Its services include origination, transmission, video engineering, uplinking, encryption, affiliate engineering, technology consulting, transponder negotiation, content ordering, quality control and editing.

       Rainbow Network Communications is in the process of completing a state of the art technology center which will consolidate all master control/playback and uplink facilities at one location. This new center will be fully digital which will enable Rainbow Network Communications to process audio and video signals in both standard and high definition.

       STERLING DIGITAL

       Sterling Digital, a subsidiary of Rainbow Media Holdings, Inc., is a company established by Charles F. Dolan, which is designed to develop new niche audience programming to be distributed and marketed using new media platforms, including digital video channels.

PROVISIONS OF PARTNERSHIP AGREEMENTS

       CERTAIN PROVISIONS OF THE GENERAL PARTNERSHIP AGREEMENT OF REGIONAL PROGRAMMING PARTNERS. The following are summaries of certain provisions of the General Partnership Agreement of Regional Programming Partners, or RPP.

       MANAGEMENT. The business and affairs of RPP are directed and controlled by a subsidiary of Rainbow Media Holdings, as the managing partner, except where the agreement provides for decisions to be made by the Partner's Committee. The managing partner has exclusive authority to act for RPP, holding the power to provide management and other services that are necessary or appropriate to the conduct of the business. The managing partner is entitled to reimbursement for all direct and indirect expenses incurred in the furtherance of the business of RPP, provided that all indirect expenses incurred are allocated pursuant to an agreed allocation policy. Upon certain defined "changes of control" of Rainbow Media Holdings, the managing partner may be removed by written notice within 60 days of the change of control. The Partner's Committee consists of two individuals designated from each of Fox and Rainbow Media Holdings, with each partner receiving one vote at meetings of the Partner's Committee.

       The Partner's Committee meets quarterly to review development plans, the financial position of RPP, the status of negotiations for the purchase and sale of programming rights, financial projections and any other material matters relating to the business of RPP. The Partner's Committee also meets annually to review the annual budget and the business plan. It is also the responsibility of the managing partner to submit a budget and a revised five-year business plan to the Partner's Committee annually. Any action taken by the Partner's Committee must be approved by a 66 2/3% vote, calculated by partnership percentage.

       The unanimous consent of all partners is required for the managing partner or the Partners' Committee to do any of the following: (1) amending the partnership agreement, (2) admitting a new partner, (3) merging the partnership,
(4) dissolving the partnership, (5) transferring the partnership's assets other than in connection with an initial public offering, (6) making any capital calls, (7) purchasing or selling material assets of the partnership, (8) directly acquiring a substantial interest in another entity, and (9) incurring indebtedness.

       CAPITAL CONTRIBUTIONS. The managing partner may call any capital contribution due in accordance with the budget. All contributions are to be made in proportion to each partner's respective sharing percentage. Failure of a partner to make a required capital contribution causes a dilution of that partner's interest in RPP, leading to an increase in the sharing percentage of the complying partners. Complying partners may make capital contributions for a non-complying partner, with the effect of an increase in the complying partner's sharing percentage. If at any time a partner's sharing percentage is less than 40% of its initial sharing percentage, the partner forfeits voting rights and rights to consent to partnership actions.

       DISTRIBUTIONS. The managing partner may distribute an amount of cash to the partners that it determines to be in excess of the amounts reasonably necessary for the continued efficient operation of the partnership. The managing partner may retain excess funds if it feels that they are necessary for the efficient operation of the business, or if these funds are to be used in a manner generally related to the media or entertainment business.

       RESTRICTIONS ON TRANSFER. A partner does not have the right to transfer its interest without offering a right of first refusal to the remaining partners. If no partner purchases the interest, the selling partner has 90 days to sell the offered interest in its entirety to a third party. Aside from this, no partner has the right to transfer all or any part of its interest without the prior written consent of all of the partners.

       BUY-OUT PROCEDURE. A buy-out may be initiated by the Rainbow Media Holdings partner if the Fox partner votes against certain measures brought to the Partner's Committee by the Rainbow Media Holdings partner. If a buy-out is initiated, Rainbow Media Holdings and Fox are required to negotiate in good faith to determine the fair market value of the partnership interests, selecting an appraiser if no value can be agreed upon. Within 60 days of the determination of a value, Rainbow Media Holdings is obligated to purchase and Fox is obligated to sell all of the interest at a price calculated at the greater of (1) the fair market value of the partnership interests or (2) $2.125 billion (increased by capital contributions and reduced by distributions) times the sharing percentage of the Fox partner plus a rate of return of this amount at a per annum rate equal to 8%.

       IPO-CALL PROCEDURE. An IPO-Call may be initiated by the Fox partner beginning in December 2002. If an IPO-Call is made, the Rainbow partner is obligated to purchase, and the Fox partner is obligated to sell all of the interests of the Fox partner at the call price. For 45 days after the receipt of an IPO-Call notice, the Fox partner and the Rainbow partner will negotiate in good faith to determine the fair market value of the partnership interests, selecting an appraiser if they fail to agree upon a value. The call price will be the determined value multiplied by the sharing percentage of the Fox partner. Within 30 days after the determination of the call price, the Rainbow partner may elect to either (i) purchase the interest in the Fox partner for either (A) a number of marketable securities of Cablevision or Rainbow Media Holdings calculated by dividing the call price by the current market price of such securities, or (B) a promissory note of the Rainbow partner secured by the interest purchased, or (ii) consummate an initial public offering of RPP within 180 days.

       CERTAIN PROVISIONS OF THE GENERAL PARTNERSHIP AGREEMENTS OF NATIONAL SPORTS PARTNERS AND NATIONAL ADVERTISING PARTNERS. The following are summaries of certain provisions of the General Partnership Agreement of National Sports Partners, or NSP, and National Advertising Partners, or NAP.

       MANAGEMENT. The business and affairs of NSP and NAP are directed and controlled by a Fox subsidiary, as the managing partner, except where the agreement provides for decisions to be made by the Partner's Committee. The managing partner has exclusive authority to act for the partnership, holding the power to provide such management and other services as may be necessary or appropriate to the conduct of the business. The NSP managing partner is required to (1) return to the partners their capital contribution, (2) return to the partners a 25% annual profit margin in respect of NSP's national sports service carried by regional sports networks within RPP, (3) distribute to the regional sports networks within RPP all profits in excess thereof in accordance with their affiliation agreements, and (4) distribute funds available for distribution to the partners in accordance with their sharing percentages.

       It is the responsibility of the managing partner of each of NSP and NAP to keep the Partner's Committee informed with respect to all material matters and to report to the Partner's Committee once per quarter.

       The managing partner is entitled to reimbursement for all direct and indirect expenses incurred in the furtherance of the business of the partnership, provided that all indirect expenses incurred are allocated pursuant to the agreement's allocation policy.

       The Partner's Committee consists of two individuals designated from each of Fox and Rainbow Media Holdings, with each partner receiving one vote at meetings of the Partner's Committee. The Partner's Committee meets quarterly to review development plans, the financial position of the partnership, the status of negotiations for the purchase and sale of programming rights, financial projections, and any other material matters relating to the business of the partnership. It is the responsibility of the managing partner to submit a budget and a revised five-year business plan to the Partner's Committee annually for approval by the Partners' Committee. Any action taken by the Partner's Committee must be approved by a 66 2/3% vote, calculated by partnership percentage.

       The Partner's Committee also meets to make certain "Extraordinary Decisions", including (1) making loans to non-partners, (2) incurring capital expenditures, (3) commencing, abandoning or settling legal proceedings, (4) adopting or changing accounting principles, and (5) entering into a material contract or agreement.

       The unanimous consent of all partners is required for the managing partner or the Partners' Committee to do any of the following: (1) amending the partnership agreement, (2) admitting a new partner, (3) merging the partnership,
(4) dissolving the partnership, (5) lending or borrowing funds, (6) transferring the partnership's assets other than in connection with an initial public offering, (7) making any capital calls, (8) purchasing or selling material assets of the partnership, (9) directly acquiring a substantial interest in another entity, (10) incurring indebtedness, and (11) entering into a transaction with a partner or an affiliate of a partner.

       CAPITAL CONTRIBUTIONS. The managing partner may call any capital contribution due in accordance with the budget. All contributions are to be made in proportion to each partner's respective sharing percentage. Failure of a partner to make a required capital contribution causes a dilution of that partner's interest in the partnership, leading to an increase in the sharing percentage of the complying partners. Complying partners may make capital contributions for a non-complying partner, with the effect of an increase in the complying partner's sharing percentage. If at any time a partner's sharing percentage is less than 40% of its initial sharing percentage, the partner forfeits voting rights and rights to consent to partnership actions.

       DISTRIBUTIONS. The managing partner may distribute an amount of cash to the partners that it determines to be in excess of the amounts reasonably necessary for the continued efficient operation of the partnership, including reasonable reserves.

       RESTRICTIONS ON TRANSFER. A partner does not have the right to transfer its interest without offering a right of first refusal to the remaining partners. If no partner purchases the interest, the selling partner has 90 days to sell the offered interest in its entirety to a third party. Aside from this, no partner has the right to transfer all or any part of its interest without the prior written consent of all of the partners.

       IPO-CALL PROCEDURE. An IPO-Call may be initiated by the Rainbow partner beginning in December 2002. If an IPO-Call is made, the Fox partner is obligated to purchase, and the Rainbow partner is obligated to sell all of the interests of Rainbow partner at the call price. For 45 days after the receipt of the IPO-Call notice, the Fox partner and the Rainbow partner are required to negotiate in good faith to determine the fair market value of the partnership interests, selecting an appraiser if they fail to agree upon a value. The call price is the determined value multiplied by the sharing percentage of the Rainbow partner. Within 30 days after the determination of the call price, Fox partner shall elect to either (i) purchase the interest of the Rainbow partner for either (A) a number of marketable securities of the News Corporation Limited or a person that holds all of the Fox interests in sports programming, calculated by dividing the call price by the current market price of such securities, or (B) a promissory note of Fox partner secured by the interest purchased, or (ii) consummate an initial public offering of the partnership within 180 days.

       CERTAIN PROVISIONS OF THE GENERAL PARTNERSHIP AGREEMENTS OF SPORTSCHANNEL CHICAGO ASSOCIATES AND SPORTSCHANNEL PACIFIC ASSOCIATES. The following are summaries of certain provisions of the General Partnership Agreement of SportsChannel Chicago Associates and SportsChannel Pacific Associates.

       MANAGEMENT. The business and affairs of the partnership are directed and controlled by a subsidiary of Rainbow Media Holdings, as the managing partner, who serves without compensation. The managing partner has exclusive authority to act for the partnership, holding the power to provide such management and other services as may be necessary or appropriate to the conduct of the business, including negotiation of pay television agreements. The managing partner is entitled to reimbursement for all direct and indirect expenses incurred in the furtherance of the business of the partnership, provided that all indirect expenses incurred are allocated pursuant to the agreement's allocation policy.

       CAPITAL CONTRIBUTIONS. The managing partner may give notice to each partner of any capital contribution due. All contributions are to be made in proportion to each partner's respective sharing percentage. Failure of a partner to make a required capital contribution causes a dilution of that partner's interest in the partnership. This reduction leads to an increase in the sharing percentage of the complying partner. Complying partners may also make capital contributions for the non-complying partner, with the effect of an increase in the sharing percentage of the complying partner. If at any time a partner's sharing percentage is less than 40% of its initial sharing percentage, such partner forfeits voting rights and rights to consent to partnership actions.

       DISTRIBUTIONS. The managing partner may distribute an amount of cash to the partners that it determines to be in excess of the amounts reasonably necessary for the continued efficient operation of the partnership. The managing partner may retain excess funds if it feels that they are necessary for the efficient operation of the business, or if these funds are to be used in a manner generally related to the media or entertainment business.

       RESTRICTIONS ON TRANSFER. A partner does not have the right to transfer its interest without offering a right of first refusal to the remaining partners. If no partner purchases the interest, the selling partner has 90 days to sell the offered interest in its entirety to a third party. Aside from this, no partner has the right to transfer all or any part of its interest without the prior written consent of all of the partners.

       IPO-CALL PROCEDURE. An IPO-Call may be initiated by Fox Partner beginning in 2002. Upon making an IPO-Call, the Rainbow partner is obligated to purchase, and the Fox partner is obligated to sell all of the interests of the Fox partner at the call price. For 45 days after the receipt of the IPO-Call notice, the Fox partner and the Rainbow partner are required to negotiate in good faith to determine the fair market value of the partnership interests, selecting an appraiser if they fail to agree upon a value. The call price is the determined value multiplied by the sharing percentage of Fox Partner. Within 30 days after the determination of the call price, the Rainbow partner may elect to either (i) purchase the interest of the Fox partner for either (A) a number of marketable securities of Cablevision or Rainbow Media Holdings calculated by dividing the call price by the current market price of such securities, or (B) a promissory note of the Rainbow partner secured by the interest purchased or (ii) consummate an initial public offering of the partnership within 180 days.

       CERTAIN PROVISIONS OF THE LIMITED PARTNERSHIP AGREEMENT OF SPORTSCHANNEL NEW ENGLAND LIMITED PARTNERSHIP. The following is a summary of certain provisions of the Limited Partnership Agreement of SportsChannel New England.

       The business and affairs of SportsChannel New England are directed and controlled by a subsidiary of RPP, as the managing partner, except where the agreement provides for decisions to be made by the Partner's Committee. The managing partner has exclusive authority to act for the partnership, holding the power to provide such management and other services as may be necessary or appropriate to the conduct of the business.

       The managing partner is entitled to reimbursement for all direct and indirect expenses incurred in the furtherance of the business of the partnership, provided that all indirect expenses incurred are allocated pursuant to the agreement's allocation policy.

       The Partner's Committee consists of two individuals designated from each of MediaOne and RPP, with each partner receiving one vote at meetings of the Partner's Committee. The Partner's Committee meets quarterly to review development plans, the financial position of the partnership, the status of negotiations for the purchase and sale of programming rights, financial projections, and any other material matters relating to the business of the partnership. It is the responsibility of the managing partner to submit a budget to the Partner's Committee annually for approval by the Partners' Committee. Any action taken by the Partner's Committee must be approved by a 66 2/3% vote, calculated by partnership percentage.

       The unanimous consent of all partners is required for the managing partner or the Partners' Committee to do any of the following: (1) admitting a new partner; (2) launching a new programming service, (3) making cash distributions to partners, (4) effecting a fundamental change in the general theme of the partnership's programming, (5) selling material assets of the partnership, (6) directly acquiring a substantial interest in another entity,
(7) incurring indebtedness, and (8) entering into a transaction with a partner or an affiliate of a partner not on fair market value terms.

COMPETITION

       Our programming networks compete in two basic markets, each of which is highly competitive. First, our programming networks compete in the market for distribution of programming networks to cable television systems and other distributors of video services, such as DBS services. For example, AMC and Fox Sports Net Chicago compete with other networks for the right to be carried on cable systems and ultimately for viewing by each system's subscribers. Second, our programming networks compete with other networks that sell to cable systems and other video service distributors as well as and with broadcast and other programming entities to secure desired entertainment and sports programming. In each of these markets, some of our competitors are large publicly held companies that have greater financial resources than Cablevision, Rainbow Media Holdings and the Rainbow Media Group.

       DISTRIBUTION OF PROGRAMMING NETWORKS

       The business of distributing programming networks to cable television systems and other video service distributors is highly competitive, and most existing channel capacity is in use. In distributing a programming network, we face competition with other providers of programming networks for the right to be carried by a particular cable system and for the right to be carried by that cable system on a preferential "tier". Once the Rainbow Media Group's network is selected by a cable system or satellite distributor, that network competes not only with the other channels available on the cable network for viewers, but also with off-air broadcast television, pay-per-view and video-on-demand networks, online, radio, print, media, motion picture theaters, video cassettes and other sources of information, sporting events, and entertainment.

       Important to the Rainbow Media Group's success in each area of competition it faces are the prices it charges for its programming network, the quantity, quality and variety of the programming offered on its network, and the effectiveness of the networks marketing efforts. The competition for viewers in the context of non-premium programming networks is directly correlated with the competition for advertising revenues with each of the competitors discussed above.

       Competition with other programming networks may be hampered because the cable television systems through which distribution is sought may be affiliated with other programming networks. In addition, because such affiliated cable television systems may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on affiliated cable television operators may lead to increased subscriber and advertising revenue for such networks because of their increased penetration compared to the Rainbow Media Group's programming networks. Even if such affiliated cable television operators were to continue to carry the Rainbow Media Group's programming networks, we cannot assure you that such cable television operators would not move the Rainbow Media Group's networks to less desirable tiers in the operator's services offering while moving the affiliated programming network to a more desirable tier, thereby giving the affiliated programming network a competitive advantage.

       New programming networks with affiliations to desired broadcasting networks may also have a competitive advantage over the Rainbow Media Group's new networks in obtaining distribution through the "bundling" of affiliation agreements with the right to carry the broadcasting network. For example, ESPN2 reportedly became widely distributed in a relatively short period of time in part because many cable systems were given the legal right to retransmit the ABC network broadcast programming network over cable in exchange for carrying ESPN2.

       An important part of our strategy involves exploiting identified niches of the cable television viewing audience that are generally well-defined and limited in size. We have faced and will continue to face increasing competition as other programming networks are launched that seek to serve the same or similar niches. For example:

       - AMC and Turner Classic Movies both feature American-made classic movies,

       - Romance Classics and Lifetime both feature programming oriented to female viewers,

       - Arts & Entertainment Network, like Bravo, features performing arts and film programming,

       - The Independent Film Channel and The Sundance Channel both feature independent films, and

       - FoxSports Net and ESPNews and CNN/SI are 24-hour sports news networks.

       The introduction of new entrants into the defined niches in which the Rainbow Media Group currently operates and those in which it contemplates operating, could have a significant negative impact on the Rainbow Media Group's future revenues. Although we believe that our strategy of being first to identify and serve these niches and cultivating a loyal audience within these niches will be a competitive advantage in such situations, we cannot assure you that the Rainbow Media Group will not lose viewership to such a new entrant.

       SOURCES OF PROGRAMMING

       The Rainbow Media Group also competes with other programming networks to secure desired programming. Although some of this programming is generated internally through the Rainbow Media Group's efforts in original programming, most of the Rainbow Media Group's programming is obtained through agreements with other parties that have produced or own the rights to such programming. We anticipate that the competition for such programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries, or sports teams may have a competitive advantage over the Rainbow Media Group in this area.

       COMPETITION FOR ENTERTAINMENT PROGRAMMING SOURCES. With respect to the acquisition of entertainment programming, such as syndicated programs and movies, which are not produced by or specifically for programming networks, competitors include:

       -      national commercial broadcast television networks,

       -      local commercial broadcast television stations,

       - the Public Broadcasting Service and local public television stations,

       -      pay-per-view programs

       -      other cable program networks

       Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or, like Turner, own film libraries.

       COMPETITION FOR SPORTS PROGRAMMING SOURCES. Because the loyalty of the sports viewing audience to a sports programming network is driven by loyalty to a particular team or teams, access to adequate sources of sports programming is particularly critical to the Rainbow Media Group's sports networks. Our sports networks compete for national rights for teams or events principally with:

       - national cable networks that specialize in or carry sports programming,

       - television "superstations", like WGN, which distribute sports and other programming by satellite,

       -      the national commercial broadcast television networks, and

       - independent syndicators that acquire and resell such rights nationally, regionally and locally,

       -      DBS operators such as DIRECTV.

       Our sports networks also compete for local and regional rights with the same group of competitors, with local commercial broadcast television stations and with other local commercial and regional sports networks, such as "New England Sports Network" and "Sunshine Network".

       The owners of distribution outlets such as cable television systems may also contract directly with the sports teams in their local service areas for the right to distribute a number of such teams' games on their systems. Some of these competitors may also have ownership interests in sports teams or sports promoters, which may give them an advantage in obtaining broadcast rights for such teams or the sports promoted by such promoters.

       In order to remain competitive in the acquisition and retention of rights to sports programming, our sports networks attempt to secure long-term rights agreements with teams and athletic conferences. We also attempt to include in our rights agreements with teams terms that provide our sports networks with exclusive negotiation periods prior to the scheduled expiration of the term of such agreements and/or which provide our sports networks with the right to match an offer made by a competing distributor of sports programming. Our sports networks, however, are not always successful in attaining these objectives, and we cannot assure you that our strategy will enable our sports networks to offer sports programming of the type and in the quantity or quality necessary for our networks to remain competitive.

       In addition to the above considerations, we operate in an environment that is affected by changes in technology. It is difficult to predict the future effect of technology on many of the factors affecting the Rainbow Media Group's competitive position. For example, data compression technology may make it possible for most video programming distributors to increase their channel capacity, thereby reducing the competition among programming networks and broadcasters for channel space. As more channel space becomes available, we believe that the position of our programming networks in the most favorable tiers of these distributors would be an important goal. Likewise, our inability to place the Rainbow Media Group's programming networks on distributors' favorable tiers would be a competitive disadvantage.

PROPERTIES

       The Rainbow Media Group does not directly own any real property. The Rainbow Media Group and the Cablevision NY Group are parties to a services agreement under which Cablevision NY Group provides the Rainbow Media Group with sufficient office, studio and other space to cover all of its current space requirements and the additional space that the Rainbow Media Group believes it requires.

LITIGATION

       In the ordinary course of business, the Rainbow Media Group is subject to various pending claims, lawsuits and contingent liabilities. The Rainbow Media Group does not believe that the disposition of these matters will have a material adverse effect on the Rainbow Media Group's consolidated financial position or results of operations. See Note 12 to Notes to Consolidated Financial Statements.

REGULATION

       Cable television program distributors, such as Rainbow Media Holdings, and including the Rainbow Media Group, are not directly regulated by the FCC under the Communications Act of 1934, but they are regulated indirectly when they are affiliated with a cable television system operation like Cablevision. Moreover, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, which are directly regulated by the FCC, the business of the Rainbow Media Group will be directly affected.

       The 1992 Cable Act limits in certain ways our ability to freely manage the Rainbow Media Group's services or carry the Rainbow Media Group's services on affiliated cable systems and imposes or could impose other regulations on us and the Rainbow Media Group's services. The "program access" provisions of the 1992 Cable Act require that the Rainbow Media Group's services be sold, under certain circumstances, to other multichannel video programming providers such as DBS companies that compete with our local cable systems. The 1996 Telecom Act extends the program access requirements of the 1992 Cable Act to a telephone company that provides video programming by any means directly to subscribers, and to programming in which such a company holds an attributable ownership interest, thus allowing our cable systems similar access to any programming that may be developed by their telephone company competitors. Such telephone company competitors have not, as yet, deregulated such programming.

       Under a mandate in the 1996 Telecom Act, the FCC has also imposed requirements on cable operators that, in effect, require certain of the Rainbow Media Group services to provide closed captioning for the hearing-impaired. The FCC is also considering rules that would force certain of the Rainbow Media Group services to provide video descriptions for the sight-impaired.

       The 1984 Cable Act limits the number of commercial leased access channels that a cable television operator must make available for potentially competitive services to any of the Rainbow Media Group networks it carries. The 1992 Cable Act, however, empowered the FCC to set the rates and conditions for such leased access channels, which it has done in a manner designed to increase use of such channels.

       The 1992 Cable Act also guarantees broadcast stations the right to be carried on cable systems under the so-called "must carry" rules. This reduces significantly the amount of channel space that is available for cable system carriage of networks. The FCC is currently considering whether to require cable systems to carry each broadcast station's digital broadcast signal, as well as its existing analog broadcast signal, during the transition period to complete conversion of all broadcast television stations from analog technology to digital technology, scheduled to occur by December 31, 2006. If the FCC decides to require such "dual must carry, " this would even more significantly reduce the amount of channel space available for our networks on cable systems.

       Satellite common carriers, from which the Rainbow Media Group and its affiliates obtain transponder channel time to distribute their programming, are directly regulated by the FCC. All common carriers must obtain from the FCC a certificate for the construction and operation of their interstate communications facilities. Satellite common carriers must also obtain FCC authorization to utilize satellite orbital slots assigned to the United States by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite service and the number of channels available for program producers and distributors such as the Rainbow Media Group and its affiliates. Nevertheless, there are at present numerous competing satellite services that provide transponders for video services to the cable industry.

       All common carriers must offer their communications service to the Rainbow Media Group and others on a nondiscriminatory basis (including by means of a lottery). A satellite carrier cannot unreasonably discriminate against any customer in its charges or conditions of carriage.

EMPLOYEES

       As of March 31, 2000, the Rainbow Media Group had approximately 621 full-time employees, of which 196 were employed by Regional Programming Partners. None of the employees of the Rainbow Media Group or those of Regional Programming Partners are covered by collective bargaining agreements. The Rainbow Media Group believes that its relationship with its employees and the relationship of Regional Programming Partners with its employees included in the Rainbow Media Group are satisfactory.

                                                                        ANNEX VI

                            THE CABLEVISION NY GROUP

                                                                                                  PAGE
                                                                                                  ----
Index to Financial Statements.....................................................................VI-2
Management's Discussion and Analysis of Financial Condition and Results of Operations.............VI-50
Description of Business...........................................................................VI-64

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
Independent Auditors' Report...........................................................................  VI-3

Combined Balance Sheets - December 31, 1999 and 1998...................................................  VI-4

Combined Statements of Operations - Years
         ended December 31, 1999, 1998 and 1997........................................................  VI-6

Combined Statements of Group Deficiency - Years
         ended December 31, 1999, 1998 and 1997........................................................  VI-7

Combined Statements of Cash Flows - Years ended
         December 31, 1999, 1998 and 1997..............................................................  VI-8

Notes to Combined Financial Statements.................................................................  VI-10


Combined Balance Sheets - March 31, 2000 (unaudited) and December 31, 1999.............................  VI-42

Combined Statements of Operations - Three months
      ended March 31, 2000 and 1999 (unaudited)........................................................  VI-44

Combined Statements of Cash Flows - Three months
      ended March 31, 2000 and 1999 (unaudited)........................................................  VI-45

Notes to Combined Financial Statements (unaudited).....................................................  VI-47

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Cablevision Systems Corporation

We have audited and reported separately herein on the consolidated financial statements of Cablevision Systems Corporation and subsidiaries ("Cablevision") as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999.

We have also audited the accompanying combined balance sheets of Cablevision NY Group (a combination of certain assets and businesses of Cablevision, as described in Note 1) as of December 31, 1999 and 1998, and the related combined statements of operations, group deficiency and cash flows for each of the years in the three-year period ended December 31, 1999. These combined financial statements are the responsibility of Cablevision's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Cablevision NY Group has been operated as an integral part of Cablevision, and has no separate legal existence. As described in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations. Moreover, as indicated in Note 3, Cablevision NY Group relies upon Cablevision for administrative, management and other services. The financial position, results of operations and cash flows of Cablevision NY Group could differ from those that might have resulted had Cablevision NY Group been operated autonomously or as an entity independent of Cablevision. The combined financial statements of Cablevision NY Group are presented for purposes of additional analysis of Cablevision's consolidated financial statements, and should be read in conjunction with those statements.

In our opinion, the combined financial statements referred to in the second paragraph above present fairly, in all material respects, the financial position of Cablevision NY Group as of December 31, 1999 and 1998, and the results of its operations and its cash flows on the basis of presentation described in Note 1, for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                                        KPMG LLP

Melville, New York

August 8, 2000

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                           December 31, 1999 and 1998
                             (Dollars in thousands)

                                                                                               1999             1998
                                                                                           ----------       ----------
ASSETS
------
Cash and cash equivalents ..........................................................       $   62,560       $  173,727

Accounts receivable trade (less allowance for doubtful accounts of
   $26,231 and $26,723) ............................................................          179,354          168,510

Notes and other receivables ........................................................          128,852          181,869

Inventory, prepaid expenses and other assets .......................................          216,895          202,126

Property, plant and equipment, net .................................................        2,703,221        2,465,092

Investments in affiliates ..........................................................          262,125          266,123

Advances to affiliates .............................................................          153,044          135,870

Net assets held for sale ...........................................................          269,349           11,006

Franchises, net of accumulated amortization of
   $703,237 and $640,735 ...........................................................          651,777          850,653

Affiliation and other agreements, net of accumulated amortization of
   $165,474 and $117,697 ...........................................................          106,580          125,242

Excess costs over fair value of net assets acquired and other intangible assets, net of accumulated amortization of
   $673,702 and $738,251 ...........................................................        1,779,062        1,950,034

Deferred financing, acquisition and other costs, net of
   accumulated amortization of $48,119 and $39,130 .................................          116,493          106,821
                                                                                           ----------       ----------

                                                                                           $6,629,312       $6,637,073
                                                                                           ==========       ==========

                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                           December 31, 1999 and 1998
                             (Dollars in thousands)
                                   (continued)


                                                              1999              1998
                                                          -----------       -----------
LIABILITIES AND GROUP DEFICIENCY
--------------------------------
Accounts payable ...................................      $   387,119       $   401,155
Accrued liabilities:
    Interest .......................................          114,972            85,782
    Employee related costs .........................          429,359           304,844
    Other ..........................................          452,502           454,870
Contract obligations ...............................          104,241           132,639
Deferred revenue ...................................          274,043           334,213
Bank debt ..........................................        1,892,714         1,784,768
Senior notes and debentures ........................        2,692,602         2,194,443
Subordinated notes and debentures ..................        1,048,513         1,048,375
Capital lease obligations and other debt ...........           65,482            30,240
                                                          -----------       -----------
    Total liabilities ..............................        7,461,547         6,771,329

Series H Redeemable Exchangeable Preferred Stock ...          409,757           364,953
Series M Redeemable Exchangeable Preferred Stock ...          994,754           891,386

Commitments and contingencies

Group deficiency ...................................       (2,236,746)       (1,390,595)
                                                          -----------       -----------
                                                          $ 6,629,312       $ 6,637,073
                                                          ===========       ===========

                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
         (a combination of certain assets and businesses of Cablevision
                              Systems Corporation)
                        COMBINED STATEMENTS OF OPERATIONS
                        December 31, 1999, 1998 and 1997
                             (Dollars in thousands)

                                                                                      1999              1998              1997
                                                                                  -----------       -----------       -----------
Revenues, net (including retail electronics sales of
   $603,294, $464,388 and $-0-) ............................................      $ 3,601,727       $ 2,998,734       $ 1,736,752
                                                                                  -----------       -----------       -----------

Operating expenses:

   Technical and operating .................................................        1,409,543         1,162,119           766,974
   Retail electronics cost of sales.....................................- ..          484,760           367,102                 -
   Selling, general and administrative .....................................        1,050,703           786,158           426,109
   Depreciation and amortization ...........................................          853,895           699,683           466,794
                                                                                  -----------       -----------       -----------
                                                                                    3,798,901         3,015,062         1,659,877
                                                                                  -----------       -----------       -----------

Operating income (loss) ....................................................         (197,174)          (16,328)           76,875
                                                                                  -----------       -----------       -----------

Other income (expense):
   Interest expense ........................................................         (443,105)         (397,703)         (336,496)
   Interest income .........................................................           10,313            27,430             5,336
   Equity in net loss of affiliates, net ...................................          (11,560)          (23,966)          (20,791)
   Gain on sale of programming interests and cable assets, net .............                -           153,264           213,625
   Gain on redemption of subsidiary preferred stock ........................                -                 -           181,738
   Write off of deferred interest and financing costs ......................           (3,012)          (23,482)          (24,547)
   Provision for preferential payment to related party .....................                -              (980)          (10,083)
   Miscellaneous, net ......................................................          (16,268)          (19,815)          (12,371)
                                                                                  -----------       -----------       -----------
                                                                                     (463,632)         (285,252)           (3,589)
                                                                                  -----------       -----------       -----------

Net income (loss) before dividend requirements .............................         (660,806)         (301,580)           73,286

   Dividend requirements applicable to preferred stock .....................         (170,087)         (161,872)         (148,767)
                                                                                  -----------       -----------       -----------

Net loss ...................................................................      $  (830,893)      $  (463,452)      $   (75,481)
                                                                                  ===========       ===========       ===========

                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     COMBINED STATEMENTS OF GROUP DEFICIENCY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (Dollars in thousands)

Balance, January 1, 1997 .............      $(2,343,480)

    Net contributions from RMG .......          263,496
    Net income .......................           73,286
    Preferred dividend requirements ..         (148,767)
    Employee stock transactions ......            7,616
    Net payments from partners or
    stockholders .....................          761,088
                                            -----------

Balance, December 31, 1997 ...........       (1,386,761)

    Net distributions to RMG .........          (13,725)
    Net loss .........................         (301,580)
    Preferred dividend requirements ..         (161,872)
    Redemption of preferred stock of
    CSC Holdings......................           (9,409)
    Employee stock transactions ......           12,082
    Net payments to partners
    or stockholders ..................          (65,580)
    Issuance of Cablevision common
    stock ............................           536,250
                                            -----------

Balance, December 31, 1998 ...........       (1,390,595)

    Net contributions from RMG .......           39,725
    Net loss .........................         (660,806)
    Preferred dividend requirements ..         (170,087)
    Redemption of preferred stock of
    CSC Holdings......................              (98)
    Employee stock transactions ......           15,170
    Net payments to partners or
    stockholders .....................          (76,861)
    Issuance of Cablevision common
    stock ............................            7,305
    Purchase of treasury stock .......             (499)
                                            -----------

Balance, December 31, 1999 ...........      $(2,236,746)
                                            ===========

                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 and 1997
                             (Dollars in thousands)

                                                                                      1999              1998              1997
                                                                                  -----------       -----------       -----------
Cash flows from operating activities:

   Net income (loss) .......................................................      $  (660,806)      $  (301,580)      $    73,286

   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
        Depreciation and amortization ......................................          853,895           699,683           466,794
        Equity in net loss of affiliates, net ..............................           11,560            23,966            20,791
        Gain on sale of programming interests and cable assets, net ........                -          (153,264)         (213,625)
        Gain on sale of investments ........................................          (10,861)                -                 -
        Write off of deferred interest and financing costs .................            3,012            23,482            24,370
        Gain on redemption of subsidiary preferred stock ...................                -                 -          (181,738)
        (Gain) loss on sale of equipment, net ..............................           10,061              (604)            5,325
        Write off of investment in affiliate ...............................           15,100                 -                 -
        Amortization of deferred financing and debenture discount ..........            9,067             7,761             7,046
     Change in assets and liabilities, net of effects of acquisitions and dispositions:
            Accounts receivable trade ......................................          (13,685)           22,838           (29,504)
            Notes and other receivables ....................................           28,119           (91,091)          (64,892)
            Inventory, prepaid expenses and other assets ...................          (24,652)          (50,242)            3,659
            Advances to affiliates .........................................          (17,914)          (17,501)           (7,024)
            Other deferred costs ...........................................              506            11,689                 -
            Accounts payable ...............................................            1,151           117,249            38,170
            Accrued liabilities ............................................          162,903           169,669            86,136
            Contract obligations ...........................................          (28,398)          (23,613)            3,294
            Deferred revenue ...............................................          (60,170)          (18,268)           37,664
                                                                                  -----------       -----------       -----------

     Net cash provided by operating activities .............................          278,888           420,174           269,752
                                                                                  -----------       -----------       -----------

Cash flows from investing activities:
   Capital expenditures ....................................................         (858,523)         (556,697)         (455,547)
   Payments for acquisitions, net of cash acquired .........................         (117,660)         (317,594)         (747,134)
   Net proceeds from sale of programming interests and cable assets ........                -           446,284           945,534
   Proceeds from sale of equipment .........................................              745             8,817             1,930
   Proceeds from sale of investments .......................................           10,861                 -                 -
   (Increase) decrease in investments in affiliates, net ...................          (48,844)          (31,996)            2,781
   Additions to other intangible assets ....................................           (5,072)          (13,253)             (623)
                                                                                  -----------       -----------       -----------

     Net cash used in investing activities .................................      $(1,018,493)      $  (464,439)      $  (253,059)
                                                                                  -----------       -----------       -----------

                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 and 1997
                             (Dollars in thousands)
                                   (continued)






                                                                      1999              1998              1997
                                                                  -----------       -----------       -----------
Cash flows from financing activities:
   Net proceeds from (repayments of) bank debt .............      $    89,022       $  (857,395)      $    56,665
   Proceeds from senior debt ...............................                -                 -           147,750
   Repayment of senior debt ................................                -          (112,500)         (433,617)
   Repayment of subordinated notes payable .................                -          (151,000)                -
   Redemption of senior notes payable ......................                -           (94,848)                -
   Redemption of senior subordinated debt ..................                -                 -          (283,445)
   Issuance of senior notes and debentures .................          497,670         1,296,076           897,983
   Redemption of subsidiary preferred stock ................              (98)           (9,409)         (112,301)
   Preferred stock dividends ...............................          (21,915)          (29,341)          (30,224)
   Issuance of Cablevision common stock ....................           15,170            12,082             7,616
   Obligation to related party .............................                -          (197,183)            4,364
   Payments on capital lease obligations and other debt ....          (18,063)           (8,998)           (4,554)
   Additions to deferred financing and other costs .........          (24,440)          (36,220)          (51,693)
   Purchase of Cablevision treasury stock ..................             (499)                -                 -
   Capital contributions (distributions) from/to RMG, net ...           91,591            (2,034)          188,669
                                                                   -----------       -----------       -----------

     Net cash provided by (used in) financing activities ...          628,438          (190,770)          387,213
                                                                  -----------       -----------       -----------

Net increase (decrease) in cash and cash equivalents .......         (111,167)         (235,035)          403,906

Cash and cash equivalents at beginning of year .............          173,727           408,762             4,856
                                                                  -----------       -----------       -----------

Cash and cash equivalents at end of year ...................      $    62,560       $   173,727       $   408,762
                                                                  ===========       ===========       ===========

                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)

NOTE 1. BASIS OF PRESENTATION

The stockholders of Cablevision Systems Corporation ("Cablevision") are scheduled to vote on a proposal (the "Tracking Stock Proposal") to amend its certificate of incorporation to, among other things, (i) authorize the creation and distribution of two new classes of common stock, to be designated as Rainbow Media Group ("RMG") tracking stock which, when issued, will be intended to reflect the performance of the assets and businesses of Cablevision attributed to RMG, (ii) increase the aggregate number of authorized shares of common stock that Cablevision may issue from 570 million to 1.88 billion, and (iii) redesignate each share of Cablevision common stock into a share of Cablevision NY Group ("CNYG") common stock, which, following a distribution of RMG tracking stock, will be intended to reflect the performance of all of Cablevision's assets and businesses which have not been attributed to RMG.

CNYG represents a combination of assets, liabilities and businesses owned by Cablevision which have not been attributed to RMG. These assets, liabilities and businesses include: (i) cable television businesses, including Cablevision's residential telephone and high-speed modem businesses, (ii) commercial telephone and internet operation businesses, (iii) electronics retail businesses (iv), Cablevision's interests in New York metropolitan area sports and entertainment businesses including Madison Square Garden, Radio City Music Hall, MSG Network, Fox Sports Net New York and professional sports teams, (v) motion picture theater businesses, (vi) advertising sales representation businesses and (vii) certain equity interests in a multimedia internet service provider, certain direct broadcast satellite assets and interests in wireless personal communications services. CNYG has been operated as an integral part of Cablevision, and has no separate legal existence.

Historically, CNYG has not prepared separate financial statements in accordance with generally accepted accounting principles ("GAAP") in the ordinary course of operations. However, these combined financial statements were prepared in accordance with GAAP for the purposes of this filing, and have been derived from the consolidated financial statements and accounting records of Cablevision. These combined CNYG financial statements, together with the combined RMG financial statements, include all of the accounts contained in Cablevision's consolidated financial statements. Cablevision intends to prepare, and include in its filings with the Securities and Exchange Commission ("SEC"), the consolidated financial statements of Cablevision together with the combined financial statements of CNYG as long as CNYG's common stock is outstanding.

Amounts in the accompanying combined financial statements reflect Cablevision's basis in the net assets of the combined businesses. However, minority interests in the net assets and results of operations of these businesses are not reflected. Such minority interests are recorded in the Consolidated Financial Statements of Cablevision.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


The accompanying CNYG combined financial statements are intended to reflect the assets, liabilities, revenues and expenses that Cablevision has attributed to CNYG, as well as certain allocations deemed reasonable by management, to present the combined financial position and results of operations of CNYG as if it were a separate entity for all periods presented. However, primarily as a result of allocations and inter-group related party transactions (Note 3), the financial information included herein may not necessarily reflect the combined financial position and results of operations of CNYG had it operated as a separate stand-alone entity during the periods presented.

Even though Cablevision has attributed certain assets, liabilities, revenue and cash flows to CNYG, that attribution does not change the legal title to any assets or responsibility for any liabilities and does not affect the rights of any creditors. Further, financial results of RMG that affect Cablevision's consolidated financial condition could affect the financial position or results of operations of CNYG. Any dividends or distributions on, or repurchases of, Cablevision stock will reduce the assets of Cablevision legally available for dividends on CNYG stock. Accordingly, holders of RMG tracking stock and CNYG common stock will continue to be subject to risks associated with an investment in a single corporation and all of Cablevision's businesses, assets and liabilities.

As a result of the factors described above, the combined financial statements of CNYG should be read in conjunction with the consolidated financial statements of Cablevision.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of all consolidated subsidiaries of Cablevision that have not been attributed to RMG. All significant intra-group transactions and balances have been eliminated in combination. Cablevision's interests in less than majority-owned entities and until July 2, 1997, its 100% common stock interest in A-R Cable Services, Inc., are carried on the equity method. Subsequent to July 2, 1997, results of operations of A-R Cable Services, Inc. are combined with those of CNYG (see Note
4). Advances to affiliates are recorded at cost, adjusted when recoverability is doubtful.

Group Deficiency

Group deficiency represents the aggregate interests of all stockholders, partners and members in the net assets or liabilities of all combined companies comprising CNYG. Cablevision includes its share of such amount in its consolidated financial statements, after consideration of the interests of parties other than Cablevision.

Payments to (from) partners and stockholders appearing in the accompanying combined statements of group deficiency represent amounts exchanged with partners and stockholders of companies comprising CNYG primarily during the formation of Regional Programming Partners (in 1997) and the redemption of ITT Corporation's interests in Madison Square Garden, L.P. ("MSG") in each of the years presented.


Revenue Recognition

CNYG recognizes cable television and programming revenues as services are provided to subscribers. Advertising revenues are recognized when commercials are telecast. Revenues

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


derived from other sources are recognized when services are provided, events occur or products are delivered.

Long-Lived Assets

Property, plant and equipment, including construction materials, are carried at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new subscriber installations. Franchises are amortized on the straight-line basis over the average remaining terms (5 to 12 years) of the franchises at the time of acquisition. Affiliation and other agreements (primarily cable television system programming agreements) are amortized on a straight-line basis over periods ranging from 8 to 10 years. Other intangible assets are amortized on the straight-line basis over the periods benefited (1 to 15 years), except that excess costs over fair value of net assets acquired are being amortized on the straight-line basis over periods ranging from 6 to 40 years. CNYG reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Inventory

Carrying amounts of retail merchandise are determined on an average cost basis and are stated at the lower of cost or market.

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense over the life of the related debt.

Income Taxes

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

Loss Per Share

Historical loss per share for CNYG has been omitted from the statements of operations since CNYG stock was not part of the capital structure of Cablevision for the periods presented. Following the implementation of the Tracking Stock Proposal, per share results for CNYG will be presented only in the consolidated financial statements of Cablevision and will be computed by applying the "two class" method of Statement of Financial Accounting Standard No. 128, "Earnings Per Share."

Segment Information

On December 31, 1998, CNYG adopted Statement of Financial Accounting Standards No. 131, 'Disclosures about Segments of an Enterprise and Related Information' ('SFAS 131'). The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on CNYG's primary financial statements, but did affect the disclosure of segment information contained elsewhere herein (see Note 15).

Supplemental Cash Flow Information

For purposes of the combined statements of cash flows, CNYG considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. CNYG paid cash interest expense of approximately $412,359, $362,506 and $339,845 during 1999, 1998 and 1997, respectively.

During 1999, 1998 and 1997, CNYG's noncash investing and financing activities were as follows:


                                                            Years Ended December 31,
                                                            ------------------------
                                                      1999            1998            1997
                                                   ---------       ---------       ---------
Capital lease obligations ...................      $  53,330       $  28,795       $   7,344
Issuance of common stock in connection
     with the redemption of CSC Holdings'
     preferred stock ........................        323,233               -               -
Issuance of common stock in connection
     with acquisitions and redemption
     of partnership interests ...............          7,305         536,250               -
Receipt of warrants from At Home
     Corporation ............................              -          74,788         173,346
Capital contribution of equipment by
     minority partner .......................              -               -          38,000
Contributions to equity method
      investees attributed to RMG ...........        (41,998)        (20,997)        (25,991)
Net payments on indebtedness
      attributed to RMG .....................        (18,924)       (105,259)        (25,500)
Payments of stock plan obligations
      attributed to RMG......................        (13,108)         (4,017)           (961)
Payments of interest attributed to RMG.......        (11,245)        (15,123)        (12,444)

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


Comprehensive Income

A separate statement of comprehensive income has not been provided as items of other comprehensive income for all periods presented were not material.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3. ALLOCATIONS AND RELATED PARTY TRANSACTIONS

ALLOCATIONS

The combined financial statements of CNYG reflect the application of certain allocation and cash management policies of Cablevision, which are summarized below. Cablevision's board of directors may modify or rescind any of these allocation policies without the approval of the stockholders, although no such changes are currently contemplated. Any such changes adopted by the board of directors would be made in its good faith business judgment of Cablevision's best interests, taking into consideration the best interests of all Cablevision shareholders. Management believes that these allocations have been made on a reasonable basis. However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis. Explanations of the composition and the amounts of the more significant allocations are described below.

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, accounting, tax, audit, treasury, strategic planning, investor relations, information technology, etc.) have been allocated by Cablevision generally based upon actual charges or management's estimate of proportionate usage. When determinations based upon usage are impractical, Cablevision uses other methods and criteria that management believes to be equitable and provide a reasonable estimate of costs attributable to CNYG. CNYG's allocated share of such costs amounted to $64,778, $47,341 and $32,804 for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in selling, general and administrative expenses.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


Year 2000 Remediation Costs

Selling, general and administrative expenses for the years ended December 31, 1999 and 1998 include $38,666 and $7,593, respectively, of Year 2000 remediation costs which include direct charges and allocations from Cablevision.

Indebtedness and Interest

Cablevision has attributed indebtedness generally based upon approximate funding of start up costs for certain of CNYG's businesses. As more fully described in
Note 7, indebtedness related to the stand-alone bank facilities of CSC Holdings, Inc. ("CSC Holdings"), MFR, Madison Square Garden, Cablevision Electronics and CCG Holdings, Inc. has been attributed to CNYG.

Income Taxes

To the extent that federal and state income taxes are determined on a basis that includes operations of both CNYG and RMG, such taxes are allocated to each group, and reflected in their respective financial statements, in accordance with Cablevision's tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, will be allocated between the groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective groups. Under the policy, the amount of taxes payable or refundable which are allocated to CNYG will generally be comparable to those that would have resulted if the groups had filed separate tax returns. Further, RMG is responsible to CNYG for its share of any consolidated income tax liabilities determined in accordance with the policy. RMG's share of such liabilities is generally determined by reference to the amount of tax that RMG would owe on a separately filed tax return. Accordingly, CNYG will realize the benefits of its tax attributes when it generates sufficient taxable income to utilize such attributes.

Stock-Based Compensation

Cablevision charges CNYG for the cost of its employee stock incentive plans. CNYG was charged, based upon proportionate payroll costs, approximately $233,660, $132,432 and $57,660, in 1999, 1998 and 1997, respectively, related to these stock incentive plans.

Health and Welfare Benefits

Employees of entities attributed to CNYG participate in health and welfare plans sponsored by Cablevision. Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plan. Such costs amounted to $37,464, $32,159 and $20,746 for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in selling, general and administrative expenses.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


Cash Management

Surplus cash is swept nightly from certain entities within RMG to Rainbow Media Holdings, Inc. ("Rainbow Media Holdings"). Such inter-group transfers do not bear interest.

RELATED-PARTY TRANSACTIONS

As described below, CNYG provides services to and receives services from affiliates and RMG. As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services have not necessarily been based upon arm's length negotiations. However, it is not practicable to determine whether the amounts charged represent amounts that might have been incurred on a stand-alone basis for CNYG.

Cablevision held varying ownership interests, directly or indirectly, during the three years ended December 31, 1999 in certain cable television programming and entertainment companies attributed to CNYG. Accordingly, CNYG recorded income (losses) of approximately $(3,643), $(7,657) and $6,253 in 1999, 1998 and 1997,
respectively, representing its percentage interests in the results of operations of these programming companies. At December 31, 1998, CNYG's net deficit investment in these programming and entertainment companies amounted to approximately $12,067. Costs incurred by CNYG for programming services provided by these affiliates and included in operating expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $2,733, $1,176 and $12,314, respectively. At December 31, 1998, amounts due to certain of these affiliates, primarily for programming services provided to CNYG, aggregated $56 and are included in accounts payable. At December 31, 1998, amounts due from certain of these programming affiliates aggregated $184 and are included in advances to affiliates.

CNYG has affiliation agreements with certain cable television programming and transmission and production companies which are included in RMG. Costs incurred by CNYG for programming services provided by these affiliates and included in operating expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $22,194, $18,595 and $13,027, respectively. At December 31, 1999 and 1998, amounts due to certain of these affiliates, primarily for programming services provided to CNYG, aggregated $21,757 and $16,845, respectively, and are included in accounts payable. At December 31, 1999 and 1998, amounts due from certain of these programming affiliates aggregated $109,378 and $105,129, respectively, and are included in advances to affiliates.

During 1999, 1998 and 1997, CNYG provided programming services to or incurred costs on behalf of other affiliates engaged in providing cable television, cable television programming, and related services. Amounts due from these affiliates amounted to $14,300 and $7,505 at December 31, 1999 and 1998, respectively, and are included in advances to affiliates.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


In 1992, CSC Holdings, Inc. ("CSC Holdings"), a wholly-owned subsidiary of Cablevision, acquired from Mr. Dolan substantially all of the interests in Cablevision of New York City ("CNYC") that it did not previously own. Mr. Dolan remained a 1% partner in CNYC and was entitled to certain preferential payments. The total amount owed to Mr. Dolan at December 31, 1997 amounted to approximately $197,183. In 1998, all amounts due Mr. Dolan were paid.

In October 1997, CSC Holdings entered into an agreement with At Home Corporation ("@Home") and certain of its shareholders, pursuant to which CSC Holdings agreed to enter into agreements for the distribution of the @Home service over CNYG's cable television systems on the same terms and conditions as @Home's founding partners, TCI, Comcast Corporation and Cox Communications, Inc. CSC Holdings received a warrant to purchase 15,751,568 shares of @Home's Series A Common Stock at an exercise price of $.25 per share. Additionally, in 1998 a warrant to purchase 4,711,028 shares of @Home's Series A Common Stock at $.25 per share was received in connection with the acquisition of the TCI Systems (see Note 4). The @Home network distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options, including the cable industry's hybrid fiber coaxial infrastructure.

The aggregate fair market value of the warrants received of $248,134, as determined by independent appraisals, has been recorded in investments in affiliates in the accompanying combined balance sheets. The difference between the appraised value of the warrants and the price paid has been recorded as deferred revenue and is being amortized to income over the period which CSC Holdings is obligated to provide the necessary services to @Home. In 1999 and 1998, CNYG recorded $50,136 and $35,821, respectively, of revenue relating to this transaction.

In August 1996, CSC Holdings entered into an agreement with NorthCoast Operating Co., Inc. ("NorthCoast") and certain of its affiliates, to form a limited liability company (the "LLC") to participate in the auctions conducted by the Federal Communications Commission ("FCC") for certain licenses to conduct a personal communications service ("PCS") business. CSC Holdings has contributed an aggregate of approximately $50,100 to the LLC (either directly or through a loan to NorthCoast) and holds a 49.9% interest in the LLC and certain preferential distribution rights. CNYG recorded a loss of $7,916 and $5,517 in 1999 and 1998, respectively, representing its share of the losses of the LLC. NorthCoast is a Delaware corporation controlled by John Dolan. John Dolan is a nephew of Charles F. Dolan, Cablevision's chairman and a cousin of James L. Dolan, Cablevision's chief executive officer.

In 1996, Rainbow Media Holdings invested in a joint venture formed with a subsidiary of Loral Space and Communications, Ltd. for the purpose of exploiting certain direct broadcast satellite ("DBS") frequencies. Rainbow Media Holdings also contributed to the joint venture its interest in

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


certain agreements with the licensee of such frequencies. Rainbow Media Holdings' investment amounted to $386 and $14,913 at December 31, 1999 and 1998, respectively. In 1999, based upon its then current business plans, CNYG determined that it could no longer recover its investment in the joint venture and wrote down its investment by $15,100.

As of December 31, 1999, CSC Holdings had outstanding an interest exchange (cap) agreement with AMC with a total notional value of $105,000 maturing on May 13, 2002. The agreement caps AMC's floating rate of interest based on LIBOR at 7% through May 2001 and at 7.5% from May 2001 through May 2002. CSC Holdings entered into this cap agreement to hedge against interest rate risk and accounts for this agreement as a hedge whereby interest expense is recorded using the revised rate with any fees amortized as a yield adjustment.

NOTE 4. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS

ACQUISITIONS

1999 Acquisitions

At various times during 1999, Cablevision acquired interests in the real property and assets specifically related to certain movie theaters for an aggregate purchase price of approximately $29,700. The acquisitions were accounted for as purchases with the operations of the acquired theaters being combined with those of CNYG as of the acquisition dates. The purchase price will be allocated to the specific assets acquired when an independent appraisal is obtained.

In December 1999, Cablevision acquired cable television systems with approximately 4,500 subscribers located in the Port Jervis, New York area for approximately $7,400, $7,300 of which was paid in shares of Cablevision's Class A Common Stock.

In April 1999, ITT Corporation ("ITT") exercised its second put for the remainder of its interest in MSG and settled certain matters between the parties for a payment of $87,000.

See also "Dispositions" for a discussion of an exchange of cable television assets.

1998 Acquisitions

The WIZ

On February 9, 1998, Cablevision Electronics Investments, Inc. ("Cablevision Electronics"), a wholly-owned subsidiary of CSC Holdings, acquired substantially all of the assets associated with

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


40 The WIZ consumer electronics store locations from The Wiz, Inc. and certain of its subsidiaries and affiliates (collectively, "TWI"). TWI had filed for bankruptcy protection on December 16, 1997. Cablevision Electronics paid approximately $101,300 for the assets (including transaction costs and pre-closing operating costs).

The acquisition was accounted for as a purchase with the operations of the stores being combined with the operations of CNYG as of the date of acquisition. The purchase price was allocated to the specific assets acquired based upon independent appraisals as follows:

       Inventory ............................................      $  66,200
       Property and equipment ...............................         16,800
       Other assets .........................................          4,000
       Liabilities ..........................................        (24,000)
       Excess cost over fair value of net assets acquired ...         38,300
                                                                   ---------
                                                                   $ 101,300
                                                                   =========

In 1999, CNYG recorded an impairment loss of $35,490 representing the balance of unamortized goodwill recorded on the TWI acquisition. Current losses and projected future operating losses caused CNYG to reassess the recoverability of the goodwill. The impairment loss resulted from the carrying amount of this asset exceeding its estimated fair value based on discounted estimated future cash flows.

TCI Systems

On March 4, 1998, Cablevision completed a holding company reorganization (the "Holding Company Reorganization") pursuant to an Amended and Restated Contribution and Merger Agreement, dated June 6, 1997 (the "Contribution and Merger Agreement"), by and among Cablevision, CSC Holdings and TCI Communications, Inc. ("TCI").

Pursuant to the Contribution and Merger Agreement, TCI caused to be contributed to Cablevision or its designees all of the partnership interests and capital stock of certain entities owned directly or indirectly by TCI and all the assets related to the businesses of certain cable television systems owned and operated directly or indirectly by TCI ("TCI Systems"). In consideration for those cable television systems, Cablevision issued to certain TCI entities an aggregate of 48,942,172 shares (after adjusting for the March 1998 and August 1998 two-for-one stock splits) of Cablevision's Class A Common Stock, valued for accounting purposes at approximately $498,000, and assumed certain liabilities related to such systems (including an aggregate amount of indebtedness for borrowed money equal to $669,000).

The acquisition was accounted for as a purchase with the operations of the acquired systems being combined with those of CNYG as of the acquisition date. The excess of the purchase price over the net book value of assets acquired of approximately $746,769 was allocated to the specific assets acquired based upon independent appraisals as follows:

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


       Property, plant and equipment ........................      $ (17,133)
       Franchises ...........................................        594,921
       Excess cost over fair value of net assets acquired ...        168,981
                                                                   ---------
                                                                   $ 746,769
                                                                   =========

Madison Square Garden

In June 1998, CSC Holdings purchased 50% of ITT's remaining interest in MSG for $94,000 pursuant to ITT's exercise of its first put option, increasing Regional Programming Partners' interest in MSG to 96.3% (see discussion below and "1999 Acquisitions" above).

Clearview

In December 1998, Cablevision acquired all of the outstanding shares of stock of Clearview Cinema Group, Inc. ("Clearview") for approximately $158,700 (including assumed debt of $80,000) of which approximately $33,400 was paid in shares of Cablevision's Class A Common Stock.

The acquisition was accounted for as a purchase with the operations of the acquired business being combined with those of CNYG as of the acquisition date. The purchase price was allocated to the specific assets acquired based upon independent appraisals as follows.

       Property, plant and equipment ........................      $  34,787
       Other assets .........................................         21,518
       Liabilities ..........................................        (16,433)
       Excess cost over fair value of net assets acquired ...        118,851
                                                                   ---------
                                                                   $ 158,723
                                                                   =========

Loews

In December 1998, Cablevision acquired interests in the real property and assets specifically related to 15 movie theaters from Loews Cineplex Entertainment Corporation ("Loews") for an aggregate purchase price of approximately $67,300.

The acquisition was accounted for as a purchase with the operations of the acquired assets being combined with those of CNYG as of the acquisition date. The purchase price was allocated to the specific assets acquired based upon independent appraisals as follows:

       Property and equipment ...............................      $ 9,700
       Other assets .........................................        2,200
       Excess cost over fair value of net assets acquired ...       55,400
                                                                   -------
                                                                   $67,300
                                                                   =======

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


1997 Acquisitions:

NBC Transaction

On April 1, 1997, Rainbow Media Holdings consummated a transaction in which Rainbow Programming Holdings, Inc. merged with and into Rainbow Media Holdings, a newly formed subsidiary of CSC Holdings. In addition, NBC Cable, Inc. (a subsidiary of National Broadcasting Company ("NBC")) received a 25% equity interest (which interest was increased to 26% in February 2000 and may be further increased by up to an additional 1% under certain circumstances without additional payment) in common stock of Rainbow Media Holdings. CSC Holdings owns the remaining 74% equity interest in Rainbow Media Holdings. The partnership interests in certain of Rainbow Media Holdings' programming services formerly owned by NBC are now owned by subsidiaries of Rainbow Media Holdings. The exchange of 25% of CSC Holdings' interest in Rainbow Media Holdings for NBC's interests, in April 1997, in certain entities was accounted for at historical cost with the difference between the cost basis of a 25% interest in Rainbow Media Holdings and the partnership interests received in exchange recorded as goodwill. Goodwill of $4,348 has been attributed to CNYG and is being amortized over a 10 year period.

Madison Square Garden

In February 1997, Rainbow Media Holdings made a payment to ITT of $168,750 plus interest, fully equalizing its interest in MSG, a partnership among subsidiaries of Rainbow Media Holdings and subsidiaries of ITT, and bringing Rainbow Media Holdings' total payments at that time to $360,000, plus interest payments aggregating $47,700.

In April 1997, CSC Holdings and certain of its affiliates and ITT and certain of its affiliates entered into definitive agreements ("MSG Agreement") relating to the acquisition by subsidiaries of CSC Holdings of ITT's 50 percent interest in MSG. The transaction closed on June 17, 1997 when MSG borrowed $799,000 under its credit facility which was used to redeem a portion of ITT's interest in MSG for $500,000 and to repay its existing indebtedness. Rainbow Media Holdings contributed its SportsChannel Associates programming company to MSG, which, together with the redemption, increased Rainbow Media Holdings' interest in MSG to 89.8% and reduced ITT's interest to 10.2%. In connection with the Fox transaction discussed below, Rainbow Media Holdings' interest in MSG was contributed to Regional Programming Partners ("RPP"). ITT's interest in MSG was further reduced to 7.8% as a result of a $450,000 capital contribution by RPP to MSG, which was used by MSG to pay down outstanding debt. See "1998 Acquisitions" above for a discussion of CSC Holdings' purchase of the remaining interest in MSG. The acquisition was accounted for using the purchase method of accounting. The assets and liabilities and results of operations of MSG have been combined with those of CNYG as of June 17, 1997. Previously, CSC Holdings' (and, therefore, CNYG's) investment in MSG was accounted for using the equity

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                  (continued)


method of accounting. The excess of the purchase price over the net book value of assets acquired of approximately $397,093 was allocated to the specific assets acquired based upon independent appraisals as follows:

          Property, plant and equipment.........................   $  19,687
          Affiliation and other agreements......................      34,168
          Franchises............................................      46,125
          Excess cost over fair value of net assets acquired....     297,113
                                                                   ---------
                                                                   $ 397,093
                                                                   =========


In connection with CSC Holdings and ITT's acquisition of MSG in 1995, certain liabilities relating to a long-term sports rights contract were recorded. In 1999, 1998 and 1997, approximately $23,000, $21,900 and $21,700, respectively, of this liability was amortized to reduce operating expenses in respect of those rights.

Warburg Transactions

In June 1997, CSC Holdings acquired from Warburg Pincus Investors, L.P. ("Warburg") the interests that CSC Holdings did not already own in A-R Cable Partners ("Nashoba") and Cablevision of Framingham Holdings, Inc. ("CFHI") for a purchase price of approximately $33,348 and $7,865, respectively. The acquisitions of Nashoba and CFHI were accounted for as purchases with the operations of these companies being combined with those of CNYG as of the acquisition date. The excess of the purchase price over the net book value of assets acquired approximates $97,015 and has been allocated based upon independent appraisals as follows:

          Property, plant and equipment.......................   $  4,060
          Franchises..........................................     59,923
          Excess cost over fair value of net assets acquired..     33,032
                                                                 --------
                                                                 $ 97,015
                                                                 ========


On July 2, 1997, CSC Holdings redeemed from Warburg the Series A Preferred Stock of A-R Cable Services, Inc. ("A-R Cable") for an aggregate amount of approximately $112,301. The assets and liabilities of A-R Cable have been combined with those of CNYG as of July 2, 1997. Previously, CSC Holdings' (and, therefore, CNYG's) investment in A-R Cable was accounted for using the equity method of accounting. In connection with this transaction, CNYG recognized a gain of $181,738 representing principally the reversal of accrued preferred dividends in excess of amounts paid.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

Radio City

On December 5, 1997, MSG purchased all of the membership interests in Radio City Productions, LLC ("Radio City"), the production company that operates Radio City Music Hall in New York City, for approximately $70,000 in cash. Simultaneously, Radio City entered into a 25-year lease for Radio City Music Hall. The assets and liabilities and results of operations of Radio City have been combined with those of CNYG as of the date of acquisition. The excess of the purchase price over the net book value of assets acquired of approximately $76,200 was allocated to the specific assets acquired based upon independent appraisals as follows:


Property, plant and equipment.................................        $   1,500
Capital lease obligation......................................          (80,000)
Other liabilities.............................................          (13,400)
Excess cost over fair value of net assets acquired............          168,100
                                                                       ---------
                                                                       $  76,200
                                                                       =========


DISPOSITIONS

Cable Systems

In October 1998, A-R Cable transferred its cable television system in Rensselaer, New York plus approximately $16,000 in cash to Time Warner Entertainment Company, L.P. ("Time Warner") in exchange for Time Warner's Litchfield, Connecticut system. CNYG recognized a gain of approximately $15,500 in connection with this transaction.

In 1998 and 1997, CSC Holdings completed the sale of certain cable television systems for aggregate sales prices of approximately $426,500 and $88,200, respectively, and CNYG recognized aggregate gains of approximately $137,700 and $59,000, respectively.

Regional Programming Partners

In December 1997, Rainbow Media Holdings and Fox Sports Networks, LLC ("Fox") organized Regional Programming Partners (a partnership that owns MSG and interests in regional sports programming businesses previously owned by Rainbow Media Holdings) ("RPP"). In connection with the formation of RPP, affiliates of Rainbow Media Holdings indirectly contributed to RPP their ownership interests in several regional sports networks, including their interest in MSG in consideration for the issuance of a 60% general partnership interest in RPP.
In consideration for the issuance of a 40% general partnership interest in RPP, Fox contributed $850,000 in cash to RPP. Thereafter, RPP made a capital contribution of approximately $450,000 to MSG which was used by MSG to repay a portion of MSG's debt. As a result of RPP's investment in MSG, RPP's interest in MSG increased from 89.8% to 92.2%. In connection with this transaction, CNYG recognized a gain of approximately $146,572. See above under "1998 Acquisitions" and "1999 Acquisitions" for further discussion of increases in RPP's interest in MSG.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


A-R CABLE RESTRUCTURING

In 1992, CSC Holdings and A-R Cable consummated a restructuring and refinancing transaction (the "A-R Cable Restructuring"). Among other things, this transaction involved an additional $45,000 investment in A-R Cable by CSC Holdings to purchase a new Series B Preferred Stock and the purchase of a new Series A Preferred Stock in A-R Cable by Warburg for $105,000. As a result of the A-R Cable Restructuring, CSC Holdings no longer had financial or voting control over A-R Cable's operations. Prior to the redemption of A-R Cable's Series A Preferred Stock on July 2, 1997 (see discussion above), CSC Holdings accounted for its investment in A-R Cable using the equity method of accounting whereby CSC Holdings recorded 100% of the net losses of A-R Cable since it continued to own 100% of A-R Cable's outstanding common stock.

Included in equity in net loss of affiliates in the accompanying combined statements of operations for the period ended July 1, 1997 is $35,835 representing A-R Cable's net loss plus dividend requirements for the Series A Preferred Stock of A-R Cable, which was not owned by CSC Holdings. Beginning on July 2, 1997, the operations of A-R Cable have been combined with those of CNYG.

Pro Forma Results of Operations

The following unaudited pro forma condensed results of operations are presented for the year ended December 31, 1998 as if the acquisition of the TCI Systems and the sale of assets of certain cable systems had occurred on January 1, 1998. Results of operations for acquisitions made in 1999 are not material.

                                                       Year Ended
                                                    December 31, 1998
                                                    -----------------
Net revenues................................            $3,063,664
Net loss before preferred dividend
    requirements............................            $ (373,598)


The pro forma information presented above gives effect to certain adjustments, including the amortization of acquired intangible assets and increased interest expense on acquisition debt. The pro forma information has been prepared for comparative purposes only and does not purport to indicate the results of operations which would actually have occurred had the transactions been made at the beginning of the periods indicated or which may occur in the future.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


NOTE 5.    NET ASSETS HELD FOR SALE

Cablevision had entered into definitive agreements covering the sale of certain cable television systems as of December 31, 1999 and 1998.

In December 1999, Cablevision entered into definitive agreements with Adelphia Communications Corporation ("Adelphia") under which Cablevision will sell its cable television systems in the Greater Cleveland metropolitan area to Adelphia for total cash and stock consideration of $1,530,000, subject to certain adjustments.

In January 1998, Cablevision, CSC Holdings and a subsidiary of TCI entered into a non-binding letter of intent for CSC Holdings to acquire certain of TCI's cable television systems in exchange for cash, stock and certain cable systems including those serving Kalamazoo, Michigan. The non-binding letter of intent is no longer in effect. In March 2000, Cablevision entered into an agreement to sell its cable system serving Kalamazoo, Michigan to Charter Communications, Inc. for total consideration of $172,500 in Charter Communications, Inc. common stock.

For financial reporting purposes, the assets and liabilities attributable to cable systems whose sale or transfer was pending at December 31, 1999 and 1998 have been classified in the combined balance sheet as net assets held for sale and consist of the following:

                                                         December, 31
                                                  --------------------------
                                                    1999              1998
                                                  --------         ---------
Property, plant and equipment, net............    $222,695         $  14,548
Intangible assets, net........................      73,055               215
Other assets (including trade
     receivables, prepaid expenses, etc.).....       9,796               603
                                                  --------         ---------
Total assets..................................     305,546            15,366
Total liabilities.............................     (36,197)           (4,360)
                                                  --------         ---------
Net assets....................................    $269,349         $  11,006
                                                  ========         =========


The accompanying combined statement of operations for the years ended December 31, 1999 and 1998 includes net revenues aggregating approximately $177,904 and $18,937, respectively, and net income (loss) aggregating approximately $(4,109) and $9,095, respectively, relating to the cable systems held for sale or transfer.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


NOTE 6.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following assets, which are depreciated or amortized primarily on a straight-line basis over the estimated useful lives shown below:

                                                December 31,
                                        -------------------------    Estimated
                                          1999          1998        Useful Lives
                                        ---------    -----------    ------------
Communication transmission and
 distribution systems:
    Customer equipment.................. $   600,271  $  615,867  3 to 8 years
    Headends............................     118,311     125,013  7 to 15 years
    Multimedia..........................      18,732       9,075  4 years
    Central office equipment............     132,191      87,208  10 years
    Infrastructure......................   2,189,863   2,189,625  5 to 12 years
    Program, service and data
     processing equipment...............     505,853     321,667  2 to 9 years
    Microwave equipment.................      11,401       8,759  2 to 9 years
    Construction in progress
     (including materials and supplies).     227,991     133,848  -
Furniture and fixtures..................     217,821     186,457  1 to 8 years
Transportation equipment................     143,511     131,476  4 to 15 years
Building and building improvements......     185,118     171,567  20 to 40 years
Leasehold improvements..................     267,542     135,711  Term of lease
Land and land improvements..............      47,914      45,573  -
                                         -----------  ----------
                                           4,666,519   4,161,846
Less accumulated depreciation and
 amortization.......                      (1,963,298) (1,696,754
                                         -----------  ----------
                                         $ 2,703,221  $2,465,092
                                         ===========  ==========


NOTE 7.    DEBT AND FINANCIAL INSTRUMENTS

Bank Debt

Bank debt of Rainbow Media Holdings and American Movie Classics is attributed to RMG. The following summarizes the credit facilities attributable to CNYG.

Restricted Group/TCI Systems

For financing purposes, CSC Holdings and certain of its subsidiaries are collectively referred to as the "Restricted Group". In May 1998, CSC Holdings and certain other subsidiaries of CSC Holdings entered into a new $2.8 billion reducing revolving credit facility (the "Credit Agreement") with a group of banks led by Toronto-Dominion (Texas), Inc. ("Toronto-Dominion"), as administrative and arranging agent. This Credit Agreement replaced a $1.7 billion facility that was also with a group of banks led by Toronto-Dominion.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

The $2.8 billion reducing revolving credit facility, maturing in March 2007, consisted of a $1.4 billion CSC Holdings credit facility, a $1.4 billion MFR credit facility of which $600,000 was available, and an $800,000 credit facility for the TCI Systems. While the $800,000 TCI Systems credit facility was in place, only $600,000 of the $1.4 billion MFR facility could be utilized.

In July 1998, CSC Holdings' credit facility was reduced by $400,000 to $1.0 billion, and the MFR credit facility was reduced by $200,000 to $1.2 billion, which included a reduction of the TCI Systems credit facility by $100,000 to $700,000.

The TCI Systems credit facility matured on April 4, 1999 and concurrent with the transfer of the TCI Systems by Cablevision to CSC Holdings, which occurred on April 5, 1999, the restriction on the MFR credit facility was eliminated and the borrowings under the MFR facility increased by an amount equal to the borrowings outstanding under the TCI Systems credit facility.

The total amount of bank debt outstanding under the Credit Agreement, including amounts outstanding under a separate overdraft facility at December 31, 1999 and 1998 was $1,454,206 and $1,410,226, respectively. At December 31, 1999, $613,000 and $828,500 was outstanding under the CSC Holdings facility and the MFR credit facility, respectively. As of December 31, 1999, approximately $39,274 was restricted for certain letters of credit issued on behalf of CSC Holdings.

Unrestricted and undrawn funds available to the Restricted Group under the Credit Agreement amounted to approximately $719,226 at December 31, 1999. The Credit Agreement contains certain financial covenants that may limit the Restricted Group's ability to utilize all of the undrawn funds available thereunder. The Credit Agreement contains various restrictive covenants, among which are the maintenance of various financial ratios and tests, and limitations on various payments, including preferred dividends and dividends on its common stock. CSC Holdings was in compliance with the covenants of its Credit Agreement at December 31, 1999.

Interest on outstanding amounts may be paid, at the option of CSC Holdings, based on the prime rate or Eurodollar rate. As of December 31, 1999, CSC Holdings had outstanding interest exchange (swap) agreements with several of its banks with a total notional value of $300,000. Swaps with an aggregate notional amount of $250,000 require CSC Holdings to pay a floating rate of interest based on LIBOR in exchange for fixed rate payments ranging from 6.125% to 6.76% and have a maturity of 18 to 31 months. The remainder of the swaps require payment of a fixed rate of interest by CSC Holdings in exchange for floating rate payments and have a maturity of 6 months. CSC Holdings enters into interest rate swap agreements to hedge against interest rate risk and accounts for these agreements as hedges whereby interest expense is recorded using the revised rate with any fees or other payments amortized as yield adjustments. CNYG is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, CNYG does not anticipate nonperformance by the counterparties.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

The weighted average interest rate on all Restricted Group bank indebtedness was 7.11% and 6.48% on December 31, 1999 and 1998, respectively. CNYG is also obligated to pay fees from 0.1875% to 0.25% per annum on the unused loan commitment and from 0.4% to 2.0% per annum on letters of credit issued under the Credit Agreement.

Madison Square Garden

MSG has a $500,000 credit agreement (the "MSG Credit Facility") with a group of banks led by Chase Manhattan Bank, as agent, which expires on December 31, 2004. Loans under the MSG Credit Facility bear interest at current market rates plus a margin based upon MSG's consolidated leverage ratio. At December 31, 1999 and 1998, loans outstanding amounted to $335,000 and $310,000, respectively, and bore interest at a weighted average rate of 7.0% and 6.038%, respectively. The MSG Credit Facility contains certain financial covenants with which MSG was in compliance at December 31, 1999. The MSG Credit Facility also contains certain financial covenants that may limit MSG's ability to utilize all of the undrawn funds available thereunder.

In July 1997, a wholly-owned subsidiary of MSG borrowed $20,000 under promissory notes with various lending institutions which bear interest at LIBOR plus a margin (aggregating 8.19% and 7.22% at December 31, 1999 and 1998, respectively) and mature in July 2002.

Cablevision Electronics

In February 1998, Cablevision Electronics entered into a three year $130,000 revolving credit facility maturing on February 9, 2001. Under the terms of the credit facility, the total amount of borrowings available to Cablevision Electronics is subject to an availability calculation based on a percentage of eligible inventory. The total amount outstanding under the credit agreement at December 31, 1999 and 1998 was approximately $73,817 and $44,542, respectively, and bore interest at 7.8% and 7.2%, respectively. As of December 31, 1999, $26,874 was restricted for certain letters of credit issued on behalf of Cablevision Electronics. Unrestricted and undrawn funds available amounted to $29,309 on December 31, 1999 based on the level of inventory as of that date.

Borrowings under the credit agreement are secured by Cablevision Electronics' assets. The credit agreement contains various restrictive covenants with which Cablevision Electronics was in compliance at December 31, 1999.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


CCG Holdings, Inc.

CCG Holdings, Inc. has a $15,000 revolving credit bank facility maturing on June 30, 2003. As of December 31, 1999, there was $9,691 outstanding under this bank facility, leaving undrawn funds available of $5,309. There were no outstanding borrowings under this bank facility as of December 31, 1998.

Senior Notes and Debentures

In July 1999, CSC Holdings issued $500,000 face amount ($497,786 amortized amount at December 31, 1999) of 8-1/8% Senior Notes due 2009. The net proceeds were used to reduce bank borrowings. The notes are not redeemable by CSC Holdings prior to maturity.

In December 1998, CSC Holdings redeemed Clearview's 10-7/8% Senior Notes for approximately $94,800 in cash. This payment included a premium of $11,200, a consent fee of $3,600 and accrued interest of $48.

In July 1998, CSC Holdings issued $500,000 principal amount of 7-1/4% Senior Notes due 2008 (the "2008 Notes") and $500,000 principal amount ($499,541 and $499,516 amortized amount at December 31, 1999 and 1998, respectively) of 7-5/8% Senior Debentures due 2018 (the "Debentures"). The Debentures were issued at a discount of $495. The 2008 Notes and Debentures are not redeemable by CSC Holdings prior to maturity.

In February 1998, CSC Holdings issued $300,000 principal amount ($296,893 and $296,721 amortized amount at December 31, 1999 and 1998, respectively) of 7-7/8% Senior Debentures due 2018 (the "2018 Debentures"). The 2018 Debentures were issued at a discount of $3,429. The 2018 Debentures are not redeemable by CSC Holdings prior to maturity.

In December 1997, CSC Holdings issued $500,000 principal amount ($499,584 and $499,532 amortized amount at December 31, 1999 and 1998, respectively) of 7-7/8% Senior Notes due 2007 (the "2007 Notes"). The notes were issued at a discount of $525. The 2007 Notes are not redeemable by CSC Holdings prior to maturity.

In August 1997, CSC Holdings issued $400,000 principal amount ($398,798 and $398,674 amortized amount at December 31, 1999 and 1998, respectively) of 8-1/8% Senior Debentures due 2009 (the "2009 Notes"). The 2009 Notes were issued at a discount of $1,492. The 2009 Notes are not redeemable by CSC Holdings prior to maturity.

The indentures under which the senior notes and debentures were issued contain various convenants, which are generally less restrictive than those contained in the CSC Holdings' Credit Agreement, with which CSC Holdings was in compliance at December 31, 1999.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

Subordinated Notes and Debentures

In May 1996, CSC Holdings issued $150,000 principal amount ($149,558 and $149,545 amortized amount at December 31, 1999 and 1998, respectively) of 9-7/8% Senior Subordinated Notes due 2006 (the "2006 Notes") and $250,000 principal amount of 10-1/2% Senior Subordinated Debentures due 2016 (the "2016 Debentures"). The 2006 Notes are redeemable at CSC Holdings' option, in whole or in part, on May 15, 2001, May 15, 2002 and May 15, 2003 at the redemption price of 104.938%, 103.292% and 101.646%, respectively, of the principal amount and thereafter at 100% of the aggregate principal amount, in each case together with accrued interest to the redemption date. The 2016 Debentures are redeemable at CSC Holdings' option, in whole or in part, on May 15, 2006, May 15, 2007, May 15, 2008 and May 15, 2009, at the redemption price of 105.25%, 103.938%,
102.625% and 101.313%, respectively, of the principal amount and thereafter at 100% of the aggregate principal amount, in each case together with accrued interest to the redemption date.

In November 1995, CSC Holdings issued $300,000 principal amount of 9-1/4% Senior Subordinated Notes due 2005 (the "2005 Notes"). The 2005 Notes are redeemable at CSC Holdings' option, in whole or in part, on November 1, 2000, November 1, 2001 and November 1, 2002 at the redemption price of 104.625%, 103.1% and 101.5%, respectively, of the principal amount and thereafter at 100% of the principal amount, in each case together with accrued interest to the redemption date.

In February 1993, CSC Holdings issued $200,000 face amount ($199,180 and $199,117 amortized amount at December 31, 1999 and 1998, respectively) of its 9-7/8% Senior Subordinated Debentures due 2013 (the "2013 Debentures"). The 2013 Debentures are redeemable, at CSC Holdings' option, on February 15, 2003, February 15, 2004, February 15, 2005 and February 15, 2006 at the redemption price of 104.80%, 103.60%, 102.40% and 101.20%, respectively, of the principal amount and thereafter at the redemption price of 100% of the principal amount, in each case together with accrued interest to the redemption date.

Also in 1993, CSC Holdings issued $150,000 face amount ($149,775 and $149,713 amortized amount at December 31, 1999 and 1998, respectively) of its 9-7/8% Senior Subordinated Debentures due 2023 (the "2023 Debentures"). The 2023 Debentures are redeemable, at CSC Holdings' option, on and after April 1, 2003 at the redemption price of 104.938% reducing ratably to 100% of the principal amount on and after April 1, 2010, in each case together with accrued interest to the redemption date.

The indentures under which the subordinated notes and debentures were issued contain various covenants, which are generally less restrictive than those contained in CSC Holdings' Credit Agreement and with which CSC Holdings was in compliance at December 31, 1999.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


Summary of Five Year Debt Maturities

Total amounts payable by CNYG under its various debt obligations, including capital leases, during the five years subsequent to December 31, 1999 are as follows:


                                               2000       $  34,000
                                               2001          93,000
                                               2002          26,000
                                               2003          12,000
                                               2004         570,000


NOTE 8.    PREFERRED STOCK

The following summarizes the changes in each series of CSC Holdings' preferred stock:

                                         Series I Preferred          Series M Preferred           Series H Preferred
                                        Shares       Balance       Shares        Balance        Shares         Balance
                                      ----------    ---------     ---------    ---------      ---------      ---------
     December 31, 1996.......         13,800,000    $ 323,331     7,157,585    $ 715,759      2,895,063      $ 289,506
     Dividends paid in
          additional shares..                  -            -       830,018       83,001        355,415         35,542
                                      ----------    ---------     ---------    ---------      ---------      ---------
     December 31, 1997.......         13,800,000      323,331     7,987,603      798,760      3,250,478        325,048
     Dividends paid in
          additional shares..                  -            -       926,260       92,626        399,050         39,905
                                      ----------    ---------     ---------    ---------      ---------      ---------
     December 31, 1998.......         13,800,000      323,331     8,913,863      891,386      3,649,528        364,953
     Dividend paid in
          additional shares..                  -            -     1,033,678      103,368        448,042         44,804
     Redemption..............        (13,800,000)    (323,331)            -            -              -              -
                                      ----------    ---------     ---------    ---------      ---------      ---------
     December 31, 1999.......                  -    $       -     9,947,541    $ 994,754      4,097,570      $ 409,757
                                      ==========    =========     =========    =========      =========      =========

In September 1999, CSC Holdings exercised its right to redeem all of its outstanding shares of 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock ("Series I Preferred"). The redemption occurred on November 2, 1999, at a price equal to 102.8% of the liquidation preference, plus accrued dividends. Investors held the Series I Preferred through interests in depositary shares (each of which represented a 1/10th interest in a share of the Series I Preferred) which were redeemable simultaneously. Each depositary share was convertible into approximately 1.4828 shares of Cablevision's Class A Common Stock. As of December 31, 1999, 13,797,625 depositary shares out of 13,800,000 depositary shares outstanding had been converted into 20,458,925 shares of Cablevision's Class A Common Stock, with the remaining 2,375 depositary shares being redeemed for cash. CSC Holdings paid a cash dividend on the Series I Preferred of approximately $21,898 in 1999 and $29,325 in each of 1998 and 1997.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


In February 1996, CSC Holdings issued 6,500,000 depositary shares, representing 65,000 shares of 11-1/8% Series L Redeemable Exchangeable Preferred Stock (the "Series L Preferred Stock"), which were subsequently exchanged for Series M Redeemable Exchangeable Preferred Stock (the "Series M Preferred Stock") in August 1996 with terms identical to the Series L Preferred Stock. The depositary shares are exchangeable, in whole but not in part, at the option of CSC Holdings, for CSC Holdings' 11-1/8% Senior Subordinated Debentures due 2008. CSC Holdings is required to redeem the Series M Preferred Stock on April 1, 2008 at a redemption price equal to the liquidation preference of $10,000 per share plus accumulated and unpaid dividends. The Series M Preferred Stock is redeemable at various redemption prices beginning at 105.563% at any time on or after April 1, 2003, at the option of CSC Holdings, with accumulated and unpaid dividends thereon to the date of redemption. Before April 1, 2001, dividends may, at the option of CSC Holdings, be paid in cash or by issuing fully paid and nonassessable shares of Series M Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after April 1, 2001, dividends must be paid in cash.

In September 1995, CSC Holdings issued 2,500,000 shares of its $.01 par value 11-3/4% Series H Redeemable Exchangeable Preferred Stock (the "Series H Preferred Stock") with an aggregate liquidation preference of $100 per share. CSC Holdings is required to redeem the Series H Preferred Stock on October 1, 2007 at a redemption price per share equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends thereon. Before October 1, 2000, dividends may, at the option of CSC Holdings, be paid in cash or by issuing fully paid and nonassessable shares of Series H Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after October 1, 2000, dividends must be paid in cash. The terms of the Series H Preferred Stock permit CSC Holdings, at its option, to exchange the Series H Preferred Stock for CSC Holdings' 11-3/4% Senior Subordinated Debentures due 2007 in an aggregate principal amount equal to the aggregate liquidation preference of the shares of Series H Preferred Stock.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

NOTE 9.    INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1999 and 1998 are presented below:

                                                                            1999                     1998
                                                                            ----                     ----
Depreciation and amortization..............................            $  (56,785)               $ (184,222)
Investments in affiliates..................................                27,476                    23,406
Benefit plans..............................................                95,476                    96,036
Allowance for doubtful accounts............................                 6,693                     3,801
Gains deferred for tax purposes............................              (127,775)                  (68,714)
Benefits of tax loss carry forwards........................               638,625                   483,026
                                                                       ----------                ----------
     Net deferred tax assets...............................               583,710                   353,333
Valuation allowance........................................              (583,710)                 (353,333)
                                                                       ----------                ----------
                                                                       $        -                $        -
                                                                       ==========                ==========


The operations of CNYG are included in two consolidated federal income tax returns; one consolidated return includes the telecommunications and retail electronics companies ("Cablevision"), and the second consolidated return includes the Rainbow Media Holdings companies. The Rainbow Media Holdings consolidated tax returns also include the operations of RMG. At December 31, 1999, Cablevision had net operating loss carry forwards of approximately $1,250,000 and Rainbow Media Holdings had net operating loss carry forwards of approximately $570,300, of which $300,000 has been allocated to RMG. Approximately $50,000 of these carry forwards relate to exercises of non-qualified stock options, the tax benefit of which, if realized, will be credited to paid-in capital. As a result of the Holding Company reorganization and the 1997 change in the ownership of Rainbow Media Holdings described in
Note 4, Rainbow Media Holdings' loss carry forwards may be subject to annual limitations on deductions.

CNYG has provided a valuation allowance for the total amount of net deferred tax assets since realization of these assets is not assured, principally due to CNYG's history of net losses. When the sale transactions described in Note 5 are consummated, it is expected that the benefit of the deferred tax assets will be recorded.

CNYG'S tax provision for 1997 was reduced to $0 as a result of available loss carry fowards.

NOTE 10.   OPERATING LEASES

CNYG leases certain office, production, transmission, theater, event, and retail store facilities under terms of leases expiring at various dates through 2027. The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs. Rent expense for the years ended December 31, 1999, 1998 and 1997 amounted to $87,596, $71,657 and $14,386, respectively.

In addition, CNYG rents space on utility poles for its operations. CNYG's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Pole rental expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $13,081, $12,490 and $10,737, respectively.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

The minimum future annual rentals for all operating leases during the next five years, including pole rentals from January 1, 2000 through December 31, 2004, and thereafter, at rates now in force are approximately: 2000, $96,516; 2001, $93,136; 2002, $91,325; 2003, $89,256; 2004, $86,827; thereafter, $654,341.

NOTE 11.   BENEFIT PLANS

Effective January 1, 1998, CSC Holdings established a Cash Balance Retirement Plan (the "Retirement Plan"), which replaced CSC Holdings' former money purchase pension plan for the benefit of employees other than those of MSG, The WIZ and CCG Holdings, Inc.

CSC Holdings also maintains a 401(k) savings plan, pursuant to which an employee can contribute a percentage of eligible annual compensation, as defined. CNYG also makes matching contributions for a portion of employee contributions to the 401(k) savings plan.

For the years ended December 31, 1999, 1998 and 1997, CSC Holdings allocated $11,510, $9,362 and $6,903, respectively, to CNYG with respect to the Retirement Plan, money purchase pension plan and the 401(k) savings plan.

CSC Holdings maintains the CSSC Supplemental Benefit Plan (the "Supplemental Plan") for the benefit of certain officers and employees of CNYG. As part of the Supplemental Plan, CSC Holdings established a nonqualified defined benefit pension plan, which provides that, upon attaining normal retirement age, a participant will receive a benefit equal to a specified percentage of the participant's average compensation, as defined. All participants are 100% vested in the Supplemental Plan. Net periodic pension cost for the years ended December 31, 1999, 1998 and 1997 was negligible. At December 31, 1999 and 1998, the fair value of Supplemental Plan assets exceeded the projected benefit obligation by approximately $3,071 and $2,688, respectively.

MSG sponsors several non-contributory pension plans covering MSG's employees. Benefits payable to retirees under these plans are based upon years of service and participant's compensation and are funded through trusts established under the plans. Plan assets are invested primarily in common stocks, bonds, United States government securities and cash. At December 31, 1999 and 1998, the accrued benefit cost amounted to $10,796 and $8,883, respectively, and for the years ended December 31, 1999, 1998 and 1997, net periodic pension cost amounted to $2,611, $2,254 and $1,613, respectively.

MSG also sponsors a welfare plan which provides certain postretirement health care and life insurance benefits to certain employees and their dependents who are eligible for early or normal

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


retirement under MSG's retirement plan. The welfare plan is insured through a managed care provider and MSG funds these benefits with premium payments. For the years ended December 31, 1999 and 1998, the periodic postretirement benefit cost amounted to $204 and $84, respectively, and the accrued benefit cost amounted to $6,154 and $6,087, respectively.

NOTE 12.   COMMITMENTS AND CONTINGENCIES

Rainbow Media Holdings has entered into several contracts, including rights agreements, with professional sports teams and others relating to cable television programming. In addition, Rainbow Media Holdings, through MSG, has employment agreements with both players and coaches of its professional sports teams. Certain of these contracts, which provide for payments that are guaranteed regardless of employee injury or termination, are covered by disability insurance if certain conditions are met. Future cash payments required under these contracts as of December 31, 1999 are as follows:

                    2000                                       $257,017
                    2001                                        201,821
                    2002                                        156,825
                    2003                                        120,686
                    2004                                         96,785
              Thereafter                                      1,020,554
                                                             ----------
                   Total                                     $1,853,688
                                                             ==========


Cablevision and its cable television affiliates have an affiliation agreement with a program supplier whereby Cablevision is obligated to make base rate annual payments, as defined and subject to certain adjustments pursuant to the agreement, through 2004. Cablevision would be contingently liable for the base rate annual payments, based on subscriber usage, of approximately $13,335 in 2000 and for the years 2001 through 2004 such payments would increase by percentage increases in the Consumer Price Index, or five percent, whichever is less, over the prior year's base rate annual payment.

NOTE 13.   OTHER MATTERS

The entities which comprise the CNYG are party to various lawsuits, some involving substantial amounts. Management does not believe that the resolution of these lawsuits will have a material adverse impact on the financial position of CNYG.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


NOTE 14.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounts Receivable Trade, Notes and Other Receivables, Prepaid Expenses and Other Assets, Advances to Affiliates, Accounts Payable and Accrued Liabilities.

The carrying amount approximates fair value due to the short maturity of these instruments.

At Home Warrants

The fair value of the At Home warrants is based upon the quoted market price of the underlying securities.


Bank Debt, Senior Notes and Debentures, Subordinated Notes and Debentures and Redeemable Exchangeable Preferred Stock of CSC Holdings

The fair values of each of CNYG's long-term debt instruments and redeemable preferred stock of CSC Holdings are based on quoted market prices for the same or similar issues or on the current rates offered to entities which comprise CNYG for instruments of the same remaining maturities.

Interest Rate Hedging Agreements

The fair values of interest rate swap and cap agreements are obtained from dealer quotes. These values represent the estimated amount CNYG would receive or pay to terminate agreements, taking into consideration current interest rates and the current creditworthiness of the counterparties.

The fair value of CNYG's financial instruments are summarized as follows:

                                                                                    December 31, 1999
                                                                       -------------------------------------
                                                                        Carrying                   Estimated
                                                                         Amount                   Fair Value
                                                                       ----------                -----------
   At Home warrants.............................................       $   248,134               $   867,103
                                                                       ===========               ===========
   Long term debt instruments:
     Bank debt..................................................       $ 1,892,714               $ 1,892,714
     Senior notes and debentures................................         2,692,602                 2,608,845
     Subordinated notes and debentures..........................         1,048,513                 1,102,500
     Redeemable exchangeable preferred
        stock of CSC Holdings...................................         1,404,511                 1,539,173
                                                                       -----------               -----------
                                                                       $ 7,038,340               $ 7,143,232
                                                                       ===========               ===========
   Interest rate hedging agreements:
     In a net payable position..................................       $         -               $     3,864
                                                                       ===========               ===========

\

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)


                                                                                   December 31, 1998
                                                                       -------------------------------------
                                                                        Carrying                   Estimated
                                                                         Amount                   Fair Value
                                                                       -----------               -----------
   At Home warrants.............................................       $   248,134               $   755,479
                                                                       ===========               ===========
   Long term debt instruments:
     Bank debt..................................................       $ 1,784,768               $ 1,784,768
     Senior notes and debentures................................         2,194,443                 2,271,340
     Subordinated notes and debentures..........................         1,048,375                 1,168,375
     Redeemable exchangeable preferred
        stock of CSC Holdings...................................         1,256,339                 1,417,241
                                                                       -----------               -----------
                                                                       $ 6,283,925               $ 6,641,724
                                                                       ===========               ===========
   Interest rate swap agreements:
     In a net payable position..................................       $         -               $     4,116
                                                                       ===========               ===========


Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 15.   SEGMENT INFORMATION

CNYG classifies its business interests into three fundamental areas:
Telecommunication Services, consisting principally of its cable television, telephone and modem services operations; Rainbow NY Group, consisting principally of interests in cable television programming networks in the New York metropolitan area and MSG, which owns and operates professional sports teams, regional cable television networks, live productions and entertainment venues; and Retail Electronics, which represents the operations of Cablevision Electronics' retail electronics stores.

CNYG's reportable segments are strategic business units that are managed separately. CNYG evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization, incentive stock plan expense and the costs of Year 2000 remediation). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are accounted for at fair value as if the sales were to third parties. Information as to the operations of CNYG's business segments is set forth below.

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

                                                                                Years Ended December 31,
                                                                  --------------------------------------------------
                                                                       1999              1998              1997
                                                                    -----------       ----------        ----------
REVENUES
--------
Telecommunication Services.................................         $2,151,308        $1,886,190        $1,364,264
Rainbow NY Group...........................................            877,990           729,378           414,726
Retail Electronics.........................................            603,294           464,388                 -
All Other..................................................             85,529             6,614             1,119
Intersegment eliminations..................................           (116,394)          (87,836)          (43,357)
                                                                    ----------        ----------        ----------
         Total.............................................         $3,601,727        $2,998,734        $1,736,752
                                                                    ==========        ==========        ==========

                                                                                Years Ended December 31,
                                                                  --------------------------------------------------
                                                                       1999              1998              1997
                                                                    -----------       ----------        ----------
ADJUSTED OPERATING CASH FLOW
----------------------------
Telecommunication Services.................................         $  916,233        $  762,823        $  545,927
Rainbow NY Group...........................................            102,744            82,077            56,917
Retail Electronics.........................................            (37,934)          (19,737)                -
All Other..................................................            (51,996)           (1,783)           (1,515)
                                                                    ----------        ----------        ----------
         Total.............................................         $  929,047        $  823,380        $  601,329
                                                                    ==========        ==========        ==========

                                                                                Years Ended December 31,
                                                                  --------------------------------------------------
                                                                       1999              1998              1997
                                                                   ------------      -----------        ----------
ASSETS
------
Telecommunication Services.................................        $4,490,364        $4,411,194         $2,927,640
Rainbow NY Group...........................................         2,032,739         2,155,011          2,380,210
Retail Electronics.........................................           220,898           199,194                  -
Other......................................................           274,003           253,564             10,270
Corporate and intersegment eliminations....................          (388,692)         (381,890)          (126,842)
                                                                   ----------        ----------         ----------
         Total.............................................        $6,629,312        $6,637,073         $5,191,278
                                                                   ==========        ==========         ==========

A reconciliation of reportable segment amounts to CNYG's combined balances is as follows:

                                                                               Years Ended December 31,
                                                                 --------------------------------------------------
                                                                      1999              1998              1997
                                                                   ----------        ----------        ----------
REVENUE
-------
Total revenue for reportable segments......................        $3,632,592        $3,079,956        $1,778,402
Other revenue and intersegment eliminations................           (30,865)          (81,222)          (41,650)
                                                                   ----------        ----------        ----------
    Total combined revenue.................................        $3,601,727        $2,998,734        $1,736,752
                                                                   ==========        ==========        ==========

ADJUSTED OPERATING CASH FLOW TO NET LOSS
----------------------------------------
Total adjusted operating cash flow for reportable
    segments...............................................           981,043           825,163            604,054
Other adjusted operating cash flow deficit.................           (51,996)           (1,783)            (2,725)
Items excluded from adjusted operating cash flow
    Depreciation and amortization..........................          (853,895)         (699,683)          (466,794)
    Incentive stock plan expense...........................          (233,660)         (132,432)           (57,660)

                              CABLEVISION NY GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (continued)

    Year 2000 remediation..................................           (38,666)           (7,593)                 -
    Interest expense.......................................          (443,105)         (397,703)          (336,496)
    Interest income........................................            10,313            27,430              5,336
    Equity in net loss of affiliates.......................           (11,560)          (23,966)           (20,791)
    Gain on sale of programming interests and cable
         assets, net.......................................                 -           153,264            213,625
    Gain on redemption of subsidiary preferred stock.......                 -                 -            181,738
    Write off of deferred interest and financing costs.....            (3,012)          (23,482)           (24,547)
    Provision for preferential payment to related party....                 -              (980)           (10,083)
    Miscellaneous, net.....................................           (16,268)          (19,815)           (12,371)
                                                                   ----------        ----------       ------------
              Net income (loss)............................        $ (660,806)       $ (301,580)      $     73,286
                                                                   ===========       ===========      ============

Substantially all revenues and assets of CNYG's reportable segments are attributed to or located in the United States.

CNYG does not have a single external customer which represents 10 percent or more of its combined revenues.

NOTE 16.    SUBSEQUENT EVENT

In April 2000, Cablevision entered into agreements with AT&T Corporation ("AT&T") for the sale of its cable systems in Boston and Eastern Massachusetts in exchange for AT&T's cable systems in certain northern New York suburbs, approximately $878,000 in AT&T stock and approximately $284,000 in cash, subject to certain adjustments.

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                               March 31,        December 31,
                                                                                                  2000              1999
                                                                                                  ----              ----
                                                                                              (unaudited)
ASSETS

Cash and cash equivalents...............................................................        $   51,327        $   62,560

Accounts receivable trade (less allowance for doubtful accounts of
   $25,781 and $26,231).................................................................           189,609           179,354

Notes and other receivables.............................................................           112,174           128,852

Inventory, prepaid expenses and other assets............................................           225,830           216,895

Property, plant and equipment, net......................................................         2,776,319         2,703,221

Investments in affiliates...............................................................           264,349           262,125

Advances to affiliates..................................................................           111,504           153,044

Net assets held for sale................................................................           272,290           269,349

Franchises, net of accumulated amortization of
   $746,092 and $703,237................................................................           608,922           651,777

Affiliation and other agreements, net of accumulated amortization of
   $175,720 and $165,474................................................................            96,334           106,580

Excess costs over fair value of net assets acquired and other intangible assets, net of accumulated amortization of
   $697,583 and $673,702................................................................         1,760,065         1,779,062

Deferred financing, acquisition and other costs, net of
   accumulated amortization of $50,767 and $48,119......................................           117,604           116,493
                                                                                                ----------        ----------

                                                                                                $6,586,327        $6,629,312
                                                                                                ==========        ==========


                            See accompanying notes to
                         combined financial statements.

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)
                                   (continued)


                                                                                               March 31,        December 31,
                                                                                                  2000              1999
                                                                                                  ----              ----
                                                                                              (unaudited)
LIABILITIES AND GROUP DEFICIENCY

Accounts payable......................................................................         $   429,070       $   387,119
Accrued liabilities:
    Interest..........................................................................             103,308           114,972
    Employee related costs............................................................             355,332           429,359
    Other.............................................................................             397,741           452,502
Contract obligations..................................................................             109,796           104,241
Deferred revenue......................................................................             238,344           274,043
Bank debt.............................................................................           2,084,169         1,892,714
Senior notes and debentures...........................................................           2,692,754         2,692,602
Subordinated notes and debentures.....................................................           1,048,546         1,048,513
Capital lease obligations and other debt..............................................              73,975            65,482
                                                                                               -----------       -----------
    Total liabilities.................................................................           7,533,035         7,461,547

Series H Redeemable Exchangeable Preferred Stock......................................             421,792           409,757
Series M Redeemable Exchangeable Preferred Stock......................................           1,022,418           994,754

Commitments and contingencies

Group deficiency......................................................................          (2,390,918)       (2,236,746)
                                                                                               -----------       -----------
                                                                                               $ 6,586,327       $ 6,629,312
                                                                                               ===========       ===========


                             See accompanying notes
                        to combined financial statements.

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF OPERATIONS
                   Three Months Ended March 31, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)


                                                                                                 2000             1999
                                                                                                 ----             ----
Revenues, net (including retail electronics sales of
   $136,656 and $123,017)............................................................           $ 942,986         $ 858,310
                                                                                                ---------         ---------

Operating expenses:

   Technical and operating...........................................................             402,475           372,218
   Retail electronics cost of sales..................................................             112,453            98,092
   Selling, general and administrative...............................................             169,765           296,019
   Depreciation and amortization.....................................................             223,632           195,685
                                                                                                ---------         ---------
                                                                                                  908,325           962,014
                                                                                                ---------         ---------

Operating income (loss)..............................................................              34,661          (103,704)
                                                                                                ---------         ---------

Other income (expense):
   Interest expense..................................................................            (121,391)         (103,472)
   Interest income...................................................................               1,814             4,255
   Equity in net loss of affiliates, net.............................................                (529)           (3,747)
   Miscellaneous, net................................................................                (149)           (4,150)
                                                                                                ---------         ---------
                                                                                                 (120,255)         (107,114)
                                                                                                ---------         ---------

Net loss before dividend requirements................................................             (85,594)         (210,818)

   Dividend requirements applicable to preferred stock...............................             (39,703)          (42,843)
                                                                                                ---------         ---------

Net loss.............................................................................           $(125,297)        $(253,661)
                                                                                                =========         =========

                             See accompanying notes
                        to combined financial statements.

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)

                                                                                                 2000              1999
                                                                                               -------           ------
Cash flows from operating activities:

   Net loss.........................................................................         $ (85,594)        $(210,818)

   Adjustments to reconcile loss to net cash provided by (used in) operating activities:
        Depreciation and amortization...............................................           223,632           195,685
        Equity in net loss of affiliates............................................               529             3,747
        Gain on sale of investments.................................................                 -           (10,861)
        Write off of investment in affiliate........................................                 -            15,006
        (Gain) loss on sale of equipment, net.......................................               (50)            1,159
        Amortization of deferred financing and debenture discount...................             1,250             2,016
     Change in assets and liabilities, net of effects of acquisitions and dispositions:
            Accounts receivable trade...............................................            (8,012)           (9,778)
            Notes and other receivables.............................................            16,674             7,692
            Inventory, prepaid expenses and other assets............................            (8,310)           15,218
            Advances to affiliates..................................................            (2,511)          (10,837)
            Other deferred costs....................................................             2,408             4,067
            Accounts payable........................................................            36,188           (14,028)
            Accrued liabilities.....................................................          (150,775)          104,792
            Contract obligations....................................................             7,305             5,309
            Deferred revenue........................................................           (35,699)          (75,278)
                                                                                           -----------       -----------

     Net cash provided by (used in) operating activities............................            (2,965)           23,091
                                                                                           -----------       -----------

Cash flows from investing activities:
   Capital expenditures.............................................................          (202,755)         (156,595)
   Payments for acquisitions, net of cash acquired..................................          (106,183)          (24,787)
   Proceeds from sale of equipment..................................................                84               155
   Proceeds from sale of investments................................................                 -            10,861
   Increase in investments in affiliates, net.......................................            (7,897)          (24,052)
   Additions to other intangible assets.............................................               (92)           (6,167)
                                                                                           ------------     ------------

     Net cash used in investing activities..........................................         $(316,843)        $(200,585)
                                                                                           -----------      -------------


                             See accompanying notes
                        to combined financial statements.

                              CABLEVISION NY GROUP
                   (a combination of certain assets and businesses
                     of Cablevision Systems Corporation)
                      COMBINED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)


                                                                                                 2000              1999
                                                                                                -----              ----
Cash flows from financing activities:
   Net proceeds from bank debt.....................................................            $ 334,260         $ 186,185
   Preferred stock dividends.......................................................                   (4)           (7,335)
   Issuance of Cablevision common stock............................................                4,443             2,082
   Payments on capital lease obligations and other debt............................               (8,127)           (2,551)
   Additions to deferred financing and other costs.................................               (5,458)           (1,921)
   Purchase of Cablevision treasury stock..........................................                    -              (458)
   Capital distribution to RMG.....................................................              (16,539)          (13,953)
                                                                                               ---------         ---------

     Net cash provided by financing activities.....................................              308,575           162,049
                                                                                               ---------         ---------

Net decrease in cash and cash equivalents..........................................              (11,233)          (15,445)

Cash and cash equivalents at beginning of year.....................................               62,560           173,727
                                                                                               ---------         ---------

Cash and cash equivalents at end of period.........................................            $  51,327         $ 158,282
                                                                                               =========         =========


                             See accompanying notes
                        to combined financial statements.

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)

NOTE 1.         BASIS OF PRESENTATION

The accompanying unaudited combined financial statements of CNYG have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

NOTE 2.         RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

The financial statements as of and for the three month periods ended March 31, 2000 and 1999 presented are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

The interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2000.

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)


NOTE 3.         CASH FLOWS

For purposes of the combined statements of cash flows, CNYG considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. CNYG paid cash interest expense of approximately $134,486 and $81,302 for the three months ended March 31, 2000 and 1999, respectively. CNYG's noncash financing activities for the three months ended March 31, 2000 and 1999 included capital lease obligations of $16,601 and $330, respectively, incurred when CNYG entered into leases for new equipment. For the three months ended March 31, 2000 and 1999, CNYG made contributions of $1,772 and $23,405, respectively, to equity method investee companies attributed to RMG. Such amounts have been reflected as capital distributions from CNYG to RMG. For the three months ended March 31, 2000 and 1999, CNYG received net proceeds of $143,573, and $23,525, respectively, on indebtedness and made payments of $3,803 and $2,714, respectively, of related interest attributed to RMG. Such amounts have been reflected as capital contributions from RMG to CNYG. For the three months ended March 31, 2000 and 1999, CNYG made payments of $5,916, and $2,771, respectively, relating to stock plan obligations attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

NOTE 4.         AT HOME

As of March 31, 2000 and 1999, deferred revenue derived from the receipt of At Home warrants, net of amortization taken, amounted to approximately $146,419 and $199,680, respectively. For the three months ended March 31, 2000 and 1999, CNYG recognized approximately $15,000 and $12,534, respectively, of this deferred revenue.

NOTE 5.         SEGMENT INFORMATION

CNYG's reportable segments are strategic business units that are managed separately. CNYG evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income or loss before depreciation and amortization, incentive stock plan income or expense and the costs of Year 2000 remediation).

                                                                                 Three Months Ended March 31,
                                                                                -------------------------------
                                                                                  2000                    1999
                                                                                  ----                    ----
REVENUES
--------
Telecommunication Services.......................................               $567,068                $525,490
Rainbow NY Group.................................................                252,488                 219,515
Retail Electronics...............................................                136,656                 123,017
All Other........................................................                 18,173                  18,307
Intersegment Eliminations........................................                (31,399)                (28,019)
                                                                                --------                --------
         Total...................................................               $942,986                $858,310
                                                                                ========                ========
ADJUSTED OPERATING CASH FLOW
----------------------------
Telecommunication Services.......................................               $238,666                $218,358
Rainbow NY Group.................................................                 15,271                  10,943
Retail Electronics...............................................                (17,888)                (11,305)
All Other........................................................                (13,215)                 (7,986)
                                                                                --------                --------
         Total...................................................               $222,834                $210,010
                                                                                ========                ========

                              CABLEVISION NY GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (Unaudited)
                                   (continued)


A reconciliation of reportable segment amounts to the combined balances is as follows:

                                                                               Three Months Ended March 31,
                                                                               ----------------------------
                                                                                2000                   1999
                                                                                ----                   ----
REVENUE
-------
Total revenue for reportable segments............................              $ 956,212               $ 868,022
Other revenue and intersegment eliminations......................                (13,226)                 (9,712)
                                                                               ---------               ---------
      Total combined revenue.....................................              $ 942,986               $ 858,310
                                                                               =========               =========

ADJUSTED OPERATING CASH FLOW TO NET LOSS
-----------------------------------------
Total adjusted operating cash flow for reportable
      segments...................................................              $ 236,049               $ 217,996
Other adjusted operating cash flow deficit.......................                (13,215)                 (7,986)
Items excluded from adjusted operating cash flow:
      Depreciation and amortization..............................               (223,632)               (195,685)
      Incentive stock plan income (expense)......................                 37,970                (110,576)
      Year 2000 remediation costs................................                 (2,511)                 (7,453)
      Interest expense...........................................               (121,391)               (103,472)
      Interest income............................................                  1,814                   4,255
      Equity in net loss of affiliates...........................                   (529)                 (3,747)
      Miscellaneous, net.........................................                   (149)                 (4,150)
                                                                               ---------               ---------
                Net loss.........................................              $ (85,594)              $(210,818)
                                                                               =========               =========

Substantially all revenues and assets of CNYG's reportable segments are attributed to or located in the United States.

CNYG does not have a single external customer which represents 10 percent or more of its combined revenues.

NOTE 6.         NET ASSETS HELD FOR SALE

The net assets attributable to CNYG's cable television systems located in and around the greater Cleveland, Ohio metropolitan area and in Kalamazoo, Michigan are classified in the accompanying balance sheet as net assets held for sale.

NOTE 7.         SUBSEQUENT EVENT

In April 2000, Cablevision entered into agreements with AT&T Corporation ("AT&T") for the sale of its cable systems in Boston and Eastern Massachusetts in exchange for AT&T's cable systems in certain northern New York suburbs, approximately $878,000 in AT&T stock and approximately $284,000 in cash, subject to certain adjustments.

                            THE CABLEVISION NY GROUP

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

TRANSACTIONS

1999 Acquisitions. In April 1999, CSC Holdings purchased ITT Corporation's ("ITT") remaining minority interest in Madison Square Garden. In 1999, CSC Holdings acquired interests in the real property and assets related to certain movie theaters.

1998 Acquisitions. In December 1998, CSC Holdings acquired the net assets of Clearview Cinema Group, Inc. ("Clearview") and certain assets from Loews Cineplex Entertainment Corporation ("Loews"). In June 1998, CSC Holdings purchased 50% of ITT's then remaining minority interest in Madison Square Garden. In March 1998, Cablevision Systems Corporation ("Cablevision") acquired certain cable television systems in New York and New Jersey from Tele-Communications, Inc. ("TCI"). In addition, in February 1998, Cablevision Electronics Investments, Inc. ("Cablevision Electronics") acquired substantially all of the assets associated with 40 The WIZ consumer electronics store locations (the "WIZ Transaction").

1998 Dispositions. In 1998, CSC Holdings completed the sale of substantially all of the assets of U.S. Cable Television Group, L.P. ("U.S. Cable") and the sale of several smaller cable television systems. Also in 1998, CSC Holdings transferred its cable television system in Rensselaer, New York plus approximately $16 million in cash to Time Warner in exchange for Time Warner's Litchfield, Connecticut system.

1997 Acquisitions and Transactions. In December 1997, Rainbow Media Holdings completed certain transactions with Fox. Also in December 1997, Madison Square Garden acquired all of the membership interests in Radio City Productions, LLC. In July 1997, CSC Holdings acquired from Warburg Pincus Investors, L.P. ("Warburg Pincus") the Series A Preferred Stock of A-R Cable Services, Inc. ("A-R Cable") which resulted in the consolidation of A-R Cable's operations from the date of the transaction. In June 1997, CSC Holdings acquired from Warburg Pincus the equity interest that Warburg Pincus had in certain cable television systems in Massachusetts giving CSC Holdings full ownership of these systems. In June 1997, CSC Holdings redeemed a portion of ITT's interest in Madison Square Garden, which increased Rainbow Media Holdings' interest in Madison Square Garden from 50% to 89.8%. In April 1997, CSC Holdings exchanged 25% of its interest in Rainbow Media Holdings for NBC's interest in certain of Rainbow Media Holdings' programming entities ("NBC Transaction").

1997 Dispositions. In 1997, CSC Holdings completed the sale of certain cable television systems and Rainbow Media Holdings completed the sale of the assets of a radio station.

The above transactions completed in 1999, 1998 and 1997 are collectively referred to as the "Net Acquisitions."

RESULTS OF OPERATIONS

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA
                                                                       Years Ended December 31,
                                                          -----------------------------------------------------
                                                                      1999                       1998
                                                          -----------------------       --------------------------   (Increase)
                                                                         % of Net                      % of Net      Decrease
                                                          Amount         Revenues         Amount       Revenues     in Net Loss
                                                          ------         --------         ------       --------     -----------
                                                                          (Dollars in thousands)
Revenues, net.......................................       $3,601,727        100%       $2,998,734        100%       $602,993

Operating expenses:
   Technical and operating..........................        1,409,543         39         1,162,119         39         (247,424)
   Retail electronics cost of sales.................          484,760         13           367,102         12         (117,658)
   Selling, general & administrative................        1,050,703         29           786,158         26         (264,545)
   Depreciation and amortization....................          853,895         24           699,683         23         (154,212)
                                                           ----------                   ----------                  ----------
Operating loss......................................         (197,174)        (5)          (16,328)        (1)        (180,846)
Other income (expense):
   Interest expense, net............................         (432,792)       (12)         (370,273)       (12)         (62,519)
   Equity in net loss of affiliates, net............          (11,560)         -           (23,966)        (1)          12,406
   Gain on sale of programming interests and cable
       assets, net..................................                -          -           153,264          5         (153,264)
   Write off of deferred interest and financing costs          (3,012)         -           (23,482)        (1)          20,470
   Provision for preferential payment to related party              -          -              (980)         -              980
   Miscellaneous, net...............................          (16,268)         -           (19,815)        (1)           3,547
                                                           -----------                  ----------                  ----------
Net loss before dividend requirements...............         (660,806)       (18)         (301,580)       (10)        (359,226)
   Dividend requirements applicable to preferred stock       (170,087)        (5)         (161,872)        (5)          (8,215)
                                                           ----------                   ----------                  ----------
Net loss............................................       $ (830,893)       (23)%      $ (463,452)       (15)%     $ (367,441)
                                                           ==========                   ==========                  ==========
                                                                            Years Ended December 31,
                                                          --------------------------------------------------
                                                                  1998                        1997
                                                          --------------------          ---------------------      (Increase)
                                                                       % of Net                      % of Net      Decrease
                                                          Amount       Revenues         Amount       Revenues     in Net Loss
                                                          ------       --------         ------       --------     -----------
                                                                            (Dollars in thousands)

Revenues, net.......................................       $2,998,734        100%       $1,736,752        100%     $1,261,982

Operating expenses:
   Technical and operating..........................        1,162,119         39           766,974         44        (395,145)
   Retail electronics cost of sales.................          367,102         12                 -          -        (367,102)
   Selling, general & administrative................          786,158         26           426,109         25        (360,049)
   Depreciation and amortization....................          699,683         23           466,794         27        (232,889)
                                                           ----------                  -----------                 ----------
Operating income (loss).............................          (16,328)        (1)           76,875          4         (93,203)
Other income (expense):
   Interest expense, net............................         (370,273)       (12)         (331,160)       (19)        (39,113)
   Equity in net loss of affiliates, net............          (23,966)        (1)          (20,791)        (1)         (3,175)
   Gain on sale of programming interests and cable
       assets, net..................................          153,264          5           213,625         12         (60,361)
   Gain on redemption of subsidiary preferred stock.                -          -           181,738         10        (181,738)
   Write off of deferred interest and financing costs         (23,482)        (1)          (24,547)        (1)          1,065
   Provision for preferential payment to related party           (980)         -           (10,083)         -           9,103
   Miscellaneous, net...............................          (19,815)        (1)          (12,371)        (1)         (7,444)
                                                           ----------                  -----------                 -----------
Net income (loss) before dividend requirements......         (301,580)       (10)           73,286          4        (374,866)
   Dividend requirements applicable to preferred stock       (161,872)        (5)         (148,767)        (9)        (13,105)
                                                           ----------                  -----------                 ----------
Net loss............................................       $ (463,452)       (15)%     $   (75,481)        (4)%    $ (387,971)
                                                           ==========                  ===========                 ==========

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 VERSUS YEAR ENDED DECEMBER 31, 1998

COMBINED RESULTS

Revenues for the year ended December 31, 1999 increased $603.0 million (20%) as compared to revenues for the prior year. Approximately $306.6 million (10%) of the increase was attributable to the Net Acquisitions; approximately $204.3 million (7%) was from increases in other revenue sources such as Rainbow NY Group's programming and entertainment services (including Madison Square Garden), advertising on Cablevision NY Group's ("CNYG") cable television systems, revenue derived from the developing commercial telephone business and revenue recognized in connection with the At Home transaction; and approximately $58.6 million (2%) resulted from higher revenue per subscriber. The remaining increase of $33.5 million (1%) was attributable to internal growth of 65,700 in the average number of cable television subscribers during the year.

Technical and operating expenses for 1999 increased $247.4 million (21%) over the 1998 amount. Approximately $158.1 million (13%) reflected increased costs directly associated with the growth in revenues and subscribers discussed above, as well as increases in programming costs for cable television services, with the remaining $89.3 million (8%) attributable to the Net Acquisitions. As a percentage of revenues, technical and operating expenses remained relatively constant during 1999 as compared to 1998.

Retail electronics cost of sales amounted to approximately $484.8 million (80% of retail electronics sales) for the year ended December 31, 1999, compared to approximately $367.1 million (79% of retail electronics sales) from the date of the WIZ Transaction through December 31, 1998. Cost of sales includes the cost of merchandise sold, including freight costs incurred, as well as store occupancy and buying costs for the retail electronics segment.

Selling, general and administrative expenses increased $264.5 million (34%) for 1999 as compared to the 1998 level. Approximately $101.2 million (13%) was due to charges attributed to CNYG related to an incentive stock plan and $76.2 million (10%) resulted from higher administrative, sales and marketing, and customer service costs. An additional $60.6 million (8%) was directly attributable to the Net Acquisitions with the remaining $26.5 million (3%) due to Year 2000 remediation costs. As a percentage of revenues, selling, general and administrative expenses increased 3% in 1999 compared to 1998. Excluding the effects of the incentive stock plan and Year 2000 remediation costs, as a percentage of revenues such costs remained relatively constant during 1999 as compared to 1998.

Operating profit before depreciation and amortization decreased $26.6 million (4%) to $656.7 million for 1999 from $683.4 million for 1998. This decrease resulted from the combined effects of the revenue and expense changes discussed above. On a pro forma basis, giving effect to the Net Acquisitions as if they had occurred on January 1, 1998 and excluding the incentive stock plan charges referred to above and the costs of Year 2000 remediation, operating profit before depreciation and amortization would have increased 8.1% in 1999. Operating profit before depreciation and amortization is presented here to provide additional information about CNYG's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income (loss) and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

Depreciation and amortization expense increased $154.2 million (22%) during 1999 as compared to 1998. Approximately $103.2 million (15%) of the increase was directly attributable to the Net Acquisitions. The remaining $51.0 million (7%) increase resulted from depreciation on new plant assets, partially offset by a decrease in amortization expense resulting from certain intangible assets becoming fully amortized during 1999.

Net interest expense increased $62.5 million (17%) during 1999 compared to 1998. The net increase is primarily attributable to debt incurred to fund acquisitions and capital expenditures, partly offset by generally lower interest rates.

Equity in net loss of affiliates decreased to $11.6 million in 1999 from $24.0 million in 1998. Such amounts consist of CNYG's share of the net profits and losses of certain programming and personal communications services ("PCS") businesses in which Cablevision has varying minority ownership interests.

Gain on sale of programming interests and cable assets for the year ended December 31, 1998 consists primarily of a gain of $153.3 million from the disposition of certain cable television systems.

Write off of deferred interest and financing costs of $3.0 million in 1999 consists principally of the write off of deferred financing costs recorded in connection with amendments to CSC Holdings' credit agreements. The write off of deferred interest and financing costs of $23.5 million in 1998 consists principally of a $14.9 million premium paid to redeem Clearview's senior notes payable and the write off of deferred financing costs of $4.7 million recorded in connection with amendments to CSC Holdings' credit agreements.

Provision for preferential payment to related party consists of the expensing of the proportionate amount due with respect to an annual payment to Charles F. Dolan made in connection with the acquisition of Cablevision of New York City. Effective March 4, 1998, these preferential payments were terminated upon the retirement of Mr. Dolan's preferred interest.

Net miscellaneous expense decreased to $16.3 million for the year ended December 31, 1999 compared to $19.8 million for the prior year. In 1999, miscellaneous expense included a charge of $15.1 million resulting from the write off of an investment held by Rainbow Media Holdings and attributable to CNYG, $6.7 million relating to federal, state and local income taxes and $5.4 million relating to various other items, partially offset by a gain of $10.9 million resulting from the sale of certain marketable securities. In 1998, miscellaneous expense included $13.5 million relating to federal, state and local income taxes and $6.3 million relating to various other items.

BUSINESS SEGMENTS RESULTS

CNYG classifies its business interests into three fundamental areas:
Telecommunication Services, consisting principally of its cable television, telephone and modem services operations; Rainbow NY Group, consisting principally of interests in cable television programming networks in the New York metropolitan area and MSG, which owns and operates professional sports teams, regional cable television networks, live productions and entertainment venues; and Retail Electronics, which represents the operations of Cablevision Electronics' retail electronics stores. CSC Holdings allocates certain costs to each segment based upon their proportionate estimated usage of services.

Telecommunication Services

Refer to Cablevision Systems Corporation's Annual Report on Form 10-K.

Rainbow NY Group

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for Rainbow NY Group.

                                                                        Years Ended December 31,
                                                      -------------------------------------------------------------
                                                                 1999                              1998
                                                      ----------------------------      ---------------------------
                                                                        % of Net                         % of Net
                                                          Amount        Revenues           Amount        Revenues
                                                      ---------------  -----------      --------------  -----------
                                                                         (dollars in thousands)
                                                                         ----------------------

Revenues, net......................................       $ 877,990        100%            $  729,378        100%

Technical and operating expenses...................         587,822         67                471,632         65
Selling, general and administrative expenses.......         255,907         29                213,618         29
Depreciation and amortization......................         121,767         14                132,237         18
                                                          ---------                        ----------
     Operating loss................................       $ (87,506)       (10)%           $  (88,109)       (12)%
                                                          =========                        ==========

Revenues for the year ended December 31, 1999 increased $148.6 million (20%) as compared to revenues for the prior year. Approximately $78.2 million (11%) of the increase was attributable to a greater number of events at Madison Square Garden, including Knicks and Rangers games and other special events during the 1999 period, partially offset by a decrease resulting from fewer performances at Radio City Music Hall due to its temporary closing in 1999 for restoration. Approximately $49.0 million (7%) of the increase was attributable to internal growth in programming network subscribers, rate increases and new channel launches. The remaining $21.4 million (2%) increase was attributable to higher advertising revenues.

Technical and operating expenses increased $116.2 million (25%) for the year ended December 31, 1999 over the same 1998 period. Approximately $93.4 million (20%) of the increase was attributable to a greater number of sporting events at Madison Square Garden, including Knicks and Rangers games, partially offset by fewer concerts and other events due to the temporary closing of Radio City Music Hall for restoration. Increases of $20.5 million (4%) were due to new programming service launches with the remaining $2.3 million (1%) increase attributable to costs directly associated with the increases in revenues discussed above. As a percentage of revenues, technical and operating expenses increased 2% during 1999 compared to 1998.

Selling, general and administrative expenses increased $42.3 million (20%) for 1999 as compared to the 1998 level. Approximately $18.9 million (9%) of the increase was due to charges attributed to CNYG related to an incentive stock plan and approximately $11.8 million (6%) was attributable to increases in sales and marketing initiatives including the promotion of new channel launches and other general cost increases. The remaining $11.6 million (5%) increase was a result of Year 2000 remediation costs. As a percentage of revenues, selling, general and administrative expenses remained relatively constant in 1999 compared to 1998. Excluding the effects of the incentive stock plan and Year 2000 remediation costs, as a percentage of revenues such costs decreased 3%.

Depreciation and amortization expense decreased $10.5 million (8%) during 1999 as compared to 1998. Increased depreciation on fixed asset additions was more than offset by a reduction in amortization as certain intangible assets became fully amortized.

Retail Electronics

Refer to Cablevision Systems Corporation's Annual Report on Form 10-K.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 VERSUS YEAR ENDED DECEMBER 31, 1997

COMBINED RESULTS

Revenues for the year ended December 31, 1998 increased $1,262.0 million (73%) as compared to revenues for the prior year. Approximately $1,101.6 million (64%) of the increase was attributable to the Net Acquisitions; approximately $88.8 million (5%) resulted from higher revenue per subscriber; and approximately $39.4 million (2%) was from increases in other revenue sources such as Rainbow NY Group's programming services, advertising on CNYG's cable television systems, revenue derived from the developing commercial telephone business and revenue recognized in connection with the At Home transaction. The remaining increase of $32.2 million (2%) was attributable to internal growth of 67,300 in the average number of cable television subscribers during the year.

Technical and operating expenses for 1998 increased $395.1 million (52%) over the 1997 amount. Approximately $332.7 million (43%) was attributable to the Net Acquisitions, with the remaining $62.4 million (9%) attributable to increased costs directly associated with the growth in revenues and subscribers discussed above, as well as to increases in programming costs for cable television services. As a percentage of revenues, technical and operating expenses decreased 5% during 1998 as compared to 1997.

Retail electronics cost of sales for 1998 amounted to approximately $367.1 million (79% of retail electronics sales) from the date of the WIZ Transaction through December 31, 1998. Cost of sales includes the cost of merchandise sold, including freight costs incurred, as well as store occupancy and buying costs for the retail electronics segment.

Selling, general and administrative expenses increased $360.1 million (85%) for 1998 as compared to the 1997 level. Approximately $228.9 million (54%) was directly attributable to the Net Acquisitions and $74.8 million (18%) was due to charges related to an incentive stock plan. The remaining $56.4 million (13%) increase resulted from higher customer service, administrative and sales and marketing costs. As a percentage of revenues, selling, general and administrative expenses increased 1% in 1998 compared to 1997. Excluding the effects of the incentive stock plan, as a percentage of revenues such costs increased 1% during 1998 as compared to 1997.

Operating profit before depreciation and amortization increased $139.7 million (26%) to $683.4 million for 1998 from $543.7 million for 1997. The Net Acquisitions contributed approximately $172.9 million (32%) of the increase. This increase was partially offset by a decrease of $33.2 million (6%) resulting from the combined effect of the revenue and expense changes discussed above. On a pro forma basis, giving effect to the Net Acquisitions as if they had occurred on January 1, 1997 and excluding the incentive stock plan charges referred to above, operating profit before depreciation and amortization would have increased 11.5% in 1998. Operating profit before depreciation and amortization is presented here to provide additional information about CNYG's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income (loss) and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

Depreciation and amortization expense increased $232.9 million (50%) during 1998 as compared to 1997. Approximately $212.9 million (46%) of the increase was directly attributable to the Net Acquisitions. The remaining $20.0 million (4%) increase resulted primarily from depreciation on new plant assets, partially offset by a decrease in amortization expense resulting from certain intangible assets becoming fully amortized during 1998.

Net interest expense increased $39.1 million (12%) during 1998 compared to 1997. The net increase is primarily attributable to debt incurred to fund acquisitions and capital expenditures, partly offset by lower interest rates.

Equity in net loss of affiliates increased to $24.0 million for 1998 from $20.8 million in 1997. For the year ended December 31, 1998, such amount consisted of CNYG's share of the net profits and losses of certain programming businesses in which Cablevision has varying minority ownership interests. For the year ended December 31, 1997, such amount consisted primarily of CNYG's share of net losses in certain cable affiliates for the period prior to consolidation ($37.9 million) and CNYG's share of the net profits in certain programming businesses in which Cablevision had varying ownership interests.

Gain on sale of programming interests and cable assets for the year ended December 31, 1998 consists primarily of a gain of $153.3 million from the disposition of certain cable television systems. For the year ended December 31, 1997, the gain consists primarily of CNYG's proportionate share ($146.6 million) of the gain resulting from the Fox transactions, a gain of approximately $59.0 million resulting from the sale of certain cable television systems, and a gain of approximately $7.4 million from the sale of Rainbow Media Holdings' radio station.

Gain on redemption of subsidiary preferred stock for the year ended December 31, 1997 represents the gain recognized upon the redemption of A-R Cable's Series A Preferred Stock of $181.7 million. Such gain represents primarily the reversal of accrued preferred dividends in excess of amounts paid.

Write off of deferred interest and financing costs of $23.5 million in 1998 consists principally of the premium of $14.9 million paid to redeem Clearview's senior notes payable. Additionally, in 1998 CNYG wrote off deferred financing costs of $4.7 million in connection with amendments to CSC Holdings' credit agreements. The write off of deferred interest and financing costs of $24.5 million in 1997 consists principally of the payment of a premium of $8.4 million to redeem Clearview's 10 3/4% Senior Subordinated Debentures due 2004 and the write off of $5.3 million in deferred financing costs in connection with such redemption. In addition, CNYG wrote off deferred financing costs of $4.1 million in connection with the repayment of Cablevision of Ohio's bank debt and $6.5 million in connection with an amendment to and repayment of the term loans of the Madison Square Garden credit facility.

Provision for preferential payment to related party consists of the expensing of the proportionate amount due with respect to an annual payment to Charles F. Dolan made in connection with the acquisition of Cablevision of New York City. Effective March 4, 1998, these preferential payments were terminated upon the retirement of Mr. Dolan's preferred interest.

Net miscellaneous expense increased to $19.8 million for the year ended December 31, 1998 compared to $12.4 million for the prior year. Approximately $9.6 million of the increase related to federal alternative minimum taxes and state income taxes, while an offsetting decrease of $2.2 million reflects a reduction in various other miscellaneous items.

BUSINESS SEGMENTS RESULTS


Telecommunication Services

Refer to Cablevision Systems Corporation's Annual Report on Form 10-K.

Rainbow NY Group

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for Rainbow NY Group.

                                                                        Years Ended December 31,
                                                      --------------------------------------------------------------
                                                                  1998                             1997
                                                      -----------------------------     ----------------------------
                                                                        % of Net                         % of Net
                                                          Amount        Revenues           Amount        Revenues
                                                      ---------------  ------------     --------------  ------------
                                                                         (dollars in thousands)
                                                                         ----------------------

Revenues, net......................................       $ 729,378         100 %           $ 414,726      100 %
Technical and operating expenses...................         471,632          65               255,071       61
Selling, general and administrative expenses.......         213,618          29               123,030       30
Depreciation and amortization......................         132,237          18                58,193       14
                                                          ---------                         ---------
     Operating loss................................       $ (88,109)        (12)%           $ (21,568)      (5)%
                                                          =========                         =========

Revenues for the year ended December 31, 1998 increased $314.7 million (76%) as compared to revenues for the prior year. Approximately $302.1 million (73%) of the increase was attributable to the Net Acquisitions; approximately $7.4 million (2%) was from an increase in cable television advertising sales; and approximately $5.2 million (1%) resulted from growth in programming network subscribers, rate increases and the launch of new programming networks.

Technical and operating expenses for 1998 increased $216.5 million (85%) over the 1997 amount. Approximately $207.0 million (81%) was attributable to the Net Acquisitions, with the remaining $9.5 million (4%) attributable to increased costs directly associated with the growth in revenues discussed above. As a percentage of revenues, technical and operating expenses increased 4% during 1998 as compared to 1997.

Selling, general and administrative expenses increased $90.6 million (74%) for 1998 as compared to the 1997 level. Approximately $56.4 million (46%) was directly attributable to the Net Acquisitions and $17.7 million (14%) was due to charges attributed to CNYG related to an incentive stock plan. The remaining $16.5 million (14%) increase was primarily attributable to sales and marketing initiatives related to the promotion of new and established programming networks and from higher administrative costs. As a percentage of revenues, selling, general and administrative expenses decreased 1% in 1998 compared to 1997. Excluding the effects of the incentive stock plan, as a percentage of revenues such costs decreased 1%.

Depreciation and amortization expense increased $74.0 million (127%) during 1998 as compared to 1997. Approximately $71.1 million (122%) of the increase was directly attributable to the Net Acquisitions. The remaining $2.9 million (5%) increase resulted primarily from depreciation on new fixed assets.

Retail Electronics

Refer to Cablevision Systems Corporation's Annual Report on Form 10-K.

Management's Discussion and Analysis of Financial Condition and Results of Operations-Cablevision NY Group - Three Months Ended March 31, 2000 and 1999

TRANSACTIONS

1999 Acquisitions. In April 1999, CSC Holdings purchased ITT Corporation's remaining minority interest in Madison Square Garden. In 1999, CSC Holdings acquired interests in the real property and assets related to certain movie theaters.

RESULTS OF OPERATIONS

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA


                                                                           Three Months Ended March 31,
                                                          ----------------------------------------------------
                                                                   2000                       1999
                                                          --------------------          ---------------------      (Increase)
                                                                       % of Net                      % of Net      Decrease
                                                          Amount       Revenues         Amount       Revenues     in Net Loss
                                                          ------       --------         ------       --------     -----------
                                                                                   (Dollars in thousands)

Revenues, net.......................................        $ 942,986      100%           $ 858,310        100%      $   84,676
Operating expenses:
   Technical and operating..........................          402,475         43           372,218         43          (30,257)
   Retail electronics cost of sales.................          112,453         12            98,092         11          (14,361)
   Selling, general & administrative................          169,765         18           296,019         34          126,254
   Depreciation and amortization....................          223,632         24           195,685         23          (27,947)
                                                            ---------                    ---------                   ---------
Operating income (loss).............................           34,661          4          (103,704)       (12)         138,365
Other income (expense):
   Interest expense, net............................         (119,577)       (13)          (99,217)       (12)         (20,360)
   Equity in net loss of affiliates, net............             (529)         -            (3,747)         -            3,218
   Miscellaneous, net...............................             (149)         -            (4,150)         -            4,001
                                                            ---------                    ---------                   ---------
Net loss before dividend requirements...............          (85,594)        (9)         (210,818)       (25)         125,224
   Dividend requirements applicable to preferred stock        (39,703)        (4)          (42,843)        (5)           3,140
                                                            ---------                    ---------                   ---------
Net loss............................................        $(125,297)       (13)%       $(253,661)       (30)%      $ 128,364
                                                            =========                    =========                   =========

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2000 VERSUS THREE MONTHS ENDED MARCH 31, 1999

COMBINED RESULTS

Revenues for the three months ended March 31, 2000 increased $84.7 million (10%) as compared to revenues for the same period in the prior year. Approximately $33.3 million (4%) of the increase was attributable to increased revenues in Rainbow NY Group's programming services, approximately $23.6 million (3%) resulted from higher revenue per subscriber and approximately $18.6 million (2%) was from increases in other revenue sources, primarily higher retail electronics sales and revenue derived from the developing telephone and modem businesses. The remaining increase of $9.2 million (1%) was attributable to internal growth of 71,600 in the average number of subscribers during the period.

Technical and operating expenses for the three months ended March 31, 2000 increased $30.3 million (8%) compared to the same period in 1999. The increase was attributable to increased costs directly associated with the growth in revenues and subscribers discussed above, as well as to increases in programming costs for cable television services. As a percentage of revenues, technical and operating expenses remained constant during the 2000 period as compared to the 1999 period.

Retail electronics cost of sales for the three months ended March 31, 2000 amounted to approximately $112.5 million (82% of retail electronics sales) compared to approximately $98.1 million (80% of retail electronics sales) for the three months ended March 31, 1999. Cost of sales includes the cost of merchandise sold, including freight costs incurred and certain occupancy and buying costs, for the retail electronics segment.

Selling, general and administrative expenses decreased $126.3 million (43%) for the three months ended March 31, 2000 over the comparable period in 1999. A $148.6 million (50%) decrease was due to benefits attributed to CNYG related to an incentive stock plan and a $5.0 million (2%) decrease was due to lower Year 2000 remediation costs. These decreases were partially offset by an increase of approximately $27.3 million (9%) resulting from additional customer service, sales and marketing and administrative costs. As a percentage of revenues, selling, general and administrative expenses decreased 16% in the 2000 period compared to the 1999 period. Excluding the effects of the incentive stock plan adjustments and the Year 2000 remediation costs, as a percentage of revenues such costs increased 1%.

Operating profit before depreciation and amortization increased $166.3 million (181%) to $258.3 million for the three months ended March 31, 2000 from $92.0 million for the comparable period in 1999. Approximately $148.6 million (162%) of the increase resulted from benefits attributed to CNYG related to an incentive stock plan referred to above and approximately $17.7 million (19%) resulted from the combined effect of the revenue and expense changes discussed above. On a pro forma basis, excluding the systems held for sale, the incentive stock plan adjustments referred to above and the costs of Year 2000 remediation, operating profit before depreciation and amortization would have increased 7.4% in 2000. Operating profit before depreciation and amortization is presented here to provide additional information about CNYG's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income (loss) and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

Depreciation and amortization expense increased $27.9 million (14%) for the three months ended March 31, 2000 as compared to the same period in 1999 primarily due to depreciation of new plant assets.

Net interest expense increased $20.4 million (21%) for the three months ended March 31, 2000 compared to the same period in 1999. The net increase is primarily attributable to debt incurred to fund capital expenditures and acquisitions and generally higher interest rates.

Equity in net loss of affiliates decreased to $0.5 million for the three months ended March 31, 2000 from $3.7 million for the same 1999 period. Such amounts consisted of CNYG's share of the net losses of certain businesses in which Cablevision has varying minority ownership interests.

Net miscellaneous expense of $4.0 million for the three months ended March 31, 1999 consisted primarily of a charge of approximately $15.0 million resulting from the write off of an investment held by Rainbow Media Holdings and attributable to CNYG, offset by again of $10.9 million resulting from the sale of certain marketable securities.


BUSINESS SEGMENTS RESULTS

CNYG classifies its business interests into three fundamental areas:
Telecommunication Services, consisting principally of its cable television, telephone and modem services operations; Rainbow NY Group, consisting principally of interests in cable television programming networks in the New York metropolitan area and MSG, which owns and operates professional sports teams, regional cable television networks, live productions and entertainment venues; and Retail Electronics, which represents the operations of Cablevision Electronics' retail electronics stores. CSC Holdings allocates certain costs to each segment based upon their proportionate estimated usage of services.

Telecommunication Services

Refer to Cablevision Systems Corporation's Quarterly Report on Form 10-Q.

Rainbow NY Group

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for Rainbow NY Group.

                                                                      Three Months Ended March 31,
                                                      -------------------------------------------------------------
                                                                 2000                              1999
                                                      ----------------------------      ---------------------------
                                                                        % of Net                         % of Net
                                                          Amount        Revenues           Amount        Revenues
                                                      ---------------  -----------      --------------  -----------
                                                                         (dollars in thousands)
                                                                         ----------------------
Revenues, net......................................        $252,488        100%              $219,515        100%
Technical and operating expenses...................         187,329         74                169,116         77
Selling, general and administrative expenses.......          40,820         16                 68,864         31
Depreciation and amortization......................          38,268         15                 29,748         14
                                                          ---------                         ---------
     Operating loss................................       $ (13,929)        (6)%            $ (48,213)       (22)%
                                                          =========                         =========

Revenues for the three months ended March 31, 2000 increased $33.0 million (15%) as compared to revenues for the same period in the prior year. Approximately $18.1 million (8%) of the increase resulted from increases in advertising revenue and approximately $12.4 million (6%) of the increase was attributable to growth in programming network subscribers and rate increases. The remaining $2.5 million (1%) increase resulted from additional regular season Knicks games as well as a greater number of concerts at Madison Square Garden and Radio City, partially offset by fewer sporting and other events in the first quarter of 2000 as compared to the same 1999 period.

Technical and operating expenses for the three months ended March 31, 2000 increased $18.2 million (11%) over the comparable 1999 period. The increase was due to cost increases directly associated with the growth in revenues discussed above. As a percentage of revenues, technical and operating expenses decreased 3% during the 2000 period as compared to the 1999 period.

Selling, general and administrative expenses decreased $28.0 million (41%) for the three months ended March 31, 2000 as compared to the same period in 1999. The decrease resulted from benefits attributed to the group of approximately $35.6 million (52%) relating to an incentive stock plan and a decrease of approximately $2.9 million (4%) in Year 2000 remediation costs, partially offset by increases in sales, marketing, advertising and other general cost increases of $10.5 million (15%). As a percentage of revenues, selling, general and administrative expenses decreased 15% during the 2000 period as compared to the 1999 period. Excluding the effects of the incentive stock plan and the Year 2000 remediation costs, such costs as a percentage of revenues increased 2%.

Depreciation and amortization expense increased $8.5 million (29%) for the three months ended March 31, 2000 over the comparable period in 1999 primarily due to depreciation on fixed asset additions.

Retail Electronics

Refer to Cablevision Systems Corporation's Quarterly Report on Form 10-Q.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

OPERATING ACTIVITIES

Cash provided by operating activities amounted to $278.9 million for the year ended December 31, 1999 compared to $420.2 million for the year ended December 31, 1998. The 1999 cash provided by operating activities consisted primarily of $231.0 million of income before depreciation, amortization and other non-cash items and a net increase in cash resulting from changes in assets and liabilities of $47.9 million.

Cash provided by operating activities amounted to $420.2 million for the year ended December 31, 1998 compared to $269.8 million for the year ended December 31, 1997. The 1998 cash provided by operating activities consisted primarily of $299.5 million of income before depreciation, amortization and other non-cash items and an increase in cash resulting from changes in assets and liabilities of $120.7 million.

Cash provided by operating activities amounted to $269.8 million for the year ended December 31, 1997. The 1997 cash provided by operating activities consisted primarily of $202.2 million of income before depreciation, amortization and other non-cash items and a net increase in cash resulting from changes in assets and liabilities of $67.6 million.

INVESTING ACTIVITIES

Net cash used in investing activities for the year ended December 31, 1999 was $1,018.5 million compared to $464.4 million for the year ended December 31, 1998. The 1999 investing activities consisted of $858.5 million of capital expenditures, $117.7 million of payments for acquisitions and other net cash payments of $53.2 million, partially offset by net proceeds of $10.9 million from the sale of marketable securities.

Net cash used in investing activities for the year ended December 31, 1998 was $464.4 million compared to $253.1 million for the year ended December 31, 1997. The 1998 investing activities consisted of $556.7 million of capital expenditures, $317.6 million of payments for acquisitions and other net cash payments of $36.4 million, partially offset by net proceeds of $446.3 million from the sale of programming interests and cable assets.

Net cash used in investing activities for the year ended December 31, 1997 was $253.1 million. The 1997 investing activities consisted of $455.5 million of capital expenditures and $747.1 million of payments for acquisitions, partially offset by net proceeds of $945.5 million from the sale of programming interests and cable assets and other items of $4.0 million.

FINANCING ACTIVITIES

Cash provided by financing activities amounted to $628.4 million for the year ended December 31, 1999 compared to net cash used in financing activities of $190.8 million for the year ended December 31, 1998. In 1999, financing activities consisted primarily of $497.7 million derived from the issuance of senior notes and debentures and $89.0 million from the net proceeds from bank debt and other net cash receipts aggregating $41.7 million.

Cash used in financing activities amounted to $190.8 million for the year ended December 31, 1998 compared to net cash provided by financing activities of $387.2 million for the year ended December 31, 1997. In 1998, financing activities consisted primarily of the net repayment of bank debt, subordinated notes payable, senior notes payable and senior debt aggregating $1,215.7 million, the repayment of an obligation to a related party of $197.2 million and other net cash payments aggregating $74.0 million, partially offset by $1,296.1 million derived from the issuance of senior notes and debentures.

Cash provided by financing activities amounted to $387.2 million for the year ended December 31, 1997. In 1997, financing activities consisted of $898.0 million from the issuance of senior notes and debentures, $56.7 million of net proceeds from bank debt and other net cash receipts aggregating $114.1 million, offset by the redemption of senior subordinated debentures of $283.4 million, net repayments of senior debt of $285.9 million and the redemption of A-R Cable's Series A Preferred Stock of $112.3 million.

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

OPERATING ACTIVITIES

Net cash used in operating activities amounted to $3.0 million for the three months ended March 31, 2000 compared to net cash provided by operating activities of $23.1 million for the three months ended March 31, 1999. The 2000 cash used in operating activities consisted primarily of $139.7 million of income before depreciation, amortization and other non-cash items and a net decrease in cash resulting from changes in assets and liabilities of $142.7 million.

The 1999 cash provided by operating activities of $23.1 million consisted primarily of an increase in cash resulting from changes in assets and liabilities of $27.2 million, partially offset by $4.1 million of net loss before depreciation, amortization and other non-cash items.

INVESTING ACTIVITIES

Net cash used in investing activities for the three months ended March 31, 2000 was $316.8 million compared to $200.6 million for the three months ended March 31, 1999. The 2000 investing activities consisted of $202.8 million of capital expenditures, payments for acquisitions of $106.2 million and other net cash payments aggregating $7.8 million.

Net cash used in investing activities for the three months ended March 31, 1999 of $200.6 million consisted of $156.6 million of capital expenditures, $24.8 million of payments for acquisitions and other net cash payments aggregating $19.2 million.

FINANCING ACTIVITIES

Net cash provided by financing activities amounted to $308.6 million for the three months ended March 31, 2000 compared to $162.0 million for the three months ended March 31, 1999. In 2000, financing activities consisted primarily of additional bank borrowings of $334.3 million, partially offset by capital contributions to RMG of $16.5 million and other cash payments aggregating $9.2 million.

Net cash provided by financing activities of $162.0 million for the three months ended March 31, 1999 consisted primarily of additional bank borrowings of $186.2 million, partially offset by capital contributions to RMG of $14.0 million and other items aggregating $10.2 million.

YEAR 2000

The Year 2000 issue ("Y2K") refers to the inability of certain computerized systems and technologies to recognize and/or correctly process dates beyond December 31, 1999.

For the years ended December 31, 1999 and 1998, CNYG recorded approximately $38.7 million and $7.6 million, respectively, of expenses relating to Y2K remediation. For the three months ended March 31, 2000 and 1999, CNYG recorded approximately $2.5 million and $7.5 million, respectively, of expenses relating to Y2K remediation.

ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), requires that all derivative financial instruments, such as interest rate swap contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. CNYG and RMG do not expect that the adoption of SFAS 133 will have a material effect on their financial condition or results of operations.

FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") clarifies the application of APB Opinion. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Among other things, FIN 44 requires the application of Opinion 25 to stock compensation based upon the stock of a parent company granted to employees of a consolidated subsidiary for purposes of reporting in the separate financial statements of that subsidiary. Cablevision's compensatory stock-based compensation has been allocated to CNYG and RMG based upon proportionate payroll costs. FIN 44 will be adopted effective July 1, 2000. Although the adoption of FIN 44 is not expected to have a significant effect on the consolidated financial statements of Cablevision, its adoption may prospectively change the amount of stock-based compensation recognized in the separate financial statements of CNYG and RMG.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. CNYG and RMG will be required to adopt the accounting provisions of SAB 101 during the fourth quarter of 2000. CNYG and RMG do not believe that the implementation of SAB 101 will have a significant effect on their financial condition or results of operations.

Statement of Position 00-02 "Accounting by Producers or Distributors of Films" ("SOP 00-02") replaces Statement of Financial Accounting Standards No. 53, and provides guidance covering revenue recognition for sales or licenses of films and the accounting and reporting of film production costs. SOP 00-02 is effective for financial statements for fiscal years beginning after December 31, 2000. RMG does not believe that the adoption of SOP 00-02 will have a significant effect on its financial position or results of operations.

EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" ("EITF 00-14") addresses among other things, (i) the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers; (ii) vendor offers that entitle a customer to receive a reduction in the price of a product or service by submitting a form or claim for a refund or rebate of a specified amount, and (iii) offers by a vendor for a free product or service when the customer purchases another specified item if the vendor will deliver that free product or service to the customer at the point of sale of the specified item. EITF 00-14 is effective for all reporting periods beginning after May 18, 2000, and will be applied prospectively. CNYG does not believe that the adoption of EITF 00-14 will have a significant effect on its financial position or results of operations.

                            THE CABLEVISION NY GROUP

                             DESCRIPTION OF BUSINESS

CABLE TELEVISION OPERATIONS

     GENERAL

     Cable television is a service that delivers multiple channels of television programming to subscribers who pay a monthly fee for the services they receive. Television signals are received over-the-air or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers' television sets. Cable television systems typically are constructed and operated pursuant to non-exclusive franchises awarded by local governmental authorities for specified periods of time.

     The Cablevision NY Group's cable television systems offer varying levels of service which may include, among other programming, local broadcast network affiliates and independent television stations, certain other news, information and entertainment channels such as CNN, CNBC, ESPN, and MTV, and certain premium services such as HBO, Showtime, The Movie Channel, Starz and Cinemax.

     The Cablevision NY Group's cable television revenues are derived principally from monthly fees paid by subscribers. In addition to recurring subscriber revenues, the Cablevision NY Group derives revenues from the sales of pay-per-view movies and events, from the sale of advertising time on advertiser supported programming and from installation charges. Certain services and equipment provided by substantially all of the Cablevision NY Group's cable television systems are subject to regulation.

     As of March 31, 2000, the Cablevision NY Group's cable television systems served approximately 3,504,000 subscribers, primarily in the greater New York, Boston and Cleveland metropolitan areas.

     The Cablevision NY Group's cable television systems are concentrated in the New York City greater metropolitan area (80% of the Cablevision NY Group's total subscribers as of March 31, 2000), the Boston and suburban Massachusetts areas (10% of total subscribers as of March 31, 2000) and the greater Cleveland metropolitan area (9% of total subscribers as of March 31, 2000). We believe that our cable systems in the New York City greater metropolitan area comprise the largest metropolitan cluster of cable television systems under common ownership in the United States (measured by number of subscribers).

     CABLE TELEVISION SYSTEM SALES

     In December 1999, we entered into definitive agreements with Adelphia Communications Corporation under which we will sell the Cablevision NY Group's cable television systems in the greater Cleveland metropolitan area to Adelphia for total consideration of $1.53 billion ($990 million in cash and $540 million in Adelphia Class A common stock), subject to certain adjustments.

     In March 2000, we entered into a definitive agreement to sell the Cablevision NY Group's Kalamazoo, Michigan system to Charter Communications, Inc. in exchange for $172.5 million in Charter Communications, Inc. common stock.

     In April 2000, we entered into definitive agreements with AT&T Corp. under which we will sell the Cablevision NY Group's cable television system in the Boston and suburban Massachusetts areas to AT&T for consideration including about $878 million of AT&T stock, about $284 million in cash and certain cable television systems the New York suburbs, subject to certain adjustments.

     SUBSCRIBER RATES AND SERVICES; MARKETING AND SALES

     The Cablevision NY Group's cable television systems offer a package of services, generally marketed as "Family Cable", which includes, among other programming, broadcast network local affiliates and independent television stations and certain other news, information and entertainment channels such as CNN, CNBC, ESPN and MTV. For additional charges, the Cablevision NY Group's cable television systems provide certain premium services such as HBO, Showtime, The Movie

Channel, Starz and Cinemax, which may be purchased either individually (in conjunction with Family Cable) or in combinations or in tiers.

     In addition, the Cablevision NY Group's cable television systems offer a basic package which includes broadcast network local affiliates and public, educational or governmental channels and certain leased access channels.

     The Cablevision NY Group has a branded product offering called "OptimumTV", which packages all of the premium networks available on its cable systems at discounted prices. Optimum TV includes the Family and basic services notes above, as well as all of the premium a la carte programming available on the cable system, grouped into three premium packages. Optimum TV also includes additional pay-per-view channels that offer movies and sporting events on a transactional basis.

     In other areas, the Cablevision NY Group offers premium services on an individual basis and as components of different "tiers". Successive tiers include additional premium services for additional charges that reflect discounts from the charges for such services if purchased individually. For example, in most of the Cablevision NY Group's cable systems, subscribers may elect to purchase Family Cable plus one, two or three premium services with declining incremental costs for each successive tier. In addition, many systems offer a "Rainbow" package consisting of between five and seven premium services, and a "Rainbow Gold" package consisting of between eight and ten premium services.

     Since its existing cable television systems are substantially fully built, the Cablevision NY Group's sales efforts are primarily directed toward increasing penetration and revenues in its franchise areas. The Cablevision NY Group markets its cable television services through in person selling, as well as telemarketing, direct mail advertising, promotional campaigns and local media and newspaper advertising.

     Certain services and equipment (converters supplied to subscribers) provided by substantially all of the Cablevision NY Group's cable television systems are subject to regulation. See "Cable Television Operations - Regulation
- 1992 Cable Act" below.

     SYSTEM CAPACITY

     The Cablevision NY Group is engaged in an ongoing effort to upgrade the technical capabilities of its cable plant and to increase channel capacity for the delivery of additional programming and new services. The Cablevision NY Group's cable television systems have a minimum capacity of 42 channels. As of December 31, 1999, 87% of its homes are served by at least 77 channels. As a result of ongoing upgrades, the Cablevision NY Group has projected that by December 2000 approximately 96% of its subscribers will be served by systems having a capacity of at least 77 channels. All of the system upgrades either completed or underway will utilize fiber optic cable.

     PROGRAMMING

     Adequate programming is available to the systems from a variety of sources including that available from the Rainbow Media Group and affiliates of AT&T, Fox Entertainment Group, Inc. and NBC. Program suppliers' compensation is typically a fixed, per subscriber monthly fee based, in most cases, either on the total number of subscribers of the cable systems and certain of its affiliates, or on the number of subscribers subscribing to the particular service. The programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Cable programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to most subscribers, increased costs to produce or purchase cable programming and other factors. Management believes that the systems will continue to have access to programming services at reasonable price levels.

     FRANCHISES

     The systems are operated primarily under nonexclusive franchise agreements with local governmental franchising authorities, in some cases with the approval of state television authorities. Franchising authorities generally charge a fee of up to 5% based on a percentage of certain revenues of the franchisee.

     The franchise agreements are generally for a term of ten to fifteen years from the date of grant, although some recent renewals have been for five to ten year terms. Some of the franchises grant the cable television system an option to renew. In cases where franchises have expired or not been renewed, the Cablevision NY

Group is operating under temporary operating authority or without a license while negotiating renewal terms with the franchising authorities. Franchises usually require the consent of the franchising authority prior to the sale, assignment, transfer or change in ownership or operating control of the franchisee.

     The Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") provide significant procedural protections for cable operators seeking renewal of their franchises. See "Business - Regulation - Cable Television" in our Form 10-K. In connection with a renewal, a franchising authority may impose different and more stringent terms. The Cablevision NY Group has never lost a franchise as a result of a failure to obtain a renewal.

PROGRAMMING AND ENTERTAINMENT OPERATIONS

     GENERAL

     The Cablevision NY Group conducts its programming activities through Rainbow Media Holdings. Rainbow Media Holdings' businesses in the Cablevision NY Group, which we refer to as the "Rainbow NY Group," include the Madison Square Garden sports and entertainment businesses, our MetroChannels and the News 12 Networks, along with our cable television advertising businesses.

     Rainbow Media Holdings owns a 60% interest in, and manages, Regional Programming Partners, a partnership with Fox. Regional Programming Partners owns Madison Square Garden, a sports and entertainment company that owns and operates the Madison Square Garden Arena and the adjoining Theater at Madison Square Garden, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the New York Liberty professional women's basketball team, the New England Seawolves professional arena football team, the Hartford Wolf Pack professional hockey team, the Madison Square Garden Network, Fox Sports Net New York and Radio City Entertainment (which operates Radio City Music Hall in New York City). Additionally, Madison Square Garden manages and operates the Hartford Civic Center. Regional Programming Partners also owns MetroChannels which provide regional and local sports, news and educational programming to the New York metropolitan area.

     Rainbow Media Holdings owns Rainbow News 12 which operates regional news networks servicing suburban areas surrounding New York City. Rainbow Media Holdings also owns and operates Rainbow Advertising Sales Corporation, a cable television advertising company.

     The following table sets forth ownership information and estimated subscriber information as of March 31, 2000 for each of the programming businesses in the Cablevision NY Group whose ownership interest is held directly or indirectly by Rainbow Media and which Rainbow Media manages.

                                                 Affiliated Basic          Viewing
            Programming Businesses                Subscribers(1)        Subscribers(2)         Ownership(3)
--------------------------------------           ------------------   -----------------    ----------------------
                                                                        (In Millions)

MSG Network/Fox Sports Net New York                14.4                     11.2                RPP - 100%

NEWS SERVICES:
    News 12 Long Island                              .8                       .8           Rainbow Media - 100%
    News 12 Connecticut                              .2                       .2           Rainbow Media - 100%
    News 12 New Jersey                              1.7                      1.7           Rainbow Media - 100%
    News 12 Westchester                              .2                       .2           Rainbow Media - 100%
    News 12 Bronx                                    .3                       .3           Rainbow Media - 100%
    Neighborhood News L.I.                           .2                       .2           Rainbow Media - 100%

OTHER:
    Metro Guide                                     4.1                      3.8                RPP - 100%
    Metro Traffic and Weather                       2.7                      2.5                RPP - 100%
    Metro Learning                                  2.7                      2.5                RPP - 100%

------------------------------------------

(1) Represents the total of the number of subscribers covered or served by distributors' systems that offer the service.

(2) Represents the sum of subscribers to distributors' systems that receive the referenced service.

(3) Ownership percentage is as of March 31, 2000, except for News 12 New Jersey which is as of August 3, 2000.

     TELEPHONE AND MODEM SERVICES

     The Cablevision NY Group, through Lightpath, a competitive local exchange carrier, provides basic and advanced local telecommunications services to the business market. Lightpath provides a full range of local dial tone, switched services, private line and advances networking features on the local and long distance levels on its own facilities and network. As of March 31, 2000, Lightpath's fiber optic network connected approximately 500 buildings and provided over 53,000 access lines. In addition, the Company provides residential telephone and cable modem internet access service in portions of the greater New York City metropolitan area and parts of southern Connecticut. At March 31, 2000, the Cablevision NY Group served approximately 70,500 modem subscribers.

     THE WIZ

     In February 1998, Cablevision Electronics Investments, Inc., a wholly-owned subsidiary of CSC Holdings, acquired substantially all of the assets associated with 40 of The WIZ consumer electronics store locations from The Wiz, Inc. and certain of its subsidiaries and affiliates. Cablevision Electronics paid approximately $93 million, including transaction costs, for the assets. In addition, prior to closing, Cablevision Electronics provided approximately $8 million for The Wiz, Inc. to meet certain operating costs. The WIZ is an electronics retailer selling primarily video and audio equipment, home office equipment, compact disks and other pre-recorded music, digital video disks, and VHS video and other pre-recorded movies.

     THEATERS

     In December 1998, we acquired all of the outstanding shares of stock of Clearview Cinema Group. The total purchase price amounted to approximately $158.7 million (including assumed debt of $80 million) of which approximately $33.4 million was paid in shares of our Class A common stock. From December 1998 through February 1999, we acquired a total of 16 movie theaters from Loews Cineplex Entertainment Corporation ("Loews"), for an aggregate purchase price of approximately $89.8 million and a total of 7 movie theaters from other parties for an aggregate purchase price of $7.2 million.

     AT HOME CORPORATION

         The Cablevision NY Group owns warrants to acquire approximately 20.4 million shares of common stock of At Home Corporation, which warrants are exercisable at $.25 per share. At Home Corporation distributes interactive services to residences and businesses using its own network architecture and a variety of transport options. These warrants were issued to us in exchange for certain agreements with respect to the distribution of the At Home internet access service to cable subscribers.

     There have been a number of performance issues associated with the At Home service. See our Form 10-K, March 31, 2000 Form 10-Q and our other documents incorporated by reference herein for a discussion of these issues.

     PCS

     The Cablevision NY Group holds a 49.9% interest and certain preferential distribution rights in NorthCoast Communications, LLC, which holds certain licenses to conduct a personal communications service, or PCS, business. We have contributed an aggregate of approximately $54.7 million as of March 31, 2000 to NorthCoast (either directly or through a loan to NorthCoast Operating Co., Inc., the other member in NorthCoast).

     OTHER INVESTMENTS

     The Cablevision NY Group holds a 50% interest in R/L DBS Company LLC, a joint venture with Loral Space and Communications, Ltd. that holds certain frequencies granted by the FCC for the operation of a direct broadcast satellite business. We have contributed an aggregate of approximately $15.6 million through March 31, 2000 to R/L DBS or its predecessor businesses.

PROPERTIES

     The Cablevision NY Group owns or leases the real estate where its business offices, microwave receiving antennae, earth stations, transponders, microwave towers, warehouses, headend equipment, hub sites, program production studios and access studios are located. The Cablevision NY Group owns its headquarters building located in Bethpage, New York with approximately 536,000 square feet of space and leases several business offices in Woodbury, New York with an aggregate of approximately 173,000 square feet of space. Other significant leasehold properties include approximately 140,000 square feet housing Madison Square Garden's office operations and approximately 569,000 square feet comprising Radio City Music Hall. Cablevision Electronics leases 41 retail store locations, a warehouse and a corporate office aggregating approximately 1,703,000 square feet. In addition, in February 2000, the Cablevision NY Group entered into a long-term lease for business offices in Jericho, New York with approximately 311,000 square feet of space.

     The Cablevision NY Group generally owns all assets (other than real property) related to its cable television operations, including its program production equipment, headend equipment (towers, antennae, electronic equipment and satellite earth stations), cable system plant (distribution equipment, amplifiers, subscriber drops and hardware), converters, test equipment, tools and maintenance equipment. The Cablevision NY Group, through Madison Square Garden, also owns the Madison Square Garden arena and theater complex in New York City comprising approximately 1,016,000 square feet.

     CCG Holdings, Inc. leases 51 theaters with approximately 45,800 seats and owns an additional 13 theaters with approximately 10,900 seats.

                                                                      ANNEX VII
                         CABLEVISION SYSTEMS CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR SPECIAL MEETING OF STOCKHOLDERS --
                              CLASS A COMMON STOCK

     The undersigned, having received the Notice of Special Meeting of Stockholders and Proxy Statement dated [DATE], 2000 (the "Proxy Statement") of Cablevision Systems Corporation (the "Company"), hereby appoints William J. Bell and Robert S. Lemle, and each of them, proxies of the undersigned, with full power of substitution, to represent the undersigned at the Special Meeting of stockholders of the Company to be held on [DATE], 2000 and at any adjournments or postponements thereof (the "Special Meeting") and to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Special Meeting in the manner the undersigned specifies in this Proxy Card (or, if the undersigned does not specify how to vote, to vote all such shares "FOR" all Proposals referred to in this Proxy Card and to vote in the discretion of the proxies as to any other matters coming before the Special Meeting).

     Please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS REFERRED TO IN THIS PROXY CARD.


                  Proposal 1.    Proposal to amend the Company's Amended and
                                 Restated Certificate of Incorporation in the
                                 manner described in the Proxy Statement.

                                 [ ]FOR              [ ]AGAINST                 [ ]ABSTAIN

                  Proposal 2.    Proposal to amend the Company's Stock Option
                                 Plan in the manner described in the Proxy
                                 Statement.

                                 [ ]FOR              [ ]AGAINST                 [ ]ABSTAIN

     In addition, the undersigned authorizes such proxies to vote such shares in their discretion as to any other matters coming before the Special Meeting.

     IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES FOR ALL OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE MEETING.



               ------------------------------------------------

               (Signature)


               ------------------------------------------------

               (Signature if held jointly)



               Dated:                                    , 2000
                     ------------------------------------


               Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.




                                      VII-1

                                                                      ANNEX VIII
                         CABLEVISION SYSTEMS CORPORATION

                    PROXY SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS FOR SPECIAL MEETING OF STOCKHOLDERS --
                              CLASS B COMMON STOCK

     The undersigned, having received the Notice of Special Meeting of Stockholders and Proxy Statement dated [DATE], 2000 (the "Proxy Statement") of Cablevision Systems Corporation (the "Company"), hereby appoints William J. Bell and Robert S. Lemle, and each of them, proxies of the undersigned, with full power of substitution, to represent the undersigned at the Special Meeting of stockholders of the Company to be held on [DATE], 2000 and at any adjournments or postponements thereof (the "Special Meeting") and to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Special Meeting in the manner the undersigned specifies in this Proxy Card (or, if the undersigned does not specify how to vote, to vote all such shares "FOR" all Proposals referred to in this Proxy Card and to vote in the discretion of the proxies as to any other matters coming before the Special Meeting).

     Please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS REFERRED TO IN THIS PROXY CARD.

                  Proposal 1.    Proposal to amend the Company's Amended and
                                 Restated Certificate of Incorporation in the
                                 manner described in the Proxy Statement.

                                 [ ]FOR              [ ] AGAINST                [ ] ABSTAIN

                  Proposal 2.    Proposal to amend the Company's Stock Option
                                 Plan in the manner described in the Proxy
                                 Statement.

                                 [ ]FOR              [ ] AGAINST                [ ] ABSTAIN

     In addition, the undersigned authorizes such proxies to vote such shares in their discretion as to any other matters coming before the Special Meeting.

     IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES FOR ALL OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE MEETING.

               ------------------------------------------------

               (Signature)


               ------------------------------------------------

               (Signature if held jointly)




               Dated:                               ,2000
               -------------------------------------


               Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.




                                      VIII-1